  As Filed with the Securities and Exchange Commission on March 24, 2000

                                                 Registration No. 333-31470
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------

                            AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                --------------
                                 LEAPNET, INC.
             (Exact name of registrant as specified in its charter)
       Delaware                       7311                 36-4079500
    (State or other       (Primary Standard Industrial    (IRS Employer
     jurisdiction         Classification Code Number)  Identification No.)
  of incorporation or
     organization)           420 West Huron Street
                            Chicago, Illinois 60610
                                 (312) 528-2400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                --------------
                               Frederick A. Smith
                      Chairman and Chief Executive Officer
                                 Leapnet, Inc.
                             420 West Huron Street
                            Chicago, Illinois 60610
                                 (312) 528-2400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                With Copies to:
        John R. Hempill, Esq.                   John L. MacCarthy, Esq.
       Morrison & Foerster LLP                  M. Finley Maxson, Esq.
     1290 Avenue of the Americas                   Winston & Strawn
      New York, New York 10104-                  35 West Wacker Drive
                0050                         Chicago, Illinois 60601-9703
           (212) 468-8000                           (312) 558-5600

   Approximate date of commencement of proposed sale of the securities to the public: May 1, 2000
   At the effective time of the merger of a wholly owned subsidiary of the Registrant with SPR Inc., which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction of all conditions to the closing of such merger.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                            Proposed maximum
 Title of each class of                    Proposed maximum    aggregate
    securities to be       Amount to be     offering price      offering        Amount of
       registered          registered (1)      per unit         price (2)    registration fee
---------------------------------------------------------------------------------------------
Common stock, $0.01 par
 value.................. 14,000,000 shares  Not applicable    $97,132,000        $25,643

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 12,903,226, the aggregate number of shares of SPR Inc. common stock, par value $0.01 per share, outstanding on February 29, 2000 (other than shares owned by SPR Inc., Brassie Corporation, a wholly owned subsidiary of the registrant, or the registrant) or issuable pursuant to outstanding options prior to the date the merger is expected to be consummated and (b) an exchange ratio of 1.085 shares of the registrant's common stock for each share of SPR Inc. common stock.

(2)Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act, the registration fee has been calculated based on (i) $6.938, the average of the high and low sale prices of SPR Inc. common stock as reported on The Nasdaq National Market within 5 business days prior to the date of the filing of this registration statement on March 2, 2000, and (ii) the maximum number of shares of SPR Inc. common stock to be acquired by the Registrant in the merger.

   The information in this joint proxy statement/prospectus is not complete and may be changed. We may not issue the common stock to be issued in connection with the merger described in the joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    SPR INC.
                                2015 SPRING ROAD
                                   SUITE 750
                         OAK BROOK, ILLINOIS 60523-1874

                               ----------------

                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING

Date: May 1, 2000

Time: 10:00 a.m. (Central Standard Time)

Place: Hyatt Regency Oak Brook, 1909 Spring Road, Oak Brook, Illinois 60521

   At the meeting you will consider and vote on a proposal to approve the merger of Brassie Corporation, a wholly owned subsidiary of Leapnet, Inc., with and into SPR Inc. Under the merger agreement, each outstanding share of SPR common stock will convert into the right to receive 1.085 shares of Leapnet common stock and SPR will become a subsidiary of Leapnet.

   We will transact no other business at the special meeting, except business which may be properly brought before the special meeting or any adjournment or postponement of the special meeting.

   Only holders of record of shares of SPR common stock at the close of business on March 21, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may vote in person at the special meeting, even if you have returned a proxy. If you do not vote by proxy or in person at the special meeting, your shares will count as votes against the proposal.

   Please do not send any stock certificates with your proxy cards at this time.

                                          By Order of the Board of Directors,
                                          Stephen J. Tober, Chief Operating
                                           Officer
                                          Oak Brook, Illinois

                                          March 24, 2000

                                 LEAPNET, INC.
                             420 West Huron Street
                            Chicago, Illinois 60610

                               ----------------

                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING

Date: May 1, 2000

Time: 10:00 a.m. (Central Standard Time)
Place: 420 West Huron Street, Chicago, Illinois 60610

   At the meeting you will consider and vote on the following proposals:

     1. to approve the issuance of shares of Leapnet, Inc. common stock to the stockholders of SPR Inc. in the merger of Brassie Corporation, a wholly owned subsidiary of Leapnet, with and into SPR. Under the merger agreement, each outstanding share of SPR common stock will convert into the right to receive 1.085 shares of Leapnet common stock and SPR will become a subsidiary of Leapnet; and

     2. to approve an amendment to Leapnet's Employee Incentive Compensation Plan to increase the number of shares of common stock authorized for issuance under the plan by an additional 5,000,000 shares to 10,000,000 shares.

   We will transact no other business at the special meeting, except business which may be properly brought before the special meeting or any adjournment or postponement of the special meeting.

   Only holders of record of shares of Leapnet common stock at the close of business on March 21, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may vote in person at the special meeting, even if you have returned a proxy. If you do not vote by proxy or in person at the special meeting, your shares will count as votes against the proposals.

   Please do not send any stock certificates with your proxy cards.

                                          By Order of the Board of Directors,
                                          Robert C. Bramlette, Secretary
                                          Chicago, Illinois

                                          March 24, 2000

                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

   The boards of directors of Leapnet, Inc. and SPR Inc. have agreed on a merger of a subsidiary of Leapnet into SPR. If we complete the merger, SPR stockholders will receive 1.085 shares of Leapnet common stock for each share of SPR common stock that they own and SPR will become a subsidiary of Leapnet. Leapnet common stock is traded on The Nasdaq National Market under the trading symbol "LEAP," and on March 23, 2000, the closing price of Leapnet common stock was $6.125 per share. Leapnet stockholders will continue to own their existing shares after the merger and SPR stockholders will own approximately 13,915,433 shares of Leapnet common stock immediately after the merger.

   We cannot complete the merger unless the stockholders of SPR approve the merger and the stockholders of Leapnet approve the issuance of shares of Leapnet stock to SPR stockholders in the merger. The board of directors of Leapnet also is submitting a proposal to amend Leapnet's Employee Incentive Compensation Plan. Approval of this proposal is not required to consummate the merger.

   This joint proxy statement/prospectus provides you with detailed information about the proposals. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. In particular, please consider the matters discussed under "Risk Factors" on page 13 of the enclosed joint proxy statement/prospectus.

   Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Your vote is very important.

           Frederick A. Smith                      Robert M. Figliulo
  Chairman and Chief Executive Officer    Chairman and Chief Executive Officer
             Leapnet, Inc.                              SPR Inc.

   The enclosed joint proxy statement/prospectus is dated March 24, 2000, and was first mailed to stockholders on or about March 28, 2000.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this disclosure document. Any representation to the contrary is a criminal offense.

                      WHERE YOU CAN FIND MORE INFORMATION

   You can obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from SPR or Leapnet at the following addresses and telephone numbers:

                SPR Inc.                             Leapnet, Inc.
            2015 Spring Road                     420 West Huron Street
               Suite 750                        Chicago, Illinois 60610
     Oak Brook, Illinois 60523-1874              Attention: Beth Pastor
       Attention: Michelle Banks               Vice President, Corporate
       Telephone: (630) 575-6200                     Communications

                                               Telephone: (312) 528-2400

   If you would like to request documents from either company, please do so by April 24, 2000 to receive them before your special meeting of stockholders.

   Both Leapnet and SPR are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and other reports and proxy statements with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by SPR or Leapnet at the Securities and Exchange Commission's public reference rooms in Washington, D.C. at 450 5th, N.W., and in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. SPR's and Leapnet's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the World Wide Web site maintained by the Securities and Exchange Commission at www.sec.gov.

   Leapnet filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Leapnet common stock to be issued to SPR stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Leapnet in addition to being a proxy statement of Leapnet and SPR for their special meetings. As allowed by Securities and Exchange Commission rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You can obtain the additional information in the registration statement and the exhibits to the registration statement by contacting Leapnet at the address and telephone number listed above.

                               TABLE OF CONTENTS

QUESTIONS & ANSWERS ABOUT THE MERGER....................................... vii
SUMMARY....................................................................   1
  The Companies............................................................   1
  Reasons for the Merger...................................................   2
  The Special Meetings.....................................................   2
  Recommendation to Stockholders...........................................   3
  The Merger...............................................................   3
  What SPR Stockholders Will Receive.......................................   3
  Ownership of Leapnet Following the Merger................................   4
  Management of the Combined Company.......................................   4
  Interests of Leapnet and SPR Directors and Management in the Merger......   4
  Conditions of the Merger.................................................   4
  Termination of the Merger Agreement......................................   5
  Termination Fees.........................................................   6
  Material United States Federal Income Tax Consequences of the Merger.....   6
  Accounting Treatment.....................................................   6
  Fairness Opinions of the Financial Advisors..............................   6
  The Stockholder Agreements...............................................   7
  Appraisal Rights.........................................................   7
  Conduct of Business......................................................   7
  Registration Statement on Form S-8.......................................   7
  Expenses.................................................................   7
  Summary Condensed Consolidated Historical and Proforma Combined Financial
   Information.............................................................   8
FORWARD-LOOKING STATEMENTS.................................................  13
RISK FACTORS...............................................................  13
  Leapnet may not be able to successfully integrate SPR and achieve the benefits expected to result from the merger.............................  13
  Because the exchange ratio in the merger is fixed, stockholders of
   Leapnet and SPR are exposed to the risk that the market price of the other company's stock will drop.........................................  13
  The price of Leapnet common stock may be affected by factors different from those affecting the price of SPR common stock......................  14
  Failure to complete the merger could negatively impact the market price of Leapnet's common stock and SPR's common stock........................  14
  Neither Leapnet nor SPR may be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement....................................  14
  The loss of our professionals would make it difficult to complete existing projects and bid for new projects, which could adversely affect our businesses and results of operations................................  15
  Our revenues are difficult to predict because they are generated on a project-by-project basis................................................  15
  Our engagements could be unprofitable if we do not perform fixed-price, fixed-time contracts efficiently........................................  15
  Our results of operations may vary from quarter to quarter in future periods and, as a result, we may fail to meet the expectations of our investors and analysts, which could cause our stock price to fluctuate or decline..............................................................  16
  Claims by the parties with whom we contract could result in losses and damage our reputation...................................................  16
  Our management has broad discretion over the use of our cash and cash equivalents.............................................................  17
  We generate a large part of our revenues from a small number of clients..  17
  Our continued growth may further strain our resources, which could hurt our business and results of operations..................................  17
  A small number of stockholders will control Leapnet after the merger.....  17
  We compete in new and highly competitive markets that have low barriers to entry................................................................  18

  We may be unable to continue our acquisition growth strategy, which could harm our business and competitive position in the industry..............  18
  We are exposed to liabilities based on the conduct of our consultants in other's workplaces......................................................  19
  A portion of our business depends on continued growth in the use of the
   Internet................................................................  19
  Our business is subject to U.S. and foreign government regulation of the
   Internet................................................................  19
  Year 2000 problems may adversely affect our business.....................  20
  We are involved in litigation which may be costly and divert the efforts and attention of our management.........................................  20
THE SPECIAL MEETING OF LEAPNET.............................................  21
  Date; Time; Place........................................................  21
  Matters to be Considered at the Special Meeting..........................  21
  Revocability of Proxies..................................................  21
  Record Date; Stock Entitled to Vote; Quorum..............................  21
  Voting Procedures........................................................  21
  Solicitation of Proxies..................................................  22
  Leapnet Stockholder Agreements...........................................  22
THE SPECIAL MEETING OF SPR.................................................  24
  Date; Time; Place........................................................  24
  Matters to be Considered at the Meeting..................................  24
  Revocability of Proxies..................................................  24
  Record Date; Stock Entitled to Vote; Quorum..............................  24
  Voting Procedures........................................................  24
  Solicitation of Proxies..................................................  25
  SPR Stockholder Agreements...............................................  25
THE MERGER.................................................................  26
  Background of the Merger.................................................  26
  Reasons for the Merger; Recommendations of the Boards....................  27
  Opinion of Leapnet's Financial Advisor...................................  31
  Opinion of SPR's Financial Advisor.......................................  36
  Interests of Leapnet and SPR Directors and Management in the Merger......  45
  Effective Time...........................................................  46
  Accounting Treatment of the SPR Merger...................................  46
  Regulatory Approvals.....................................................  46
  Other Effects of the Merger; Delisting of SPR Shares.....................  47
  No Appraisal Rights......................................................  47
  Material Federal Income Tax Consequences.................................  47
  Resale Restrictions and Lockup Agreements................................  48
  Dividend Policy..........................................................  48
THE MERGER AGREEMENT.......................................................  49
  The Merger...............................................................  49
  Conversion of Securities.................................................  49
  Treatment of SPR Stock Options...........................................  49
  Exchange of Shares.......................................................  49
  Representations and Warranties...........................................  50
  Certain Covenants........................................................  50
  Additional Agreements--Directors of Leapnet Following the Closing........  51
  Employee Benefit Plans...................................................  51
  Conditions...............................................................  52
  Additional Conditions to the Obligations of Leapnet......................  52
  Additional Conditions to the Obligations of SPR..........................  52
  Termination..............................................................  53
  Expenses.................................................................  54

  Amendment.................................................................  54
EMPLOYEE INCENTIVE COMPENSATION PLAN........................................  55
  Vote Required.............................................................  55
  Recommendation of the Board...............................................  55
DESCRIPTION OF LEAPNET CAPITAL STOCK........................................  56
  Leapnet's Transfer Agent and Registrar....................................  56
  General...................................................................  56
  Common Stock..............................................................  56
  Preferred Stock...........................................................  56
COMPARISON OF RIGHTS OF STOCKHOLDERS........................................  57
  Capitalization............................................................  57
  Voting Rights.............................................................  57
  Number, Election, Vacancy and Removal of Directors........................  57
  Amendments To Certificates Of Incorporation...............................  58
  Amendments to Bylaws......................................................  58
  Stockholder Action in Lieu of Meeting.....................................  58
  Notice of Stockholder Actions.............................................  58
  Special Stockholder Meetings..............................................  59
  Limitation of Personal Liability of Directors.............................  59
  Dividends.................................................................  60
  Conversion................................................................  60
  Delaware Takeover Statute.................................................  60
BUSINESS OF LEAPNET.........................................................  61
  Overview..................................................................  61
  Industry Background.......................................................  61
  The Leapnet Solution......................................................  62
  Quantum Leap Communications, Inc..........................................  63
  Eagle Technology Partners, Inc............................................  64
  YAR Communications, Inc...................................................  65
  The Leap Partnership, Inc.................................................  65
  Leapnet's Strategy........................................................  66
  Competition...............................................................  67
  Intellectual Property Rights..............................................  67
  Employees.................................................................  67
  Legal Proceedings.........................................................  67
LEAPNET SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION..............  69
LEAPNET--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION........  70
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK..................  79
MANAGEMENT OF LEAPNET.......................................................  80
  Directors and Executive Officers..........................................  80
  Board of Directors........................................................  81
  Compensation of Directors.................................................  82
  Employment and Non-Competition Agreements.................................  82
  Executive Compensation....................................................  82
  Stock Option Grants in Last Fiscal Year...................................  83
  Option Exercises in the Last Fiscal Year and Year-End Option Values.......  83
  Leapnet's Employee Incentive Compensation Plan............................  83
  Security Ownership of Management and Certain Beneficial Owners............  90
PRINCIPAL STOCKHOLDERS OF LEAPNET...........................................  90
CERTAIN TRANSACTIONS OF LEAPNET.............................................  91
BUSINESS OF SPR.............................................................  92
  Overview..................................................................  92

  Industry Background....................................................    92
  Business and Growth Strategy...........................................    93
  Service Offerings......................................................    93
  Recruiting and Training................................................    94
  Marketing and Sales....................................................    94
  Client Base............................................................    94
  Competition............................................................    94
  Intellectual Property Rights...........................................    95
  Employees..............................................................    95
  Property...............................................................    95
  Legal Proceedings......................................................    95
SPR SELECTED HISTORICAL FINANCIAL INFORMATION............................    96
SPR--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................    97
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK...............   101
MANAGEMENT OF SPR........................................................   101
  Executive Compensation.................................................   102
  Option Grants in Last Fiscal Year......................................   102
  Option Exercises in Last Fiscal Year and Year-End Option Values........   103
  Employment Agreements..................................................   103
  Stock Plans............................................................   103
CERTAIN TRANSACTIONS OF SPR..............................................   104
PRINCIPAL STOCKHOLDERS OF SPR............................................   105
UNAUDITED PRO FORMA FINANCIAL INFORMATION................................   107
SHAREHOLDER PROPOSALS....................................................   111
EXPERTS..................................................................   111
LEGAL MATTERS............................................................   111

               APPENDICES TO THE JOINT PROXY STATEMENT/PROSPECTUS

APPENDIX A--Agreement and Plan of Merger.................................   A-1
APPENDIX B--Opinion of Legg Mason Wood Walker, Incorporated..............   B-1
APPENDIX C--Opinion of SG Cowen Securities Corporation...................   C-1
APPENDIX D1--Form of Leapnet Stockholder Agreement.......................   D-1
APPENDIX D2--Form of Leapnet Stockholder Agreement.......................   D-2
APPENDIX E--Form of SPR Stockholder Agreement............................   E-1
APPENDIX F1--Employee Incentive Compensation Plan........................ F-1-1
APPENDIX F2--Form of Amendment to Employee Incentive Compensation Plan... F-2-1

                      QUESTIONS & ANSWERS ABOUT THE MERGER

   Q: Why are the companies proposing to merge?

   A: Leapnet and SPR are proposing to merge because we believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power and growth potential than either company would have on its own.

   We believe that the combined company will be a premier end-to-end, customer-focused, e-solutions provider helping clients offer consumers and business partners direct access to the power of large existing systems from desktop computers. We believe that the combined company will have a broad and deep range of expertise and experience, which together with the combined management talent and business systems and processes, will establish the company as a leading partner for clients seeking to participate in and profit from the new e-business environment created by the emergence of e-commerce.

   Q: How will these two companies merge?

   A: Leapnet and SPR will combine under a merger agreement providing that a wholly owned subsidiary of Leapnet will merge with and into SPR, with SPR surviving the merger as a wholly owned subsidiary of Leapnet.

   Q: What will each SPR stockholder receive in the merger?

   A: If the merger is completed, SPR stockholders will receive 1.085 shares of Leapnet common stock for each share of SPR common stock that they own. Leapnet will not issue fractional shares of its common stock. Instead, each SPR stockholder will receive cash, without interest, for each fractional share held by such SPR stockholder based on the closing price of Leapnet common stock on The Nasdaq National Market on the trading day immediately prior to the day on which the merger is completed.

   On January 27, 2000, the last full trading day before the public announcement of the proposed merger, the last reported sale price of Leapnet common stock on The Nasdaq National Market was $6.625 per share. On January 27, 2000, the last full trading day before the public announcement of the proposed merger, the last reported sale price of SPR common stock on The Nasdaq National Market was $5.625 per share. On March 23, 2000, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the last reported sale price of Leapnet common stock on The Nasdaq National Market was $6.125 per share. On March 23, 2000, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the last reported sale price of SPR common stock on The Nasdaq National Market was $6.000 per share.

   Q: What are the federal income tax consequences of the merger?

   A: The merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code. Accordingly, no gain or loss will generally be recognized by Leapnet or SPR as a result of the merger. Additionally no gain or loss will be recognized by SPR stockholders to the extent they receive shares of Leapnet common stock in the merger. In general, however, SPR stockholders will recognize taxable gain to the extent they receive cash in the merger. SPR stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger.

   Q: Who must approve the merger?

   A: In addition to the approvals by the Leapnet board of directors and the SPR board of directors, each of which has already been obtained, the merger must be approved by the SPR stockholders and the issuance of Leapnet common stock in the merger must be approved by the Leapnet stockholders.

   Q: What stockholder vote is required to approve the merger?

   A: The affirmative vote of the holders of at least a majority of the outstanding shares of Leapnet common stock and SPR common stock is required to approve the merger agreement and the merger.

   Q: Do the Leapnet board of directors and the SPR board of directors recommend approval of the merger agreement and the merger?

   A: Yes. After careful consideration, the Leapnet board of directors and the SPR board of directors recommend that their respective stockholders vote in favor of the merger. For a more complete description of the recommendation of both the Leapnet board of directors and the SPR board of directors, see the section entitled "The Merger--Reasons for the Merger; Recommendations of the Boards" on page 27.

   Q: How do Leapnet stockholders vote?

   A: Leapnet stockholders may indicate how they want to vote on their proxy card and then sign and mail their proxy card in the enclosed return envelope as soon as possible so that their shares may be represented at the Leapnet special meeting. Leapnet stockholders may also attend the special meeting in person instead of submitting a proxy.

   If Leapnet stockholders fail either to return their proxy card or to vote in person at the special meeting, or if they mark their proxy "abstain," the effect will be a vote against the proposals. If they sign and send in their proxy without indicating how they want to vote, their proxy will be counted as a vote for the proposals unless their shares are held in a brokerage account.

   Q: How do SPR stockholders vote?

   A: SPR stockholders may indicate how they want to vote on their proxy card and then sign and mail their proxy card in the enclosed return envelope as soon as possible so that their shares may be represented at the SPR special meeting. SPR stockholders may also attend the special meeting in person instead of submitting a proxy.

   If SPR stockholders fail either to return their proxy card or to vote in person at the special meeting, or if they mark their proxy "abstain," the effect will be a vote against the merger agreement and the merger. If they sign and send in their proxy without indicating how they want to vote, their proxy will be counted as a vote for the merger agreement and the merger unless their shares are held in a brokerage account.

   Q: What do I need to do now?

   A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at your special meeting of stockholders. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposals presented at the meeting.

   Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

   A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not instruct your broker, your shares will not be voted.

   Q: Can I change my vote after I have mailed my signed proxy?

   A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you hold your shares in your own name, you can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of your company at the address set forth in the answer to the last question below. Third, you can attend your special meeting and vote in person. If you hold your shares in "street name," you should follow the directions provided by your broker regarding how to change your vote.

   Q: Should SPR stockholders send in their stock certificates now?

   A: No. After the merger is completed, SPR stockholders will receive written instructions for exchanging SPR stock certificates. Please do not send in your stock certificates with your proxy.

   Q: When and where is the Leapnet special meeting?

   A: The special meeting of Leapnet stockholders will be held at 10:00 a.m., Central Standard Time, on May 1, 2000 at 420 West Huron Street, Chicago, Illinois 60610.

   Q: When and where is the SPR special meeting?

   A: The special meeting of SPR stockholders will be held at 10:00 a.m., Central Standard Time, on May 1, 2000 at Hyatt Regency Oak Brook, 1909 Spring Road, Oak Brook, Illinois 60521.

   Q: Are there any risks associated with the merger?

   A: The merger does involve risks. For a discussion of risk factors that should be considered in evaluating the merger, see "Risk Factors" on page 13.

   Q: When do you expect the merger to be completed?

   A: We expect to complete the merger in May of 2000.

   Q: Who can help answer my questions?

   A: If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

    Leapnet Stockholder Contact:
    Attention: Beth Pastor
    420 West Huron Street
    Chicago, Illinois 60610
    Telephone: (312) 528-2400

    SPR Stockholder Contact:
    Attention: Michelle Banks
    2015 Spring Road
    Suite 750
    Oak Brook, Illinois 60523-1874
    Telephone: (630) 575-6200

                                    SUMMARY

   This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including the appendices and other documents to which we have referred you. See "Where You Can Find More Information" on the page immediately preceding the Table of Contents.

                                 The Companies

Leapnet, Inc.

420 West Huron Street
Chicago, Illinois 60610
Telephone: (312) 528-2400

   Leapnet, Inc., develops creative solutions for the wired world by utilizing its expertise in communication services to provide Internet consulting, marketing and development, globalization services, and traditional advertising. Based on its founding principles of creative and technological excellence, Leapnet works with market-leading companies to develop compelling brand strategies and creates integrated campaigns comprised of online and offline communications elements. Through this integrated approach, Leapnet helps its clients develop and improve one-to-one relationships with their customers, extend their brand into the mass market, increase sales and market share, and integrate their existing systems with an e-business strategy.

   Leapnet's central mission is to be a leading creative and technology services company offering Internet development, globalization, advertising, e-business consulting and systems integration. Leapnet's core strengths include its integrated services approach, technological sophistication, expertise in global marketing, creativity and roster of marquee clients. Given the Company's core strengths, management believes Leapnet is well positioned to take advantage of the growth in the industry.

   Leapnet was incorporated in Delaware in March 1996. Leapnet is headquartered in Chicago and currently has offices in New York, San Francisco and Southern California. Leapnet maintains a site on the World Wide Web at www.leapnet.com; however, the information found on Leapnet's web site is not part of this joint proxy statement/prospectus.

SPR Inc.

2015 Spring Road
Suite 750
Oak Brook, Illinois 60523-1874
(630) 575-6200

   SPR is an information technology, or IT, solutions provider specializing in consulting, electronic business and transformation services for the complex IT environments inherent in the world's leading organizations. SPR has over 26 years of experience in providing IT services to clients in a variety of industries, including financial services, healthcare, insurance, manufacturing, oil and gas, transportation and utilities. SPR focuses its marketing efforts on Fortune 1000 companies and other large organizations which have complex IT operations and significant IT budgets. SPR provides IT consulting and project based services in consulting, development and integration professional services.

   SPR believes that this breadth of service and support fosters long-term client relationships, promotes cross-selling opportunities and minimizes SPR's dependence upon any particular service. SPR was incorporated in Delaware in October 1996. SPR is headquartered in Oak Brook, Illinois and currently has offices in Milwaukee, Dallas and Tulsa.

   SPR maintains a site on the World Wide Web at www.sprinc.com; however, the information found on SPR's website is not a part of this joint proxy statement/prospectus.

                             Reasons For The Merger

   The Leapnet board of directors and the SPR board of directors each considered a number of factors in determining whether to approve the merger and recommend it to their respective stockholders. These considerations are described below under "The Merger--Reasons for the Merger; Recommendations of the Boards."

                              The Special Meetings

Leapnet

   The special meeting of Leapnet stockholders will take place on May 1, 2000. At that meeting, Leapnet stockholders will be asked to vote on two proposals:

   1. to approve the issuance of shares of Leapnet common stock to the stockholders of SPR in the merger; and

   2. to approve an amendment to Leapnet's Employee Incentive Compensation Plan to increase the number of shares of its common stock authorized for issuance under the Employee Incentive Compensation Plan by 5,000,000 shares to 10,000,000 shares.

   To approve either proposal, at least a majority of the shares issued and outstanding and entitled to vote at the special meeting must be voted in favor of such proposal.

   As of March 21, 2000, directors and officers of Leapnet and their affiliates were entitled to vote approximately 35% of the outstanding shares of Leapnet at the special meeting.

SPR

   The special meeting of SPR stockholders will take place on May 1, 2000. At that meeting, SPR stockholders will be asked to vote on the proposal to adopt the merger agreement.

   To approve the proposal, at least a majority of the shares issued and outstanding and entitled to vote at the special meeting must be voted in favor of the proposal.

   As of March 21, 2000, directors and officers of SPR and their affiliates were entitled to vote approximately 31% of the outstanding shares of SPR at the special meeting.

                         Recommendation To Stockholders

   To Leapnet Stockholders:

   The Leapnet board of directors believes that the issuance of shares of common stock to SPR stockholders in the merger and the amendment to Leapnet's Employee Incentive Compensation Plan are in your best interests and recommends that you vote for the proposals.

   As of January 27, 2000, three Leapnet stockholders have entered into voting agreements in which they promise to vote shares representing approximately 32% of Leapnet's common stock in favor of the issuance of shares of common stock to SPR stockholders in the merger. They have also signed an irrevocable proxy to that effect and, with the exception of George Gier, have agreed to hold their shares until the merger closes or the merger agreement is terminated. George Gier's agreement provides that: (i) he or his spouse may sell 200,000 shares of Leapnet common stock after April 4, 2000 and another 200,000 shares of Leapnet common stock after June 30, 2000 and (ii) his stockholder agreement terminates if the merger is not completed by October 31, 2000.

   To SPR Stockholders:

   SPR's board of directors has determined that the merger is in the best interests of the SPR stockholders. Accordingly, SPR's board of directors has approved and declared advisable the merger agreement, and recommends that SPR stockholders vote to adopt the merger agreement.

   As of January 27, 2000, two SPR stockholders have entered into voting agreements in which they promise to vote shares representing approximately 30% of SPR's common stock in favor of the merger. They have also signed an irrevocable proxy to that effect and have agreed to hold their shares until the merger closes or the merger agreement is terminated.

                                   The Merger

   The merger agreement is attached as Appendix A to this joint proxy statement/prospectus. We encourage you to read the merger agreement, as it, rather than this joint proxy statement/prospectus, is the legal document that governs the merger.

What SPR Stockholders Will Receive (see page 26)

   In the merger, SPR stockholders will receive 1.085 shares of Leapnet common stock for each share of SPR common stock that they own prior to the merger and SPR will become a subsidiary of Leapnet. SPR stockholders will receive cash in lieu of any fractional share that they would otherwise receive in the merger.

   All outstanding options to purchase SPR common stock will be assumed by Leapnet and converted into options to purchase Leapnet common stock based on the exchange ratio of 1.085 shares of Leapnet common stock for each share of SPR common stock.

Ownership of Leapnet Following the Merger

   Based on the number of outstanding shares of SPR common stock as of March 23, 2000, we anticipate that SPR stockholders will receive approximately 13,915,433 shares of Leapnet common stock in the merger.

Management of the Combined Company (see page 80)

   Following the merger, the board of directors of the combined company will consist of nine directors: Frederick A. Smith, Chairman and Chief Executive Officer of Leapnet; four additional directors named by Leapnet; Robert M. Figliulo, Chairman and Chief Executive Officer of SPR; and three additional directors named by SPR.

   Mr. Smith will be Chairman of the combined company, Mr. Figliulo will be Vice Chairman and Chief Executive Officer of the combined company, Robert C. Bramlette, Chief Legal Officer of Leapnet, will be the Chief Legal Officer of the combined company, and Stephen J. Tober, Chief Operating Officer of SPR, will be the President and Chief Operating Officer of the combined company.

Interests of Leapnet and SPR Directors and Management in the Merger (see page
45)

   A number of directors and officers of Leapnet and SPR have interests in the merger in addition to their interests as stockholders generally. Certain directors and officers of Leapnet and SPR will hold positions in the combined company as described in the previous section.

   Upon the completion of the merger, 90,850 unvested stock options with an exercise price of $5.1067 held collectively by Stephen J. Tober, Chief Operating Officer of SPR, and Stephen T. Gambill, Chief Financial Officer of SPR, will become exercisable.

   In addition, Leapnet will indemnify present and former directors and officers of SPR against all claims arising out of actions and omissions occurring on or prior to the effective time of the merger to the fullest extent permitted by law, subject to certain limitations. Leapnet has also agreed to maintain the current policy of directors' and officers' liability insurance with respect to these matters for the benefit of SPR's directors and officers. There are limitations on the amount Leapnet is required to spend to maintain such insurance.

   The management employment agreements for Messrs. Robert Figliulo, David Figliulo and Stephen Tober were amended on January 27, 2000 to preserve their target bonus program after the merger by substituting Leapnet stock for SPR stock.

Conditions to the Merger (see page 52)

   Leapnet and SPR are not obligated to complete the merger unless a number of conditions are satisfied or otherwise waived. These conditions include the following:

  . the holders of at least a majority of SPR's outstanding common shares must vote to adopt the merger agreement;

  . the holders of at least a majority of Leapnet's outstanding common shares must vote for the issuance of shares of Leapnet common stock to the stockholders of SPR in the merger;

  . the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, must become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;

  . no legal restraints or prohibitions may exist or be pending which prevent the consummation of the merger;

  . any applicable waiting periods under antitrust laws must expire or be terminated and any other required government approvals must be obtained;

  . the Leapnet common stock to be issued to SPR stockholders in the merger must be approved for quotation on The Nasdaq National Market;

  . the representations and warranties of Leapnet and SPR contained in the merger agreement must be true and correct except where failure to be true and correct would not have a material adverse effect on the company making the representation or warranty;

  . both Leapnet and SPR must perform or comply in all material respects with all of their respective obligations under the merger agreement;

  . no material adverse change relating to either Leapnet or SPR shall have occurred;

  . each of Leapnet and SPR must receive an opinion of its tax counsel, Morrison & Foerster LLP and Winston & Strawn, respectively, stating that, for United States federal income tax purposes, the merger will qualify as a reorganization within the meaning of the Internal Revenue Code;

  . Leapnet must provide SPR with written evidence that it has at least
    $6,000,000 in cash, cash equivalents or marketable securities as of the effective date; and

  . SPR must provide Leapnet with written evidence that it has at least
    $40,000,000 in cash, cash equivalents or marketable securities as of the effective date.

Termination of the Merger Agreement (see page 53)

   Leapnet and SPR may jointly agree to terminate the merger agreement at any time. Either Leapnet or SPR may individually terminate the merger agreement before its completion under the following circumstances:

  . the merger is not completed by August 31, 2000;

  . the Leapnet stockholders do not approve the issuance of shares of Leapnet common stock to the stockholders of SPR in the merger;

  . the SPR stockholders do not approve the merger;

  . action by a court or governmental authority or other legal action permanently prohibits the completion of the merger;

  . the other party materially breaches or fails to perform any of its representations, warranties or obligations under the merger agreement and the breach has not been or cannot be cured within 20 business days;

  . the other party's board of directors withdraws or adversely modifies its recommendation in favor of the merger;

  . the other party fails to include in its respective proxy statement the recommendation of its board of directors in favor of approval of the merger;

  . the other party's board of directors has recommended another acquisition or similar business transaction proposal;

  . the other party's officers or directors have entered into discussions or negotiations in violation of the no solicitation provisions contained in the merger agreement;

  . the other party has entered into a letter of intent, agreement in principle, acquisition agreement or similar agreement with a third party relating to another acquisition or similar business transaction proposal; or

  . the other party has consummated another acquisition or similar business transaction proposal.

Termination Fees (see page 53)

   If the merger agreement is terminated under the circumstances described above in this joint proxy statement/prospectus, Leapnet or SPR, as the case may be, must pay to the other party a $3,500,000 non-refundable fee in cash or in shares of its common stock.

Material United States Federal Income Tax Consequences of the Merger (see page
47)

   The merger is intended to qualify as a reorganization within the meaning of the Internal Revenue Code. It is a condition to the merger that each of Leapnet and SPR receive an opinion from their respective tax counsel stating that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code. Assuming that the merger qualifies as a reorganization within the meaning of the Internal Revenue Code, holders of SPR common stock will generally not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of their SPR common stock for Leapnet common stock in the merger, except for cash received in lieu of fractional shares of Leapnet common stock.

   Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Accounting Treatment (see page 46)

   The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. This means that, for accounting and financial reporting purposes, the assets and liabilities of SPR will be recorded at their fair value, and any excess of Leapnet's purchase price over the fair value of SPR's tangible net assets will be recorded as intangible assets, including goodwill.

Fairness Opinions of Financial Advisors (see pages 31 and 36)

   In deciding to approve the merger agreement the Leapnet board of directors considered a number of factors, including the opinion of its financial advisor, Legg Mason Wood Walker, Incorporated. On January 27, 2000, Legg Mason Wood Walker, Incorporated delivered to the Leapnet board of directors its opinion that the exchange ratio was fair to Leapnet's stockholders from a financial point of view as of January 27, 2000. The full text of this opinion is attached as Appendix B to this joint proxy statement/prospectus. The opinion of Legg Mason Wood Walker, Incorporated does not constitute a recommendation as to how any Leapnet stockholder should vote on the proposals related to the merger.

   In deciding to approve the merger agreement, the SPR board of directors considered a number of factors, including the opinion of its financial advisor, SG Cowen Securities Corporation. On January 27, 2000, SG Cowen Securities Corporation delivered to the SPR board of directors its opinion that based upon and subject to the various considerations in its letter, the exchange ratio, pursuant to the merger agreement, was fair to SPR's stockholders from a financial point of view as of January 27, 2000. This opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion of SG Cowen Securities Corporation does not constitute a recommendation as to how any SPR stockholder should vote on the proposals related to the merger.

   We urge stockholders to read these opinions carefully and in their entirety.

The Stockholder Agreements

   As of January 27, 2000, three Leapnet stockholders have entered into stockholder agreements in which they promise to vote shares representing approximately 32% of Leapnet's common stock in favor of the proposals related to the merger so long as the merger agreement has not been terminated. They have also signed an irrevocable proxy to that effect and, with the exception of George Gier, have agreed to hold their shares until the merger closes or the merger agreement is terminated. George Gier's agreement provides that: (i) he or his spouse may sell 200,000 shares of Leapnet common stock after April 4, 2000 and another 200,000 shares of Leapnet common stock after June 30, 2000 and
(ii) his stockholder agreement terminates if the merger is not completed by October 31, 2000.

   As of January 27, 2000, two SPR stockholders have entered into stockholder agreements in which they promise to vote shares representing approximately 30% of SPR's common stock in favor of the merger. They have also signed an irrevocable proxy to that effect and have agreed to hold their shares until the merger closes or the merger agreement is terminated.

   The forms of the stockholder agreements signed by Leapnet and SPR stockholders are attached as Appendices D-1, D-2 and E, respectively.

Appraisal Rights (see page 47)

   Neither Leapnet nor SPR stockholders are entitled to exercise dissenters' or appraisal rights with respect to the merger or to demand payment for their shares under Delaware General Corporation Law.

                              Conduct of Business

   Leapnet and SPR are required to conduct their business in the ordinary course consistent with past practice until the effective time of the merger. In addition, subject to certain exceptions, they may not engage in material transactions during this period.

                       Registration Statement on Form S-8

   Promptly following the merger, Leapnet will file a Registration Statement on Form S-8 under the Securities Act covering the shares of Leapnet common stock issuable with respect to options to purchase SPR common stock assumed by Leapnet.

                                    Expenses

   Each of Leapnet and SPR will bear all expenses it incurs in connection with the merger, except that Leapnet and SPR will share equally the costs of filing with the Securities and Exchange Commission the registration statement of which this joint proxy statement/prospectus is a part and printing and mailing this joint proxy statement/prospectus.

   Summary Condensed Consolidated Historical and Proforma Combined Financial
                                  Information

   Leapnet and SPR are providing you the following information to aid you in your analysis of the financial aspects of the merger. The following summary historical financial information of Leapnet and SPR has been derived from their audited historical financial statements. The condensed consolidated financial statements for Leapnet for the five fiscal years ended January 31, 2000, 1999, and 1998 for SPR for the three years ended December 31, 1999, 1998 and 1997 are included elsewhere in this joint proxy statement/prospectus.

   This information should be read in conjunction with the financial statements and notes thereto and with "Leapnet--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "SPR--Management's Discussion and Analysis of Financial Condition and Results of Operations."

         LEAPNET SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                           Years Ended January 31,
                                  ---------------------------------------------
                                   2000      1999(2)   1998(2)  1997(1)  1996
                                  -------  ---------  -------   ------- -------
Statement of Operations Data:
  Revenues....................... $36,309  $  35,920  $30,660   $16,088 $ 8,210
  Operating income (loss)........ $  (769) $ (14,124) $(9,390)  $ 1,386 $ 1,356
  Net income (loss).............. $  (311) $ (18,323) $(5,611)  $ 1,306 $   700
  Net income (loss) per share:
    Basic........................ $ (0.02) $   (1.34) $ (0.41)  $  0.12 $  0.07
    Diluted...................... $ (0.02) $   (1.34) $ (0.41)  $  0.12 $  0.07
  Weighted average shares
    Basic........................  14,256     13,688   13,615    10,933   9,600
    Diluted......................  14,256     13,688   13,615    11,126  10,310
Balance Sheet Data:
  Cash and cash equivalents(1)... $15,652  $  14,076  $ 7,214   $32,313 $    48
  Working capital................ $18,289  $  11,573  $   820   $34,630 $  (973)
  Total assets................... $30,336  $  23,733  $46,054   $39,860 $ 2,053
  Long-term obligations.......... $ 8,715  $     706  $   421   $   366 $   448
  Total stockholders' equity
   (deficit)..................... $15,839  $  13,489  $30,841   $36,583 $  (440)
Other data: (unaudited):
  Book value per share........... $  1.11  $    0.99  $  2.27   $  3.29 $ (0.04)

--------
(1) In September 1996, Leapnet (formerly, The Leap Group, Inc.) completed its initial public offering (the "Leapnet IPO") and issued 4,000,000 shares of its common stock at $10.00 per share. The Company received the proceeds of approximately $35.7 million in cash, net of underwriting commissions and other offering costs.
(2) The results of operations have been included for each subsidiary since its inception or acquisition date. The results of YAR Communications, Inc., a wholly owned subsidiary of Leapnet, have been included since April 1, 1997. The results of One World Communications, Inc. (now known as Leap Global Communications, Inc.), have been included from November 1, 1997, through September 30, 1999, the effective date of the sale of assets to Young & Rubicam, Inc.

           SPR SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                           Years Ended December 31,
                                   -------------------------------------------
                                    1999     1998    1997     1996      1995
                                   -------  ------- ------- --------  --------
Statement of Operations Data:
  Revenues........................ $58,104  $85,344 $53,422 $ 32,511  $ 22,908
  Cost of services................  43,242   50,508  32,377   23,287    15,525
                                   -------  ------- ------- --------  --------
    Gross Profit..................  14,862   34,836  21,045    9,224     7,383
  Costs and expenses
    Selling.......................   4,966    5,275   4,855    3,046     2,141
    Recruiting....................   1,205    1,827   1,608    1,323       777
    Stock-based compensation (1)..     --       --      --    12,231    27,987
    General and administrative
     expenses.....................  11,893   12,320   8,438    3,742     1,642
                                   -------  ------- ------- --------  --------
      Total costs and expenses....  18,064   19,422  14,901   20,342    32,547
                                   -------  ------- ------- --------  --------
  Operating income (loss) (1).....  (3,202)  15,414   6,144  (11,118)  (25,164)
  Other income (expense)..........   2,645    2,083      47      (71)     (109)
                                   -------  ------- ------- --------  --------
  Income (loss) before income
   taxes (1)......................    (557)  17,497   6,191  (11,189)  (25,273)
  Provision (benefit) for income
   taxes..........................    (911)   6,999   1,553        9        21
                                   -------  ------- ------- --------  --------
  Net income (loss), as reported
   (1)............................ $   354  $10,498 $ 4,638 $(11,198) $(25,294)
                                   =======  ======= ======= ========  ========
  Historical diluted net income
   (loss) per share (1)........... $  0.03  $  0.77 $  0.43 $  (1.15) $  (2.61)
                                   =======  ======= ======= ========  ========
  Pro forma diluted net income
   (loss) per common share--
   includes adjustment to
   recognize C corporation
   provision for income taxes (2). $   --   $   --  $  0.30 $  (1.19) $  (2.72)
                                   =======  ======= ======= ========  ========
Balance Sheet Data (at end of
 period):
  Cash and short-term investments. $50,549  $51,113 $21,177 $    356  $  1,109
  Working capital.................  54,915   58,650  23,072    1,194     2,370
  Total assets....................  64,160   71,438  31,943    7,131     5,584
  Long-term debt, less current
   portion........................     --       --      --       206       704
  Total stockholders' equity......  58,762   62,808  25,530    2,507     2,275
Other data (unaudited):
  Book value per share............ $  4.35  $  4.60 $  2.39 $   0.25  $   0.23

--------
(1) In 1994, Systems & Programming Resources, Inc. transferred certain assets and liabilities to SPR Chicago and SPR Wisconsin. Inasmuch as such 1994 transactions were among family members within a control group, such transactions have been recorded in SPR's financial statements as if the stockholders of SPR Chicago and SPR Wisconsin received non-cash, stock-based compensation during 1994, 1995 and 1996 in an amount equal to the increase in the estimated value of such companies since 1994. This expense is non-recurring subsequent to October 31, 1996. Such compensation expense is recorded as stock-based compensation with the corresponding credit included in additional paid-in capital. Upon conversion of SPR to a C corporation upon closing of its initial public offering (the "SPR IPO"), the retained deficit of SPR, which includes the aggregate stock-based compensation expense, was reclassified and netted against additional paid-in capital.
(2) Prior to the SPR IPO, SPR was an S corporation and was not subject to Federal and certain state corporate income taxes. The Statement of Operations Data reflects a pro forma provision for income taxes as if SPR had been subject to Federal and state corporate income taxes. The pro forma provision for income taxes is computed by multiplying the effective tax rate times the income (loss) before income taxes adjusted to eliminate the stock-based compensation expense and subtracting income taxes previously recorded.

               UNAUDITED PROFORMA COMBINED FINANCIAL INFORMATION

   The following financial information is derived from the unaudited pro forma financial statements appearing elsewhere in this joint proxy statement/prospectus, which give effect to the merger as a purchase transaction. For purposes of the pro forma operating data, SPR's consolidated financial statements for the year ended December 31, 1999, have been combined with Leapnet's consolidated financial statements for the fiscal year ended January 31, 2000. SPR's most recent financial statements end within 90 days of the Leapnet fiscal year end. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position. You should read it in conjunction with those unaudited pro forma statements and the separate audited consolidated financial statements of Leapnet and SPR included or incorporated by reference in this joint proxy statement/prospectus. See "Unaudited Pro Forma Financial Information" on page 109, and "Where You Can Find More Information" on the page immediately preceding the Table of Contents.

                            LEAPNET AND SPR SUMMARY
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                                                     Year Ended
                                                                     January 31,
                                                                        2000
                                                                     -----------
Pro Forma Statement of Operations Data:
  Revenue...........................................................  $ 94,413
  Net income (loss).................................................  $(14,565)
  Net income (loss) per share.......................................  $  (0.51)

Pro Forma Balance Sheet Data:
  Total assets......................................................  $126,196
  Working capital...................................................  $ 70,985
  Long-term debt....................................................  $  8,715
  Stockholder's equity..............................................  $104,080
  Book value per share..............................................  $   3.62

                  Unaudited Comparative Per Share Information

   The following table summarizes per share information for Leapnet and SPR on a historical, pro forma combined and equivalent basis. The pro forma information gives effect to the merger accounted for on a purchase transaction basis. The information listed as "per equivalent SPR share" was obtained by multiplying the pro forma combined amounts by the exchange ratio of 1.085 to 1. You should read this information together with the historical financial statements included elsewhere in this joint proxy statement/prospectus or incorporated in it by reference. You should also read this information in connection with the pro forma condensed consolidated financial information set forth starting on page 109. You should not rely on the pro forma condensed consolidated financial information to indicate the results that would have been achieved had the companies combined at a prior date or the future results that the combined company will experience after the merger.

                                                               As of and for the
                                                                  Year-Ended
                                                               January 31, 2000
                                                               -----------------
Earnings (loss) per share--basic
  Historical Leapnet..........................................      $(0.02)
  Historical SPR..............................................      $ 0.03
  Pro forma combined..........................................      $(0.51)
Earnings (loss) per share--diluted
  Historical Leapnet..........................................      $(0.02)
  Historical SPR..............................................      $ 0.03
  Pro forma combined..........................................      $(0.51)
Book value per share (diluted)
  Historical Leapnet..........................................      $ 1.11
  Historical SPR..............................................      $ 4.35
  Pro forma combined..........................................      $ 3.62

                      Comparative Market Price Information

   The following table presents historical trading information for Leapnet common stock and SPR common stock showing the high and low sales prices reported on The Nasdaq National Market for each period.

                                                          Leapnet
                                                          Common        SPR
                                                           Stock   Common Stock
                                                         --------- -------------
                                                         High Low   High   Low
                                                         ---- ---- ------ ------
Year Ended December 31, 1998:
  First Quarter......................................... 1.88 1.00 23.50  10.75
  Second Quarter........................................ 7.88 1.38 22.50  17.17
  Third Quarter......................................... 7.62 2.12 25.00  14.50
  Fourth Quarter........................................ 5.00 2.00 18.75  12.50
Year Ended December 31, 1999:
  First Quarter......................................... 4.12 1.94 22.38   4.00
  Second Quarter........................................ 3.25 2.25  6.72   3.75
  Third Quarter......................................... 4.25 2.00  6.00   3.56
  Fourth Quarter........................................ 9.75 2.16  5.88   3.56
Year Ended December 31, 2000:
  First Quarter through January 27, 2000................ 7.50 4.88  5.81   5.28

   The following table shows the last reported sales price of the common stock of Leapnet and common stock of SPR on January 27, 2000, the last full trading day before the public announcement of the merger agreement, each as reported on The Nasdaq National Market:

                                                                      Pro Forma
                                                                      Equivalent
                                                                       Value of
                                                        Leapnet  SPR     SPR
                                                        ------- ----- ----------
Last reported sale price on January 27, 2000...........  $6.62  $5.62   $6.10

   The equivalent value per share is equal to the closing price of a share of SPR common stock on that date multiplied by the exchange ratio of 1.085, which is the number of shares of Leapnet stock to be issued in the merger in exchange for each share of SPR stock.

   Leapnet common stock is traded on The Nasdaq National Market under the symbol "LEAP." SPR common stock is traded on The Nasdaq National Market under the symbol "SPRI."

   On March 23, 2000, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the last reported sale price of Leapnet common stock was $6.125 per share, and the last reported sale price of SPR common stock was $6.000 per share, each as reported on The Nasdaq National Market.

   Since they began public trading, neither Leapnet nor SPR has ever paid dividends to its stockholders and Leapnet does not expect to pay dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

   This joint proxy statement/prospectus contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include assumptions as to how Leapnet may perform after the merger. When we use words like "believes," "expects," "anticipates" or similar expressions, we are also making forward-looking statements. Forward-looking statements are not guarantees of performance. It is uncertain whether any of the events anticipated by the forward-looking statements will occur, or if any of them do, what impact they will have on the results of operations and financial condition of Leapnet or the price of its stock.

                                  RISK FACTORS

   In addition to the other information included in this joint proxy statement/prospectus, you should carefully consider the following risk factors in determining how to vote. These factors include, without limitation, material changes in economic conditions in the markets served by Leapnet's clients; changes in government regulation and legal uncertainties; competition in Leapnet's industry; uncertainties relating to the developing market for new media; changing technologies and Year 2000 compliance issues; any inability to meet expectations in the performance of services which could lead to claims or liabilities; seasonality; costs and uncertainties relating to establishing new offices and bringing new or existing offices to profitability; any inability of Leapnet to raise additional financing in the future on favorable terms, or at all; potential adverse effects of litigation; Leapnet's dependence on key personnel and vendors; Leapnet's dependence on key clients and projects; and possible continued volatility and wide fluctuations in the price of Leapnet's stock. While Leapnet reduced certain expenses in fiscal 2000, as Leapnet works to grow and expand the business, management will need to increase expenses to expand operations. Management will continue to assess its overall cost structure in relation to existing and anticipated revenues. Due to the nature of client contracts, which are difficult to forecast precisely or for any extended period of time, if Leapnet experiences declines in client demand, or if significant expenses precede or are not immediately followed by increased revenues, the results of operations and financial condition may suffer. These matters should be considered in conjunction with the other information included or incorporated by reference in this joint proxy statement/prospectus.

Risks Related to the Merger

Leapnet may not be able to successfully integrate SPR and achieve the benefits expected to result from the merger.

   The merger will present challenges to management, including the integration of the operations, technologies and personnel of Leapnet and SPR, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel.

   Leapnet cannot assure you that it will successfully integrate or profitably manage SPR's businesses. In addition, Leapnet cannot assure you that, following the transaction, its businesses will achieve sales levels, profitability, efficiencies or synergies that justify the merger or that the merger will result in increased earnings for the combined company in any future period. Also, the combined company may experience slower rates of growth as compared to historical rates of growth of Leapnet and SPR independently.

Because the exchange ratio in the merger is fixed, stockholders of Leapnet and SPR are exposed to the risk that the market price of the other company's stock will drop.

   Under the merger agreement, each share of SPR common stock will convert into the right to receive 1.085 shares of Leapnet common stock. This exchange ratio is a fixed number and will not be adjusted if the price of Leapnet common stock or SPR common stock increases or decreases. The prices of Leapnet common stock and

SPR common stock at the closing of the merger may vary from their prices on the date of this joint proxy statement/prospectus and on the date of each special meeting.

  . These prices may vary because of changes in the business, operations or prospects of Leapnet or SPR, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors.

  . Because the date that the merger is completed may be later than the date of the special meeting, the prices of Leapnet common stock and SPR common stock on the date of the special meetings may not be indicative of their respective prices on the date the merger is completed.

  . We urge both Leapnet and SPR stockholders to obtain current market quotations for Leapnet common stock and SPR common stock, and to be aware that the relative prices of Leapnet and SPR common stock may change dramatically after the special meeting.

The price of Leapnet common stock may be affected by factors different from those affecting the price of SPR common stock.

   When the merger is completed, holders of SPR common stock will become holders of Leapnet common stock. Leapnet's business differs from that of SPR, and Leapnet's results of operations, as well as the price of Leapnet common stock, may be affected by factors different from those affecting SPR's results of operations and the price of SPR common stock. Different factors include the following:

  . gain or loss of a significant client;

  . gain or loss of a strategic partner;

  . failure to achieve and sustain Internet revenue growth;

  . a large retail shareholder base may cause price volatility; and

  . unsubstantiated information on Internet message boards.

Failure to complete the merger could negatively impact the market price of Leapnet's common stock and SPR's common stock.

   If the merger is not completed for any reason, both Leapnet and SPR may be subject to a number of material risks, including:

  . the market price of either or both companies' stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed;

  . either party may be required to pay the other a termination fee of $3,500,000; and

  . costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

Neither Leapnet nor SPR may be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

   While the merger agreement is in effect, subject to specified exceptions, both Leapnet and SPR are prohibited from soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transaction with any other person. As a result of this prohibition, Leapnet and SPR may be unable to enter into an alternative transaction at a favorable price.

Risks Related to the Combined Business of Leapnet and SPR

The loss of our professionals would make it difficult to complete existing projects and bid for new projects, which could adversely affect our businesses and results of operations.

   Both of our businesses are labor intensive, and our success depends on identifying, hiring, training and retaining professionals. If a significant number of our current employees or any of our senior managers or key project managers leave, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenue. We have entered into employment agreements and non-competition agreements with some of our senior managers, but these key personnel may still leave us or compete with us. In addition, the non-competition provisions of these agreements might not be enforced by a court. Even if we retain our current employees, our management must continually recruit talented professionals in order for our business to grow. These professionals must have skills in business strategy, marketing, branding, technology and creative design. There is currently a shortage of qualified personnel in the markets in which we do business, and this shortage will likely continue. We compete intensely with our competitors for qualified personnel. If we cannot attract, motivate and retain qualified professionals, our business and results of operations could suffer material harm.

   Prior to January 31, 2000, George Gier and Joseph Sciarrotta submitted their resignations to Leapnet and have since terminated their employment relationships with Leapnet. Mr. Gier served as Executive Vice President and Chief Marketing Officer of Leapnet, as well as on Leapnet's Board of Directors. He continues in his role as a Director of Leapnet. Mr. Sciarrotta served as Executive Vice President and Chief Creative Officer of Leapnet.

Our revenues are difficult to predict because they are generated on a project-by-project basis.

   We will derive our revenues primarily from fees for services generated on a project-by-project basis. These projects vary in size and scope. Therefore, a client that accounts for a significant portion of our respective revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. In addition, after we complete a project, we can have no assurance that the client will retain us in the future.

   We have clients who may terminate their agreements with us, whether time and materials or fixed-fee based, on 60 or fewer days' prior written notice. We cannot give any assurances that a client will not terminate a project before its completion. If our clients terminate existing agreements, our business, financial condition and results of operations could suffer material harm.

   On November 23, 1999, Leapnet was informed by Hardee's Food Systems, Inc., a client accounting for 32% of consolidated revenue for Leapnet for the fiscal year ended January 31, 2000, that it was terminating its National Advertising Agency Agreement effective February 22, 2000.

Our engagements could be unprofitable if we do not perform fixed-price, fixed-time contracts efficiently.

   Both Leapnet and SPR have undertaken projects on a fixed-price, fixed-time basis, and have derived a portion of its revenues from fixed price, fixed-time contracts. When working on that basis, we agree with the customer on a statement of work. We warrant that we will deliver the specified work at a specified time at the fixed price. In making proposals for fixed-price, fixed-time contracts, we estimate the time and money required to complete the project. These estimates reflect judgments about the complexity of the engagement and the efficiency of our methods, technologies and marketing when applied to the project. Unexpected delays and costs may arise, often outside of our control. To remedy these delays, we may sometimes need to devote unanticipated additional resources to complete some of our projects. Devoting extra resources in that way reduces the profitability of the contracts, and can even lead to losses. We recognize that we may experience similar situations in the future. The losses or diminished profitability on fixed-fee, fixed-time contracts could materially harm our business, financial condition and results of operations.

Our results of operations may vary from quarter to quarter in future periods and, as a result, we may fail to meet the expectations of our investors and analysts, which could cause our stock price to fluctuate or decline.

   Our revenues and results of operations have fluctuated significantly in the past and could fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

  . demand for our services;

  . our ability to attract and retain clients;

  . our ability to attract, motivate, and retain qualified personnel;

  . the number, timing, and significance of new services introduced by our competitors;

  . our ability to develop, market, and introduce new and enhanced services on a timely basis;

  . the level of service and price competition;

  . changes in operating expenses; and

  . changes in the mix of services offered.

   A substantial portion of our operating expense is related to personnel costs, marketing programs, and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense is based, in significant part, on our expectations of future revenue. If actual revenues are below our expectations, our results of operations and financial condition could be materially and adversely affected.

   Due to all of the foregoing factors and the other risks discussed in this prospectus, you should not rely on period-to-period comparisons of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the market price of our common stock is likely to fall.

Claims by the parties with whom we contract could result in losses and damage our reputation.

   Many of our engagements involve the delivery of information technology services that are critical to our clients' businesses. Any defects or errors in these services or failure to meet clients' specifications or expectations could result in:

  . delayed or lost revenues due to adverse client reaction;

  . requirements to provide additional services to a client at no or a limited charge;

  . refunds of fees for failure to meet obligations;

  . negative publicity about us and our services; and

  . claims for substantial damages against us.

   Any of the foregoing results could adversely affect our business. In addition, we sometimes implement critical functions for high profile clients or which have high visibility and widespread usage in the marketplace. If these functions experience difficulties, whether or not as a result of errors in our services, our name could be associated with these difficulties, and our reputation could be damaged, which would harm our business.

   Furthermore, we enter into numerous agreements in the course of our business in addition to our engagements. In the event we have a disagreement relating to one or more of these agreements, any resulting litigation could involve the commitment of significant monetary resources and divert the attention of management from the operation of our business.

Our management has broad discretion over the use of our cash and cash equivalents.

   Our management has significant flexibility in utilizing our cash and cash equivalents. We intend to use a portion of our available cash and cash equivalents to repay indebtedness, increase our marketing and advertising efforts, hire additional personnel, increase our office space and improve our facilities, to finance ongoing operations at the subsidiary level and to expand into other geographic regions. See "Risk Factors--Our results of operations may vary from quarter to quarter in future periods and, as a result, we may fail to meet the expectations of our investors and analysts, which could cause our stock price to fluctuate or decline".

We generate a large part of our revenues from a small number of clients.

   We derive a significant portion of our revenues from a limited number of large clients. For Leapnet, for example, five clients collectively accounted for approximately 58% of Leapnet's revenues for the fiscal year ended January 31, 2000. Further, for the fiscal year ended January 31, 2000, Hardees Food Systems, Inc. accounted for approximately 32% of Leapnet's revenues.

   For SPR, five clients collectively accounted for approximately 41% of SPR's revenues in the year ended December 31, 1999. One of SPR's customers in the telecommunications and energy industries accounted for approximately 11% of revenues for the year ended December 31, 1999.

   These clients may not sustain the volume of work performed for them from year to year, and there is a risk that these principal clients may not retain us in the future. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could materially harm our business, financial condition and results of operations. On November 23, 1999, Leapnet was informed by Hardees Food Systems, Inc., a client accounting for 32% of consolidated revenue for Leapnet for the fiscal year ended January 31, 2000, that it was terminating its National Advertising Agency Agreement effective February 22, 2000.

Our continued growth may further strain our resources, which could hurt our business and results of operations.

   A key part of our strategy is to grow by hiring more personnel and, in some cases, retraining existing personnel, which may continue to strain our managerial and operational resources. We cannot assure you that our managers will be able to manage our growth effectively. To manage future growth, our management must continue to improve our operational and financial systems, procedures and controls and expand, train, retain and manage our employee base. If our systems, procedures and controls are inadequate to support our operations, our expansion would halt, and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively could materially harm our business, results of operations and financial condition.

A small number of stockholders will control Leapnet after the merger.

   If the stockholders listed below choose to act or vote in concert, they will have the power to influence the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of all of Leapnet's assets. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to our company or its stockholders in general. Also, third parties could be discouraged from making a tender offer or bid to acquire our stock at a price per share that is above the price at which it trades on The Nasdaq National Market.

   Immediately following the merger, the following stockholders collectively will own approximately 34.6% of the outstanding shares of Leapnet common stock and will beneficially own individually the percentage set forth opposite their respective names:

        Robert M. Figliulo................................................. 7.9%
        Frederick A. Smith................................................. 7.5%
        David A. Figliulo.................................................. 6.9%
        George Gier........................................................ 6.3%
        Thomas R. Sharbaugh................................................ 6.0%

We compete in new and highly competitive markets that have low barriers to entry.

   We compete in the information technology services, e-business consulting, Internet advertising and strategy and traditional advertising markets, which are in some cases relatively new and in each case intensely competitive. We expect competition to continue to intensify as these markets evolve. We compete with the following kinds of companies:

  . Internet service firms;

  . technology consulting firms;

  . technology integrators;

  . strategic consulting firms;

  . in-house information technology, marketing and design departments;

  . advertising agencies;

  . systems integrators; and

  . global marketing firms.

   Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we have.

   Relatively few barriers prevent competitors from entering our markets. As a result, new market entrants pose a threat to our business. We do not own any patented technology that prevents or discourages competitors from entering these markets. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could materially harm our business, results of operations and financial condition.

   We believe that establishing and maintaining a good reputation and name recognition is critical for attracting and expanding our targeted client base. We also believe that the importance of reputation and name recognition will increase due to the growing number of service providers in our areas of expertise. If our reputation is damaged or if potential clients do not know what services we provide, we may become less competitive or lose our share of the markets in which we compete. Promotion and enhancement of our name will depend largely on our success in providing high quality services, which we cannot ensure. If clients do not perceive our services to be effective or of high quality, our brand name and reputation could be materially and adversely affected.

We may be unable to continue our acquisition growth strategy, which could harm our business and competitive position in the industry.

   Our business strategy includes making strategic acquisitions of other companies that conduct business in areas similar to ours. Our continued growth will depend on our ability to identify and acquire companies that complement or enhance our business on acceptable terms. We may not be able to complete or identify future acquisitions or realize the anticipated results of future acquisitions. Some of the risks that we may encounter in implementing our acquisition growth strategy include:

  . expenses and difficulties in identifying potential targets and the costs associated with incomplete acquisitions;

  . higher prices for acquired companies because of greater competition for attractive acquisition targets;

  . expenses, delays and difficulties of integrating the acquired company into our existing organization;

  . greater impact of the goodwill of acquired companies on our statement of income and cash flows when pooling accounting for acquisitions is eliminated;

  . dilution of the interest of existing stockholders if we sell stock to the public to raise cash for acquisitions;

  . diversion of management's attention;

  . expenses of amortizing the acquired company's intangible assets;

  . impact on our financial condition due to the timing of the acquisition;
    and

  . expense of any undisclosed or potential legal liabilities of the acquired company.

   If realized, any of these risks could have a material adverse effect on our business, results of operations and financial condition.

We are exposed to liabilities based on the conduct of our consultants in other's workplaces.

   We generally place our consultants in the workplaces of other businesses. Risks of such placement include possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination, harassment, theft of client property, other criminal activity or torts and other claims. Historically, we have not experienced any material claims of these types other than those covered by insurance. However, we cannot be sure that we will not experience such claims in the future. To reduce our exposure to such claims, we maintain insurance covering general liability, workers' compensation claims and errors and omissions. We cannot, however, be sure that our insurance will cover all such claims, that such insurance coverage will continue to be economically available in amounts adequate to cover our potential liability or that such coverage will adequately compensate us for such liabilities.

A portion of our business depends on continued growth in the use of the Internet.

   Our future success depends, in part, on continued growth in the acceptance and use of the Internet, which is new and rapidly evolving. Leapnet's Internet related business accounted for approximately 29% of Leapnet's revenues for the year ended January 31, 2000. SPR's Internet related business accounted for approximately 10% of its revenues in fiscal year 1999. We are focused on delivering Internet-based, e-commerce solutions. If businesses do not consider the Internet a viable commercial medium, our client base may not grow as rapidly as we currently anticipate. The adoption of the Internet for commerce and communications, particularly by those individuals and companies that have historically relied on alternative means of commerce and communications, generally requires the understanding and acceptance of a new, way of conducting business and exchanging information. In particular, companies that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new, Internet-based strategy that may make their existing personnel and infrastructure obsolete.

Our business is subject to U.S. and foreign government regulation of the Internet.

   State, local and federal governments in the U.S. and local and national governments in the European Union have recently passed legislation relating to the Internet. Because these laws are still being implemented, we are not certain how they will affect our business. This new legislation may indirectly affect us through its impact on our clients and potential clients. In addition, U.S. and foreign governmental bodies are considering, and may consider in the future, other legislative proposals to regulate the Internet. We cannot predict if or how any future legislation would impact our business, results of operations or financial condition.

Year 2000 problems may adversely affect our business.

   The Year 2000 problem is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. Our internal software and hardware systems have functioned properly with respect to dates in the year 2000 and we believe will continue to function properly in the future, but we cannot assure that all year 2000 related problems have been remedied.

We are involved in litigation which may be costly and divert the efforts and attention of our management.

   In November 1999, POW, Inc., doing business as "Tomandandy", filed a lawsuit against The Leap Partnership, Inc. in the United States District Court, Southern District of New York seeking damages in the amount of $285,228 plus interest for failure to pay for work performed by POW, Inc. In January 2000, POW, Inc. filed a motion for summary judgment, which The Leap Partnership, Inc. is opposing. The Leap Partnership, Inc. intends to vigorously defend its position and to pursue all remedies available to it.

   In October 1999, The Crystal Juke Box, Inc., Wixen Music Publishing, Inc., Charles McCormick, Charles Love, Willis Draffen, Jr., Harry Williams, individually and doing business as the group "Bloodstone", a recording and performing group filed a lawsuit against a subsidiary of Leapnet, The Leap Partnership, Inc., Anheuser-Busch Corporation, and Andy Milburn, an individual and doing business as "Tomandandy", in the United States District Court, for the Central District of California. The complaint alleges copyright infringement, statutory and common law violation of the right of publicity, violation of section 43 of the Lanham Act, unfair competition, and misappropriation stemming from the airing of a television commercial created by The Leap Partnership, Inc. for a client. The Leap Partnership, Inc. has filed cross-claims against Andy Milburn doing business as "Tomandandy" and POW, Inc. doing business as "Tomandandy" for negligence, indemnity, contribution and breach of contract. The parties are currently undergoing discovery. The suit has been referred to The Leap Partnership, Inc.'s insurance carrier and legal counsel. The Leap Partnership, Inc. is vigorously defending its position and pursuing all remedies available to it. It is difficult to ascertain the ultimate outcome of this litigation. An adverse determination and an award of damages not covered by insurance or recoverable in The Leap Partnership, Inc.'s cross-claim could have a material adverse effect on The Leap Partnership, Inc.'s results of operations.

   In February 1998, Venture Direct Worldwide, Inc. filed a lawsuit in the Supreme Court of New York against an employee of Quantum Leap Communications, Inc. and The Leap Group, Inc., now known as Leapnet, Inc. (collectively "Leapnet"). The complaint alleges that the employee's e-mail message response to an e-mail communication from the plaintiff caused damage to the plaintiff. Leapnet has received from the plaintiff a settlement proposal that does not involve monetary payment. Leapnet intends to vigorously defend the suit and believes that the employee's actions were outside the scope of employment. The complaint alleges six causes of action, each seeking ten million dollars plus punitive damages. Management does not believe that the claims have any merit or that the ultimate outcome of this matter will have a material adverse impact on Leapnet's financial position or results of operations. Although we believe we have meritorious defenses to these claims and intend to vigorously defend against the lawsuit, we can not predict our exposure on this matter to any degree of certainty.

                         THE SPECIAL MEETING OF LEAPNET

Date; Time; Place

   The special meeting of Leapnet stockholders will be held at 10:00 a.m. (Central Standard Time) on May 1, 2000 at 420 West Huron Street, Chicago, Illinois 60610.

Matters to be Considered at the Special Meeting

   At the special meeting Leapnet stockholders will be asked to vote on two proposals:

     1. to approve the issuance of shares of Leapnet common stock to the stockholders of SPR in the merger of SPR with Brassie Corporation, a wholly owned subsidiary of Leapnet. Under the merger agreement, each outstanding share of SPR common stock will convert into the right to receive 1.085 shares of Leapnet common stock; and

     2. to approve an amendment to Leapnet's Employee Incentive Compensation Plan to increase the number of shares of common stock authorized for issuance under the Incentive Plan by an additional 5,000,000 shares to 10,000,000 shares.

   Under the merger agreement, Brassie Corporation, a wholly owned subsidiary of Leapnet, will be merged with and into SPR. SPR, as the surviving corporation, will become a wholly owned subsidiary of Leapnet. Proposal 1, but not proposal 2, must be approved for the transaction to be completed. For additional information about the terms of the merger, please refer to "The Merger Agreement" on page 49.

Revocability of Proxies

   You may revoke a proxy at any time before it is voted by filing with the Secretary of Leapnet an instrument revoking the proxy. Leapnet stockholders should make such filing to the attention of Robert C. Bramlette, Secretary, Leapnet, Inc. 420 West Huron Street, Chicago, Illinois 60610. You may also revoke a proxy at any time before it is voted by returning a duly executed proxy bearing a later date or by attending the special meeting and voting in person. Your attendance at the special meeting will not by itself constitute revocation of a proxy.

Record Date; Stock Entitled to Vote; Quorum

   The record date for the determination of the stockholders entitled to vote at the special meeting is the close of business on March 21, 2000. On the record date, 14,867,249 shares of Leapnet common stock were issued, outstanding and entitled to vote and were held by approximately 177 holders of record. A quorum is present at the special meeting if a majority of the shares of Leapnet common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Leapnet common stock on the record date are entitled to one vote per share at the special meeting on each of the proposals.

Voting Procedures

   To approve proposals 1 and 2, at least a majority of the shares issued and outstanding and entitled to vote at the special meeting must be voted in favor of the respective proposal.

   Only shares affirmatively voted for approval of the proposals, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposals. If a Leapnet stockholder abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against approval of the proposals. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by their holders.

   Shares of Leapnet common stock represented at the special meeting but not voted, including shares of Leapnet common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

   Brokers who hold shares of Leapnet common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and have the effect of votes against approval of the proposals.

   The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against approval of the proposals will be voted in favor of any such adjournment or postponement.

   Leapnet does not expect that any matter other than the proposals described in this joint proxy statement/prospectus will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, the persons named as proxies will vote in accordance with their judgment.

Solicitation of Proxies

   Leapnet will bear the cost of the solicitation of proxies from its stockholders. In addition, Leapnet and SPR have retained MacKenzie Partners, Inc. as solicitation agent to solicit proxies from stockholders by telephone or other electronic means or in person and will receive an aggregate fee of approximately $8,000. Leapnet will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. Leapnet will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

   Leapnet stockholders should not surrender their stock certificates in connection with the merger.

Leapnet Stockholder Agreements

   As a condition to signing the merger agreement, SPR required Leapnet stockholders, Frederick A. Smith, George Gier and R. Steven Lutterbach to enter into agreements to vote their shares representing approximately 32% of the outstanding Leapnet common stock as of January 27, 2000 in favor of the merger and the transactions specifically contemplated in the merger agreement. They have also signed an irrevocable proxy to that effect and, with the exception of George Gier, have agreed to hold their shares until the merger closes or the merger agreement is terminated. George Gier's agreement provides that: (i) he or his spouse may sell 200,000 shares of Leapnet common stock after April 4, 2000 and another 200,000 shares of Leapnet common stock after June 30, 2000 and (ii) his stockholder agreement terminates if the merger is not completed by October 31, 2000.

   The Leapnet stockholders' agreements and the proxies terminate if the merger agreement terminates, which may occur if:

  . (i) the board of directors of SPR shall have withdrawn or modified in a manner adverse to the other its recommendation of approval of the merger agreement, (ii) SPR shall have failed to include in the proxy statement the recommendation of the board of directors of SPR in favor of approval of the merger agreement, (iii) the board of directors of SPR or any committee thereof shall have recommended any alternative acquisition proposal, (iv) any of the officers or directors of SPR shall have entered into discussions or negotiations in violation of the merger agreement,
    (v) SPR shall have entered into an alternative acquisition agreement,
    (vi) the board of directors of SPR or any committee thereof shall have resolved to do any of the foregoing or (vii) any alternative acquisition proposal is consummated;

  . a judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or making the merger illegal has been rendered final and non-appealable;

  . if SPR shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement;

  . the closing of the merger has not occurred on or prior to August 31, 2000; or

  . SPR's stockholders fail to approve the merger.

The forms of Leapnet Stockholders Agreement are attached to this joint proxy statement/prospectus as Appendix D-1 and D-2.

                           THE SPECIAL MEETING OF SPR

Date; Time; Place

   The special meeting of SPR stockholders will be held at 10:00 a.m. (Central Standard Time) on May 1, 2000 at the Hyatt Regency Oak Brook, 1909 Spring Road, Oak Brook, Illinois 60521.

Matters to be Considered at the Special Meeting

   SPR stockholders will be asked to vote to approve the merger agreement. Pursuant to the merger agreement, Brassie Corporation, a wholly owned subsidiary of Leapnet, will be merged with and into SPR. SPR, as the surviving corporation, will become a wholly owned subsidiary of Leapnet. Under the merger agreement, each outstanding share of SPR common stock will convert into the right to receive 1.085 shares of Leapnet common stock.

Revocability of Proxies

   You may revoke a proxy at any time before it is voted by filing with the Secretary of SPR an instrument revoking the proxy. SPR stockholders should make such filing to the attention of Michelle Banks, SPR, 2015 Spring Road, Suite 750, Oak Brook, Illinois 60523-1874. You may also revoke a proxy at any time before it is voted by returning a duly executed proxy bearing a later date or by attending the special meeting and voting in person. Your attendance at the special meeting will not by itself constitute revocation of a proxy.

Record Date; Stock Entitled to Vote; Quorum

   The record date for the determination of stockholders entitled to vote at the special meeting is the close of business on March 21, 2000. On the record date, 12,825,284 shares of SPR common stock were issued, outstanding and entitled to vote and were held by approximately 79 holders of record. A quorum is present at the special meeting if a majority of the shares of SPR common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of SPR common stock on the record date are entitled to one vote per share at the special meeting on the proposal to approve the merger.

Voting Procedures

   To approve the merger agreement, at least a majority of the shares issued and outstanding and entitled to vote at the special meeting must be voted in favor of the proposal.

   Only shares affirmatively voted for approval of the merger, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If an SPR stockholder abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against approval of the merger. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by their holders.

   Shares of SPR common stock represented at the special meeting but not voted, including shares of SPR common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

   Brokers who hold shares of SPR common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and have the effect of votes against approval of the merger.

   The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against approval of the merger will be voted in favor of any such adjournment or postponement.

   SPR does not expect that any matter other than the proposal to approve the merger described in this joint proxy statement/prospectus will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, the persons named as proxies will vote in accordance with their judgment.

Solicitation of Proxies

   SPR will bear the cost of the solicitation of proxies from its stockholders. In addition, Leapnet and SPR have retained Mackenzie Partners, Inc. as solicitation agent to solicit proxies from stockholders by telephone or other electronic means or in person and will receive an aggregate fee of approximately $8,000. SPR will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. SPR will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

   SPR stockholders should not send stock certificates with their proxies. A transmittal form with instructions for the surrender of SPR common stock certificates will be mailed to SPR stockholders as soon as practicable after completion of the merger.

SPR Stockholder Agreements

   As a condition to signing the merger agreement, Leapnet required SPR stockholders, Robert M. Figliulo, SPR's Chairman and Chief Executive Officer, and David A. Figliulo, one of SPR's directors and Executive Vice Presidents, to agree to vote their shares in favor of the merger and related transactions. They have signed a stockholder agreement containing an irrevocable proxy promising to hold their shares until the merger is completed or the merger agreement is terminated, and to vote their shares in favor of the merger.

   The SPR stockholder agreement and the proxies terminate if the merger agreement terminates, which may occur if:

  . (i) the board of directors of Leapnet shall have withdrawn or modified in a manner adverse to the other its recommendation of approval of the merger agreement and the issuance of Leapnet common stock pursuant to the merger agreement, (ii) Leapnet shall have failed to include in the proxy statement the recommendation of the board of directors of either party in favor of approval of the merger agreement and the issuance of Leapnet common stock pursuant to the merger, (iii) the board of directors of Leapnet or any committee thereof shall have recommended any alternative acquisition proposal, (iv) any of the officers or directors of Leapnet shall have entered into discussions or negotiations in violation of the merger agreement, (v) Leapnet shall have entered into an alternative acquisition agreement, (vi) the board of directors of Leapnet or any committee thereof shall have resolved to do any of the foregoing or (vii) any alternative acquisition proposal is consummated;

  . a judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or making the merger illegal has been rendered final and non-appealable;

  . if Leapnet shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement;

  . the closing of the merger has not occurred on or prior to August 31, 2000; or

  . Leapnet's stockholders fail to approve the merger.

   The form of SPR Stockholder Agreement is attached to this joint proxy statement/prospectus as Appendix E.

                                   THE MERGER

   This section summarizes the material terms of the proposed merger. It is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus. You are urged to read the merger agreement.

   The merger agreement provides that the merger will be consummated if the approvals of the SPR stockholders and the Leapnet stockholders are obtained and all other conditions to the merger are satisfied or waived as provided in the merger agreement. On completion of the merger, each outstanding share of SPR common stock will be converted into the right to receive 1.085 shares of fully paid and nonassessable Leapnet common stock, par value $0.01 per share. Cash will be delivered to each SPR stockholder in lieu of any fractional shares remaining after the exchange.

   Following the completion of the merger, SPR stockholders will own approximately 13,915,433 shares of Leapnet common stock.

Background of the Merger

   On January 4, 2000, Frederick Smith, the Chairman and Chief Executive Officer of Leapnet, met with Robert Figliulo, Chairman and Chief Executive Officer of SPR, David Figliulo, an Executive Vice President of SPR, and Stephen Tober, Chief Operating Officer of SPR, as part of ongoing discussions relating to SPR providing services to employees of Quantum Leap, one of Leapnet's subsidiaries. In connection with this discussion, these parties commenced a discussion of a possible business combination because of the strategic benefits that became apparent as a result of these discussions.

   On January 12, 2000, the SPR board of directors met to discuss a possible business combination with Leapnet, to receive a briefing on the conversations that had taken place to date, to receive an overview of Leapnet, and to meet Frederick A. Smith, Chairman and Chief Executive Officer of Leapnet. As a result of the meeting, management of SPR was authorized to continue exploring a possible business combination with Leapnet and SPR engaged financial and legal advisors.

   On January 12, 2000, the Leapnet board of directors met to discuss a possible business combination with SPR, receive a briefing on the conversations that had taken place to date, to receive an overview of SPR, and to meet Robert
M. Figliulo, Chairman and Chief Executive Officer of SPR. At the conclusion of the meeting, management of Leapnet was authorized to continue exploring a possible business combination with SPR.

   Leapnet and SPR entered into a confidentiality agreement dated January 17, 2000. On January 17, 2000, SPR delivered to Leapnet a draft of a proposed merger agreement and related documents.

   Beginning on January 17th and continuing through January 27th, management of Leapnet and SPR and their financial advisors met and conducted their financial and management due diligence review of the other party's business. During this period, legal counsel for both parties negotiated the merger agreement and conducted their legal due diligence review.

   On January 19, 2000, the SPR board of directors held a telephonic meeting at which the board discussed the status of the proposed transaction and the results of the due diligence review with SPR management and the company's advisors.

   On January 19, 2000, the Leapnet board of directors met to discuss further a potential business combination with SPR. At this meeting, they received an update on the status of the discussions from Frederick A. Smith and Robert Bramlette, including the structuring of the possible business combination as a merger, and a review of the financial and business due diligence which had been conducted up to that time. Robert M. Figliulo also attended the meeting for the purpose of answering additional questions regarding SPR. At the conclusion of the meeting, management of Leapnet was authorized to continue exploring and negotiating the terms of a potential merger with SPR. Subsequent to this meeting, management of Leapnet retained Ernst & Young LLP to conduct financial due diligence on SPR on Leapnet's behalf.

   On January 27, 2000, the SPR board of directors held a meeting to approve the proposed merger. At this meeting SPR management presented the proposed transaction to the board and responded to questions from the board. Following this discussion, a representative from Winston & Strawn, special counsel to SPR, briefed the SPR board on the terms of the merger agreement and fiduciary duties of the board in connection with the proposed merger. Representatives from SG Cowen Securities Corporation, the financial advisor to SPR, made a presentation relating to the proposed merger and delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated January 27, 2000, the date of the merger agreement, to the effect that as of the date of the opinion and based upon the matters stated in the opinion, the exchange ratio of 1.085 shares of Leapnet common stock for each share of SPR common stock was fair, from a financial point of view, to the SPR stockholders. After further discussion, the SPR board of directors determined that the merger agreement and the merger were fair to and in the best interests of SPR and its stockholders. Accordingly, SPR's board of directors approved and declared advisable the merger agreement, and recommended that SPR stockholders vote to adopt the merger agreement.

   On January 27, 2000, the Leapnet board of directors held a meeting at which all directors were initially present to approve the proposed merger. At this meeting, Leapnet management presented the proposed transaction to the board and responded to questions from the board. Following this discussion, representatives from Ernst & Young LLP briefed the board on the financial due diligence which they had conducted on behalf of Leapnet, and responded to questions from the board relating thereto. Mr. John G. Keane, who had previously indicated that he would have to leave the meeting for a prior committment, left the meeting. He therefore abstained from any vote of the board at this meeting relating to the proposed merger and matters related thereto. As a quorum of the board was still present, the meeting of the board continued with a presentation by representatives from Legg Mason Wood Walker, Incorporated, the financial advisor to Leapnet, relating to the proposed merger. Legg Mason delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 27, 2000, the date of the merger agreement, to the effect that as of the date of the opinion and based upon the matters stated in the opinion, the exchange ratio of 1.085 shares of Leapnet common stock for each share of SPR common stock was fair, from a financial point of view, to Leapnet's stockholders. Following this presentation, a representative from Morrison & Foerster LLP briefed the Leapnet board on the terms of the merger agreement and the fiduciary duties of the board in connection with the proposed merger. Management indicated to the board that an agreement had been reached on all material terms related to the key issues of the merger agreement, and that definitive transaction documents would be completed later in the evening. The members of the board then present concluded that the transaction was fair to, and in the best interests of, Leapnet's stockholders and all board members present voted to approve the transaction and authorized the execution and delivery of the merger agreement and the related documentation.

   Following the conclusion of the respective board meetings, discussions ensued among the representatives of Leapnet and SPR at which point the Leapnet representatives requested an additional closing condition in the merger agreement with respect to each party's cash or cash equivalent positions as of the closing date.

   During the evening of January 27, the SPR board of directors reconvened and discussed proposed changes to the merger agreement, including adding the additional closing condition. SG Cowen confirmed that the changes would not affect its fairness opinion. After further discussions on the matter, the SPR board of directors reaffirmed its approval of the merger agreement.

   Negotiations regarding the merger agreement and related documents continued throughout the evening of January 27, 2000, and the merger agreement and related documents were executed late that evening. A public announcement of the merger was made on January 28, 2000.

Reasons for the Merger; Recommendations of the Boards

   Joint reasons for the merger. The boards of directors of Leapnet and SPR have each determined that, compared to continuing to operate their companies on a stand-alone basis, the combined company would have better potential to improve long-term operating and financial results and would have a superior competitive position. With the increasing importance of the Internet and e-commerce, Leapnet and SPR have each been shaping themselves to provide a full spectrum of service offerings needed by clients to compete in this new e-business environment. Leapnet develops creative and technology solutions for the wired world by combining expertise in Internet development and communications, e-business consulting and systems integration, globalization services and traditional advertising, while SPR is a leading provider of IT consulting and project based services focused on maximizing the value of existing systems. The combined company is expected to be a premier end-to-end, customer-focused, e-solutions provider helping clients offer consumers direct access to the power of large existing systems from desktop computers. Both companies believe that this broad and deep range of expertise and experience, together with their combined management talent and business systems and processes, will establish the combined company as a leading partner for clients seeking to participate in and profit from the new e-business environment created by the emergence of e-commerce.

   Each company's board of directors has identified a number of additional potential benefits of the merger that they believe will contribute to the success of the combined company. These potential benefits principally include the following:

  . The combined company should be able to leverage its market position and brand recognition with Leapnet's strength in front-end Internet development, e-business consulting and systems integration, global marketing communication and traditional advertising and SPR's strength in back-end mainframe consulting to support the combined company's efforts to broaden its market, increase demand for its services and win new customers;

  . The combination should facilitate the offering of a full spectrum of integrated e-business services, from front end to back end;

  . The two companies' complementary service offerings and lack of overlap of existing customers provide the opportunity to cross-sell services in the areas of their respective strengths, creating the potential for increased revenue per customer;

  . The diversification of service offerings and customer base and the increased scale of business should give the combined company improved stability and reduced risk of volatility of financial performance;

  . The combined experience, financial resources, size and breadth of service offerings of Leapnet and SPR are expected to allow the combined company to respond more quickly and effectively to increased competition and market demands in an industry experiencing rapid innovation and change; and

  . The increased number of publicly traded shares could make the market for Leapnet shares after the merger more liquid than the market for either SPR or Leapnet shares before the merger.

   The boards of directors of Leapnet and SPR have each identified separate, additional reasons for the combination, which are discussed below. However, each board of directors recognizes that the potential benefits of the merger may not be realized. See "Risk Factors."

   Leapnet's reasons for merger. In reaching its decision to approve the merger agreement and to recommend approval of the merger-related proposals by Leapnet stockholders, the Leapnet board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement.

   Together with the factors enumerated above, these matters encompassed all the material factors the board of directors of Leapnet considered. Among these factors, the Leapnet board of directors considered in particular the following:

  . presentations from, discussions with, and/or information provided by, senior management, representatives of its outside legal counsel, its accounting firms, Arthur Andersen LLP and Ernst & Young LLP, and Legg Mason regarding the business, financial, accounting and legal due diligence;

  . current industry, economic and market conditions, including increased competition;

  . the competitive importance of market position, size and adequacy of financial resources;

  . the potential benefits of the merger to Leapnet customers and employees;

  . the terms and conditions of the merger agreement, which were the product of extensive arm's-length negotiations;

  . current and historical market valuations of the two companies;

  . the opinion of Legg Mason that, as of January 27, 2000, based upon and subject to the various considerations set forth in the opinion, the exchange ratio was fair to Leapnet's stockholders from a financial point of view;

  . the relative advantages and disadvantages of a number of other strategic alternatives, taking into account the risks and uncertainties associated with such alternatives;

  . the complementary characteristics of the respective business and management philosophies and corporate cultures of SPR and Leapnet;

  . the likelihood that the merger will close;

  . SPR's strong strategic, technology development, integration and migration skills;

  . SPR's proven ability to rapidly scale up to meet customer demand;

  . SPR's strong recruiting and training capabilities;

  . SPR's certified project management program; and

  . the benefits to Leapnet stockholders of holding shares in a larger and financially stronger enterprise.

   In addition, the Leapnet board believes the complementary service offerings of Leapnet and SPR bring Leapnet closer to its goal of becoming a leading provider of integrated e-business solutions.

   In assessing the transaction, the Leapnet board considered several sources of information, including the following:

  . historical information concerning the businesses, financial performance, condition, operations and results of operation, technology, management style, competitive position, trends and prospects of Leapnet and SPR;

  . Securities and Exchange Commission filings by SPR;

  . current and historical market prices, volatility and trading data for the two companies;

  . information and advice based on due diligence investigations by members of Leapnet's board and management and Leapnet's legal, financial and accounting advisors concerning the business, technology, services, operations, properties, assets, financial condition, operating results and prospects of SPR, trends in SPR's business and financial results and capabilities of SPR's management team; and

  . the presentation of Legg Mason to the Leapnet board of directors at its meeting held on January 27, 2000.

   The Leapnet board also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

  . the risk that the potential benefits sought in the merger might not be fully realized, if at all;

  . the risk that, although the merger agreement gives Leapnet the right to terminate the agreement if a superior proposal for a business combination with Leapnet is made, the termination fee provisions of the merger agreement would have the effect of discouraging such a proposal;

  . the risk that the combined company might experience slow growth relative to the prior growth rate of the individual companies; and

  . the other risks associated with the businesses of Leapnet, SPR and the combined company and the merger described in this joint proxy statement/prospectus under "Risk Factors."

   As a result of the foregoing considerations, Leapnet's board believed that the potential benefits associated with the merger outweighed the risks of the merger and determined that the potential advantages of the merger outweighed the benefits of remaining alone. Leapnet's board believes that the combined company would have a far greater opportunity than Leapnet alone to compete in its markets.

   In view of the variety of factors considered in connection with its evaluation of the merger, Leapnet's board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and did not do so.

   In addition, many of the factors contained elements that may affect the fairness of the merger in both a positive and negative way. Except as described above, the Leapnet board, as a whole, did not attempt to analyze each individual factor separately to determine how it impacted the fairness of the merger. Consequently, individual members of the Leapnet board may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

   SPR's reasons for the merger. In arriving at its decision to approve the merger agreement, the SPR board considered a number of factors, including those set forth under "Joint Reasons for the Merger." Together with the joint reasons enumerated above, these matters encompassed all the material factors the board of directors of SPR considered. In particular, the board of directors of SPR considered the following:

  . the strategic benefits expected from the merger and the anticipated effect of the merger on long-term stockholder value;

  . the business, financial condition, results of operations and prospects of SPR and Leapnet;

   .the current economic and industry environment;

  . the risks and uncertainties of proceeding as a stand alone company;

  . the relative advantages and disadvantages of a number of other strategic alternatives, taking into account the risks and uncertainties associated with such alternatives;

  . the complementary characteristics of the respective business and management philosophies and corporate cultures of SPR and Leapnet;

  . the potential benefits of the merger to SPR customers and employees;

  . the potential for reduced stockholder risk after the merger as a result of the diversification of service offerings and revenue bases;

  . the terms and conditions of the merger agreement, which were the product of extensive arm's-length negotiations;

  . the likelihood that the merger will close;

  . the premium for SPR shares implied by the exchange ratio and the fact that SPR stockholders will retain an equity interest in the combined company; and

  . the opinion of SG Cowen that, as of January 27, 2000, and based upon and subject to the various considerations set forth in the opinion, the exchange ratio was fair to SPR's stockholders as of the date of such opinion from a financial point of view.

   In assessing the transaction, the SPR board considered several sources of information, including the following:

  . historical information concerning the businesses, financial performance, condition, operations and results of operation, technology, management style, competitive position, trends and prospects of Leapnet and SPR;

  . Securities and Exchange Commission filings by Leapnet;

  . current and historical market prices, volatility and trading data for the two companies;

  . information and advice based on due diligence investigations by members of SPR's board and management and SPR's legal, financial and accounting advisors concerning the business, technology, services, operations, properties, assets, financial condition, operating results and prospects of Leapnet, trends in Leapnet's business and financial results and capabilities of Leapnet's management team; and

  . reports from SG Cowen on companies comparable to Leapnet and other financial analyses performed by SG Cowen.

   The SPR board also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

  . the risk that the potential benefits sought in the merger might not be fully realized, if at all;

  . the risk of loss of current brand awareness before the combined company's new brand gains market acceptance;

  . the risk that, although the merger agreement gives SPR the right to terminate the agreement if a superior proposal for a business combination with SPR is made, the termination fee provisions of the merger agreement would have the effect of discouraging such a proposal;

  . the risk that the combined company might experience slow growth relative to the prior growth rate of the individual companies; and

  . the other risks associated with the businesses of Leapnet, SPR and the combined company and the merger described in this joint proxy statement/prospectus under "Risk Factors."

   As a result of the foregoing considerations, SPR's board believed that the potential benefits associated with the merger outweighed the risks of the merger and determined that the potential advantages of the merger outweighed the benefits of remaining alone. SPR's board believes that the combined company would have a far greater opportunity than SPR alone to compete in its industry.

   In view of the variety of factors considered in connection with its evaluation of the merger, the SPR board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and did not do so.

   In addition, many of the factors contained elements that may affect the fairness of the merger in both a positive and negative way. Except as described above, the SPR board, as a whole, did not attempt to analyze each individual factor separately to determine how it impacted the fairness of the merger. Consequently, individual members of the SPR board may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

Opinion of Leapnet's Financial Advisor

   Under an engagement letter dated January 14, 2000, Leapnet retained Legg Mason to act as its exclusive financial advisor in connection with the merger. Legg Mason is a nationally recognized investment banking firm and was selected by Leapnet based on the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of middle-market businesses, and its knowledge of the information technology industry. Legg Mason, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed securities, private placements and valuations for corporate and other purposes. On January 27, 2000, Legg Mason rendered its opinion that, as of that date, based upon and subject to the various considerations set forth in the Legg Mason opinion, the exchange ratio was fair to Leapnet's stockholders, from a financial point of view.

   The full text of the Legg Mason opinion sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Legg Mason in rendering its opinion. The full text of the opinion is attached as Appendix B to this proxy statement/prospectus and is incorporated by reference in its entirety. Leapnet stockholders are urged to read the Legg Mason opinion carefully and in its entirety. The Legg Mason opinion addresses only the fairness of the exchange ratio to Leapnet's stockholders from a financial point of view as of the date of the Legg Mason opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Leapnet special meeting. The summary of the Legg Mason opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Legg Mason opinion.

In connection with rendering its opinion, Legg Mason:

  . reviewed and analyzed draft copies of the Agreement;

  . reviewed and analyzed audited consolidated financial statements of Leapnet contained on Form 10-K for the fiscal year ended January 31, 1999 and unaudited consolidated financial statements contained on Form 10-Q for the quarters ended July 31, 1999, and October 31, 1999;

  . reviewed and analyzed audited consolidated financial statements of SPR contained on Form 10-K for the fiscal year ended December 31, 1998 and unaudited condensed statements contained on Form 10-Q for the quarters ended June 30, 1999, and September 30, 1999;

  . reviewed and analyzed internal information, primarily financial in nature, concerning the business and operations of Leapnet prepared by the management of Leapnet, including five-year financial projections;

  . reviewed and analyzed internal information, primarily financial in nature, concerning the business and operations of SPR prepared by the management of SPR, including five-year financial projections;

  . reviewed and analyzed publicly available information concerning Leapnet and SPR;

  . reviewed the reported stock prices and trading values for Leapnet common stock and the SPR common stock;

  . reviewed and analyzed financial and market data and operating statistics relating to Leapnet and SPR and compared them with similar information of publicly available selected public companies that Legg Mason deemed relevant to its inquiry;

  . reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving companies Legg Mason deemed to be comparable to Leapnet and SPR;

  . held meetings and discussions with officers and employees of Leapnet and SPR concerning the past and current operations, financial condition and prospects of SPR and Leapnet; and

  . conducted other financial studies, analyses and investigations and considered other information as Legg Mason deemed appropriate for the purposes of its opinion.

   In connection with its review, Legg Mason did not assume any responsibility for independent verification of any information that was publicly available or supplied by Leapnet or SPR and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, Legg Mason assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Leapnet and SPR as to the future financial performance of Leapnet and SPR, respectively. Legg Mason assumed, based upon assurances of Leapnet management, that the merger would be treated as a tax-free reorganization for federal income tax purposes. In addition, Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Leapnet or SPR, nor was Legg Mason furnished with any such evaluations or appraisals. The Legg Mason opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Legg Mason opinion. Legg Mason did not express any opinion as to what the value of the Leapnet common stock actually will be when issued to SPR's stockholders pursuant to the merger or the prices at which such Leapnet common stock will trade subsequent to the merger.

   The exchange ratio was determined by arm's-length negotiation between the parties. Legg Mason advised Leapnet during negotiations, but did not recommend a specific exchange ratio. In preparing the Legg Mason opinion, Legg Mason performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Legg Mason believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Legg Mason opinion. No company or transaction used in the analysis performed by Legg Mason as a comparison is identical to Leapnet, SPR or the contemplated merger. In addition, Legg Mason may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Legg Mason's view of the actual value of Leapnet or SPR. In performing its analyses, Legg Mason made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Leapnet and SPR. The analyses performed by Legg Mason are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Legg Mason's analysis of the fairness of the exchange ratio to Leapnet from a financial point of view and were provided to the Leapnet board of directors in connection with the delivery of the Legg Mason opinion.

   The following is a summary of the material financial analyses performed by Legg Mason in connection with the preparation of its opinion, and reviewed with the Leapnet board of directors at a meeting of the Leapnet board of directors held on January 27, 2000. Certain of the summaries of those financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Legg Mason, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Financial Analysis

   (a) Implied Market Exchange Ratio History Analysis. Legg Mason compared the historical ratios of the average closing price of SPR common stock to the average closing price of Leapnet common stock over various periods ended January 24, 2000. The following table sets forth the ratios of the average closing prices of SPR common stock compared to Leapnet common stock for the various periods ended January 24, 2000:

                                                       Average Market Exchange
      Period Ended January 24, 2000                       Ratio over Period
      -----------------------------                    -----------------------
      10 trading days.................................          1.06x
      20 trading days.................................          1.04x
      30 trading days.................................          1.01x
      60 trading days.................................          0.90x
      90 trading days.................................          0.99x

These ratios can be compared to the exchange ratio of 1.085x.

   (b) Public Company Trading Analysis. Legg Mason compared certain financial market and operating information and commonly used valuation measurements for Leapnet and SPR with corresponding data for two groups of publicly held companies. The first group included several firms in the advertising, marketing and promotional services industry (which we refer to collectively to as the "Advertising/Marketing Group") including:

  . Co-Active Marketing Group, Inc.

  . Grey Advertising, Inc.

  . HA-LO Industries, Inc.

  . Interpublic Group of Companies, Inc.

  . Omnicom Group, Inc.

   The second group included several firms that engage in IT services application development and management (which we refer to collectively to as the "IT Application Developers Group") including:

  . Analysts International Corp.

  . Computer Horizons Corp.

  . Computer Task Group, Inc.

  . Cotelligent, Inc.

  . Keane, Inc.

  . RWD Technologies, Inc.

   Leapnet was compared to the Advertising/Marketing Group and SPR was compared to the IT Application Developers Group. Legg Mason observed that over the period from January 26, 1999 to January 25, 2000, the market price of Leapnet common stock increased 82.6%, compared with a mean decrease of 3.1% for the Advertising/Marketing Group. Legg Mason also observed that over the same period, the market price of SPR common stock decreased 76.1%, compared with a mean decrease of 32.8% for the IT Application Developers Group.

   In addition to market return, Legg Mason compared data and ratios including, among other things, enterprise value or levered market capitalization (current stock price multiplied by shares outstanding plus debt minus cash and cash equivalents) to latest twelve months ("LTM") revenues. LTM earnings before interest, tax, depreciation and amortization ("EBITDA"), and LTM earnings before interest and taxes ("EBIT"), as well as calendar year 1999 and 2000 estimated price-to-earnings ("P/E") ratios (estimates provided by First Call) and calendar year 2000 P/E multiples to five-year growth rates. First Call is a service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

                                                      Advertising/Marketing
                                                   ----------------------------
                                           Leapnet Maximum Mean  Median Minimum
                                           ------- ------- ----- ------ -------
   Enterprise Value/LTM Revenues..........   2.4x    3.7x   1.8x  0.8x    0.5x
   Enterprise Value/LTM EBITDA............  72.3x   36.5x  17.5x 15.1x    6.8x
   Enterprise Value/LTM EBIT.............. 268.4x   26.5x  19.7x 22.3x    7.6x

                                                      Advertising/Marketing
                                                   ----------------------------
                                           Leapnet Maximum Mean  Median Minimum
                                           ------- ------- ----- ------ -------
   Calendar Year 1999 P/E Multiple........ 167.7x  137.5x  42.7x 42.7x   39.5x
   Calendar Year 2000 P/E Multiple........  65.8x   52.4x  42.2x 39.7x   34.4x
   Calendar Year 2000 P/E Multiple to
    Five-Year Growth Rate.................   3.3x    2.6x   2.4x  2.3x    2.2x

                                                    IT Application Developers
                                                   ----------------------------
                                             SPR   Maximum Mean  Median Minimum
                                           ------- ------- ----- ------ -------
   Enterprise Value/LTM Revenues..........   0.4x    1.8x   0.7x  0.8x    0.4x
   Enterprise Value/LTM EBITDA............    NEG   10.2x   7.9x  7.9x    6.0x
   Enterprise Value/LTM EBIT..............    NEG   11.6x   9.6x  9.6x    8.3x

                                                    IT Application Developers
                                                   ----------------------------
                                             SPR   Maximum Mean  Median Minimum
                                           ------- ------- ----- ------ -------
   Calendar Year 1999 P/E Multiple........    NEG   23.7x  19.9x 21.2x   13.3x
   Calendar Year 2000 P/E Multiple........  81.7x   30.0x  25.4x 28.1x   15.4x
   Calendar Year 2000 P/E Multiple to
    Five-Year Growth Rate.................   4.9x    1.8x   1.5x  1.5x    1.1x

   The implied exchange ratio for this analysis was 1.41x utilizing the enterprise value to LTM revenues multiple.

   No company utilized in the peer group comparison analysis is identical to Leapnet or SPR. In evaluating the peer groups, Legg Mason made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Leapnet or SPR, such as the impact of competition on the businesses of Leapnet or SPR and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Leapnet or SPR or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

   (c) Selected Precedent Transaction Analysis. Legg Mason analyzed certain information relating to selected precedent transactions in the advertising and marketing industry (the "Selected Advertising/Marketing Transactions") including:

  . the acquisition of NFO Worldwide Inc. by Interpublic Group of Companies

  . the acquisition of Marketing Facts, Inc. by Aegis Group, Plc.

  . the acquisition of Cassidy Companies, Inc. by Interpublic Group of
    Companies

  . the acquisition of the Financial Relations Board by True North
    Communications, Inc.

   Legg Mason also analyzed certain information relating to selected precedent transactions in the IT industry (the "Selected IT Transactions") including:

  . the acquisition of Acuity Technology Services, L.L.C. by Metro
    Information Services, Inc.

  . the acquisition of Metier, Inc. by Syntel, Inc.

  . the acquisition of Neverdahl-Loft & Associates, Inc. by IMRglobal Corp.

  . the acquisition of Integrated Computer Management by Computer Horizons
    Corp.

  . the acquisition of Counseltec LLC by Affiliated Computer Services, Inc.

  . the acquisition of Data Processing Resources Corporation by Compuware
    Corp.

   Such analysis indicated that for the Selected Advertising/Marketing Transactions, enterprise value or aggregate consideration as a multiple of LTM revenues ranged from 2.02x to 1.03x with a mean of 1.66x. There was insufficient publicly available information to determine enterprise value or aggregate consideration as a multiple of EBITDA or equity value as a multiple of net income for the Advertising/Marketing transactions.

   Legg Mason analyzed certain information related to selected transaction in the IT industry. Such analysis indicated that for the Selected IT Transactions, enterprise value or aggregate consideration as a multiple of LTM revenues ranged from 1.57x to 0.98x with a mean of 1.27x. There was insufficient publicly available information to determine aggregate consideration as a multiple of EBITDA or equity value as a multiple of net income for the IT transactions.

The implied exchange ratio for this analysis was 2.09x.

   No company, transaction or business used in the "Selected Precedent Transaction Analysis" as a comparison is identical to Leapnet or SPR or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical. Instead, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the peer companies, selected transactions or the business segment, company or transaction to which they are being compared.

   (d) Discounted Cash Flow Analysis. Legg Mason performed a discounted cash flow analysis of Leapnet and SPR using projections provided by the respective company managements. Legg Mason calculated a net present value of estimated free cash flows for the calendar years 2000 through 2004 using discount rates of 16.6% and 17.7%, for Leapnet and SPR, respectively. Legg Mason calculated terminal values in the year 2004 based on dividing projected net operating profit after taxes by the respective discount rate. These terminal values were then discounted to present value using the applicable discount rate. Using the foregoing terminal values and discounted cash flows for Leapnet and SPR, equity value per share for Leapnet and SPR was $5.07 and $6.56 per share, respectively.

The implied exchange rate utilizing these values was 1.29x.

   (e) Contribution Analysis. Legg Mason analyzed the percentage contribution of Leapnet to pro forma combined results prior and subsequent to the merger, using financial data supplied by Leapnet and SPR management. Legg Mason calculated that Leapnet's percentage contribution to combined revenues and net income would be:

      Year                                                  Revenues Net Income
      ----                                                  -------- ----------
      1999.................................................  38.8%       NMF
      2000.................................................  40.9%      63.9%
      2001.................................................  46.3%      61.9%
      2002.................................................  51.2%      60.5%

   As described above, Legg Mason's opinion and presentation to the Leapnet board of directors was one of many factors taken into consideration by the Leapnet board of directors in making its determination to recommend the merger agreement and the transactions contemplated thereby. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Leapnet board of directors or the management of Leapnet with respect to the value of SPR or whether the Leapnet board of directors would have been willing to agree to a different exchange ratio. None of SPR, Leapnet, Legg Mason or any other person assumes responsibility if future results are materially different from those projected.

   In the ordinary course of its business, Legg Mason and its affiliates may actively trade the equity securities of Leapnet and SPR for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Legg Mason and its affiliates in the ordinary course of business may in the future provide commercial and investment banking services to SPR and Leapnet, including serving as a financial advisor in potential acquisitions and as an underwriter on equity offerings, and may in the future receive fees for the rendering of such services.

   Pursuant to an engagement letter dated January 14, 2000, Leapnet engaged Legg Mason to provide financial advisory services to the Leapnet board of directors in connection with the merger, including, among other things, rendering its opinion and making the presentation referred to above. Legg Mason received a retainer of $100,000. Following delivery of its opinion, Legg Mason is to be paid an additional $100,000. This $200,000 aggregate payment is non-refundable. If the transaction is consummated, Legg Mason will be paid an additional fee of $145,000. In addition, Leapnet has agreed to reimburse Legg Mason for its out-of-pocket expenses, including attorney's fees, incurred in connection with its engagement and to indemnify Legg Mason and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws and to pay $25,000 (none of which is refundable) for each update of its opinion.

Opinion of SPR's Financial Advisor

   Pursuant to an engagement letter dated January 17, 2000, SPR retained SG Cowen Securities Corporation to render an opinion to the board of directors of SPR as to the fairness, from a financial point of view, to the holders of SPR common stock of the exchange ratio.

   On January 27, 2000, SG Cowen delivered certain of its written analyses and its oral opinion to the SPR board, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of January 27, 2000, the exchange ratio in the transaction was fair, from a financial point of view, to the SPR stockholders. The full text of the written opinion of SG Cowen, dated January 27, 2000, is attached as Appendix C and is incorporated by reference. Holders of SPR common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen's analyses and opinion were prepared for and addressed to the SPR board and are directed only to the fairness, from a financial point of view, of the exchange ratio in the transaction, and do not constitute an opinion as to the merits of the transaction or a recommendation to any stockholder as to how to vote on the proposed transaction. The exchange ratio in the transaction was determined through negotiations between SPR and Leapnet, Inc. and not pursuant to recommendations of SG Cowen.

   In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

  . a draft of the merger agreement dated January 21, 2000;

  . certain publicly available information for the Company, including its annual reports filed on Form 10-K for each of the years ended December 31, 1997 and 1998, and its quarterly reports filed on Form 10-Q in 1999 for each of the fiscal quarters ended March 31, June 30 and September 30 and certain other relevant financial and operating data furnished to SG Cowen by SPR management;

  . certain publicly available information for Leapnet, including its annual reports filed on Form 10-K for each of the years ended January 31, 1997, 1998 and 1999, and its quarterly reports filed on Form 10-Q in 1999 for each of the quarters ended April 30, July 31 and October 31 and certain other relevant financial and operating data furnished to SG Cowen by Leapnet management;

  . certain internal financial analyses, financial forecasts, reports and other information concerning SPR and Leapnet, prepared by the management of SPR and Leapnet, respectively, and the amounts and timing of revenue benefits and cost savings expected to result from the transaction, furnished to SG Cowen by the management of SPR and Leapnet;

  . discussions SG Cowen has had with certain members of the managements of each of SPR and Leapnet concerning the historical and current business operations, financial conditions and prospects of SPR and Leapnet, the expected synergies as a result of the transaction and such other matters as SG Cowen deemed relevant;

  . certain operating results and the reported price and trading histories of the shares of the common stock of SPR and Leapnet as compared to operating results and the reported price and trading histories of certain publicly traded companies SG Cowen deemed relevant;

  . certain financial terms of the transaction as compared to the financial terms of certain selected business combinations SG Cowen deemed relevant;

  . based on SPR forecasts and Leapnet forecasts, the cash flows generated by SPR and Leapnet on a stand-alone basis to determine the present value of the discounted cash flows;

  . certain pro forma financial effects of the transaction including on an earnings accretion/dilution basis; and

  . such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.

   In conducting its review and arriving at its opinion, SG Cowen, with SPR's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by SPR and Leapnet or which was publicly available, and SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of SPR or Leapnet. SG Cowen further relied upon the assurance of management of SPR that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with SPR's consent, assumed that the financial forecasts and synergies provided to SG Cowen were reasonably prepared by the management of SPR, and reflected the best available estimates and good faith judgments of such management as to the future performance of SPR and the expected synergies resulting from the transaction. Management of each of SPR and Leapnet confirmed to SG Cowen, and SG Cowen assumed, with SPR's consent, that each of the financial forecasts and synergies with respect to SPR and Leapnet provided a reasonable basis for its opinion.

   SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of SPR or Leapnet, nor was SG Cowen furnished with any such materials. With respect to all legal matters relating to SPR and Leapnet, SG Cowen relied on the advice of legal counsel to SPR. SG Cowen expresses no opinion with respect to any legal matter. SG Cowen's services to SPR in connection with the transaction were comprised solely of rendering an opinion from a financial point of view of the exchange ratio. SG Cowen's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion, and SG Cowen expressly disclaims any responsibility to do so. Additionally, SG Cowen was not authorized or requested to, and did not, solicit alternative offers for SPR or its assets, nor did SG Cowen investigate any other alternative transactions that may be available to SPR.

   In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the transaction will be satisfied without waiver thereof. SG Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained, and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the transaction. SPR informed SG Cowen, and SG Cowen assumed, that the transaction (i) will be recorded as a purchase transaction under generally accepted accounting principles and (ii) will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

   SG Cowen's opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed transaction. SG Cowen's opinion does not imply any conclusion as to the likely trading range for SPR or Leapnet common stock following consummation of the transaction or otherwise, which may vary depending on numerous factors that generally influence the price of securities. SG Cowen's opinion is limited to the fairness, from a financial point of view, of the exchange ratio in the transaction. SG Cowen expresses no opinion as to the underlying business reasons that may support the decision of the SPR board to approve, or SPR's decision to consummate, the transaction.

   The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of SPR and Leapnet the assumptions on which such analyses were based and other factors, including the historical and projected financial results of SPR and Leapnet. No limitations were imposed by the SPR board with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

   Analysis of Premiums Paid in Selected Transactions. SG Cowen reviewed the premium of the offer price over the trading prices 1 trading day and 4 weeks prior to the announcement date of selected acquisition transactions in the IT Services industry (the "IT Services Transactions") announced since December 5, 1997.

   The following table presents the premium of the offer prices over the trading prices 1 day and 4 weeks prior to the announcement date for the IT Services Transactions and the premiums implied for SPR, based on the exchange ratio in the transaction pursuant to the agreement. The information in the table is based on the closing stock price of SPR stock on January 24, 2000.

                                       Premiums Paid
                                           for:
                                        IT Services
                                       Transactions         Premium Implied
                                       ---------------   by Exchange Ratio in
      Premiums Paid to Stock Price:    Median   Mean    the Transaction for SPR
      -----------------------------    ------   -----   -----------------------
      1 day prior to announcement      17.4%    28.3%            34.8%
      4 weeks prior to announcement    33.8%    39.1%            23.8%

   Analysis of Certain Transactions (SPR). SG Cowen reviewed the financial terms, to the extent publicly available, of 23 IT Services Transactions which were announced or completed since December 5, 1997. These transactions were (listed as acquiror/target):

  . Sapient Corp./ Exor Technologies Inc.

  . Complete Business Solutions/ Costello & Associates

  . Romac International/ Source Services Corp

  . Renaissance Worldwide, Inc./ Triad, Inc.

  . Aris Corp./ InTime Systems International, Inc.

  . Data Processing Resources Corp./ Systems & Programming Consulting

  . CACI International Inc./ QuesTech, Inc.

  . Keane Inc./ Icom Systems

  . Cambridge Technology Partners/ Excell Data Corporation

  . Logica PLC/ Carnegie Group, Inc.

  . Electronic Data Systems/ MCI Systemhouse

  . Intelligroup, Inc./ Empower Solutions

  . Maximus/ Control Software

  . Metamor Worldwide/ GE Capital Consulting

  . Welsh, Carson/ BancTec, Inc.

  . Getronics NV/ Wang Laboratories

  . Dendrite International, Inc./ CorNet International Ltd.

  . KPMG/ Softline Systems & Integrators, Inc.

  . Future Next Consulting/ Core Technologies Group

  . GTCR Golder Rauner, LLC/ Metamor Software Solutions

  . Compuware Corp./ Data Processing Resources Corp.

  . Razorfish, Inc./ i-Cube

  . Computer Sciences Corporation/ Nichols Research Corporation

   SG Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") of acquired companies in the IT Services Transactions as a multiple of latest reported twelve month ("LTM") revenues and earnings before interest expense and income taxes ("EBIT"), and also examined the multiples of equity value in the IT Services Transactions to LTM earnings.

   The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues and LTM EBIT, and the ratio of equity value to LTM earnings. The information in the table is based on the closing stock price of SPR stock on January 24, 2000.

                                         Multiples for IT Services  Multiples
                                               Transactions        Implied by
                                         ------------------------- transaction
                                          Low  Mean  Median  High    for SPR
                                         ----- ----- ------ ------ -----------
      Enterprise Value as a ratio of:
        LTM Revenue..................... 0.54x 1.89x 1.38x  11.43x    0.61x
        LTM EBIT........................ 11.5x 22.6x 15.9x   47.1x    44.2x
      Equity Value as a ratio of:
        LTM Earnings.................... 15.4x 33.5x 25.2x   62.3x    40.0x

   Although the IT Services Transactions were used for comparison purposes, none of those transactions is directly comparable to the transaction, and none of the companies in those transactions is directly comparable to SPR. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or SPR to which they are being compared.

   Analysis of Certain Transactions (Leapnet). SG Cowen reviewed the financial terms, to the extent publicly available, of 14 transactions (the "Internet Transactions") involving the acquisition of companies in the Internet Integration business, which were announced or completed since March 31, 1998, and of 8 transactions (the "Advertising Transactions") involving the acquisition of companies in the Advertising industry, which were announced or completed since May 16, 1997. These transactions were (listed as acquiror/target):

   Internet Transactions:

  . Whittman-Hart, Inc./USWeb Corp.

  . Macromedia, Inc./Adromedia, Inc.

  . Razorfish, Inc./i-Cube

  . AnswerThink Consulting Group/THINK New Ideas

  . i-Cube/Conduit Communications

  . Exodus Communications, Inc./Cohesive Technology Solutions, Inc.

  . Verio/Web Communications

  . Sapient Corp./Adjacency, Inc.

  . Sapient Corporation/Studio Archetype, Inc.

  . US Interactive/Digital Evolution

  . Think New Ideas/InterWeb Inc.

  . Platinum Software/Vivid Studios

  . Metamor Worldwide/NDC Group

  . Renaissance Worldwide, Inc./Neoglyphics Media Corp.

   Advertising Transactions:

  . Cordiant Communications/Healthworld

  . TMP Worldwide Inc./LIDA Advertising Inc.

  . Source Information Management/Brand Manufacturing Corp.

  . Prepaid Legal Services Inc./TPN Inc.

  . Chancellor Media Corp./Martin Media L.P.

  . Snyder Communications, Inc./Arnold Communications, Inc.

  . X-ceed Inc./Zabit & Associates Inc.

  . CKS Group, Inc./Sitespecific, Inc.

   SG Cowen reviewed the Enterprise Value of acquired companies in the Internet Transactions and Advertising Transactions as a multiple of LTM revenues and LTM EBIT, and also examined the multiples of equity value in the Internet Transactions and Advertising Transactions to LTM earnings.

   The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues and LTM EBIT, and the ratio of equity value to LTM earnings. The information in the table is based on the closing stock price of Leapnet stock on January 21, 2000.

                                            Multiples for Internet
                                                and Advertising
                                                 Transactions
                                           -------------------------  Leapnet
                                            Low  Mean  Median  High  Multiples
                                           ----- ----- ------ ------ ---------
      Enterprise Value as a ratio of:
        LTM Revenue....................... 0.88x 4.99x 3.57x  14.63x   2.20x
        LTM EBIT.......................... 16.4x 24.1x 22.1x   40.1x      NM
      Equity Value as a ratio of:
        LTM Earnings...................... 21.3x 39.1x 37.2x   70.2x      NM

   Although the Internet Transactions and Advertising Transactions were used for comparison purposes, none of those transactions is directly comparable to the transaction, and none of the companies in those transactions is directly comparable to Leapnet. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Leapnet to which they are being compared.

   Analysis of Certain Publicly Traded Companies (SPR). To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for SPR to the corresponding financial data and ratios of nine other companies (the "Selected Companies") whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of SPR. These companies were:

  . The A Consulting Team

  . Aris Corporation

  . Atlantic Data Services

  . Brightstar Information Technology Group

  . Computer Horizons

  . Computer Task Group

  . DA Consulting Group

  . IMRglobal

  . Tier Technologies


   The data and ratios included the Enterprise Value of the Selected Companies as multiples of LTM and projected calendar year ("CY") 2000 and LTM EBIT. SG Cowen also examined the ratios of the current share prices of the Selected Companies to the LTM earnings per share ("EPS") and estimated CY2000 EPS (in each case, as available from research analyst reports or, if not so available, First Call) for the Selected Companies.

   The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM and projected CY2000 revenues and LTM EBIT, and the ratio of equity value to LTM earnings and estimate for CY2000 earnings. The information in the table is based on the closing stock price of SPR stock on January 24, 2000.

                                   Selected Company
                                      Multiples
                               ------------------------ Multiple Implied by Exchange Ratio
                                Low  Mean  Median High      in the transaction for SPR
                               ----- ----- ------ ----- ----------------------------------
      Enterprise Value as a
       ratio of:
        LTM Revenue........... 0.14x 0.92x 0.93x  1.81x               0.61x
        CY2000 Revenue........  0.53  0.98  0.95   1.51                0.68
        LTM EBIT..............   7.8  12.6  11.0   23.9                44.2
      Equity Value as a ratio
       of:
        LTM Earnings.......... 14.0x 30.8x 22.4x  74.3x               40.0x
        CY2000 Earnings.......  10.9  26.4  19.9   53.4               106.6

   Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to SPR. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or SPR to which they are being compared.

   Analysis of Certain Publicly Traded Companies (Leapnet). To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Leapnet to the corresponding financial data and ratios of seven Internet Integration/Branding companies (the "Selected Internet Companies") and six Advertising/Marketing Communications companies (the "Selected Advertising Companies") whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Leapnet. These companies were:

   Selected Internet Companies

  . Answerthink Consulting Group

  . iXL Enterprises

  . K2 Design

  . Modem Media.Poppe Tyson

  . Scient

  . Viant

  . Xceed

   Selected Advertising Companies

  . Alternate Marketing Networks

  . Coactive Marketing Group

  . GenesisIntermedia.com

  . Grey Advertising

  . Marketing Services Group

  . Obie Media Corp.

   The data and ratios included the Enterprise Value of the Selected Internet Companies and Selected Advertising Companies as multiples of LTM, last quarter annualized ("LQA") and projected CY2000 revenues. SG Cowen also examined the ratios of the current share prices of the Selected Internet Companies and Selected Advertising Companies to the estimated CY2000 EPS (in each case, as available from research analyst reports or, if not so available, First Call) for the Selected Internet Companies and Selected Advertising Companies.

   The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM, LQA and projected CY2000 revenues, and the ratio of equity value to the estimated CY2000 earnings. The information in the table is based on the closing stock price of Leapnet stock on January 21, 2000.

                                    Selected Internet and
                                    Advertising Companies
                                   -------------------------
                                   Low   Mean   Median High   Leapnet Multiple
                                   ----  -----  ------ -----  ----------------
      Enterprise Value as a ratio
       of:
        LTM Revenue..............  0.27x 16.99x  5.34x 58.11x       2.20x
        LQA Revenue..............  0.30  10.31   4.53  51.50        2.05
        CY2000 Revenue...........  1.51  10.08   4.95  29.80        1.79
      Equity Value as a ratio of:
        CY2000 Earnings..........  22.9x  81.9x  65.1x 157.6x       51.9x

   Although the Selected Internet Companies and Selected Advertising Companies were used for comparison purposes, none of those companies is directly comparable to Leapnet. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Internet Companies and Selected Advertising Companies and other factors that could affect the public trading value of the Selected Internet Companies and Selected Advertising Companies or Leapnet to which they are being compared.

   Historical Exchange Ratio Analysis. SG Cowen analyzed the ratios of the closing prices of SPR common stock to those of Leapnet common stock over various periods ending January 24, 2000. The table below illustrates the ratios for those periods.

      Period                                                               Ratio
      ------                                                               -----
      Latest 5 trading days average.......................................  1.00
      Latest 10 trading days average......................................  1.06
      Latest 30 trading days average......................................  1.02
      Latest 60 trading days average......................................  0.92
      Latest 90 trading days average......................................  1.07
      Latest 180 trading days average.....................................  1.62
      Latest 250 trading days average.....................................  2.18
                                                                           -----
      Implied Exchange Ratio for SPR...................................... 1.085

   Stock Trading History. To provide contextual data and comparative market data, SG Cowen reviewed the historical market prices of SPR common stock for the twelve month period ended January 21, 2000. SG Cowen noted that over the indicated period the high and low prices for shares of SPR were:

  . $22.44 and $3.44 for the 12 month period

   SG Cowen also reviewed the historical market prices of Leapnet common stock from for the twelve month period ended January 21, 2000. SG Cowen noted that over the indicated periods the high and low prices for shares of Leapnet common stock were:

  . $9.75 and $1.94 for the 12 month period

   Contribution Analysis. SG Cowen analyzed the respective contributions of LTM, LQA and projected CY2000 revenues and LTM Net Income of SPR and Leapnet to the combined company, based upon the historical and projected financial results of SPR and Leapnet prepared by managements of both SPR and Leapnet.

                                                         % of Combined Company
                                                       -------------------------
                                                         Leapnet        SPR
                                                       Contribution Contribution
                                                       ------------ ------------
      Operating Results
        Revenue
          LTM.........................................      34%          66%
          LQA.........................................      40           60
          CY2000E.....................................      41           59
        Net Income
          CY2000E.....................................      64%          36%

   Pro Forma Ownership Analysis. SG Cowen analyzed the pro forma ownership in the combined company by the holders of SPR and noted that holders of SPR common stock would own approximately 13,915,433 shares of common stock of the combined company.

   Discounted Cash Flow Analysis (SPR). SG Cowen estimated a range of values for SPR common stock based upon the discounted present value of the projected after-tax cash flows of SPR described in the financial forecasts provided by management of SPR, and in the financial forecasts on a fully taxed basis, for the fiscal years ended December 31, 2000 through December 31, 2004, and of the terminal value of SPR at December 31, 2004, based upon multiples of revenue. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of SPR. In performing this analysis, SG Cowen utilized discount rates ranging from 16.0% to 20.0%, which were selected based on the estimated industry weighted average cost of capital. SG Cowen utilized terminal multiples of revenue ranging from 0.5 times to 0.9 times, these multiples representing the general range of multiples of revenue for the Selected Companies.

   Utilizing this methodology, the per share equity value of SPR ranged from:

  . $6.91 to $9.34 per share, based on the fully taxed financial forecasts

  The transaction value per share of SPR common stock based on the price of Leapnet stock on January 24, 2000 is $7.12.

   Discounted Cash Flow Analysis (Leapnet). SG Cowen estimated a range of values for Leapnet common stock based upon the discounted present value of the projected after-tax cash flows of Leapnet described in the financial forecasts provided by management of Leapnet, and in the financial forecasts on a fully taxed basis, for the calendar years ended December 31, 2000 through December 31, 2004, and of the terminal value of Leapnet at December 31, 2004, based upon multiples of revenue. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Leapnet. In performing this analysis, SG Cowen utilized discount rates ranging from 24.0% to 28.0%, which were selected based on the estimated industry weighted average cost of capital. SG Cowen utilized terminal multiples of revenue ranging from 2.0 times to 3.0 times, these multiples representing the general range of multiples of revenue for the Selected Internet Companies and Selected Advertising Companies.

   Utilizing this methodology, the per share equity value of Leapnet ranged from:

  . $7.63 to $12.28 per share, based on the fully taxed financial forecasts

   The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the SPR board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of SPR and Leapnet. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of SPR, Leapnet, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the SPR board in making its decision to enter into the agreement and should not be considered as determinative of such decision.

   SG Cowen was selected by the SPR board to render an opinion to the SPR board because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, SG Cowen and its affiliates may trade the equity securities of SPR and Leapnet for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business may in the future provide commercial and investment banking services to SPR and Leapnet, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and may in the future receive fees for the rendering of such services.

   SG Cowen received a retainer fee of $50,000. If the transaction is consummated, SG Cowen will be paid a fee of $700,000 for rendering its opinion. If the transaction is not consummated, the fee will be $350,000. Additionally, SPR has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between SPR and SG Cowen, and the SPR board was aware of the arrangement, including the fact that a significant portion of the fee payable to SG Cowen is contingent upon the completion of the transaction.

Interests of Leapnet and SPR Directors and Management in the Merger

   Executive officers and members of the boards of both Leapnet and SPR have interests in the merger that differ from the interests of other stockholders generally. Both boards were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

   The merger agreement provides that after the effective time of the merger:

  . Leapnet will indemnify present and former directors and officers of SPR against all claims arising out of actions or omissions occurring on or prior to the effective time to the fullest extent permitted by law, including as provided for in the charter and by-laws of SPR and the indemnification actually provided by SPR as of the date of the merger agreement; and

  . Leapnet will maintain in effect for at least six years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by SPR, Leapnet and their subsidiaries respectively (except that Leapnet may substitute policies with coverage in amount and scope substantially similar to such existing policies, provided that Leapnet is not required to pay aggregate premiums in excess of 200% of the aggregate premium paid by SPR in 1999 on an annualized basis) with respect to any claims arising from facts or events which occurred on or before the effective time of the merger.

   At the time of the merger, stock options with an exercise price of $5.1067 a share totaling 62,654 SPR shares for Stephen J. Tober, SPR's Chief Operating Officer, and 28,196 SPR shares for Stephen T. Gambill, SPR's Chief Financial Officer, will vest and become immediately exercisable.

   At the time of the merger, Leapnet will appoint Frederick A. Smith, Leapnet's Chairman and Chief Executive Officer, to be a director and chairman of the combined company, Robert M. Figliulo, SPR's Chairman and Chief Executive Officer, to be a director and the Vice Chairman and Chief Executive Officer of the combined company, Robert C. Bramlette, Leapnet's Chief Legal Officer, to be the Chief Legal Officer of the combined company, and Stephen J. Tober, SPR's Chief Operating Officer, to be the President and Chief Operating Officer of the combined company.

   On January 27, 2000, the management employment agreements for each of Robert Figliulo, David Figliulo and Steve Tober were amended to modify the bonus program provisions in each agreement. The bonus program provision enabled the officers to receive a bonus if SPR's common stock price reaches certain target levels. The existing management employment agreements also provided that the officers were to receive the middle range target bonus if a change of control of SPR occurred. The amendments to each agreement deleted the change of control provision and, to the extent the proposed merger is consummated, amended the bonus program provision to enable the officers to receive the same bonus if Leapnet's common stock price reaches the same target levels.

Effective Time

   The merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The filing of the certificate of merger is required to occur no later than the first business day after the satisfaction or waiver of the closing conditions set forth in the merger agreement.

Accounting Treatment of the SPR Merger

   We intend to account for the SPR merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of Leapnet and SPR will be included in the consolidated financial statements of the combined company. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of SPR will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

Regulatory Approvals

   The parties have concluded that the merger is not subject to the notification and specified waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules. However, at any time before or after consummation of the merger, any state could take any action under its antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of particular assets of Leapnet or SPR. Private parties also may seek to take legal action under antitrust laws. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. We cannot be sure that a challenge to the merger will not be made or, if such challenge is made, that we will prevail.

Other Effects Of The Merger; Delisting Of SPR Shares

   After the merger, SPR stockholders will become stockholders of Leapnet. The rights of all such stockholders will be governed by the certificate of incorporation and bylaws of Leapnet. For a description of the difference between the rights of Leapnet and SPR stockholders, see "Comparison of Rights of Leapnet Stockholders and SPR Stockholders."

   If the merger is consummated, shares of SPR common stock will cease to be listed on The Nasdaq National Market. In addition, SPR will deregister the SPR common stock under the Exchange Act and, accordingly, will no longer be required to file periodic reports pursuant to the Exchange Act.

No Appraisal Rights

   Under Delaware corporate law, holders of SPR common stock are not entitled to exercise dissenters' appraisal rights in connection with the merger because, on the record date, SPR common stock was designated and quoted for trading on The Nasdaq National Market and will be converted into shares of Leapnet common stock, which at the effective time of the merger will be listed on The Nasdaq National Market.

   Holders of Leapnet common stock prior to the merger are also not entitled to appraisal rights in connection with the merger.

Material Federal Income Tax Consequences

   In the opinion of Winston & Strawn, tax counsel to SPR, subject to the qualifications set forth below and contained herein, the following summary sets forth the principal United States federal income tax consequences of the merger to holders of SPR common stock who exchange such stock for Leapnet common stock pursuant to the merger agreement. The following discussion only addresses the United States federal income tax consequences to stockholders who hold their SPR common stock as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or stockholders who are subject to special rules (including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold their SPR common stock as a hedge against currency risk, or a constructive sale, or conversion transaction, or holders who acquired their shares pursuant to the exercise of an employee stock options or otherwise as compensation). The following summary is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings, and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local, and foreign laws are not addressed herein. No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters discussed herein. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

HOLDERS OF SPR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

   It is a condition to the consummation of the merger that SPR receive an opinion from its counsel, Winston & Strawn, and that Leapnet receive an opinion from its counsel, Morrison & Foerster LLP, stating that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of

Section 368(a) of the Internal Revenue Code. The issuance of such opinions will be conditioned on certain assumptions set forth therein and on representations made by SPR, Brassie Corporation, and Leapnet. An opinion of counsel is not binding on the Internal Revenue Service or a court.

   Based on the above assumptions and qualifications, and assuming the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, holders of SPR common stock who exchange their SPR common stock for Leapnet common stock will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of fractional shares of Leapnet common stock. The aggregate tax basis in the Leapnet common stock received in the merger by each holder of SPR common stock will the same as his or her aggregate tax basis in the SPR common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the Leapnet common stock received in the merger by a holder of SPR common stock will include the holding period of the SPR common stock that he or she surrendered in the merger.

   Holders of SPR common stock who receive cash in lieu of fractional shares of Leapnet common stock in the merger generally will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Leapnet common stock that is allocable to the fractional share. The gain or loss generally will be capital gain or loss. In the case of an individual shareholder, capital gain is subject to a maximum tax rate of 20% if the individual held his or her SPR common stock for more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

Resale Restrictions And Lockup Agreements

   Leapnet common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares issued to any SPR stockholder who may be deemed to be an "affiliate" of SPR or Leapnet for purposes of Rule 145 under the Securities Act. Each such affiliate receiving Leapnet shares in the merger will agree not to transfer any Leapnet common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. This proxy statement/prospectus does not cover resales of Leapnet common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

Dividend Policy

   Since they began public trading, neither Leapnet nor SPR has ever paid dividends to its stockholders, nor does Leapnet expect to pay dividends in the foreseeable future.

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                              THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement. Leapnet and SPR urge you to read the entire merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the full text of the merger agreement.

The Merger

   At the effective time of the merger agreement, Brassie Corporation, a wholly owned subsidiary of Leapnet, will merge with and into SPR. As a result of the merger, SPR will become a wholly owned subsidiary of Leapnet.

Conversion of Securities

   Each share of SPR common stock issued and outstanding immediately before the effective time of the merger will automatically convert into the right to receive 1.085 shares of Leapnet common stock. If a stock split, stock dividend or similar transaction takes place before the effective time of the merger, the exchange ratio will adjust accordingly. Leapnet will not issue any fractional shares. Instead of receiving a fractional share, an SPR stockholder will receive cash equal to the same fraction of the closing price of the Leapnet common stock on the day of the closing.

Treatment of SPR Stock Options

   At the closing, Leapnet will assume each outstanding option to purchase shares of SPR common stock that is then outstanding and unexercised. Each option will continue to have the same terms and conditions as before the closing, except that the option will be exercisable, or will become exercisable on vesting in accordance with its terms (which provides for accelerated vesting upon the closing), for the number of shares of Leapnet common stock equal to the number of shares of SPR common stock purchasable under the original option times 1.085. The exercise price per share of Leapnet common stock of the assumed SPR options will be equal to the exercise price per share of SPR common stock under the original SPR options divided by 1.085.

   On March 21, 2000, options to purchase a total of 1,577,778 shares of SPR common stock were outstanding, at a weighted average exercise price of approximately $6.16 per share, at exercise prices ranging from $3.75 to $21.00 per share.

Exchange of Shares

   Leapnet presently plans to retain the services of First Chicago Trust Company of New York to act as exchange agent to facilitate the exchange of shares. After the effective time, the exchange agent will mail a letter of transmittal and instructions to each holder of record of SPR common stock. When an SPR stockholder surrenders share certificates to the exchange agent, the stockholder will receive a certificate for a number of whole shares of Leapnet common stock equal to the exchange ratio multiplied by the number of shares of SPR common stock surrendered, plus a check for any dividends declared and paid on Leapnet common stock after the effective time, and the value of fractional shares. SPR stockholders should not send in their SPR stock certificates until they receive a letter of transmittal.

   Stockholders who request that the shares of Leapnet common stock be issued in a different name than the one on the SPR stock certificates they surrender must pay any transfer or other taxes required by the change or demonstrate that the tax has been paid or is not applicable.

   The stock transfer books of SPR will close at the effective time and no further transfers of SPR shares will take place. After the effective time, SPR certificates surrendered in accordance with the merger agreement will be cancelled and exchanged for Leapnet shares.

Representations And Warranties

   The merger agreement contains substantially reciprocal representations and warranties of SPR and Leapnet customary for a transaction similar to the merger. None of the representations and warranties made in the merger agreement survive the closing of the merger.

Certain Covenants

   Each of Leapnet and SPR has undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants.

   No Solicitation. Leapnet and SPR have agreed that they and their subsidiaries and their directors, officers, affiliates will not take action to solicit or encourage, and will use its reasonable best efforts to cause their respective investment bankers, representatives and agents not to take action to solicit or encourage, an offer for an alternative acquisition transaction involving Leapnet or SPR of a nature defined in the merger agreement.

   Restricted actions include engaging in any discussions with, or furnishing any information to, a potential bidder or knowingly take any other action designed to facilitate an alternative transaction. However, Leapnet or SPR, as the case may be, is permitted to take these actions in response to an unsolicited offer if the board of Leapnet or SPR, as the case may be, determines in good faith after consultation with outside counsel that such action is required by its fiduciary duties and that the unsolicited offer is likely to result in a more favorable transaction for its stockholders. In such event, the Leapnet or SPR board, as the case may be, must inform the non-acting party of the material terms of the unsolicited offer no less than within one business day of such unsolicited offer being made or proposed to be made. Each of Leapnet and SPR must keep the other reasonably informed of the status and any material change to the terms of the unsolicited offer.

   SPR Board's Covenant To Recommend. The SPR board has agreed to recommend to SPR's stockholders the approval and adoption of the merger agreement and the merger. However, the SPR board may withhold or modify its recommendation if SPR board determines in good faith, after consultation with outside counsel, that such withdrawal or modification is required by its fiduciary duties.

   Leapnet Board's Covenant To Recommend. The Leapnet board has agreed to recommend the approval of the merger agreement and the issuance of shares of Leapnet common stock in the merger to Leapnet's stockholders. However, the Leapnet board may withhold or modify its recommendation if the Leapnet board determines in good faith, after consultation with outside counsel, that such withdrawal or modification is required by its fiduciary duties.

   Covenant To Hold Stockholder Meetings. Leapnet and SPR have agreed to submit the merger agreement and any related transactions to their stockholders at the meetings even if their boards of directors no longer recommend approval and adoption of the merger agreement and any related transactions.

   Conduct Of Business Of Leapnet And SPR. Leapnet and SPR are required to conduct their business in the ordinary course consistent with the past practice until the effective time of the merger and, subject to certain exceptions, may not engage in certain material transactions during this period.

   Cooperation Covenant. Leapnet and SPR have agreed to cooperate with each other to use their reasonable best efforts to take all actions and do all things necessary, proper or appropriate to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable.

   Indemnification And Insurance Of Leapnet And SPR Directors And Officers. The merger agreement provides that after the effective time of the merger:

  . Leapnet will indemnify present and former directors and officers of SPR against all claims arising out of actions or omissions occurring on or prior to the effective time to the fullest extent permitted by law, including as provided for in the charter and by-laws of SPR and the indemnification actually provided by SPR as of the date of the merger agreement; and

  . Leapnet will maintain in effect for at least six years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by SPR, Leapnet and their subsidiaries respectively (except that Leapnet may substitute policies with coverage in amount and scope substantially similar to such existing policies, provided that Leapnet is not required to pay aggregate premiums in excess of 200% of the aggregate premium paid by SPR in 1999 on an annualized basis) with respect to any claims arising from facts or events which occurred on or before the effective time of the merger, subject to certain cost limitations.

   Filing Of Registration Statement On Form S-8. Promptly following the closing date, Leapnet will file a Registration Statement on Form S-8 under the Securities Act covering the shares of Leapnet common stock issuable with respect to options to purchase SPR common stock assumed by Leapnet.

   Affiliate Letters. SPR has agreed to use its reasonable best efforts to obtain written agreements from each individual deemed an affiliate of SPR under the Securities Act of 1933, as amended.

   Accountant's Letter. Leapnet and SPR have agreed to use their reasonable best efforts to cause their respective independent accountants to deliver certain comfort letters to the other party.

   Certain Other Covenants. The merger agreement contains other mutual covenants of the parties that are typical for a transaction similar to the merger.

Additional Agreements--Directors of Leapnet Following the Closing

   Immediately following the closing, Leapnet's board of directors will consist of nine people: Frederick A. Smith, Leapnet's current Chairman and Chief Executive Officer, Robert M. Figliulo, SPR's current chairman and Chief Executive Officer, four other individuals to be designated by Leapnet, and three other individuals to be designated by SPR.

   Leapnet and SPR have also agreed that, at the closing, Frederick Smith will be appointed Chairman of the combined company, Robert M. Figliulo will be appointed Vice Chairman and Chief Executive Officer of the combined company, Robert C. Bramlette, Leapnet's current Chief Legal Officer, will be appointed Chief Legal Officer of the combined company, and Stephen J. Tober, SPR's current Chief Operating Officer, will be appointed President and Chief Operating Officer of the combined company.

Employee Benefit Plans

   After the closing, Leapnet will either continue the welfare benefit plans formerly maintained by SPR for the benefit of former SPR participants or offer coverage to those individuals under one or more of Leapnet's welfare benefit plans. If coverage under the Leapnet plans is utilized, all of the following will be true:

  . the Leapnet plans offer SPR employees coverage that is at least as favorable as that provided to Leapnet employees in similar circumstances,

  . the Leapnet plans credit service with SPR and its affiliates prior to the closing for purposes of any service and waiting period requirements,

  . Leapnet uses reasonable commercial best efforts to have its plans not provide any pre-existing condition exclusions for individuals who were not excluded under SPR's plans, and

  . the deductibles and co-payments in effect under Leapnet's plans will be reduced by the deductibles and co-payments paid by SPR employees under the corresponding SPR plans for the plan year in which the closing occurs. In addition, for purposes of all Leapnet compensation and benefit programs, service with SPR will be recognized as if it had been service with Leapnet or its affiliates, except where such crediting would result in a duplication of benefits or not be legally permissible.

   At the effective time of the merger agreement, SPR's Employee Stock Purchase Plan will terminate and all employees who were eligible to participate in that plan will be allowed to participate in Leapnet's Employee Stock Purchase Plan. SPR and Leapnet will evaluate whether the termination of any of their 401(k) plans is reasonable in light of the merger. Participants in any such terminated plan will be eligible to participate in a surviving 401(k) plan.

Conditions

   Neither Leapnet nor SPR will be obligated to complete the merger unless certain conditions are satisfied or are waived, including the following:

  . holders of the requisite majority of Leapnet common stock and SPR common stock must approve the merger agreement;

  . the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, must become effective under the Securities Act of 1933 and must not be the subject of any stop order or proceedings seeking a stop order;

  . no law, judgment, regulation or order may be in effect for either party that prevents the merger or is reasonably likely to cause material harm to Leapnet or SPR;

  . the waiting period under applicable federal antitrust laws, and any extension, must have expired or been terminated;

  . the shares of Leapnet common stock issuable to SPR stockholders in the merger shall have been registered under the Securities Act of 1933 and approved for quotation on The Nasdaq National Market System; and

  . each of Leapnet and SPR must receive an opinion of its tax counsel, Morrison & Foerster LLP and Winston & Strawn, respectively, stating that for United States federal income tax purposes the merger will qualify as a reorganization within the meaning of the Internal Revenue Code.

Additional Conditions to the Obligations of Leapnet

   The obligations of Leapnet and Brassie Corporation to effect the merger are also subject to the satisfaction or waiver of the following additional conditions:

  . SPR's representations and warranties remain true on the closing date;

  . SPR has performed in all material respects all of its obligations;

  . SPR has delivered an officers' certificate certifying the completion of certain closing conditions;

  . no material adverse change has occurred relating to SPR after the date of the agreement; and

  . SPR shall have provided written evidence that it has at least $40,000,000 in cash, cash equivalents or marketable securities on the closing date.

   If a condition is not satisfied because a party failed to fulfill its obligations under the merger agreement, the same party cannot use the failure of the condition to avoid its obligations under the merger agreement.

Additional Conditions to the Obligations of SPR

   SPR is not obligated to complete the merger unless the following additional conditions are satisfied or waived by SPR:

  . the representations and warranties of Leapnet remain true on the closing date;

  . Leapnet has performed in all material respects all its obligations;

  . Leapnet has delivered an officers' certificate certifying the completing of certain closing conditions;

  . no material adverse change has occurred relating to Leapnet after the date of the agreement; and

  . Leapnet shall have provided written evidence that it has at least
    $6,000,000 in cash, cash equivalents or marketable securities on the closing date.

   If a condition is not satisfied because a party failed to fulfill its obligations under the merger agreement, the same party cannot use the failure of the condition to avoid its obligations under the merger agreement.

Termination

   The merger agreement may be terminated at any time prior to the closing, whether before or after the SPR or Leapnet stockholder approval of the merger agreement, as follows:

  . by mutual written consent of Leapnet and SPR;

  . by either Leapnet or SPR if the merger is not completed by August 31, 2000, unless the party relying on this provision caused the delay;

  . if a court or other United States governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger, and that order, decree, ruling or other action has become final and non-appealable, so long as the party relying on this provision to terminate the merger agreement made reasonable attempts to prevent the imposition of the restraint, injunction or prohibition and to remove it;

  . if the SPR stockholders have not approved the merger agreement at the SPR stockholder meeting or any adjournment of that meeting;

  . if the Leapnet stockholders have not approved the merger at the Leapnet stockholders' meeting or any adjournment of that meeting;

  . by Leapnet, if SPR materially breached its representations, warranties or obligations under the merger agreement, and the breach or failure cannot be cured within 20 business days;

  . by Leapnet, if SPR's board of directors withdraws or adversely modifies its approval or recommendation of the merger, SPR fails to include the board's recommendation in the proxy statement, SPR's board recommends any other acquisition proposal, SPR or any of its directors or officers participate in discussions or negotiations regarding another acquisition proposal or other similar business transaction with third parties in material breach of the merger agreement, SPR's board resolves to do any of the foregoing or SPR consummates another acquisition proposal;

  . by SPR, if Leapnet materially breached its representations, warranties or obligations under the merger agreement, and the breach or failure cannot be cured within 20 business days; and

  . by SPR, if Leapnet's board of directors withdraws or adversely modifies its approval or recommendation of the merger, Leapnet fails to include the board's recommendation in the proxy statement, Leapnet's board recommends any other acquisition proposal, Leapnet or any of its directors or officers participate in discussions or negotiations regarding another acquisition proposal or other similar business transaction with third parties in material breach of the merger agreement, Leapnet's board resolves to do any of the foregoing or Leapnet consummates another acquisition proposal;

   If the agreement terminates, Leapnet and SPR will each continue to have an obligation to keep the other party's nonpublic information confidential, and the parties will have the obligation to share equally the costs and expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus. In addition, the merger agreement obligates payment of a termination fee of $3,500,000 under the following circumstances:

  . if an acquisition proposal or the intention to make an acquisition proposal to either SPR or Leapnet shall have been made directly to the stockholders or such company, generally or otherwise publicly announced by such company or the person making the acquisition proposal, and the acquisition proposal or intention is not irrevocably and publicly withdrawn prior to the vote of such company's stockholders at the duly held stockholders' meeting, and thereafter the merger agreement is terminated by either party due to (i) the merger not occurring prior to August 31, 2000; or (ii) the requisite stockholder approval of such company's stockholders not having been obtained at the duly held stockholders' meeting; provided, however, that no termination fee will be payable to the company which was not subject to the acquisition proposal unless and until within twelve (12) months of such termination the company which was subject to the acquisition proposal or any of its subsidiaries enters into any acquisition agreement with respect to, or consummates any acquisition proposal, in which event the termination fee will be payable upon the first to occur of such events. Also, if either Leapnet or SPR consummates an acquisition proposal during the twelve (12) month period subsequent to such termination contemplated by this paragraph with the same person or an affiliate of the person that made and withdrew an acquisition proposal prior to such termination, such company will pay the termination fee; or prior to such termination, such company will pay the termination fee; or

  . if Leapnet or SPR terminate the merger agreement because the other party's board of directors has withdrawn or adversely modified its recommendation of the merger or the merger agreement, such other party failed to include its board's recommendation of the merger in this joint proxy statement/prospectus, such other party's board recommended another acquisition proposal, such other party or any of its directors or officers participated in discussions or negotiations regarding another acquisition proposal or similar business transaction with third parties in material breach of the merger agreement, such other party's board of directors resolved to do any of the foregoing or such other party consummated another acquisition proposal.

  . in lieu of a cash payment, Leapnet or SPR, as the case may be, can elect to pay the fee by issuing to the party owed the fee shares of its common stock of equivalent value.

  In the event of (i) a willful breach by the other party of any provision of the merger agreement in any material respect, or (ii) the intentional or knowing misrepresentation in connection with the merger agreement or the transactions contemplated thereby, the non-breaching party shall have all right, powers and remedies against the breaching party which may be available at law or in equity.

Expenses

   Each of Leapnet and SPR will bear its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, except that (a) the combined company shall pay any property or transfer taxes imposed on the combined company as a result of the merger and (b) the printing of the registration statement that includes this joint proxy statement/prospectus will be shared equally by Leapnet and SPR.

Amendment

   The merger agreement may be amended, either before or after the stockholders of SPR or Leapnet approve the merger, by an instrument in writing signed by the parties. However, after the stockholders of either party approve the merger, any later amendment which by law requires stockholder approval may only be made with such approval.

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                      EMPLOYEE INCENTIVE COMPENSATION PLAN

   This section of the joint proxy statement/prospectus describes the proposals to amend Leapnet's Employee Stock Incentive Plan. To the extent that the proposals relate to the Employee Stock Incentive Plan and the terms of the plan, the following description is qualified in its entirety by reference to the Employee Incentive Compensation Plan, which is attached as an Appendix F1 to this joint proxy statement/prospectus. You are urged to read the Employee Incentive Compensation Plan in its entirety.

   Leapnet stockholders are being asked to approve an amendment to Leapnet's Employee Incentive Compensation Plan that will increase the maximum number of shares of common stock authorized for issuance under the Employee Incentive Compensation Plan by an additional 5,000,000 shares from 5,000,000 shares to 10,000,000 shares to meet Leapnet's need for a bigger incentive pool for the larger employee base after the merger.

   The Employee Incentive Compensation Plan was adopted by Leapnet's board of directors and approved by its stockholders in May 1996. The Employee Incentive Compensation Plan was last amended in June 1999. In February 2000, Leapnet's board adopted the amendment to the Employee Incentive Compensation Plan, for which stockholder approval is now being sought at the Leapnet special meeting. Leapnet's Employee Incentive Compensation Plan is described below under "Leapnet's Employee Incentive Compensation Plan".

Vote Required

   The affirmative vote of the holders of a majority of the outstanding shares of Leapnet's common stock is required for approval of the amendment to the Employee Incentive Compensation Plan. Leapnet will need to increase the number of shares available for issuance under the Employee Incentive Compensation Plan to cover new options that may be issued after the merger. Should stockholder approval for this increase of authorized shares not be obtained, then Leapnet will not be able to make grants in excess of the shares previously authorized. The Employee Incentive Compensation Plan will, however, continue to remain in effect, and awards may continue to be made pursuant to the provisions of the Employee Incentive Compensation Plan in effect prior to the amendment summarized in this joint proxy/prospectus until the available reserve of common stock as last approved by the stockholders has been issued pursuant to the grants made under the Employee Incentive Compensation Plan.

Recommendation of the Board

   The board of directors recommends that the stockholders vote FOR the proposal to amend Leapnet's Employee Incentive Compensation Plan to increase the maximum number of shares of common stock authorized for issuance under the Employee Incentive Compensation Plan by an additional 5,000,000 shares to 10,000,000 shares.

                      DESCRIPTION OF LEAPNET CAPITAL STOCK

Leapnet's Transfer Agent And Registrar

   First Chicago Trust Company of New York, a division of Equiserve, is the transfer agent and registrar of the Leapnet common stock.

General

   Leapnet's current authorized capital stock consists of 100,000,000 shares, $0.01 par value per share, of common stock, and 20,000,000 shares, $0.01 par value per share, of preferred stock.

   The following summary of the terms and provisions of Leapnet's capital stock are not complete, and you should read Leapnet's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which have been filed as exhibits to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission in connection with the Leapnet IPO. See "Where You Can Find More Information."

Common Stock

   At the close of business on March 21, 2000 there were 14,867,249 shares of Leapnet common stock outstanding. Each stockholder is entitled to one vote for each share owned on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of preferred stock, stockholders are entitled to dividends that the board of directors may declare. The decision to declare dividends is made by the board of directors in its sole discretion, but the board of directors may only declare dividends if there are funds legally available to pay for the dividends.

   Stockholders are entitled to share ratably in the net assets of Leapnet upon liquidation after payment or provisions for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

   Stockholders have no preemptive rights to purchase shares of stock of Leapnet. Shares of common stock are not subject to any redemptive provisions and are not convertible into any other securities of Leapnet. All outstanding shares of common stock are, and the shares of common stock will, when issued by Leapnet in this offering, be fully paid and non-assessable.

Preferred Stock

   At the close of business on March 21, 2000, there were no shares of Leapnet preferred stock outstanding. Pursuant to Leapnet's certificate of incorporation, the board of directors has the authority, without further action by Leapnet's stockholders, to issue up to 20,000,000 shares of preferred stock. The board of directors may issue this stock in one or more series and may fix the rights, preferences, privileges and restrictions of this stock. Some of the rights and preferences that the board of directors may designate include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The board of directors may determine the number of shares constituting any series or the designation of such series. Any or all of the rights and preferences selected by the board of directors may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of Leapnet. Leapnet has no present plan to issue shares of preferred stock.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS

   The rights of Leapnet stockholders are currently governed by the Delaware General Corporation Law, Leapnet's certificate of incorporation and Leapnet's bylaws. The rights of SPR stockholders are currently governed by the Delaware General Corporation Law, SPR's certificate of incorporation and SPR's bylaws. Upon completion of the merger, the rights of SPR stockholders who become stockholders of Leapnet in the merger will be governed by the Delaware General Corporation Law, Leapnet's certificate of incorporation and Leapnet's bylaws.

   The following description summarizes the material differences which may affect the rights of stockholders of Leapnet and SPR but does not purport to be a complete statement of all such differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the Delaware General Corporation Law, Leapnet's certificate of incorporation, Leapnet's bylaws, SPR's certificate of incorporation and SPR's bylaws.

Capitalization

   Leapnet. Leapnet's authorized capital stock is described above under "Description of Leapnet Capital Stock."

   The Leapnet board of directors is authorized to issue preferred stock from time to time in one or more series, and to determine and fix voting powers, designations, preferences, and rights granted to or imposed upon any unissued series of preferred shares, including the rights and terms of dividends, redemption, conversion and liquidation preference, of the shares of any such series. The Leapnet board of directors, without stockholder approval, can issue Leapnet preferred stock with dividend, voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Leapnet common stock. Leapnet preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Leapnet or make removal of management more difficult. Additionally, issuing Leapnet preferred stock may cause the market price of Leapnet common stock to decrease.

   SPR. The total authorized shares of capital stock of SPR consist of (1) 25,000,000 shares of common stock, $0.01 par value per share, and (2) 3,000,000 shares of preferred stock, $0.01 par value per share. At the close of business on March 21, 2000, there were 12,825,284 shares of SPR common stock outstanding and no shares of SPR preferred stock outstanding.

   The SPR board of directors' right to issue preferred stock is similar to the right of the Leapnet board to issue preferred stock. The board of directors is authorized to issue preferred stock from time to time in one or more series, and to determine and fix voting powers, designations, preferences, and rights granted to or imposed upon any unissued series of preferred shares, including the rights and terms of dividends, redemption, conversion and liquidation preference, of the shares of any such series. The SPR board of directors, without stockholder approval, can issue SPR preferred stock with dividend, voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of SPR common stock. SPR preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of SPR or make removal of management more difficult. Additionally, issuing SPR preferred stock may cause the market price of SPR common stock to decrease.

Voting Rights

   Leapnet. Each holder of Leapnet common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

   SPR. Each holder of SPR common stock is entitled to one vote for each share held of record. Elections of directors are determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

Number, Election, Vacancy and Removal of Directors

   Leapnet. Leapnet's board of directors currently has six members. Leapnet's certificate of incorporation provides that the number of directors shall be determined from time to time by resolution adopted by the

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affirmative vote of a majority of the directors in office at the time of adoption of such resolution. Leapnet's certificate of incorporation and Leapnet's bylaws provide for a staggered board of directors. Leapnet's certificate of incorporation provides that a vacancy on the Leapnet board of directors or an increase in the number of directors may be filled by a majority of the directors then in office, even if less than a quorum. A director elected to fill a vacancy or newly created directorship will serve for the unexpired portion of the term of the director and until such director's successor will have been duly elected and qualified.

   SPR. SPR's board of directors currently has six members. SPR's certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time by resolution of SPR's board of directors. Under SPR's certificate of incorporation and bylaws, a vacancy or newly created directorship may be filled by a vote of a majority of the directors then in office, even if less than a quorum. A director elected to fill a vacancy or newly created directorship will serve until the next annual election and until such director's successor has been duly elected and qualified. SPR's certificate of incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least sixty-six percent of the shares of capital stock issued and outstanding and entitled to vote generally in the election of directors.

Amendments to Certificates of Incorporation

   Leapnet. Leapnet's certificate of incorporation reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by statute. Notwithstanding the foregoing, the affirmative vote of at least 80% of the votes entitled to be cast by the shares entitled to vote generally in the election of directors is required to amend, alter or repeal, or to adopt any provision inconsistent with Articles V or XI of the certificate of incorporation. Article V relates to the number and classes of the board of directors. Article XI deals with meetings following the closing of a public offering of Leapnet's common stock and notification provisions for special meetings. The amendment of Leapnet's certificate of incorporation requires the affirmative vote of a majority of the outstanding shares under the applicable provisions of the Delaware General Corporation Law.

   SPR. An amendment to SPR's certificate of incorporation requires the affirmative vote of a majority of the outstanding shares.

Amendments to Bylaws

   Leapnet. Leapnet's certificate of incorporation provides that Leapnet's bylaws may be altered, amended, or repealed by the board of directors or by the vote of stockholders representing at least 66 2/3% of the votes entitled to be cast by the shares entitled to vote generally for the election of directors if notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of such special meeting.

   SPR. SPR's bylaws may be altered, amended or repealed and new bylaws may be adopted by the directors at any regular or special meeting or by the stockholders at any regular or at any special meeting if notice of such alteration, amendment, repeal or adoption was given in the notice of such special meeting of the stockholders.

Stockholder Action in Lieu of Meeting

   Leapnet. Any action required or permitted to be taken at any annual or special meeting of stockholders of Leapnet may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock of Leapnet having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

   SPR. SPR's certificate of incorporation provides that stockholders may not take any action by written consent in lieu of a meeting.

Notice of Stockholder Actions

   Leapnet. Leapnet's bylaws provide that a stockholder must give advance written notice of nominations for election of directors and to properly bring business before an annual meeting of stockholders.

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   Nominations of persons for election to Leapnet's board of directors must be made by notice in writing and received by the Secretary of Leapnet at the principal executive offices of Leapnet not less than 60 nor more than 90 days prior to the meeting; provided, however, that if Leapnet has not "publicly disclosed" the date of the meeting at least 70 days prior to the meeting date, notice may be timely made by a stockholder if received by the Secretary of Leapnet not later than the close of business on the 10th day following the day on which Leapnet publicly disclosed the meeting date. Specific information regarding the nomination must be included in the notice.

   For business to be properly brought before an annual meeting by a stockholder, the stockholders must deliver written notice to, or mail such written notice so that it is received by, the Secretary of Leapnet, at the principal executive offices of Leapnet, not less than 60 nor more than 90 days prior to the first anniversary of the date of Leapnet's consent solicitation or proxy statement released to stockholders in connection with the previous year's election of directors or meeting of stockholders, except that if no annual meeting of stockholders or election by consent was held in the previous year or if the date of the annual meeting has been changed by more than 30 days from the previous year's meeting, a proposal shall be received by Leapnet within 10 days after Leapnet has "publicly disclosed" the date of the meeting. Specific information regarding the business must be included in the notice.

   SPR. SPR's certificate of incorporation and bylaws provide that a stockholder must give advance written notice of nominations for directors and of any other proposed business to be brought before an annual meeting of stockholders.

   Nominations for election to the board of directors of SPR at a meeting of stockholders, other than those made by or on behalf of the board of directors, must be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received not less than 60 days nor more than 90 days prior to such meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Specific information regarding the nomination must be included in the notice.

   For business to be properly brought before an annual meeting by a stockholder, if such business relates to a matter other than the election of directors of SPR, the stockholder must have given advance written notice to the Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of SPR not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of meeting was mailed or such public disclosure was made, whichever occurs first. Specific information regarding the business to be brought before the meeting must be included in the notice.


Special Stockholder Meetings

   Leapnet. Leapnet's bylaws provide that special meetings of Leapnet's stockholders may be called only by the board of directors. The business transacted at any special meeting of the stockholders shall be limited to the purposes stated in the notice for the meeting transmitted to the stockholders.

   SPR. SPR's certificate of incorporation and bylaws provide that special meetings of SPR's stockholders may be called only by the chairman of the board of directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Limitation of Personal Liability of Directors

   The Delaware General Corporation Law provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for the following:

  . any breach of the director's duty of loyalty to the corporation or its stockholders;

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  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  . violation of Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions;

  . any transaction from which the director derived an improper personal benefit; and

  . any act or omission prior to the adoption of such a provision in the certificate of incorporation.

   Leapnet. Leapnet's certificate of incorporation provides that no director will be personally liable to Leapnet or to its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except that a director will be liable to the extent provided by law as follows:


  . for any breach of the director's duty of loyalty to Leapnet or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law; and

  . for any transaction from which the director derived an improper personal benefit.

   SPR. SPR's certificate of incorporation provides that except to the extent the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of SPR will be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

Dividends


   Leapnet. Leapnet's bylaws provide that dividends may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock or rights to acquire shares of the capital stock of Leapnet, subject to the provisions of the certificate of incorporation. Additionally, the directors, before payment of a dividend, may from time to time, in their absolute discretion, set aside, out of any of Leapnet's fund, such sum or sums as they think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for any such purpose as the directors think conducive to the interest of the corporation.

   SPR. SPR's certificate of incorporation provides that dividends may be declared and paid on the SPR common stock from funds lawfully available therefor as and when determined by the board of directors and subject to any preferential dividend rights of any then outstanding preferred stock.

Conversion

   Leapnet. Holders of Leapnet common stock have no rights to convert their shares into any other securities.

   SPR. Holders of SPR common stock have no rights to convert their shares into any other securities.

Delaware Takeover Statute

   Section 203 of the Delaware General Corporation Law, an anti-takeover statute, restricts the circumstances under which an "interested" stockholder may engage in a business combination with a Delaware corporation until and unless three years have passed since such stockholder became an "interested" stockholder. Section 203 applies to SPR but, because of an election in its certificate of incorporation, does not apply to Leapnet. Because neither party is an "interested" stockholder with respect to the other within the meaning of
Section 203, Section 203 does not apply to this merger.


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                              BUSINESS OF LEAPNET

Overview

   Leapnet develops creative solutions for the wired world by utilizing its expertise in communication services to provide Internet consulting, marketing and development, globalization services, and traditional advertising. Based on its founding principles of creative and technological excellence, Leapnet works with market-leading companies to develop compelling brand strategies and creates integrated campaigns comprised of online and offline communications elements. Through this integrated approach, Leapnet helps its clients develop and improve one-to-one relationships with their customers, extend their brand into the mass market, increase sales and market share and integrate their existing systems with an e-business strategy.

   Leapnet's clients include American Airlines, Ernst & Young LLP, Microsoft Network Internet Access, Microsoft Slate, Microsoft Encarta, Morningstar, MSNBC.com, SAM'S Club, The University of Chicago Graduate School of Business, Wal-Mart Stores, EDS, Western Union, Unisys, Anheuser-Busch and Starwood Hotels and Resorts. To date, Leapnet's business has primarily grown organically from referrals and other sources. In the upcoming year, with the planned acquisition of SPR, contingent upon stockholder approval, Leapnet is looking forward to utilizing a dedicated sales force to attract additional high calibre clients such as these.

   Leapnet's central mission is to be a leading creative and technology services company offering Internet development, globalization, advertising, e-business consulting and systems integration. Leapnet's core strengths include its integrated services approach, technological sophistication, expertise in global marketing, creativity and roster of marquee clients. Given the Company's core strengths, management believes Leapnet is well positioned to take advantage of the growth in the industry.

Industry Background

   Overview. The e-commerce solutions industry is, like most industries involving the Internet, dynamic and growing. The growing acceptance and use of the Internet has changed the way consumers and businesses obtain information, transact business, and communicate. According to International Data Corporation, the worldwide market for Internet-related services is expected to jump from $4.6 billion in 1997 to $43.7 billion by 2002, fueled largely by the rush to deploy e-commerce web sites. Companies are increasing expenditures for the e-commerce part of their business and consider an e-commerce strategy a leading corporate priority.

   As companies expand their Internet strategy from one of simple "brochure-ware" to a more interactive, transaction-based systems, they require increased services client/server application integration. Companies' internal information technology, or IT, departments are not staffed with resources or capabilities sufficient to build more complex, electronic business systems. As the demand for more complex e-business systems rises, so does the demand for the integration with existing systems. With this increased business element, IT departments are relying more and more on the services of outside vendors to complement in-house capabilities.

   In addition to Internet solutions designed to help companies communicate with customers, vendors, business partners and employees, companies are also increasingly demanding integrated solutions that involve traditional advertising or globalization capabilities. Companies are increasingly operating on a global scale with needs to standardize their communications across many cultures and media. Internet content is currently transmitted primarily in English; however, a growing number of Internet users do not speak English as their first language. The ability to provide companies with an integrated, seamless communication solution that includes an Internet presence, traditional media communications and globalization or localization is a critical service offering in the marketplace today.

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   There has been a paradigm shift occurring among client companies who are increasingly demanding integrated solutions that offer expertise in creative, strategy and technology resources. Several companies exist that are predominantly focused on one of those three skill sets. Very few companies are equipped with a balanced offering in creative, strategy, globalization and technology expertise and have the ability to offer integrated solutions to clients for one-stop shopping.

   The e-commerce solutions services industry, as it currently stands, generally suffers from the following:

   Lack of Integrated End-to-End Capabilities. The common thinking in the e-commerce solutions industry--which is at least partially supported by the business models that have been used by many companies in the industry--is that companies in the industry must offer the full range of services that are needed to create an e-business. Clearly, from the client's perspective, working with one provider of e-commerce solutions simplifies the process and reduces project risks.

   Clients are finding, however, that there are major drawbacks to working with one e-commerce solutions provider. One downside is that many e-commerce solutions providers have limited core competencies in many aspects of an e-commerce project directed toward consumers. For example, while many of these companies have extensive experience in the highly profitable business-to-business sector of e-commerce, they have little experience in direct marketing to consumers or establishing or maintaining a company's brand within an e-business strategy.

   Lack of Focus on the Consumer. Many e-commerce solutions providers have suboptimized e-business initiatives of their clients by creating "quick fix" Web sites aimed at minimizing disruption of current operations. The Gartner Group predicts that by the end of 2002, approximately 75% of e-business projects will fail to meet their objectives, due to fundamental flaws in project planning.

   Unmet Needs of E-Commerce Businesses. While many larger integrators are growing their strategy groups, they cannot keep up with their clients' demand for these services. These needs of clients have resulted in a growing fragmentation of the industry. As a result, newer firms like Zefer are focusing solely on the strategy business.

   A survey by The Standish Group International Inc. in 1998 indicated that 46% of the IT projects in its survey group were over budget and overdue, and 28% had failed altogether. These figures indicate that most e-commerce solution providers still suffer from weak project management skills. It also indicates that the people who understand project management have failed to implement their expertise. As these projects grow in size and scope, the impact of project management will only become more critical.

The Leapnet Solution

   Leapnet offers a wide range of services to help companies develop and implement their e-business strategies:

  . Strategic Internet Marketing and Brand Development

  . Large-Scale Web Development

  . Digital Strategy and Design

  . Award-Winning User Interface Design

  . E-Commerce/Internet/Intranet/Extranet Solutions

  . Online Advertising and Promotions

  . Programming/Database Mining/Systems Integration

  . Dynamic Publishing Development

  . Content Production and Management


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  . Innovative Technology Applications Development

  . Template Development/Custom Applications Management

  . Navigation Strategy and Design

  . Packaging Design

  . Business and Information Technology Strategy

  . Operations and Process Re-engineering

  . Advanced IT Architectures, including Transaction Processing, Distributed
    Object

  . Computing, and Legacy System Integration

  . Multimedia and Usability Design

  . Software Engineering and Project Management

  . Multilingual Web Site Localization

  . Multicultural Language Management

  . Globalization Strategy

  . Award-Winning TV, Print & Radio Advertising

   Leapnet's central mission is to be a leading creative and technology services company offering Internet development, globalization, advertising, e-business consulting and systems integration.

   Leapnet conducts its business through the following subsidiaries: Quantum Leap Communications, Inc., Eagle Technology Partners, Inc., YAR Communications, Inc., and The Leap Partnership, Inc.

 Quantum Leap Communications, Inc.

   Quantum Leap Communications, Inc. is focused on the development of large-scale Internet-based business solutions and the creation of strategic, interactive brand advertising and marketing executed primarily for Internet brands.

   Quantum Leap is a consumer-focused, e-solutions provider in the forefront of implementing new and developing technologies for the advancement of Internet-based marketing solutions. Quantum Leap uses technology to help its clients advance their business objectives via the Internet and manage the back-end information systems that support Internet sites. Quantum Leap possesses technology expertise in the areas of programming, multiple system architectures, end-use interface and navigation design, digital media planning and placement, Intranet and Extranet development and broadband technologies.

   As a consumer-focused, e-solutions provider of award-winning work, Quantum Leap creates digital points-of-contact between brands and consumers. Quantum Leap is a front-end developer that builds large-scale Web sites and creates programs to drive qualified traffic to sites utilizing an arsenal of market-tested consumer development modules. Quantum Leap focuses on implementing "consumer-first" digital solutions combining third-party technology, such as BroadVision's ONE-TO-ONE(TM) database platform and Object Design's OBJECT STORE(TM), with custom applications and systems integration.

   Quantum Leap focuses on understanding how mainstream consumers use technology. Quantum Leap also works to understand consumer's needs, preferences and desires for its clients. By keeping the consumer at the center of its efforts, Quantum Leap's goal is to strengthen a consumer's relationship with a client's brand.

   Quantum Leap has developed a highly specialized base of expertise in implementing BroadVision's ONE-TO-ONE(TM) database marketing software. This software enables Quantum Leap's "consumer first" approach to web design by creating an individualized web experience for each consumer. Quantum Leap has collaborated

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with BroadVision on several large-scale e-commerce initiatives for clients, including American Airlines, Ernst &Young, Wal-Mart Stores and SAM's Club. Quantum Leap has been successful in building intricate yet consumer friendly websites for Fortune 50 companies such as these from the ground up in a six-to-twelve month time frame. Due to the highly technical nature of and level of training and sophistication required to successfully utilize the BroadVision products, Quantum Leap believes it has a strategic advantage over its competitors due to its extensive experience with these products and believes there is significant opportunity in continuing to expand its BroadVision implementation practice with other international and nationally-known companies.

   Quantum Leap perceives a significant gap between what corporate web sites offer today and what consumers really want and need. Quantum Leap is leveraging its management team's extensive marketing and technology experience to improve consumers' online experience by facilitating web site navigations, thus resulting in increased Internet sales.

   Quantum Leap's clients include American Airlines, Ernst & Young LLP, Microsoft Network Internet Access, Microsoft Slate, Microsoft Encarta, Morningstar, MSNBC.com, SAM'S Club, the University of Chicago Graduate School of Business, and Wal-Mart Stores.

 Eagle Technology Partners, Inc.

   In November 1999, Eagle Technology Partners, Inc. was formed as a wholly-owned subsidiary of Leapnet. Eagle Technology provides e-business consulting services.

   Eagle Technology is focused on providing clients with high-end, business-to-business Internet solutions. The company solves complex business problems with complete solutions including strategy, architecture and planning, accelerated solution delivery and technology integration. The company employs leading IT and consulting professionals with substantial expertise in e-business and IT strategy, operations and process re-engineering, advanced IT and legacy architectures, distributed object computing, software engineering and project management. As of January 31, 2000, nine of Eagle Technology's nineteen consultants have postgraduate degrees.

   Eagle Technology delivers its solutions through an integrated full life cycle e-business integration methodology that includes four practice areas:

  . e-business strategy;

  . architecture and planning;

  . accelerated solution delivery; and

  . technology and integration.

   It works with companies to broaden and deepen relationships with customers, better integrate with and manage suppliers, and strengthen ties to employees to improve productivity.

   The e-business strategy practice helps clients formulate a robust strategy by identifying key issues, the competitive landscape and emerging threats and opportunities. Eagle Technology assesses the strengths a company can leverage in the e-business world and seeks to develop strategies that will serve well in multiple scenarios and provide flexibility as the environment changes. Ultimately, Eagle Technology develops a high-level business case for a significant e-business investment.

   Eagle Technology's architecture and planning practice works with market-leading companies to achieve high-level corporate e-business objectives by developing a complete e-business architecture, implementation plan and business case that designs how a company will build and execute an e-business strategy. The e-business architecture includes business process, organizational and technology architectures.

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   Eagle Technology's accelerated solution delivery practice works with clients to rapidly implement sophisticated e-business solutions that deliver business value. Solutions typically involve technology enabled relationship management, business-to-business extranets, Web-based EDI and procurement, and Intranet-based knowledge management solutions.

   The technology and integration practice utilizes Eagle Technology's experienced e-business technical architects to plan, design and implement high-performance, reliable and secure e-business technology infrastructures. Within this practice, Eagle Technology is involved in Internet/Extranet/Intranet planning and implementation, performance reviews, security reviews, disaster recovery planning and operations consulting.

   Eagle Technology has announced one client to date, Starwood Hotels and Resorts. Eagle Technology is also working with Quantum Leap Communications on the development of a dynamic Web site for the University of Chicago Graduate School of Business.

 YAR Communications, Inc.

   YAR provides globalization services to market-leading companies, which involves the process of adapting communications elements to meet the demands and requirements of local cultures. YAR is involved in the creation, adaptation and translation of a broad spectrum of offline and online communication tools including both print and Internet-based elements.

   YAR's services cover a range of activities, including:

  . consulting, research and analysis of cultural issues and marketplace potential as input to clients' global marketing strategies;

  . global extension of client brands, including development of appropriate brand identity for new markets around the world;

  . globalization/localization of existing communication materials to make them suitable and effective for use in other languages and cultures; and

  . creation and production of original marketing plans and materials for select markets, including advertising campaigns, promotions, direct response material efforts, media plans, etc.

   YAR's globalization services are able to service a client's needs for all of the major countries, languages and cultures of the world. These services cover a full spectrum of media including: television, radio, out-of-home, print, brochures, point of sale materials, packaging, and annual reports. However, YAR currently focuses on globalizing Internet and web-site content, as more and more clients rely on the Internet to facilitate their worldwide communication and e-commerce efforts.

   As companies have increasingly moved a portion of their marketing communication to the Internet, YAR has increased the percentage of its business that is Internet-related. YAR is positioned to participate in new product launches, electronic brochure-ware, web site localization, technical translation, multicultural marketing communications and global Internet strategy and implementation.

   YAR's clients include Apple Computer, Adobe, EDS, Unisys, Western Union, Chase Bank, Fleet Bank and Medtronic.

 The Leap Partnership, Inc.

   The Leap Partnership, Inc., established in September 1993, is a creatively-focused advertising agency that provides clients with:

  . intelligent, consumer-driven brand strategies;

  . innovative business building ideas;


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  . award winning, high quality advertising campaigns that can penetrate popular culture; and

  . a unique understanding of how to bridge from traditional media to the Internet.

   The Leap Partnership typically works with its clients in two ways. First, it can act as "agency of record" for assigned brands, for which it is compensated with a monthly retainer fee and possible other commissions for work performed. Second, it can also work for clients on a project basis, where the service required by the client is more short-term in nature. For this type of work, The Leap Partnership is compensated based on a fixed project fee or a time-and-materials basis.

   The Leap Partnership works with its own clients in a unilateral fashion and also provides advertising services as needed to the clients of other Leapnet subsidiaries. The principal clients of The Leap Partnership include Anheuser-Busch, Inc. (Michelob Beer) and Columbia Tri-Star Television Distribution.

Leapnet's Strategy

   Leapnet's network of companies provides expertise in strategy, creative and technology services that develop integrated solutions for clients. By combining a strong balance of business strategy, customer insights, creative excellence and superior technological skills, Leapnet can provide its clients with end-to-end e-business solutions. Leapnet relies on and will continue to expand the following areas of expertise to build its business:

   Balance of Integrated Services--Leapnet provides a full range of strategic, creative and technology services that can be utilized on a client's behalf to develop offline or online solutions. Leapnet's processes and skills are designed to integrate the most effective and beneficial aspects of a wide array of media so that a company can execute an effective, integrated e-business strategy.

   Expertise with Existing and Emerging Technologies--Leapnet, through Quantum Leap and Eagle Technology, is in the forefront of existing and emerging technologies for the advancement of e-business solutions. Leapnet uses technology to help its clients advance their e-business objectives and manage the systems integration and back-end information systems that support their Internet sites. Leapnet, through Quantum Leap, possesses skills in strategic consulting, development of custom applications, information architecture design, end-user interface development and systems integration. Eagle Technology's solutions typically involve technology enabled relationship management, business-to-business extranets, Web-based EDI and procurement, and Intranet-based knowledge management solutions. Eagle Technology's e-business technical architects plan, design and implement infrastructures, which are designed to be high-performance, reliable and secure. Within this practice, Eagle Technology is involved in Internet/Extranet/Intranet planning and implementation, performance reviews, security reviews, disaster recovery planning and operations consulting.

   E-Business Consulting and Systems Integration Capabilities--Leapnet helps clients formulate a compelling e-strategy by identifying key issues, the competitive landscape and emerging threats and opportunities. Leapnet assesses the strengths of its clients which are applicable in the e-business world and seeks to develop strategies that will apply to multiple scenarios and provide flexibility as the environment changes.

   Customer Experience Expertise--Leapnet believes in the power of learning about consumer wants, preferences and desires as a way to empower its e-business solutions. Leapnet does extensive qualitative research in a variety of settings to determine how consumers interact with, use and respond to difference Internet-based e-business solutions. Leapnet utilizes this research to create solutions designed to provide effective, clear communication with consumers leading to successful e-business initiatives.

   Brand Strategy and Creative Expertise--Leapnet translates a client's business objectives into a detailed project plan that meets consumers' needs and creates a positive, long-term consumer relationship with the brand. Leapnet believes that comprehensive branding and digital strategy helps insure the long-term success of the project. Leapnet conducts an extensive analysis in each of its projects that evaluates the client's current and future objectives, company history, products or services, customer base, competitive environments, brand position and marketing programs, as well as any existing online activity.

   Globalization Services--YAR's globalization services extend to all of the major languages and cultures of the world. These services cover a full spectrum of media including television, radio, out-of-home, print, brochures, point of sale materials, packaging, and annual reports. However, YAR's services are currently focused heavily on globalizing Internet and web site content as more and more clients rely on the Internet to facilitate their worldwide communication and e-commerce efforts.

   Strategic Alliances--In July 1998, Leapnet announced a strategic alliance between Quantum Leap and BroadVision, Inc. with the goal of providing full service Internet relationship marketing and commerce solutions. Quantum Leap and BroadVision have collaborated on two large scale Internet development projects to date. Leapnet expects to enter into additional projects with BroadVision and would also consider alliances with other companies that can complement the services provided by Leapnet.

Competition

   The market for Leapnet's services is highly competitive and is characterized by pressures to incorporate emerging technologies, accelerate job completion schedules and reduce prices. Leapnet faces competition from a number of sources, including specialized and integrated Internet development, marketing and communications firms; information technology consulting firms; national and regional advertising agencies; translation management companies and ethnic specialty marketing and advertising companies.

   Many of Leapnet's competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management, technology, development, sales, marketing and other resources. Leapnet competes on the basis of a client's perception of the quality and creativity of the work, as well as the technical proficiency of its digital, interactive services. Leapnet believes that the principal competitive factors are its abilities to understand a client's business and develop strategically sound interactive solutions, present unique creative concepts, demonstrate breadth and depth of technical and new media expertise, help clients develop strong one-to-one consumer relationships and produce high quality products with speed and efficiency. Leapnet believes that it competes favorably with respect to each of these factors; however, there can be no assurance that Leapnet will continue to compete successfully. To the extent that Leapnet's competitors are perceived as providing superior products, services or terms, or to the extent that Leapnet's clients are dissatisfied with its products, services or terms, Leapnet's business, operating results and financial condition could be materially adversely affected.

Intellectual Property Rights

   Leapnet generally relies on a combination of trade secrets, copyright laws and contractual rights to establish and protect its proprietary rights to intellectual property. Leapnet may, where appropriate, take actions to further protect certain proprietary rights through software or other patents. Leapnet does not believe that the legal protections afforded to its intellectual property rights are material to its business, financial condition or results of operations.

Employees

   As of January 31, 2000, Leapnet and its subsidiaries employed a total of 252 employees. None of these employees are represented by a labor union, and Leapnet believes that its relations with its employees are good.

Legal Proceedings

   In November 1999, POW, Inc., doing business as "Tomandandy," filed a lawsuit against The Leap Partnership, Inc. in the United States District Court, Southern District of New York seeking damages in the amount of $285,228 plus interest for failure to pay for work performed by POW, Inc. In January 2000, POW, Inc. filed a motion for summary judgment, which The Leap Partnership, Inc. is opposing.

   In October 1999, The Crystal Juke Box, Inc., Wixen Music Publishing, Inc., Charles McCormick, Charles Love, Willis Draffen, Jr., Harry Williams, individually and doing business as the group "Bloodstone," a recording and performing group filed a lawsuit against a subsidiary of Leapnet, The Leap Partnership, Inc., Anheuser-Busch Corporation, and Andy Milburn, an individual and doing business as "Tomandandy," in the United States District Court, for the Central District of California. The complaint alleges copyright infringement, statutory and common law violation of the right of publicity, violation of section 43 of the Lanham Act, unfair competition, and misappropriation stemming from the airing of a television commercial created by The Leap Partnership, Inc. for a client. The Leap Partnership, Inc. has filed cross-claims against Andy Milburn doing business as "Tomandandy" and POW, Inc. doing business as "Tomandandy" for negligence, indemnity, contribution and breach of contract. The parties are currently undergoing discovery. The suit has been referred to The Leap Partnership, Inc.'s insurance carrier and legal counsel.

   In February 1998, Venture Direct Worldwide, Inc. filed a lawsuit in the Supreme Court of New York against an employee of Quantum Leap Communications, Inc. and The Leap Group, Inc., now known as Leapnet, Inc. (collectively "Leapnet"). The complaint alleges that the employee's e-mail message response to an e-mail communication from the plaintiff caused damage to the plaintiff. Leapnet has received from the plaintiff a settlement proposal that does not involve monetary payment. Leapnet intends to vigorously defend the suit and believes that the employee's actions were outside the scope of employment. The complaint alleges six causes of action, each seeking ten million dollars plus punitive damages. Management does not believe that the claims have any merit or that the ultimate outcome of this matter will have a material adverse impact on Leapnet's financial position or results of operations.

Properties

   Leapnet is headquartered in Chicago and has offices in New York City and California. On July 2, 1999, Leapnet entered into contracts to purchase a 35,000 square foot building in Chicago for $2.8 million. The purchase of the building is scheduled to occur in three phases. As of January 31, 2000, the first and second portions of the building were purchased for $1.8 million. The final phase of the purchase is scheduled to occur no later than October 2000, when the fourth floor of the building is expected to be purchased for $1.0 million. The portion of the building that is not presently owned is leased. Leapnet also leases approximately 10,500 square feet of additional space in Chicago, approximately 23,000 square feet in New York City, and approximately 11,000 square feet in three locations in California.

 LEAPNET SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION (In Thousands,
                             Except Per Share Data)

                                    Year Ended January 31,
                            ------------------------------------------  -------
                             2000    1999(2)   1998(2)  1997(1)  1996
                            -------  --------  -------  ------- ------
Statement of Operations
 Data:
  Revenues................. $36,309  $ 35,920  $30,660  $16,088 $8,210
  Operating income (loss).. $  (769) $(14,124) $(9,390) $ 1,386 $1,356
  Net income (loss)........ $  (311) $(18,323) $(5,611) $ 1,306 $  700
    Basic.................. $ (0.02) $  (1.34) $ (0.41) $  0.12 $ 0.07
    Diluted................ $ (0.02) $  (1.34) $ (0.41) $  0.12 $ 0.07
  Weighted average shares..
    Basic..................  14,256    13,688   13,615   10,933  9,600
    Diluted................  14,256    13,688   13,615   11,126 10,310
Balance Sheet Data:
  Cash and cash equivalents
   (1)..................... $15,652  $ 14,076  $ 7,214  $32,313 $   48
  Working capital.......... $18,289  $ 11,573  $   820  $34,630 $ (973)
  Total assets............. $30,336  $ 23,733  $46,054  $39,860 $2,053
  Long-term obligations.... $ 8,715  $    706  $   421  $   366 $  448
  Total stockholders'
   equity (deficit)........ $15,839  $ 13,489  $30,841  $36,583 $ (440)
Other Data (unaudited):
  Book value per share..... $  1.11  $   0.99  $  2.27  $  3.29 $(0.04)

--------
(1) In September 1996, Leapnet (formerly, The Leap Group, Inc.) completed the Leapnet IPO and issued 4,000,000 shares of its common stock at $10.00 per share. The Company received the proceeds of approximately $35.7 million in cash, net of underwriting commissions and other offering costs.
(2) The results of operations have been included for each subsidiary since its inception or acquisition date. The results of YAR Communications, Inc., a wholly owned subsidiary of Leapnet, have been included since April 1, 1997. The results of One World Communications, Inc. (now known as Leap Global Communications, Inc.), have been included from November 1, 1997, through September 30, 1999, the effective date of the sale of assets to Young & Rubicam, Inc.

   LEAPNET--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

                         AND RESULTS OF OPERATIONS

   The following presentation of management's discussion and analysis of Leapnet's financial condition and results of operations should be read in conjunction with Leapnet's consolidated financial statements, accompanying notes thereto and other financial information appearing elsewhere herein.

   In reviewing Leapnet's consolidated financial statements and the discussion of the results of operations that appears below, the following should be taken into consideration:

   In April 1997, Leapnet acquired YAR Communications, Inc. ("YAR") and in November 1997, Leapnet formed One World Communications, Inc. and acquired various assets of Kang & Lee Advertising, Inc. and K&L West Advertising, Inc. (jointly referred to as "One World" or "Kang & Lee"). Both business combinations were accounted for using the purchase accounting method. In accordance with the purchase accounting method, YAR's and One World's results have been included within Leapnet's results since their respective acquisition dates of April 1, 1997 and November 1, 1997. Due to the sale of the assets of One World to Young & Rubicam, Inc., One World's results have only been included through the effective sale closing date of September 30, 1998.

   The historical statement of operations information of Leapnet for the three years ended January 31, 2000 has been reclassified to conform with the financial presentation of companies within the Internet services industry. Such classifications primarily include allocating Leapnet's salaries and related expenses into either cost of services for billable employees or to general and administrative expenses for non-billable employees.

Revenues

   Leapnet structures its compensation arrangements to reflect the breadth of its services and to reflect Leapnet's value-added approach to servicing its clients. Leapnet recognizes revenues in the form of fees and retainers, time and material-based billing, fixed fee arrangements and media commissions for its strategic creative, technology and marketing services. Fees and billing rates are established by Leapnet taking into consideration Leapnet's resources and skills which will be applied to generate relevant strategic solutions for the client's communication, technology or marketing concerns; the value of Leapnet's strategic thinking; and Leapnet's ability to produce memorable campaigns to drive effective results for its clients. Certain assignments may also be based upon traditional methodologies, which include basing fees on either an estimate of the amount and level of professional expertise to be provided by Leapnet and other committed resources needed to execute a particular client's engagement or based on the client's planned spending or budget over certain periods.

   Revenue from retainers is recognized over the period in which services are rendered. Revenue from time and materials based billings is recognized as services are performed based on actual hours incurred at a markup. Revenue from fixed fee arrangements is recognized as services performed using the percentage-of-completion method. Provisions for estimated losses on uncompleted contracts are assessed on a contract by contract basis and are recognized in the period in which such losses are determined. Revenues from production services are recognized as the services are completed. Commissions earned from fees based upon third-party media placements are recognized as revenues when Leapnet-created materials appear on various media in accordance with industry practice. Costs in excess of billings include unbilled costs which are expensed as cost of services as services are rendered and billed. Billings in excess of costs, or deferred revenue, includes billings made in advance of services performed.

   The term of written agreements between Leapnet and its clients vary. However, written agreements typically are terminable by either the client or Leapnet on short notice, often 90 days or less. Leapnet at times performs services at the client's request prior to the execution of written agreements. Revenues, whether predominantly retainer- or project-based, can vary materially from period to period. Leapnet's strategy is to focus on providing expanding ranges and amounts of services to a relatively limited number of nationally recognized clients. Leapnet's results of operations will therefore, by design, be dependent upon Leapnet's ability to maintain its relationships with its key clients or to replace clients quickly should Leapnet or the client desire to reduce or terminate a relationship. There can be no assurance that period-to-period fluctuations in operating results will not occur.

   Leapnet has experienced fluctuations in its revenues since inception, which are to a significant degree a function of establishing or terminating client relationships and to a lesser degree a reflection of its mix of fees and production revenues. In addition, revenues have fluctuated due to unanticipated changes in the spending levels of clients and uncontrollable or unforeseen delays by clients to execute assignments and strategies. Revenue mix has also been affected by Leapnet's recent acquisitions and divestitures. Leapnet has a limited operating history upon which an evaluation of Leapnet and its prospects may be based, and Leapnet has not identified any particular quarterly or seasonal trends with respect to its historic revenues.

Results of Operations

   The following table sets forth, as a percentage of revenues, gross profit, other expenses and certain other items which are included in Leapnet's statements of operations for the periods reflected below. Operating results for any period are not necessarily indicative of results for any future periods.

                                                                   Quarter
                                                                    Ended
                                                                 January 31,
                                                                 -------------
                                                                 2000    1999
                                                                 -----   -----
Revenues........................................................ 100.0%  100.0%
Cost of services................................................  72.3    79.0
                                                                 -----   -----
  Gross Profit..................................................  27.7    21.0
Other expenses:
  General and administrative....................................  43.5    42.2
  Impairment of long lived assets...............................   --      0.9
                                                                 -----   -----
  Total other expenses..........................................  43.5    43.1
                                                                 -----   -----
Operating loss.................................................. (15.8)  (22.1)
  Net interest income/(expenses)................................   0.2    (0.2)
                                                                 -----   -----
Loss before income taxes........................................ (15.6)  (22.3)
  Income tax benefit/(expense)..................................   1.5     0.0
                                                                 -----   -----
Net loss........................................................ (14.1%) (22.3%)
                                                                 =====   =====

                                                         Fiscal Year Ended
                                                            January 31,
                                                         ---------------------
                                                         2000    1999    1998
                                                         -----   -----   -----
Revenues................................................ 100.0%  100.0%  100.0%
Cost of services........................................  63.2    68.7    72.5
                                                         -----   -----   -----
  Gross Profit..........................................  36.8    31.3    27.5
Other expenses:
  General and administrative............................  38.9    42.6    55.6
  Impairment of long lived assets.......................   --     25.9     --
  Restructuring expenses................................   --      2.1     2.5
                                                         -----   -----   -----
  Total other expenses..................................  38.9    70.6    58.1
                                                         -----   -----   -----
Operating loss..........................................  (2.1)  (39.3)  (30.6)
  Loss on divestitures..................................   --     (5.0)    --
  Gain on sale of building..............................   --      3.2     --
  Net interest income/(expenses)........................   0.9    (0.5)    0.9
                                                         -----   -----   -----
Loss before income taxes................................  (1.2)  (41.6)  (29.7)
  Income tax benefit/(expense)..........................   0.3    (9.4)   11.4
                                                         -----   -----   -----
Net loss................................................  (0.9%) (51.0%) (18.3%)
                                                         =====   =====   =====

Three Months Ended January 31, 2000 Compared to Three Months Ended January 31, 1999

   Revenues increased to $9.1 million for the quarter ended January 31, 2000 from $8.1 million for the quarter ended January 31, 1999, an increase of $.9 million, or 11%. This net increase resulted from a $2.1 million increase in Internet related revenues from Quantum Leap and Eagle Technology and a $.4 million increase in multicultural language services revenues from YAR. The $2.5 million of increased revenues was offset by a decrease of $1.6 million in revenues at The Leap Partnership primarily related to decreased production spending from Hardee's. In November 1999, Hardee's, a client representing 32% of Leapnet's revenue for the year ended January 31, 2000, notified The Leap Partnership that it was terminating its National Advertising Agency Agreement effective February 22, 2000. As of January 2000, Leapnet has reduced costs as a result of the cessation of the Hardee's contract. To replace the revenues, the Company has already been dedicating a greater amount of resources toward communications using the Internet. In April 1999, Leapnet changed its name from The Leap Group, Inc. to Leapnet, Inc. to reflect its stronger emphasis on the Internet based on Leapnet's increased work using this medium and due to the growing demand for Internet related services from new and existing clients. As compared to the fourth quarter of fiscal year 1999, total Internet related revenues for the fourth quarter of fiscal 2000 have grown by 225%. Additionally, in January 2000, Leapnet announced the intent to acquire SPR Inc., an IT services company with resources to help support Internet development efforts and provide other technology services and solutions for clients. The acquisition, contingent upon stockholder approval, is expected to be completed mid-year 2000 (see Note 3 to the Consolidated Financial Statements for the fiscal year ended January 31, 2000).

   Gross profit consists of revenues less cost of services, which includes direct costs of servicing clients, including direct labor and related benefits and taxes, and direct production costs. Direct production costs include costs such as freelance and contract labor, filming, animation, editing, special effects, photography and illustrations, artwork, computer design and various related production services which are generally outsourced and reflects production done on traditional media as well as with new technologies and multimedia. For the quarter ended January 31, 2000, gross profit was $2.5 million, compared to $1.7 million for the quarter ended January 31, 1999, an increase of $0.8 million or 46%. As a percentage of revenue, gross profits increased from 21% of revenue during the quarter ended January 31, 1999 to 28% of revenue during the quarter ended January 31, 2000. The $0.8 million increase in gross profits is primarily due to improved margins on new work and increased efficiency of employees servicing the work. In the short term, margins are expected to deteriorate as a direct result of the cessation of the Hardee's contract. The margins are then expected to stabilize as certain other existing clients have increased their business with Leapnet.

   General and administrative expenses include salaries and benefits of management, administrative services, recruiting expenses, space and facilities expenses, travel expenses related to general and administrative matters, depreciation, insurance, legal and accounting fees, management information system expenses and other corporate costs. General and administrative expenses increased to $3.9 million for the quarter ended January 31, 2000 from $3.4 million for the quarter ended January 31, 1999, an increase of $0.5 million or 15%. As a percentage of revenue, general and administrative expenses increased to approximately 44% for the fiscal year ended January 31, 2000, from approximately 42% for the prior year. This increase was primarily related to $1.3 million in increased costs at Quantum Leap and Eagle Technology related to the growth in their business. Specifically, both subsidiaries increased capital expenditures for computers and the new building which resulted in higher depreciation expense (Note 12 to the Consolidated Financial Statements for the fiscal year ended January 31, 2000) than the prior year. Additionally, infrastructure and support services were added at these subsidiaries to support their revenue growth of 225% from the prior year quarter. These increases in expenses were offset by cost savings of $0.8 million at YAR (see note 8 to the Consolidated Financial Statements for the fiscal year ended January 31, 2000 regarding the YAR restructuring), The Leap Partnership and at corporate.

   Interest income totaled approximately $180,000 and $81,000 for the quarters ended January 31, 2000 and 1999, respectively, and was generated from short-term US Treasury Notes, certificates of deposit and short-term Eurodollar currency investments. Interest income was offset in part by interest expense of approximately

$163,000 and $101,000 for the quarters ended January 31, 2000 and 1999, respectively, resulting in net interest income of $17,000 and net interest expense of $20,000, respectively. Leapnet incurred interest expense on debt that totaled approximately $9.4 million and $5.1 million as of January 31, 2000 and 1999, respectively.

   Leapnet's stated effective tax rates for the quarters ended January 31, 2000 and January 31, 1999, were (9.7%) and 0%, respectively. In the fourth quarter ended January 31, 2000, Leapnet recorded a tax benefit related to state income tax refunds due from the State of New York in the amount of $136,532. Otherwise, Leapnet's effective tax rate for the fiscal year ended January 31, 2000 would have been 0% due to Leapnet's use of previously reserved tax assets resulting from net operating losses. As of January 31, 2000, Leapnet has a deferred tax asset of approximately $8.4 million which begins to expire in fiscal year 2011. Leapnet has provided a full valuation reserve against the net deferred tax asset due to its limited operating history, recent operating losses, and the uncertainty regarding future operating results.

Fiscal Year Ended January 31, 2000 Compared to Fiscal Year Ended January 31,
1999

   Revenues increased to $36.3 million for the fiscal year ended January 31, 2000 from $35.9 million for the fiscal year ended January 31, 1999, an increase of $.4 million, or 1%. This net increase resulted from a $12 million increase in new and existing business, offset by a decrease of $11.6 million stemming from the sale of the One World subsidiary and the AT&T account of YAR in October of 1998. The $12 million increase in revenue was primarily due to growth at Quantum Leap, which grew 152% over the prior year, and at The Leap Partnership, which also grew by approximately 50%. As described above and in Dependence on Key Clients and Projects below, in November 1999, Hardee's, a client representing 32% of Leapnet's revenue for the year ended January 31, 2000, notified the Leap Partnership that it was terminating its National Advertising Agency Agreement effective February 22, 2000. To replace the revenues, Leapnet has already been dedicating a greater amount of resources toward communications using the Internet. As compared to fiscal year 1999, total Internet related revenues for the fiscal year 2000 have grown by 165%. Additionally, in January 2000, Leapnet announced the intent to acquire SPR, an IT services company with resources to help support Internet development efforts and provide other technology services and solutions for clients. The acquisition, contingent upon stockholder approval, is expected to be completed during the second quarter ended July 31, 2000 (see Note 3 to the Consolidated Financial Statements).

   For the fiscal year ended January 31, 2000, gross profit was $13.4 million, compared to $11.2 million for the fiscal year ended January 31, 1999, an increase of $2.1 million or 19%. As a percentage of revenue, gross profits increased from 31% of revenue during the fiscal year 1999 to 37% of revenue during the fiscal year ended January 31, 2000. The $2.1 million increase in gross profits includes an increase of $4.6 million primarily due to improved margins on new work and due to increased efficiency of employees servicing the business. The $4.6 million increase was offset in part by a decrease of $2.5 million in gross profits due primarily to the sale of One World and the AT&T account of YAR.

   General and administrative expenses decreased to $14.1 million for the fiscal year ended January 31, 2000 from $15.3 million for the fiscal year ended January 31, 1999, a decrease of approximately $1.2 million or 8%. This decrease was primarily due to the sale of One World and restructuring efforts at YAR which together resulted in a decrease of approximately $4.7 million in general and administrative expenses from the prior year. Also, Leapnet has already reduced costs as a result of the cessation of the Hardee's contract. The decreases in expenses have been offset in part by increases in general and administrative expenses of approximately $4.3 million. These increases primarily relate to increased facilities costs and depreciation expense and additional professional services at the corporate level including costs associated with Leapnet's annual report and shareholder meeting and legal and accounting services. As a percentage of revenue, general and administrative expenses decreased to approximately 39% for the fiscal year ended January 31, 2000, from approximately 43% for the prior year.

   During the prior year, in connection with the sale of One World and the AT&T account of YAR (the "Sale") to Young & Rubicam (see Note 3 to the Consolidated Financial Statements for the fiscal year ended

January 31, 2000), Leapnet recorded the following non-recurring charges: a $1.8 million loss on the Sale; $9.3 million in losses related to impaired assets, including goodwill and other long-lived assets (see Note 8 to the Consolidated Financial Statements for the fiscal year ended January 31, 2000); and a $738,000 charge related to restructuring the remaining YAR business (see Note 8 to the Consolidated Financial Statements for the fiscal year ended January 31,
2000). During the prior year, Leapnet also recorded the following non-recurring items: (i) approximately a $3.4 million reserve against Leapnet's previously recorded deferred tax assets (see Note 14 to the Consolidated Financial Statements for the fiscal year ended January 31, 2000) and (ii) a $1.2 million gain on the sale of the Los Angeles office building (Note 5 to the Consolidated Financial Statements for the fiscal year ended January 31, 2000).

   Interest income totaled approximately $790,000 and $378,000 for the years ended January 31, 2000 and 1999, respectively, and, was generated from short-term US Treasury Notes, certificates of deposit and short-term Eurodollar currency investments. Interest income was offset in part by interest expense of approximately $469,000 and $544,000 for the fiscal years ended January 31, 2000 and 1999, respectively, resulting in net interest income of $321,000 and net interest expense of $166,000, respectively. Leapnet incurred interest expense on debt that totaled approximately $9.4 million and $5.1 million as of January 31, 2000 and 1999, respectively.

   Leapnet's stated effective tax rates for the fiscal years ended January 31, 2000 and January 31, 1999, were (30.5%) and 22.7%, respectively. In the fourth quarter ended January 31, 2000, Leapnet recorded a tax benefit related to state income tax refunds due from the State of New York in the amount of $136,532. Otherwise, Leapnet's effective tax rate for the fiscal year ended January 31, 2000 would have been 0% due to Leapnet's use of previously reserved tax assets resulting from net operating losses. As of January 31, 2000, Leapnet has a deferred tax asset of approximately $8.4 million which begins to expire in fiscal year 2011. Leapnet has provided a full valuation reserve against the net deferred tax asset due to its limited operating history, recent operating losses, and the uncertainty regarding future operating results.

Fiscal Year Ended January 31, 1999 Compared to Fiscal Year Ended January 31,
1998

   Revenues increased to $35.9 million for the fiscal year ended January 31, 1999 from $30.7 million for the fiscal year ended January 31, 1998, an increase of $5.3 million, or 17%. The increase is due to the five additional months of revenue from One World, which contributed approximately $5.1 million of additional revenue over the prior fiscal year. There was also a $5.1 million increase in revenue due to new account wins and growth in existing client business, which was offset by YAR which had a $4.9 million decrease in revenue due to the transfer of the AT&T account to another agency (see Note 3 to the Consolidated Financial Statements for the fiscal year ended January 31, 2000).

   Gross profit increased $2.8 million or 33% during the fiscal year ended January 31, 1999. As a percentage of revenue, gross profits increased from 28% to 31% of revenue from fiscal year ended January 31, 1998 to the fiscal year ended January 31, 1999. The $2.8 million increase stems from an increase of $4.7 million in gross profits from new and existing business, an $832,000 net increase from the inclusion of One World for a greater length of time during fiscal year 1999, which was offset by a decrease of $2.6 million in gross profits at YAR due to the sale of the AT&T account of YAR.

   General and administrative expenses decreased to $15.3 million for the fiscal year ended January 31, 1999 from $17.1 million for the fiscal year ended January 31, 1998, a decrease of approximately $1.7 million, or 10%. The decrease is primarily due to the prior restructuring efforts which resulted in a reduction of $3.4 million in costs including primarily salary reductions and related costs at The Leap Partnership, offset by the addition of $1.3 million of One World's expenses and an increase of $0.4 million of primarily corporate legal and accounting services.

   As described above and in the Notes to the Consolidated Financial Statements accompanying this joint proxy statement/prospectus, Leapnet recorded a pretax charge of approximately $738,000 related to the restructuring of YAR during the third quarter of the fiscal year 1999. Also, as a result of the transfer of the AT&T account to another agency and due to the YAR restructuring, Leapnet recognized impairment losses of approximately $7.0 million for goodwill and $1.5 million for property and equipment. In total, $9.3 million of impaired assets, including approximately $742,000 of unamortized capitalized software costs (see Note 8 to the Consolidated Financial Statements for the fiscal year ended January 31, 2000), were expensed during the third quarter of the fiscal year ended January 31, 1999.

   Other income and expense includes interest income of $378,000 and a $1.2 million gain on the sale of The Leap Partnership's Los Angeles office building offset by interest expense of $544,000 and a $1.8 million loss on the sale of various assets of One World and YAR (see Note 3 to the Consolidated Financial Statements for the fiscal year ended January 31, 2000).

   The combined effective federal and state income tax rates were 22.7% and (38.5%) for fiscal 1999 and 1998, respectively. During the third quarter of fiscal 1999, Leapnet provided a valuation reserve against the $3.3 million of recorded deferred tax assets primarily as a result of the transfer of the AT&T account to another agency and the YAR restructuring. As of January 31, 1999, Leapnet has available net operating loss carryforwards of approximately $11.8 million for tax purposes to offset future taxable income. These net operating loss carryforwards begin to expire in fiscal year 2011.

Fiscal Year Ended January 31, 1998 Compared to Fiscal Year Ended January 31,
1997

   Revenues increased to $30.7 million for fiscal 1998 from $16.1 million for the fiscal year ended January 31, 1997, an increase of $14.6 million, or 91%. The increase is primarily due to the addition of YAR revenues of approximately $16.9 million for the ten months since the acquisition and the addition of One World revenues of approximately $2.6 million for the three months since the acquisition. The increases were offset by a $4.9 million decrease in revenues from The Leap Partnership during the year which was primarily due to the loss of two key clients and decreased spending levels over the prior year.

   Gross profit increased $3.0 million or by 55% during the fiscal year ended January 31, 1998. In the fiscal year ended January 31, 1997, there was only one operating subsidiary; by the end of fiscal year 1998, there were four. The new subsidiaries contributed a total of $9 million in gross profits offset by a decrease of $5.7 million in gross profits at The Leap Partnership. Leapnet took aggressive steps to contain costs at The Leap Partnership and announced a restructuring program in the third quarter of the fiscal year ended January 31, 1998, described below. As a percentage of revenue, gross profits decreased from 34% to 28% of revenue from fiscal year ended January 31, 1997 to the fiscal year ended January 31, 1998.

   General and administrative expenses increased to $17.1 million for the fiscal year ended January 31, 1998 from $4 million for the fiscal year ended January 31, 1997, an increase of $13.0 million or 328%. The increase is primarily due to additional general and administrative expenses of $4.0 million incurred by The Leap Partnership and Quantum Leap to support Leapnet's growth activities through increased occupancy costs, depreciation, amortization and approximately $1.7 million in corporate expenses related to Leapnet being a public entity for the full fiscal year. The balance of fiscal 1998's increase was attributable to acquisition expenses and to the addition of YAR's general and administrative expenses of $7.0 million for ten months since its acquisition and to the addition of One World's general and administrative expenses of $704,000 for three months since its acquisition.

   During the fiscal year January 31, 1998, approximately $770,000 in net restructuring expenses was recorded primarily for employee termination and severance costs and other related expenses, including legal fees. During the last two quarters of fiscal 1998, Leapnet reduced salaries and wages throughout Leapnet by working to eliminate redundancies within Leapnet, by reducing executive compensation and by decreasing The Leap Partnership's staff by approximately 40%.

   Interest income totaled approximately $1,313,000 and $619,000 for the fiscal year ended January 31, 1998 and the fiscal year ended January 31, 1997, respectively. The interest income was offset by interest expense of $1,044,000 in fiscal 1998, and $163,000 in fiscal 1997, resulting in net interest income of $269,000 and $456,000 for the respective periods. As a result of the Leapnet IPO in late September 1996, Leapnet raised $35.7 million in cash, net of related costs. The proceeds were invested in short-term U.S. Treasury Notes and Bills, a certificate of deposit and a money market fund for the remaining four months of the 1997 fiscal year. The increase in interest income during fiscal 1998 was primarily the result of the offering proceeds earning interest income for a longer period. The increase in interest expense during fiscal 1998 was primarily due to the cost of borrowed funds related to the acquisition of YAR in April 1997. On September 30, 1997, Leapnet retired $23.3 million of notes payable to a bank related to the acquisition of YAR. Also, interest expense increased during the fourth quarter fiscal 1998, primarily as a result of financing the acquisition of One World through a bank line of credit in the amount of $1.3 million in November 1997. Interest expense during the year resulted from financing related to real estate and other capital expenditures and daily working capital requirements.

   The combined effective federal and state income tax rates were (38.5%) and 29.1% for the fiscal years 1998 and 1997, respectively. The higher effective tax in the fiscal year ended January 31, 1998 was due to higher local tax rates. Due to the net operating loss in fiscal 1998, Leapnet recognized $3.5 million in net operating loss tax benefits compared to the $536,000 income tax expense recorded in fiscal 1997. As of January 31, 1997, Leapnet's balance of net operating losses was approximately $112,000. As of January 31, 1998, the net operating losses were approximately $6.6 million for federal purposes and $8.7 million for state purposes. At January 31, 1998, no valuation reserve was provided against deferred tax assets since, in management's opinion, at that time, it was more likely than not that those tax assets would be realized based on available tax operating loss carrybacks, expected reversals of taxable temporary differences, and estimates of future taxable income.

Liquidity & Capital Resources

   Since its inception, Leapnet has primarily financed its operations and investments in property and equipment through cash generated from bank borrowings and equipment leases, proceeds from the Leapnet IPO, loans from a former officer of Leapnet and from cash generated from operations.

   At January 31, 2000 Leapnet had $18.3 million of working capital, inclusive of $15.7 million in cash and cash equivalents, compared to working capital of $11.6 at January 31, 1999. Cash and cash equivalents increased $1.6 million and $6.9 million during fiscal year 2000 and 1999, respectively.

   In fiscal 2000, the $1.6 million increase in cash was primarily due to $2.6 million in proceeds from the exercise of stock options and $4.6 million in increased borrowings ($3.2 increase in the line of credit and a new $1.4 million mortgage payable) which were used to finance capital expenditures related to the new building of $4.3 million and computer software and hardware investments of $1.0 million.

   In fiscal 1999, there was a net loss of $18.3 million which primarily consisted of non-cash charges of approximately $16.8 million, including a) the impairment losses on long-term assets (Note 8 to the Consolidated Financial Statements for the fiscal year ended January 31, 2000), b) the establishment of a valuation reserve against deferred income taxes (Note 14 to the Consolidated Financial Statements for the fiscal year ended January 31, 2000), c) depreciation and amortization and d) the loss on sale of One World. After deducting the non-cash charges and adding in cash used in and provided from investing and financing activities, total cash increased $6.9 million in fiscal 1999 primarily due to: (1) the $5.3 million in proceeds from the sale of various assets of One World and the transfer of the YAR AT&T account to another agency; (2) the $3.5 million of cash generated from the sale of the Los Angeles building; (3) the $2.7 million in net cash after related expenses that Leapnet received from an escrow settlement related to the YAR acquisition; (4) the $1.8 million repayment of a loan from a strategic partner, Vivid Publishing, Inc.; and (5) the $1 million in proceeds from the exercise of Leapnet's stock options. The increases were offset by (i) a $3.3 million retirement of a mortgage on the Los Angeles building and other Leapnet debt;
(ii) approximately $1.2 million in capital expenditures for property and software development costs and, (iii) $2.9 million of cash used in operations.

   On November 10, 1999, Leapnet obtained a new $15 million secured two-year revolving line of credit from American National Bank, which replaced an existing $10 million line of credit. The new line of credit matures on November 10, 2001, and bears interest at a variable rate of 1.5% above the bank's highest CD rate. In addition, there is an unused facility fee of ten basis points per year on the average amount of the unused facility. The line of credit agreement requires Leapnet to maintain certain minimum levels of working capital, net worth, and liquidity. Borrowings are collateralized by substantially all the assets of Leapnet. As of January 31, 2000, the interest rate was 6.9% and the outstanding balance on this line of credit was $7.3 million.

   On July 2, 1999, Quantum Leap entered into contracts to purchase a 35,000 square foot building in Chicago for $2.8 million. The purchase of the building is scheduled to occur in three phases. As of January 31, 2000, the first and second portions of the building were purchased for $1.8 million. The final phase of the purchase is scheduled to occur no later than October 2000, when the remaining portion of the building is expected to be purchased for $1.0 million. On September 28, 1999, Quantum Leap entered into a contract to remodel the building. The remodeling is scheduled to be completed during April 2000 and the cost is approximately $2 million. As of January 31, 2000, there is approximately $600,000 of costs remaining on this contract to be incurred through April 2000.

   On June 29, 1999, Leapnet obtained a $2.2 million multi-draw mortgage which is secured by substantially all the assets of Leapnet as the mortgage is cross-collateralized with the line of credit described above to the Consolidated Financial Statements for the fiscal year ended January 31, 2000. The five-year balloon note bears interest at a fixed rate of 8.5%. The loan payments had been interest only until the completion of the second phase of the building purchase. As of January 31, 2000, the second phase of the building has been purchased so that the loan converts to a 20-year amortization schedule. As of January 31, 2000, the outstanding balance on this loan was $1.4 million resulting in monthly principal and interest payments of $12,497 through October 2000. The final phase of the purchase is scheduled to occur no later than October 2000 and Leapnet plans to finance an additional $800,000 under this loan. The monthly principal and interest payment will increase to $19,440 at that time and will be payable monthly through the maturity date of May 31, 2004.

   On October 22, 1998, Leapnet received $5.3 million in cash from the sale of various assets of the One World subsidiary and the transfer of the YAR AT&T account to another agency (see Note 3 to the Consolidated Financial Statements for the fiscal year ended January 31, 2000). Additional consideration of $1.1 million was received on April 13, 1999. In total, $6.4 million of proceeds from the sale were received.

   On April 30, 1998, in connection with the YAR acquisition, Leapnet received $3 million in cash before related expenses, due to the release of escrowed funds. The funds reduced the purchase price of the acquisition and the amount of recorded goodwill.

   Leapnet believes that the existing credit facilities and funds from operations will be sufficient to meet Leapnet's cash requirements for at least the next twelve months. Leapnet's capital requirements will depend on numerous factors, including the rates at which Leapnet grows, expands its personnel and infrastructure to accommodate growth and invests in new technologies. Leapnet has various ongoing needs for capital, including working capital for operations, project development costs and capital expenditures to maintain and expand its operations. In addition, as part of its strategy, Leapnet evaluates potential acquisitions of, or alliances with, businesses that extend or complement Leapnet's business. Leapnet may in the future consummate acquisitions or alliances which may require Leapnet to make additional capital expenditures, and such expenditures may be significant. Future acquisitions and alliances may be funded with available cash from seller financing, institutional financing, issuance of common stock of Leapnet and/or additional equity or debt offerings. There can be no assurance that Leapnet will be able to raise any additional required capital on favorable terms, or at all.

Seasonality

   Depending upon its client mix at any time, Leapnet could experience seasonality in its business. Such seasonality arises from the timing of product introductions and business cycles of Leapnet's clients and could be material to Leapnet's interim results. Such cycles vary from client to client, and the overall impact on Leapnet's results of operations cannot be reasonably predicted. In addition, the advertising industry as a whole exhibits seasonality. Typically, advertising expenditures are highest in the fourth calendar quarter and lowest in the first calendar quarter, particularly in January. Although Leapnet has too limited an operating history to exhibit any discernible seasonal trend, as Leapnet matures, Management believes that the business and results of operations could be affected by the overall seasonality of the industry.

Dependence on Key Clients and Projects

   An important part of Leapnet's strategy is to develop in-depth, long-term relationships with a select group of clients in a variety of industries. Consistent with such a strategy, a large portion of Leapnet's revenues has been, and is expected to continue to be, concentrated among a relatively limited number of nationally recognized clients. For the fiscal year ended January 31, 2000 one client, Hardee's Food Systems, accounted for 31.7% of consolidated revenues. However, on November 23, 1999, Leapnet was informed by Hardees that it was terminating its National Advertising Agency Agreement effective February 22, 2000. For the year ended January 31, 1999, two clients accounted for 24.2% and 13.1% of consolidated revenues. For the year ended January 31, 1998, one client accounted for 36.3% of consolidated revenues.

   Due to the nature of the advertising business, any of Leapnet's clients could at any time in the future, and for any reason, reduce its budget, alter the timing of projects, engage another entity or take in-house all or part of the business performed by Leapnet. Even though Leapnet has taken steps to add new clients, diversify its client base, negotiate a greater percentage of retainer and fixed fee arrangements with clients and develop new potential revenue streams from licensing of proprietary software and other content, these steps may not fully mitigate the impact that the loss of any significant account may have on Leapnet's operations.

   Management believes that the loss of key clients and varying effects of seasonality, as described above, could also have an adverse impact on Leapnet's business, results of operations and financial condition, particularly in the short term.

Year 2000

   During 1999, Leapnet's Year 2000 Task Force completed an inventory of the hardware and software used in its operations and identified only non-material Year 2000 issues and has remedied them at little cost. To date, Leapnet has not experienced any Year 2000 related business interruptions, including its ability to process transactions, send or receive email messages or invoices or engage in normal business activities.

   Additionally, Leapnet has been communicating with significant vendors and other critical service providers to determine if such parties are Year 2000 compliant and to determine the extent of Leapnet's vulnerability to the failure of such parties to remedy such issues. Based upon the responses that Leapnet has received from these third parties, no material Year 2000 issues have been identified. Leapnet will continue to engage in an ongoing Year 2000 assessment but has not yet identified any Year 2000 issues and does not expect the impact of the Year 2000 to have a material adverse impact on Leapnet's business or results of operations. However, no assurances can be given that any unanticipated or undiscovered Year 2000 compliance problems will not have a material adverse effect on Leapnet's business and results of operations. In addition, there can be no assurance

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


that Year 2000 non-compliance by any of Leapnet's clients or significant suppliers or vendors will not have a material adverse effect on Leapnet's business or results of operations.

Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Leapnet anticipates that the adoption of SFAS No. 133 will not have a significant effect on the results or operations or the financial condition of Leapnet. In July, 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB statement No. 133", which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

        QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   The principal market risk (i.e., the risk of loss arising from adverse changes in market rates and prices) to which Leapnet is exposed is interest rate fluctuations on investments and debt.

   As of January 31, 2000, Leapnet has $12.7 million invested in certificates of deposit and other short-term interest bearing accounts. Leapnet predominantly invests in instruments that are highly liquid, are of investment grade and generally have maturities of less than one year. Leapnet does not hold and has not issued derivative financial instruments for speculation or trading purposes.

   As of January 31, 2000, Leapnet had an outstanding balance of approximately $7.3 million on its $15 million line of credit from American National Bank. The outstanding balance bears interest at a variable rate of 1.5% above the bank's highest certificates of deposit rate, which as of January 31, 2000, was 6.9%.

   As of January 31, 2000, Leapnet has two mortgage loans. One has an 8.5% fixed interest rate, an outstanding balance of $1,440,000, and matures in May 2004. The other has a 9% fixed interest rate, and an outstanding balance of $644,000 as of January 31, 2000, and was paid in full as of March 3, 2000 (see note 5 to the Consolidated Financial Statements).

   In March 1999, one of Leapnet's subsidiaries received stock from a client in exchange for services. The stock value appreciated by approximately $59,000 through January 31, 2000 (see balance sheet and Note 4 to the Consolidated Financial Statements). However, the value of the equity securities may fluctuate based on the volatility of the client's stock price and other general market conditions. To mitigate the market risk on the equity securities, the stock has been classified as "available for sale" as management anticipates selling the stock within the next year at a time when a gain may be recorded.

                             MANAGEMENT OF LEAPNET

Directors and Executive Officers

   The following table sets forth information with respect to the directors and executive officers of Leapnet following the merger.

Name                  Age Position
----                  --- --------
Frederick A. Smith..   45 Chairman of the Board and Chairman of Leapnet

Robert M. Figliulo..   45 Vice Chairman of the Board and Chief Executive Officer

Stephen J. Tober....   35 Director; President and Chief Operating Officer

George Gier.........   39 Director

John G. Keane.......   69 Director

Charles J. Ruder....   62 Director

Thomas R. Sharbaugh.   55 Director

Stephen T. Gambill .   49 Chief Financial Officer

Robert C. Bramlette.   50 Chief Legal Officer and Secretary

   Frederick Smith, a co-founder of Leapnet, was elected Chairman of the Board of Directors and Chief Executive Officer of Leapnet in February 1998, and is currently Chief Financial Officer. Mr. Smith also serves as President of Quantum Leap Communications, Inc., a subsidiary of Leapnet. From January 1991 until the formation of Leapnet in September 1993, Mr. Smith was employed by DDB Needham Chicago, where he was a Vice President, Executive Producer. While there, his principal accounts were Bud Light, Michelob, Discover Card Services, General Mills, and Audi. Mr. Smith's previous experience included one year at Young and Rubicam Chicago, and five years at Leo Burnett in Chicago where his client list included McDonald's, Kellogg and United Airlines. Mr. Smith attended the University of Illinois, the University of California--Los Angeles and the University of Southern California.

   Robert M. Figliulo has served as Chief Executive Officer and Chairman of SPR since June 1997 and previously served as President and Chairman of SPR Chicago. Since joining SPR in May 1976, Mr. Figliulo has held numerous positions, including Programmer, Analyst, Account Manager, General Manager of both the Tulsa and Chicago offices and Vice President of Marketing. Mr. Figliulo received a Masters in Business Administration from the University of Chicago in 1987.

   Stephen J. Tober has served as SPR's Chief Operating Officer since June 1998 and as Executive Vice President--Finance and Business Development since June 1997. Mr. Tober worked in the investment banking division of Salomon Smith Barney from 1995 through 1997. From 1991 through 1995 Mr. Tober worked in the corporate finance group of the law firm Latham & Watkins. Mr. Tober received a J.D. degree from the University of Virginia School of Law in 1991 and a B.A. degree from Amherst College in 1987.

   George Gier co-founded Leapnet and has served as a director of Leapnet since its inception. Mr. Gier was appointed Executive Vice President, Chief Marketing Officer in May 1996 and served as an officer until he resigned in December 1999. From March 1990 until joining The Leap Partnership, Inc., he was employed by DDB Needham, Chicago, where he was a Vice President and Creative Director. Mr. Gier's previous experience includes Hal Riney & Partners in San Francisco, where his principal assignment was the introduction of Saturn automobiles. Prior to joining Hal Riney & Partners, Mr. Gier spent four years at Fallon McElligott in Minneapolis, where his client list included Lee Jeans, Horache, Federal Express, Gilbey's Gin and Time/Life Books. Mr. Gier received a Bachelor of Arts from Wisconsin-Stevens Point in 1982.

   John G. Keane has been a member of Leapnet's Board of Directors since September 1996. Mr. Keane is the Korth Professor of Strategic Management at The University of Notre Dame's Mendoza College of Business. He joined The University of Notre Dame in January 1989 as Dean of the Business School. Mr. Keane also currently serves as Treasurer and Secretary of the Strategic Management Society. From 1992-1999, Mr. Keane was a Director of Excel Industries, Inc., a publicly-held manufacturer of automotive parts. Prior to such time Mr. Keane was Director of the United States Census Bureau from 1984-1989. From 1972-1984 Mr. Keane was President of Managing Change, Inc., a marketing and strategic management consulting firm in Barrington, Illinois. From 1956-1972, he worked in diverse positions for such industry leaders as U.S. Steel, Booz . Allen

& Hamilton, Inc. and J. Walter Thompson Company, among other advertising agencies. Mr. Keane received a Ph.D from the University of Pittsburgh in 1965, a Masters in Business Administration from Indiana University in 1956, a B.S. degree from the University of Notre Dame in 1955 and an A.B. degree from Syracuse University in 1952.

   Charles J. Ruder joined Leapnet's Board of Directors in September 1997, Mr. Ruder served as the President and Chief Executive Officer of the Chicago United Way/Crusade of Mercy for the greater Chicagoland area from 1994 to 1996. Mr. Ruder worked at Sears, Roebuck and Co. from 1959 to 1993 in many management capacities, including Vice President of Public Affairs from 1985 to 1993. Prior to that time, he served as region manager for stores located in the Washington, D.C. area and prior to that for the Minnesota area. Mr. Ruder received a Bachelor of Science from Northern Illinois University in 1959.

   Thomas R. Sharbaugh joined Leapnet in April 1996, became a director at that time and is currently President. In addition, Mr. Sharbaugh serves as the President of YAR Communications, Inc., a subsidiary of Leapnet. Prior to joining Leapnet, Mr. Sharbaugh was employed by Sears, Roebuck and Co. from March 1994 until February 1996 as Vice President, Strategic Marketing and Advertising. Prior to joining Sears, Mr. Sharbaugh held various senior-level executive marketing positions during his 16-year tenure at Anheuser-Busch. As Vice President of Brand Management and, prior to that, as Vice President of Budweiser Brands, he was responsible for managing brand marketing activities and new product marketing. Mr. Sharbaugh's responsibilities at Anheuser-Busch included the development and market launch of Bud Light; management of the "This Bud's For You" campaign for Budweiser; the "Gimme a Light", "Spuds McKenzie" and "Make it a Bud Light" campaigns for Bud Light; and the "Bud Bowl" promotional campaign. Mr. Sharbaugh received a Masters in Business Administration from the Wharton School, University of Pennsylvania in 1970 and a B.A. degree from Pennsylvania State University in 1966.

   Stephen T. Gambill has served as SPR's Vice President and Chief Financial Officer since July 1996. From 1982 through July 1996, Mr. Gambill, a certified public accountant, held various financial management positions within Natural Gas Pipeline Company of America, a large natural gas pipeline, and most recently served as its Director of Accounting. Prior to 1982, Mr. Gambill held various auditing positions with the public accounting firms of Coopers and Lybrand and Deloitte, Haskins & Sells. Mr. Gambill received a Masters in Business Administration degree from the University of Chicago in 1987.

   Robert C. Bramlette has served as Chief Legal and Strategic Officer and as Secretary of Leapnet since May 1996. In addition, Mr. Bramlette serves as President and sole director of Brassie Corporation and Vice President of YAR Communications, Inc. Prior to joining Leapnet, Mr. Bramlette was Of Counsel to the law firm Krupa & Braun, which he joined in February 1996. Prior to joining Krupa & Braun, Mr. Bramlette was employed by Sears, Roebuck and Co. for sixteen years, most recently as its Assistant General Counsel, Real Estate, and prior to that time in a number of positions including Director of Corporate Communications. Currently, Mr. Bramlette is Of Counsel to the firm of Braun & Edwards, Chtd. Mr. Bramlette received a J.D. from Northwestern University in 1974 and a B.B.A. from the University of Notre Dame in 1971.

Board of Directors

   Leapnet's board currently consists of six directors. Each director holds office until his successor is duly elected and qualified or until his resignation or removal, if earlier. Following the merger, Leapnet's board of directors will consist of Frederick A. Smith, Robert M. Figliulo, Stephen J. Tober, George Gier, John G. Keane, Charles J. Ruder, Thomas R. Sharbaugh and two other persons who shall be designated by SPR.

   Leapnet has established an Audit Committee, a Compensation Committee and a Stock Committee.

   The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Leapnet's internal accounting controls.

   The Compensation Committee determines the compensation of Leapnet's executive officers and makes recommendations concerning the grant of options to purchase shares of Leapnet's stock under its Employee Incentive Compensation Plan.

   The Stock Committee is responsible for the administration of Leapnet's 1996 Stock Option Plan, Employee Incentive Compensation Plan and Employee Stock Purchase Plan.

Compensation of Directors

   Leapnet pays a fee of $2,000 per board meeting attended, $1,000 per telephonic board meeting attended and $500 per committee meeting attended to its directors who are not employees of Leapnet. Mr. Gier received $6,000 for meetings attended in fiscal 2000. The directors may elect to receive options in lieu of the cash payment. Leapnet reimburses such directors for travel and lodging expenses incurred in connection with their activities on behalf of Leapnet. During fiscal 2000, Messrs. Garville, Keane and Ruder were granted options to purchase 21,500 shares, 18,000 shares and 22,500 shares of common stock, respectively, pursuant to the Non-Employee Director's Incentive Compensation Plan.

   The Delaware General Corporation Law provides that a company may indemnify its directors and officers for specified liabilities. Leapnet's certificate of incorporation and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law. The effect of these provisions is to indemnify the directors and officers of Leapnet against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Leapnet. Leapnet may obtain directors and officers liability insurance to effectuate these provisions.

Employment and Non-Competition Agreements

   Leapnet has entered into an employment agreement with Mr. Smith, which provides for an annual base salary of $200,000, expires on March 11, 2001, and is terminable by Leapnet on 90 days prior written notice or in the event of death or disability or for "cause" (as defined within the agreement; See "Where You Can Find More Information"). Mr. Smith may terminate the agreement on 270 days prior written notice. The employment agreement contains provisions that restrict the misappropriation of confidential information during the term of employment and thereafter and from soliciting Leapnet's clients, prospects or employees for one year following termination of employment.

   Leapnet is not currently a party to employment agreements with any other executive officer.

Executive Compensation

   The table below summarizes information concerning the compensation paid by Leapnet during its fiscal year ended January 31, 2000 to Leapnet's Chief Executive Officer and Leapnet's four other most highly paid executive officers for its fiscal year ended January 31, 2000 (collectively, the "Leapnet Named Executive Officers"):

                                                 Annual          Long-term
                                              compensation  compensation awards
                                             --------------     Securities
   Name and principal position                Salary  Bonus underlying options
   ---------------------------               -------- ----- -------------------
   Frederick A. Smith......................  $200,000    0            0
    Chief Executive Officer and Chairman of
     the Board
   Thomas R. Sharbaugh.....................  $200,000    0            0
    President
   George Gier.............................  $184,615    0            0
    Executive Vice President and Chief
     Marketing Officer
   Joseph A. Sciarrotta....................  $200,000    0            0
    Executive Vice President and Chief
     Creative Officer
   Robert C. Bramlette.....................  $140,562    0            0
    Chief Legal and Strategic Officer

Stock Option Grants in Last Fiscal Year

   No stock appreciation rights were granted to the Leapnet Named Executive Officers during fiscal 2000.

   The following table sets forth certain information on options granted in fiscal 2000 to the Leapnet Named Executive Officers.

                               Individual grants
                              Robert C. Bramlette

         Number of
        Securities      Percent of Total
        Underlying      Options Granted                                       Grant Date
      Options Granted   to Employees in  Exercise Price            Expiration  Present
            (#)           Fiscal Year      ($/share)    Grant Date    Date    Value $(1)
      ---------------   ---------------- -------------- ---------- ---------- ----------
          30,000              1.1%           $5.53       1/7/00     1/7/05     $ 82,767
          50,000              1.9%           $6.38       1/26/00    1/26/05    $159,148

                              Thomas R. Sharbaugh
         Number of
        Securities      Percent of Total
        Underlying      Options Granted                                       Grant Date
      Options Granted   to Employees in  Exercise Price            Expiration  Present
            (#)           Fiscal Year      ($/share)    Grant Date    Date    Value $(1)
      ---------------   ---------------- -------------- ---------- ---------- ----------
          100,000             3.8%           $2.50       6/14/99    6/14/04    $123,066

--------
(1) The grant date present value in the far right column of the above table was calculated using the Black-Scholes option pricing model applied as of the Grant Date, as specified in the table. The values generated by this model depend upon certain assumptions, as follows: estimated option lives of 3 years; an assumed annual volatility of underlying stock of 68 percent; and risk-free rates of return on the grant dates ranging from 5.7 to 6.5 percent. Leapnet made no assumptions regarding restrictions on vesting or the likelihood of vesting.

Option Exercises in the Last Fiscal Year and Year-End Option Values

   The Leapnet Named Executive Officers did not exercise any options in fiscal 2000. The following table provides information on unexercised options of the Leapnet Named Executive Officers at January 31, 2000.

                                 Number of securities underlying       Value of unexercised in-
                               unexercised options at fiscal year-       the-money options at
                                             end (#)                      fiscal year-end ($)
                               --------------------------------------  -------------------------
                                 Exercisable         Unexercisable     Exercisable Unexercisable
                               ------------------  ------------------  ----------- -------------
      Thomas R. Sharbaugh.....           1,734,000             166,000   105,196      204,204
      Robert C. Bramlette.....             135,417              33,333   155,253            0

Leapnet's Employee Incentive Compensation Plan

   On June 15, 1999, the Leapnet stockholders approved an amendment to Leapnet's Employee Incentive Compensation Plan that increased the number of shares of common stock authorized for issuance from 3,500,000 to 5,000,000. A current proposal has been furnished to the Leapnet stockholders for approval at the special meeting which would increase the number of shares of common stock authorized for issuance thereunder from 5,000,000 to 10,000,000. As of January 27, 2000, options to purchase 989,503 shares of common stock have been exercised under the Employee Incentive Compensation Plan, options to purchase 3,259,883 shares of common stock are outstanding under the Employee Incentive Compensation Plan, options to 750,834 shares have been forfeited, and 750,614 shares of common stock remain available for grant thereunder. Leapnet has not granted any options pursuant to the Employee Incentive Compensation Plan that are conditioned upon Leapnet's stockholders approving the amendment proposed hereby.

   The following is a brief summary of certain features of the Incentive Compensation Plan.

General

   The Employee Incentive Compensation Plan is a flexible plan permitting the issuance of awards in a variety of forms, including: (i) non-qualified and incentive stock options for the purchase of common stock, (ii) stock appreciation rights ("SARs"), (iii) restricted stock ("Restricted Stock"), (iv) deferred stock ("Deferred Stock"), (v) bonus stock and awards in lieu of obligations, (vi) dividend equivalents, (vii) other stock-based awards, and
(viii) performance awards and cash incentive awards. The purpose of the Employee Incentive Compensation Plan is to promote the overall financial objectives of Leapnet and its stockholders by motivating eligible participants to achieve long-term growth in shareholder equity in Leapnet and to retain the association of these individuals.

   The persons eligible to participate in the Employee Incentive Compensation Plan are directors, officers, employees and consultants of Leapnet or any subsidiary of Leapnet who, in the opinion of the Stock Committee of the Board of Directors, contribute to the growth and success of Leapnet or its subsidiaries. The Employee Incentive Compensation Plan is administered by the Stock Committee. In the discretion of the Stock Committee, shares of common stock subject to an award under the Employee Incentive Compensation Plan that remain unissued upon termination of such award, are forfeited or are received by Leapnet as consideration for the exercise or payment of an award shall become available for additional awards under the Employee Incentive Compensation Plan.

   In the event of a stock dividend, stock split, recapitalization, sale of substantially all of the assets of Leapnet, reorganization or other similar event, the Stock Committee will adjust the aggregate number of shares of common stock subject to the Employee Incentive Compensation Plan, the number of shares available for awards and subject to outstanding awards and the exercise price per share, performance conditions and other terms of outstanding awards.

   The Board of Directors or the Stock Committee may amend, modify or discontinue the Employee Incentive Compensation Plan at any time, except if such amendment (i) impairs the rights of a participant without the participant's consent, or (ii) in any manner would disqualify the Employee Incentive Compensation Plan from the exemption provided by Rule 16b-3 under the 1934 Act. Any amendment is subject to stockholder approval, if required by applicable law. Any amendment by the Stock Committee is subject to approval of and any limitations imposed by the Board of Directors. The Stock Committee may amend the terms of any award granted under the Employee Incentive Compensation Plan (other than, in the case of a stock option, to decrease the option price), subject to the consent of a participant if such amendment impairs the rights of such participant unless such amendment is necessary for Leapnet to obtain pooling of interest accounting treatment in a transaction.

Awards Under the Incentive Plan

   Stock Options. Options to purchase no more than 500,000 shares of common stock shall be granted to any one participant in any fiscal year. Subject to such limitation, the Stock Committee shall determine the number of shares of common stock subject to the options to be granted to each participant. The Stock Committee may grant non-qualified stock options, incentive stock options, or a combination thereof, to the participants. Only persons who on the date of the grant are employees of Leapnet or any parent or subsidiary of Leapnet may be granted options which qualify as incentive stock options. Options granted under the Employee Incentive Compensation Plan will provide for the purchase of common stock at prices determined by the Stock Committee, but in no event less than fair market value on the date of grant. When incentive stock options are granted to an individual who owns common stock possessing more than 10% of the combined voting power of all classes of stock of Leapnet or any parent or subsidiary of Leapnet, the option price shall not be less than 110% of fair market value. No stock option shall be exercisable later than the tenth anniversary date of its grant. In the case of an incentive stock option granted to a participant who owns more than 10% of the combined voting power of all classes of stock of Leapnet or any parent or subsidiary of Leapnet, such option shall not be exercisable later than the fifth anniversary date of its grant. No incentive stock option shall be granted later than the tenth anniversary date of the adoption of the Employee Incentive Compensation Plan.

   Options granted under the Employee Incentive Compensation Plan shall be exercisable at such times and subject to such terms and conditions set forth in the Employee Incentive Compensation Plan and as the Stock Committee shall determine or provide in an option agreement. Except as provided in any option agreement, options may only be transferred under the laws of descent and distribution or if such transfer is permitted by Rule 16b-3 without liability under applicable law and is consistent with the use of Form S-8. The option exercise price is payable by the participant (i) in cash, (ii) in shares of common stock having a fair market value equal to the exercise price, (iii) by delivery of evidence of a note or other indebtedness, (iv) by authorizing Leapnet to retain shares of common stock having a fair market value equal to the exercise price, (v) by "cashless exercise" as permitted under the Federal Reserve Board's Regulation T, or (vi) by any combination of the foregoing. Unless otherwise provided in an option agreement or determined by the Stock Committee, upon termination of a participant's employment with Leapnet due to death or disability, all of such participant's options shall be exercisable for the shorter of their remaining term or one year after termination of employment in the case of disability or appointment of a representative in the case of death, and a disabled participant's subsequent death shall not affect the foregoing. Unless otherwise provided in an option agreement or determined by the Stock Committee, if a participant retires or involuntarily ceases to be an employee of Leapnet (other than due to death, disability or as a result of termination for cause), all of such participant's options shall terminate, except that, to the extent such options are then exercisable, such options may be exercised for the shorter of their remaining terms or 90 days after termination of employment. Unless otherwise provided in an option agreement or determined by the Stock Committee, if a participant voluntarily ceases to be an employee at Leapnet (other than at retirement) or is terminated for cause, all of such participant's options shall terminate immediately.

   Upon receipt of a notice from a participant to exercise an option, the Stock Committee may elect to cash out all or part of any such option by paying the participant, in cash or shares of common stock, the following amount: (i) the excess of the fair market value of the common stock subject to the unexercised option over the exercise price of the option, multiplied by (ii) the number of shares for which the option is to be exercised.

   Stock Appreciation Rights. A SAR shall entitle a participant to receive common stock, cash or a combination thereof. If granted in conjunction with an option, the exercise of a SAR shall require the cancellation of the corresponding portion of the option. SARs may be granted on or after the corresponding grant of non-qualified stock options, but only at the same time as the corresponding grant of incentive stock options. SARs with respect to no more than 500,000 shares of common stock shall be granted to any one participant in any fiscal year. Subject to such limitation, the Stock Committee in its discretion shall determine the number of SARs awarded to a participant. The Stock Committee shall determine the terms and conditions of any SAR. The terms and conditions shall be confirmed in and be subject to an agreement between Leapnet and the participant. If granted in conjunction with options, a SAR shall be exercisable for and during the same period as the corresponding options. Upon exercise of a SAR, a participant shall receive an amount in cash, shares of common stock or both equal to (i) the excess of the fair market value of the common stock over the option price per share (if the SAR is granted in conjunction with an option), multiplied by (ii) the number of shares of common stock subject to the SAR. In the case of a SAR granted on a standalone basis, the Stock Committee shall determine in its discretion the value to be used in lieu of the option price. In no event shall a SAR granted in tandem with an incentive stock option be exercised unless the fair market value of the common stock at the time of the exercise exceeds the option price. With respect to participants who are subject to Section 16(b) of the 1934 Act (generally Officers and Directors of Leapnet) ("16(b) Persons"), the Stock Committee may require that the SARs be exercised in compliance with Rule 16b-3, including the requirement that a SAR not be exercisable within the first six months of its term. The transferability and termination provisions of a SAR are as set forth above with respect to stock options.

   Restricted Stock. Restricted Stock awards are grants of shares of common stock that are subject to certain restrictions and to a risk of forfeiture. The Stock Committee in its discretion shall determine the persons to whom Restricted Stock shall be granted, the number of shares of Restricted Stock to be granted to each participant, the periods for which Restricted Stock is restricted, and any other restrictions to which the

Restricted Stock is subject. The Stock Committee may condition the award of Restricted Stock on such performance goals and other criteria as it may determine. The terms and conditions of the Restricted Stock shall be confirmed in and subject to an agreement between Leapnet and the participant. During the restriction period, the Stock Committee may require that the certificates evidencing the Restricted Stock be held by Leapnet. During the restriction period, the Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Other than the foregoing restrictions imposed by the Stock Committee, the participant shall have all the rights of a holder of common stock. If a participant's employment terminates during the restriction period due to death or disability, the restrictions on the Restricted Stock shall lapse. If a participant's employment shall terminate for any other reason, unless otherwise agreed by the Stock Committee, the remaining Restricted Stock shall be forfeited by the participant to Leapnet.

   Deferred Stock. Deferred Stock awards are grants of rights to receive shares of common stock, cash or a combination thereof at the end of a specified deferral period. The Stock Committee in its discretion shall determine the persons to whom Deferred Stock shall be granted, the number of shares of Deferred Stock to be granted to each participant, the duration of the period prior to which common stock will be delivered, the conditions under which receipt of the common stock will be deferred, and any other terms and conditions of the granting of the award. The terms and conditions of the Deferred Stock shall be confirmed in and subject to an agreement between Leapnet and the participant. The Stock Committee may condition the award of Deferred Stock on such performance goals and criteria that it may determine. During the deferral period, the Deferred Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. At the expiration of the deferral period, the Stock Committee may deliver to the participant common stock, cash equal to the fair market value of such common stock or a combination thereof for the shares covered by the Deferred Stock awards. Cash dividends on common stock, subject to Deferred Stock awards, shall be automatically deferred and reinvested in Deferred Stock; and stock dividends on common stock, subject to Deferred Stock awards, shall be paid in the form of Deferred Stock. If a participant's employment terminates during the deferral period due to death or disability, the deferral restrictions shall lapse. If a participant's employment terminates for any other reason, unless otherwise agreed by the Stock Committee, the rights to the shares still covered by Deferred Stock awards shall be forfeited by the participant.

   Bonus Stock and Awards in Lieu of Cash Obligations. The Stock Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Stock Committee may specify.

   Dividend Equivalents. The Stock Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specified number of shares of common stock. Dividend equivalents may be granted on a free-standing basis or in connection with another award, may be paid currently or on a deferred basis, and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or other investment vehicles specified by the Stock Committee.

   Other Stock-Based Awards. The Incentive Plan authorizes the Stock Committee to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to the common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, awards with value and payment contingent upon performance of Leapnet or any other factors designated by the Stock Committee, and awards valued by reference to the book value of shares of common stock or the value of securities of or the performance of specified subsidiaries. The Stock Committee shall determine the terms and conditions of such awards, including consideration to be paid to exercise awards in the nature of purchase rights, the period during which awards will be outstanding and forfeiture conditions and restrictions on awards.

   Performance Awards, including Cash Incentive Awards. The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions as may be specified by the Stock Committee. In addition, the Incentive Plan authorizes specific cash incentive awards, which represent a conditional right to receive cash upon achievement of preestablished performance goals during calendar years, quarters or other periods specified by the Stock Committee. Performance awards and cash incentive awards granted to persons the Stock Committee expects will, for the year in which a deduction arises, be among the Named Executive Officers, will, if so intended by the Stock Committee, be subject to provisions that should qualify such awards as "performance-based compensation" not subject to the limitation on tax deductibility by Leapnet under Section 162(m). The performance goals to be achieved as a condition for payment or settlement of a performance award or annual incentive award will consist of (i) one or more business criteria and (ii) a targeted level or levels of performance with respect to each business criteria. In the case of performance awards intended to meet the requirements of Section 162(m), the business criteria used must be one of those specified in the Incentive Plan, although for other participants, the Stock Committee may specify any other criteria. The business criteria specified in the Incentive Plan are: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 or The Nasdaq Stock Market-U.S. Index; (3) net income; (4) pre-tax earnings; (5) earnings before interest, depreciation and amortization; (6) pre-tax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment;
(12) operating income before payment of executive bonuses; and (13) working capital.

   In granting cash incentive awards, the Stock Committee may grant awards on an individual basis or may establish an unfunded cash incentive award "pool." In either case, the amount of which will be based upon the achievement of a performance goal or goals based on one or more of the business criteria described in the preceding paragraph. During the period required by Section 162(m), the Stock Committee will determine who will potentially receive cash incentive awards for the specified performance period, either individually or out of the pool or otherwise. After the end of the specified performance period, the Stock Committee will determine the amount, if any, of the maximum amount of any potential individual cash incentive award payable to a participant or the maximum amount of potential cash incentive awards payable to each participant in the pool. Pursuant to the amendment and restatement proposed hereby, the maximum cash incentive award payable to any one participant in any fiscal year shall not exceed 10.0% of Leapnet's operating income before payment of executive bonuses for such fiscal year. The Stock Committee may, in its discretion, determine that the amount payable as a final cash incentive award will be increased or reduced from the amount of any potential award, but may not exercise discretion to increase any such amount intended to qualify under Section 162(m).

   Subject to the requirements of the Employee Incentive Compensation Plan, the Stock Committee will determine other performance award and cash incentive award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. All determinations by the Stock Committee relating to performance awards and cash incentive awards will be made in writing with respect to any award intended to qualify under Section 162(m).

   Other Terms of Awards. Awards may be settled in the form of cash, shares, other awards or other property, in the discretion of the Stock Committee. The Stock Committee may accelerate the settlement of any award. The Stock Committee may also require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Stock Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Stock Committee is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of Leapnet's obligations under the Employee Incentive Compensation Plan. The Stock Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the Employee Incentive Compensation Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death.

Changes in Control

   Upon the occurrence of a Change in Control (as hereinafter defined), the following shall occur: (i) all unexercised stock options and SARs shall become immediately exercisable, (ii) all restrictions on the Restricted Stock and deferral limitations on the Deferred Stock shall lapse, and (iii) the performance goals and other conditions with respect to any outstanding performance award or cash incentive award shall be deemed satisfied in full, and such award shall be fully distributable, to the extent provided by the Stock Committee in an award agreement or otherwise. In addition, unless the Stock Committee provides otherwise in an option agreement, after the Change in Control a participant shall have the right to surrender all or part of the outstanding awards and receive in cash from Leapnet the following amount for each award: (i) the excess of the Change in Control Price over the exercise price of the award, multiplied by (ii) the number of shares of common stock subject to the award. The "Change in Control Price" is the higher of (i) the highest reported sales price of a share of common stock in any transaction reported on the principal exchange on which such shares are listed or on The Nasdaq National Market during the 60-day period prior to and including the Change of Control, or (ii) if the Change in Control event is a tender offer, merger or other reorganization, the highest price to be paid per share of common stock in such transaction. For purposes of the Incentive Plan, a "Change in Control" shall be deemed to have occurred if (i) any corporation, person or other entity (other than Leapnet, a majority-owned subsidiary of Leapnet or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by Leapnet), including a "group" as defined in Section 13(d)(3) of the 1934 Act, becomes the beneficial owner of stock representing more than the greater of (a) 50% of the combined voting power of Leapnet's then outstanding securities or (b) the percentage of the combined voting power of Leapnet's then outstanding securities which equals (1) 10% plus (2) the percentage of the combined voting power of Leapnet's outstanding securities held by such corporation, person or entity on the effective date of the Incentive Plan; (ii)(a) the Stockholders of Leapnet approve a definitive agreement to merge or consolidate Leapnet with or into another corporation other than a majority-owned subsidiary of Leapnet, or to sell or otherwise dispose of all or substantially all of Leapnet's assets, and (b) the persons who were the members of the Board of Directors of Leapnet prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof; (iii) the Stockholders of Leapnet approve a plan of liquidation of Leapnet; or (iv) within any period of 24 consecutive months, persons who were members of the Board of Directors of Leapnet immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board of Directors of Leapnet immediately prior to such 24-month period and who constituted a majority of the Board of Directors of Leapnet at the time of such election, cease to constitute a majority of the Board.

Discussion of Federal Income Tax Consequences

   The following summary of Federal income tax consequences with respect to awards under the Employee Incentive Compensation Plan is not comprehensive and is based upon laws and regulations currently in effect. Such laws and regulations are subject to change.

   Stock Options. There are generally no Federal income tax consequences either to the participant or to Leapnet upon the grant of a stock option. On exercise of an incentive stock option, the participant will not recognize any income and Leapnet will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the participant under the alternative minimum tax provisions of the Code. Generally, if the participant disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the participant will recognize compensation income and Leapnet will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares on the date of exercise over the option exercise price (or the gain on sale, if less). Otherwise, Leapnet will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the participant will generally be treated as a capital gain. On exercise of a non-qualified stock option, the amount by which the fair market value of the shares on the date of exercise exceeds the option exercise price (the "spread") will generally be taxable to the participant as compensation income and will generally be deductible for tax purposes by Leapnet. In determining the amount of the spread or the amount of consideration paid to the participant, the fair market value of the common stock on the date of exercise generally is used. However, in the case of a 16(b) Person, the fair market value will be determined six months after the date on which the option was granted if such date is later than the exercise date, unless such participant elects to be taxed based on the fair market value at the date of exercise. Any such election, a "Section 83(b) Election", must be made and filed with the IRS within 30 days after exercise in accordance with the regulations under Section 83(b) of the Code. Leapnet, in computing its Federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the participant.

   Stock Appreciation Rights. Upon the grant of a SAR, the participant will not recognize any taxable income and Leapnet will not be entitled to a deduction. Upon the exercise of a SAR, the consideration paid to the participant upon exercise of the SAR will constitute compensation taxable to the participant as ordinary income. In determining the amount of the consideration paid to the participant upon the exercise of a SAR for common stock, the fair market value of the shares on the date of exercise generally is used. However, in the case of a 16(b) Person, the fair market value will be determined six months after the date on which the SAR was granted if such date is later than the exercise date, unless such participant makes a Section 83(b) Election to be taxed based on the fair market value at the date of exercise within thirty days after exercise in accordance with the regulations under Section 83(b) of the Code. Leapnet, in computing its Federal income tax, generally will be entitled to a deduction in an amount equal to the compensation taxable to the participant.

   Other Awards. With respect to awards granted under the Employee Incentive Compensation Plan that result in the payment or issuance of cash or shares of common stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time at which the participant will be liable for income taxes with respect to such payment or issuance. Leapnet generally will be entitled to a deduction in an amount equal to the ordinary income received by the participant. With respect to awards involving the issuance of shares of common stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. Leapnet will generally be entitled to a deduction in an amount equal to the ordinary income received by the participant. A participant may make a Section 83(b) Election to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture. However, if the participant subsequently forfeits such shares or property, such participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which such participant previously paid tax. The participant must file the Section 83(b) Election with the Internal Revenue Service within 30 days of the receipt of the shares or other property.

   Section 162(m) of the Code. Section 162(m) of the Code generally disallows a public company's tax deduction for compensation to the Leapnet Named Executive Officers in excess of $1,000,000 in any tax year. Compensation that qualifies as "performance-based compensation" is excluded from the $1,000,000 deductibility cap.

   Leapnet intends that options and SARs granted with an exercise price equal to at least 100% of fair market value of the underlying shares at the date of grant, and annual incentive awards and certain long-term performance-based awards granted to employees whom the Stock Committee expects to be named executive officers at the time a deduction arises in connection with such awards, qualify as "performance-based compensation." Accordingly, such awards should not be subject to the Section 162(m) deductibility cap of $1,000,000. Other awards may be granted under the Employee Incentive Compensation Plan which do not qualify as "performance-based compensation" that is deductible by Leapnet under Section 162(m), so that compensation paid to persons who are Leapnet Named Executive Officers in connection with such awards will, to the extent such compensation and other compensation subject to the Section 162(m) deductibility cap in a given year exceeds $1,000,000, be subject to the Section 162(m) deductibility cap.

   Parachute Payments. In the event any payments or rights accruing to a participant upon a change in control, or any other payments awarded or accelerated under the Employee Incentive Compensation Plan, constitute "parachute payments" under Section 280G of the Code, depending upon the amount of such payments accruing and the other income of the participant from Leapnet, the participant may be subject to a 20% excise tax (in addition to ordinary income tax) and Leapnet may be disallowed a deduction for the amount of any excess parachute payment.

Security Ownership of Management and Certain Beneficial Owners

   The following table sets forth information concerning the beneficial ownership of Leapnet's common stock as of January 31, 2000, for: (a) each incumbent director; (b) each of the current Leapnet Named Executive Officers not listed as a director; (c) each person known by Leapnet to own beneficially more than 5% of the outstanding common stock; and (d) directors and executive officers as a group.

                       PRINCIPAL STOCKHOLDERS OF LEAPNET

                                 Number of
                                 Shares of
                                  Leapnet               Percentage
                                beneficially            ownership
                                owned prior  Percentage of Leapnet
      Name and address of          to the    ownership  after the
      beneficial owners          merger(1)   of Leapnet   merger
      -------------------       ------------ ---------- ----------
      Frederick Smith (2),
       (3)....................   2,149,000      14.5%       7.5%
      George Gier (2), (4)....   1,820,000      12.3%       6.3%
      Thomas R. Sharbaugh (2),
       (5)....................   1,834,000      11.0%       6.0%
      Joseph A. Sciarrotta
       (2), (6)...............   1,310,760       8.9%       4.6%
      R. Steven Lutterbach
       (2), (7)...............   1,239,000       8.4%       4.3%
      Robert C. Bramlette (2),
       (8)....................     135,917         *          *
      John G. Keane (2), (9)..      91,000         *          *
      Gregory Garville (2),
       (10)...................      51,840         *          *
      Charles J. Ruder (2),
       (11)...................      41,500         *          *
      All Directors and
       Executive Officers
       as a group (8
       individuals) (12)......   7,434,017      50.2%      24.1%

--------
   *Less than one percent.
    (1) Unless otherwise noted below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
    (2) The address of the stockholder is: c/o Leapnet, Inc., 420 West Huron, Chicago, Illinois, 60610.
    (3) Includes 174,000 shares held by trusts for Mr. Smith's children, for which Mr. Smith, as co-trustee, shares voting and investment power.

    (4) Includes 100,000 shares held by trusts for Mr. Gier's children, for which Mr. Gier, as co-trustee, shares voting and investment power.

    (5) The shares shown are issuable to Mr. Sharbaugh pursuant to currently exercisable options.
    (6) Includes 50,000 shares held by a trust for Mr. Sciarrotta's family, for which Mr. Sciarrotta, as co-trustee, shares voting and investment power.
    (7) Excludes 27,000 shares held by trusts for Mr. Lutterbach's children, as to which Mr. Lutterbach disclaims beneficial ownership.

    (8) Includes 135,417 shares issuable pursuant to currently exercisable options.
    (9) Includes 50,500 shares issuable pursuant to currently exercisable options.
   (10) Includes 27,500 shares issuable pursuant to currently exercisable options.
   (11) Includes 40,000 shares issuable pursuant to currently exercisable options.
   (12) The shares shown include 1,986,667 shares issuable pursuant to currently exercisable options within 60 days of January 31, 2000. The group does not include Mr. Lutterbach.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires Leapnet executive officers and directors, and persons who beneficially own more than ten percent (10%) of Leapnet's common stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to Leapnet and written representations from Leapnet's executive officers and directors, except as noted below Leapnet believes that all forms were filed in a timely manner during the 1999 fiscal year. Mr. Smith filed one late report reflecting a sale of stock and Mr. Sciarrotta filed two late reports reflecting sales of stock.

                        CERTAIN TRANSACTIONS OF LEAPNET

   On February 2, 1998, Leapnet received proceeds of a loan from Alliance Banking Company of New Buffalo, Michigan ("Alliance"), in the amount of $665,000 that is secured by a mortgage on the property located at 22 West Hubbard, Chicago, Illinois, 60610. The loan is due on January 27, 2001. The full amount of such indebtedness was personally guaranteed by Mr. Smith. The loan was approved by all of the directors; however, R. Steven Lutterbach, then a director of Leapnet, did not vote because he is a significant stockholder in Alliance.

   On March 3, 2000, The Leap Partnership, Inc. sold the building located at 22
W. Hubbard for $1,200,000. The loan from Alliance was paid off with the proceeds from the sale of the building.

   Leapnet has adopted a policy that all transactions with affiliated entities or persons will be on terms no less favorable than could be obtained from unrelated parties and all future transactions between Leapnet and its officers, directors, principal stockholders and affiliates will be approved by a majority of Leapnet's independent directors.

                                BUSINESS OF SPR

Overview

   SPR has over 26 years of experience in providing information technology services to clients in a variety of industries, including financial services, healthcare, insurance, manufacturing, oil and gas, transportation and utilities. SPR focuses its marketing efforts on Fortune 1000 companies and other large organizations which have complex IT operations and significant IT budgets. SPR is refocusing its IT consulting and project based services into the consulting, development, and integration markets. SPR's core competencies are in large systems, project management, quality assurance, professional development and strategic partnerships. SPR believes that this breadth of service and support fosters long-term client relationships, promotes cross-selling opportunities and minimizes SPR's dependence upon any particular service.

   SPR's business was founded in 1973 by Eugene Figliulo as Systems & Programming Resources, Inc. During 1994, Systems & Programming Resources, Inc. transferred certain assets and liabilities to SPR Chicago, SPR Tulsa, and SPR Wisconsin, respectively. These entities were organized as S corporations and owned by the executives primarily responsible for the operations in each of these locations. SPR Chicago, SPR Tulsa, SPR Wisconsin, Systems & Programming Resources, Inc. and DataFlex (an affiliated IT services company in a complementary business) were merged into SPR upon SPR's formation in October 1996.

   SPR maintains its principal executive offices at 2015 Spring Road, Suite 750, Oak Brook, Illinois 60523-1874. Its telephone number is (630) 575-6200. SPR's World Wide Web address is www.sprinc.com. SPR currently has four branch offices located in Oak Brook, Illinois; Tulsa, Oklahoma; Milwaukee, Wisconsin; and Dallas, Texas. SPR has made, and intends to continue to make, significant investments in its systems, recruiting organization, training programs and marketing initiatives in an effort to sustain growth.

Industry Background

   Dataquest Incorporated forecast total expenditures for the consulting, development and integration segments of the United States professional IT services market to be approximately $60 billion in 1999, $70 billion in 2000, and $82 billion in 2001. Forecast data from 1999 to 2003 shows an 81% increase for IT consulting, 69% increase for development services, and 118% increase for integration services. This industry growth is fueled by new technology developments, heightened customer expectations concerning service and access to information, a surge in interest in e-business and continued mergers and acquisitions activity.

   GartnerGroup forecasts that by 2005, investments in e-business applications and infrastructure will drive average IT spending (in North America) beyond 10% of revenue (0.8 probability), and that over the next five years e-business initiatives will consume between 30% and 50% of enterprise IT spending. During peak implementation years, e-business will consume 50% of the IS budget (0.8 probability) and by 2003, external service providers should account for 19% of the IS budget.

   SPR focuses on leveraging the value of client's existing systems in providing e-business and IT solutions. SPR believes that the demand for its services remains strong as large institutions seek to protect and maximize the value of their investments in mainframe systems by bringing them up to date and making them accessible to today's newer Internet and distributed desktop systems.

   SPR believes that clients will continue to maintain and improve their mainframe systems for the following reasons:

  . mainframe systems represent an enormous investment that may prove too risky and expensive to completely replace;

  . mainframe computing is increasingly being used in new ways as Internet/intranet technologies develop;

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

  . existing mainframe systems are critical to the functioning of clients' businesses as they contain vital business information necessary to build replacement systems; and

  . clients need access to data resident in mainframe computers regardless of the front-end computing platform being used.

Business and Growth Strategy

   In the course of becoming an IT solutions provider, SPR has pursued, and intends to continue to pursue, the following business and growth strategies:

  . Transform SPR's Information Technology Consultant Training Program. SPR believes that its entry-level and continuing education training programs provided SPR with a competitive advantage in attracting, developing and retaining qualified technical consultants. SPR is now looking at ways to apply this program in the web development space.

  . Continue To Focus On Project Management. SPR will continue to focus on increasing its mix of project management and strategic planning engagements. SPR believes that by providing these value-added services, it gains a competitive advantage in assessing its clients' needs and anticipating opportunities to provide additional IT solutions.

  . Leverage Existing Client Base. SPR intends to continue building long-term client relationships. Its record of customer satisfaction and expanded solutions offerings have contributed to its ability to increase the revenues generated from existing clients. SPR derived more than 71% of its revenues in 1999 from 39 clients to which it had provided IT solutions in the prior three consecutive years. SPR intends to further penetrate its existing client base by providing additional service offerings.

  . Focus On Leading Technologies. SPR maintains and continues to build expertise not only in mainframe applications but also in other high-demand technologies, such as Internet/intranet applications, object oriented analysis and design, open computing systems, data warehousing and relational database management systems. SPR's expertise in these areas, together with its relationships with software product developers and research institutions, allow SPR to remain on the leading edge of technological development.

Service Offerings

   Since its inception, SPR has provided technical personnel to augment its clients' internal IT departments. Over the past several years, however, SPR has focused its efforts on providing higher-end service offerings.

   SPR's consulting service line provides the IT management to help clients design and implement solutions to address their tactical and strategic IT initiatives. Within this service line, SPR offers a wide spectrum of services including project management (or "project office"), quality assurance, and IT readiness.

   SPR's development service line provides services spanning the entire application development life cycle. SPR supports new system development and provides re-development services for transitioning and leveraging existing systems. SPR modernizes systems through SPR's conversions and migrations services. In addition, SPR provides maintenance and support for existing systems through SPR's application management services.

   SPR's integration service line provides expertise in integrating applications and data, whether the applications are new or existing, packaged or custom-built, and whether they reside on the same system or span disparate systems. Within this service line, SPR provides enterprise application integration to enable the exchange of business-level information between applications. SPR's data warehousing service provides users with the ability to access the data they need, when they need it and in a form they can easily understand.

   In addition, SPR offers general consulting services, which consists of providing technical personnel with expertise in a wide variety of skills and disciplines to augment clients' internal IT departments. Clients' IT departments often require advice and programming skills without the full range of project management support. General consulting consists of staff augmentation principally for maintenance and development of client/server and mainframe environments.

   The amount of responsibility assumed by SPR generally depends upon a client's internal capabilities and desire to outsource IT functions. Based upon client needs, SPR can provide strategic planning, project management or implementation either at its clients' facilities or off-site at SPR's Virtual Insourcing Centers. SPR employs proven proprietary service methodologies and software analysis tools to deliver these services. SPR bills its clients on either a time and materials or fixed-fee basis.

Recruiting and Training

   SPR employs 13 full time recruiters, including 2 recruiting managers, who are responsible for recruiting and establishing relationships with qualified technical personnel. Technical personnel meeting SPR's standards are added to a computerized database. Recruiting managers maintain regular contact with technical personnel, monitor their availability and changes in skill levels and update the database, which has been maintained for over 26 years.

   SPR believes that its information technology consultant training program provided SPR with a competitive advantage in attracting, developing and retaining qualified technical consultants. SPR is now looking at ways to apply this program in the web development space.

Marketing and Sales

   SPR marketing representatives are assigned to a limited number of accounts in order to develop an in-depth understanding of each client's individual needs and to build long-term client relationships. These representatives are responsible for providing highly responsive service and ensuring that SPR's service offerings achieve client objectives. In many instances, a portion of SPR's marketing activity is carried out by senior executives.

   SPR has implemented a strategic selling methodology to better understand and serve its customers by raising its customer contact to the chief information officer level. SPR has also significantly upgraded its web site
(www.sprinc.com) to reflect changes in service offers.

Client Base

   SPR serves clients in a diverse range of industries thereby mitigating cyclical effects of any one industry or market. SPR derives an additional level of diversification from certain of its clients. Different operating divisions of a given client may utilize any one or several services offered by SPR, which helps mitigate the risk of customer concentration. During 1999, SPR's largest client accounted for approximately 11% of SPR's revenues.

Competition

   The market for IT professional services is intensely competitive on local and national levels, and SPR competes frequently with a variety of companies for both the same clients and qualified technical consultants. These companies include: "Big Five" accounting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, general management consulting firms and IT staffing companies. SPR considers large organizations with complex IT needs to be among its primary clients. Within a given market, there are a limited number of such potential clients, some of which have designated only certain IT professional services companies as approved providers of IT professional services. Primary competitive factors for obtaining and retaining clients include price, quality of services, technical expertise and responsiveness to client needs. The primary competitive factors in attracting and retaining qualified candidates as consultants are competitive compensation arrangements and consistent exposure to high quality and varied engagements.

   Several of SPR's competitors are substantially larger than SPR and have greater financial and other resources. Many of such competitors have also been in business longer than SPR and have significantly greater name recognition throughout the United States, including the geographic areas in which SPR operates and into which it may expand. In addition, such competitors are able to meet a broader range of a client's IT consulting needs and serve a broader geographic range than SPR, which permits such competitors to better serve national accounts. Although SPR believes that it competes, and will continue to compete, favorably with existing and future competitors, there can be no assurance that SPR will continue to do so.

Intellectual Property Rights

   Software developed by SPR in connection with a client engagement typically becomes the exclusive property of the client. SPR relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights, the rights of third parties from whom SPR licenses intellectual property and the proprietary rights of its clients. SPR enters into confidentiality agreements with its consultants in an effort to prevent the distribution of proprietary information.

   SPR holds no patents or registered copyrights, and has no present intention of registering any copyright or filing any patent applications.

Employees

   As of December 31, 1999, SPR had 355 IT consulting professionals, of whom 335 were employees and 20 were independent contractors. Of these IT consulting professionals 61 were project managers. As of such date, SPR had 103 IT consulting professionals in Chicago, Illinois; 86 in Tulsa, Oklahoma; 108 in Milwaukee, Wisconsin; and 58 in Dallas, Texas.

   SPR has three categories of IT consultants: salaried employees, associate employees and independent contractors. Salaried employees are full-time employees of SPR and are eligible for all benefits offered by SPR. Associate employees are eligible for the same benefits offered to salaried employees but are paid on an hourly basis and, as such, are not entitled to paid time off in the form of sick days, personal days or vacation. Approximately 94% of SPR's IT consultants are employees. Independent contractors are not employees of SPR, but are paid on an hourly basis and are not entitled to any benefits offered to SPR employees. Approximately 6% of SPR's IT consultants are independent contractors.

   SPR is not a party to any collective bargaining agreements and considers its relationships with its employees to be good.

Property

   SPR leases its principal executive offices, which are located at 2015 Spring Road, Oak Brook, Illinois 60523-1874, and also leases facilities in Tulsa, Oklahoma; Dallas, Texas; and Milwaukee, Wisconsin. These leases expire in October 2004, May 2004, March 2003, and May 2001, respectively. SPR also leases space in Oak Brook, Illinois; Tulsa, Oklahoma; Dallas, Texas; and Pewaukee, Wisconsin to house Virtual Insourcing Centers. The leases expire in October 2002, May 2004, March 2003, and June 2003, respectively. SPR believes it has adequate space to conduct its current business. SPR anticipates, however, that additional space will be required as business expands but believes that it will be able to obtain suitable space as needed. See Note 8 of Notes to SPR's Financial Statements.

Legal Proceedings

   SPR is not involved in legal proceedings which SPR's management believes are material to its business.

                 SPR SELECTED HISTORICAL FINANCIAL INFORMATION

   The following selected financial data is derived from SPR's financial statements and notes thereto that have been audited by Arthur Andersen LLP, independent public accountants. This information should be read in conjunction with the financial statements and notes thereto and with "SPR--Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                           Years Ended December 31,
                                   -------------------------------------------
                                    1999     1998    1997     1996      1995
                                   -------  ------- ------- --------  --------
Statement of Operations Data:
  Revenues........................ $58,104  $85,344 $53,422 $ 32,511  $ 22,908
  Cost of services................  43,242   50,508  32,377   23,287    15,525
                                   -------  ------- ------- --------  --------
    Gross profit..................  14,862   34,836  21,045    9,224     7,383
  Costs and expenses
    Selling.......................   4,966    5,275   4,855    3,046     2,141
    Recruiting....................   1,205    1,827   1,608    1,323       777
    Stock-based compensation (1)..     --       --      --    12,231    27,987
    General and administrative
     expenses.....................  11,893   12,320   8,438    3,742     1,642
                                   -------  ------- ------- --------  --------
      Total costs and expenses....  18,064   19,422  14,901   20,342    32,547
                                   -------  ------- ------- --------  --------
  Operating income (loss) (1).....  (3,202)  15,414   6,144  (11,118)  (25,164)
  Other income (expense)..........   2,645    2,083      47      (71)     (109)
                                   -------  ------- ------- --------  --------
  Income (loss) before income
   taxes (1)......................    (557)  17,497   6,191  (11,189)  (25,273)
  Provision (benefit) for income
   taxes..........................    (911)   6,999   1,553        9        21
                                   -------  ------- ------- --------  --------
  Net income (loss), as reported
   (1)............................ $   354  $10,498 $ 4,638 $(11,198) $(25,294)
                                   =======  ======= ======= ========  ========
  Historical diluted net income
   (loss) per share (1)........... $  0.03  $  0.77 $  0.43 $  (1.15) $  (2.61)
                                   =======  ======= ======= ========  ========
  Pro forma diluted net income
   (loss) per common share--
   includes adjustment to
   recognize C corporation
   provision for income taxes (2). $   --   $   --  $  0.30 $  (1.19) $  (2.72)
                                   =======  ======= ======= ========  ========
Balance Sheet Data (at end of
 period):
  Cash and short-term investments. $50,549  $51,113 $21,177 $    356  $  1,109
  Working capital.................  54,915   58,650  23,072    1,194     2,370
  Total assets....................  64,160   71,438  31,943    7,131     5,584
  Long-term debt, less current
   portion........................     --       --      --       206       704
  Total stockholders' equity......  58,761   62,808  25,530    2,507     2,275
Other Data (unaudited):
  Book value per share............ $  4.35  $  4.60 $  2.39 $   0.25  $   0.23

--------
(1) In 1994, Systems & Programming Resources, Inc. transferred certain assets and liabilities to SPR Chicago and SPR Wisconsin. Inasmuch as such 1994 transactions were among family members within a control group, such transactions have been recorded in SPR's financial statements as if the stockholders of SPR Chicago and SPR Wisconsin received non-cash, stock-based compensation during 1994, 1995 and 1996 in an amount equal to the increase in the estimated value of such companies since 1994. This expense is non-recurring subsequent to October 31, 1996. Such compensation expense is recorded as stock-based compensation with the corresponding credit included in additional paid-in capital. Upon conversion of SPR to a C corporation upon closing of the SPR IPO, the retained deficit of SPR, which includes the aggregate stock-based compensation expense, was reclassified and netted against additional paid-in capital.
(2) Prior to the SPR IPO, SPR was an S corporation and was not subject to federal and certain state corporate income taxes. The Statement of Operations Data reflects a pro forma provision for income taxes as if SPR had been subject to federal and state corporate income taxes. The pro forma provision for income taxes is computed by multiplying the effective tax rate times the income (loss) before income taxes adjusted to eliminate the stock-based compensation expense and subtracting income taxes previously recorded.

SPR--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                OPERATIONS

Overview

   SPR was founded in 1973 and derives its revenues from providing IT consulting services. SPR principally bills its clients on a time and materials basis and revenues are recognized as services are provided. SPR has occasionally entered into fixed-fee billing engagements and may enter into more such engagements in the future. Typically, SPR bills for its services on a biweekly basis to monitor client satisfaction and to manage its outstanding accounts receivable balances. SPR's cost of services consists primarily of consultant compensation and related expenses. Accordingly, SPR's financial performance is substantially affected by billing margins (billable hourly rate less consultant hourly cost) and consultant utilization rates (the ratio of hours billed to total available hours).

   SPR has maintained its billing margins by increasing its hourly rates to offset increases in its consulting staff costs. SPR manages its billing margins by establishing a target billing rate for each consultant; however, actual billing rates may be higher or lower than the target billing rates depending upon competitive pressures and market conditions. Hourly billing rate increases are generally implemented by SPR based upon market conditions, consultant skill levels and the terms of its engagements.

   Fluctuations in consultant utilization rates result from variations in the amount of unassigned time, which historically has consisted of training, vacation, sick and holiday time and time spent on administrative support activities while between engagements. In order to reduce unassigned time, SPR actively manages the terms of its engagements and matches available consultants to client requirements. Additional factors which vary and impact consultant utilization rate are: the number of entry-level training classes conducted through SPR's information technology consultant training program, the amount of time it takes to assign the newly trained consultants, and general industry conditions.

Results of Operations

   The following table sets forth selected statements of operations data as a percentage of revenues for the periods indicated:

                                             Percentage of Total Revenues
                                             ----------------------------
                                                Year Ended December 31,
                                             ---------------------------------
                                               1999        1998        1997
                                             ---------   ---------   ---------
Statement of Operations Data:
Revenues....................................       100%        100%        100%
Cost of services............................        74          59          61
                                             ---------   ---------   ---------
  Gross profit..............................        26          41          39
Costs of expenses:
  Selling...................................         8           6           9
  Recruiting................................         2           2           3
  General and administrative expenses.......        21          15          16
                                             ---------   ---------   ---------
    Total costs and expenses................        31          23          28
                                             ---------   ---------   ---------
Operating income (loss).....................        (5)         18          11
Other income (expense)......................         5           2         --
                                             ---------   ---------   ---------
Income before income taxes..................       --           20          11
Provision (benefit) for income taxes........        (1)          8           3
                                             ---------   ---------   ---------
Net income, as reported.....................         1%         12%          8%
                                             =========   =========   =========

1999 Compared to 1998

   Revenues decreased 32% to $58.1 million in 1999 from $85.3 million in 1998. This decrease is primarily the result of earlier than expected project completions, delays in beginning new client projects, and general industry conditions related to budget lockdowns in anticipation of the Year 2000. SPR's 1999 average billing rate per hour has increased by 6% over the average rate for 1998.

   Gross profit consists of revenues less cost of services, which includes consultant salaries and benefits, virtual insourcing center facility costs, training costs for experienced consultants, and travel expenses. Gross profit decreased 57% to $14.9 million in 1999 from $34.8 million in 1998. Gross profit as a percentage of revenues decreased to 25.6% in 1999 from 40.8% in 1998. The decreases in gross profit was primarily attributed to a decline in consultant utilization rates. As a result of the decreases in consultant utilization rates, SPR instituted reductions in force totaling approximately 225 consultants in 1999. The results for 1999 were positively impacted by the reversal of $2.7 million of deferred income relating to management's estimate of the services to be performed related to completing SPR's century date compliance projects.

   Selling expenses include the salaries, benefits, commissions, bonuses, travel, entertainment and other direct costs associated with SPR's direct sales force. Selling expenses decreased 6% to $5.0 million in 1999 from $5.3 million in 1998. This decrease was primarily the result of lower commissions paid in 1999, partially offset by increased sales executive compensation due to the increase in the number of sales executives to 24 in 1999 from 20 in 1998.

   Recruiting expenses consist of costs related to hiring new personnel, which include the salaries, benefits, bonuses and other direct costs of the in-house recruiters, consultant relocation fees, recruiters' travel expenses, and advertising costs. Recruiting expenses decreased 34% to $1.2 million in 1999 from $1.8 million in 1998. Hiring in 1999 consisted only of consultants with project specific skill sets required on client engagements.

   General and administrative expenses include salaries and benefits of management and support staff, leased facilities cost, training costs for the entry-level portion of the information technology consultant training program, travel expenses related to general and administrative matters, outside professional fees, depreciation and other corporate costs. General and administrative expenses decreased 4% to $11.9 million in 1999 from $12.3 million in 1998. The decreases in 1999 resulted from a reversal of an allowance for bad debts for a customer who exited bankruptcy, a decrease in information technology consultant training program expenses, and management bonuses. These decreases were partially offset by increases in costs associated with the merger cancelled in March 1999, office space, and telephone charges.

   Other income increased 27% to $2.6 million in 1999 from $2.1 million in 1998. This increase is primarily attributable to interest earned on investments.

   SPR's effective tax rate benefit was 164% for 1999. The benefit for income taxes was favorably impacted primarily by the passing of the statute of limitation associated with SPR's S corporation indemnification agreement.

1998 Compared to 1997

   Revenues increased 60% to $85.3 million in 1998 from $53.4 million in 1997. This increase was primarily the result of a significant increase in the number of consultants employed by SPR, many of whom completed the entry-level training program in 1996, 1997, and 1998, and an increased number of engagements for both new and existing clients. In 1998, a higher proportion of these engagements encompassed project-focused engagements, which yield higher billing rates.

   Gross profit increased 66% to $34.8 million in 1998 from $21.0 million in 1997. Gross profit as a percentage of revenues increased to 41% in 1998 from 39% in 1997. The increase in gross profit was primarily attributable to higher billing rates and a higher billing-to-consultant cost ratio (which is revenues divided by consultant cost), partially offset by management's estimate of the services to be performed related to completing SPR's projects recorded in 1998 and Virtual Insourcing Centers facility costs. The higher billing rates were realized as a result of the increase in project management engagements and the higher billing ratio was attributable primarily to the placement of consultants who have completed the information technology consultant training program.

   Selling Expenses Selling expenses increased 9% to $5.3 million in 1998 from $4.9 million in 1997. This increase was primarily the result of increased commissions attributable to the 60% increase in sales over the comparable period and to the hiring of 6 additional sales executives in 1998. SPR's selling expenses as a percentage of revenues decreased to 6% in 1998 from 9% in 1997 as a result of a change in the sales commission plan on January 1, 1998.

   SPR hired 336 consultants in 1998 compared to 384 in 1997. Recruiting expenses increased to $1.8 million in 1998 from $1.6 million in 1997. Total recruiting costs per hire increased to approximately $5,400 in 1998 from approximately $4,200 in 1997.

   General and administrative expenses increased 46% to $12.3 million in 1998 from $8.4 million in 1997. This increase was primarily attributable to twelve additional employees, general salary and management bonus increases, expenses related to upgrading and utilizing SPR's network and telecommunications systems, increased professional fees for legal, accounting and investor relations, increased travel expenses, training costs associated with the entry-level portion of the information technology consultant training program, employee functions, and depreciation. These increases were partially offset by charges in 1997 for bad debt expense of approximately $0.8 million relating primarily to a client which filed for Chapter 11 bankruptcy protection and $0.2 million in expenses relating to SPR's March 1997, proposed initial public offering that was postponed.

   The increase in other income in 1998, as compared to 1997, is primarily attributable to interest earned on investments of available net proceeds from SPR's initial and follow-on public offerings.

   SPR's effective tax rate was 40% for 1998. Prior to the initial public offering, SPR elected to be taxed as an S corporation. As a result, income of SPR was taxable to the shareholders. On October 1, 1997, SPR's S corporation status was terminated and SPR became a C corporation.

1997 Compared to 1996

   Revenues increased 64% to $53.4 million in 1997 from $32.5 million in 1996. This increase was primarily the result of revenue generated by the consultants who completed the entry-level training program in 1996 and 1997, and an increased number of engagements for both new and existing clients. A higher proportion of these engagements encompassed strategic planning and project focused engagements, which yield higher billing rates.

   SPR's gross profit of $9.2 million or 28% of revenues in 1996 increased 128% to $21.0 million or 39% of revenues in 1997. The increase in gross profit was primarily attributable to higher billing rates and a higher billing-to-consultant cost ratio (which is revenues divided by consultant cost), which were realized as a result of the increase in project management engagements and the placement of consultants who completed the entry-level course of the information technology consultant training program in 1996 and 1997.

   Selling expenses increased 59% to $4.9 million in 1997 from $3.0 million in 1996. This increase was primarily the result of increased commissions attributable to the 64% increase in sales over the comparable period. SPR's selling expenses as a percentage of revenues were 9% in both 1997 and 1996.

   SPR hired 384 consultants in 1997 compared to 292 in 1996. Recruiting expenses increased to $1.6 million in 1997 from $1.3 million in 1996. Total recruiting costs per hire decreased to approximately $4,200 in 1997 from approximately $4,500 in 1996.

   Stock-based compensation expense consists of non-cash expense resulting from the financial statement treatment of the 1994 transfers by Systems & Programming Resources, Inc. of certain of its assets and liabilities to SPR Chicago and SPR Wisconsin. The stock-based compensation expense was allocated to each period based upon the increase in the estimated fair market value of SPR Chicago and SPR Wisconsin. The increase in the estimated fair market value of SPR Chicago and SPR Wisconsin for the periods presented was based primarily upon SPR Chicago's and SPR Wisconsin's revenue growth over such periods. The expense is non-recurring subsequent to October 31, 1996. There was no stock-based compensation expense allocated to 1997 compared to $12.2 million in 1996.

   General and administrative expenses increased 126% to $8.4 million in 1997 from $3.7 million in 1996. This increase was primarily attributable to thirteen additional employees, general salary and management bonus increases, non-cash compensation expense of approximately $0.5 million related to the grant of options on June 2, 1997, bad debt expense of approximately $0.8 million relating primarily to a client which filed for Chapter 11 bankruptcy in 1997 and $0.2 million in expenses relating to SPR's March 1997 proposed initial public offering that was postponed until October 1997. Total costs of the March 1997, postponed offering were approximately $0.8 million, of which $0.2 million was expensed in the second quarter of 1997 and $0.6 million was charged against the proceeds of the SPR IPO. Additional factors contributing to this increase include increased rent relating to new office space in Wisconsin, increased depreciation, increased professional fees and training costs associated primarily with outside instructors for the information technology consultant training program.

Liquidity and Capital Resources

   On October 2, 1997, SPR completed the SPR IPO of 4,485,000 shares of its common stock. SPR sold 2,400,000 of such shares.

   Net proceeds to SPR from the sale of 2,400,000 shares in the SPR IPO was approximately $22.5 million, after deducting underwriting discounts and commissions of $1.8 million and offering expenses of $1.3 million paid by SPR. SPR did not receive any of the proceeds from the sale of shares by the selling stockholders.

   On May 5, 1998, SPR completed a follow-on public offering of 3,719,250 shares of its common stock. SPR sold 1,350,000 shares in the follow-on public offering and received $23.1 million in net proceeds from the sale of such shares.

   The remaining net proceeds of approximately $7.0 million from the SPR IPO, together with the $23.1 million from the follow-on public offering, and cash from operations are being temporarily invested in investment grade securities. SPR intends to use the remaining net proceeds for general corporate purposes, including the expansion of its information technology consultant training program, additional virtual insourcing centers, working capital, branch expansion and possible acquisitions of related businesses.

   At December 31, 1999 SPR had approximately $50.5 million of cash and marketable securities. Prior to the SPR IPO in October 1997, SPR financed its growth through cash flows from operations, periodically supplemented by borrowings under its line of credit or revolving credit and term loan facilities. Receivables have increased to 53 days of revenues at December 31, 1999 from 52 days of revenues at December 31, 1998.

   Net cash flows provided from operating activities totaled $5.4 million, $7.8 million, and $5.8 million in 1999, 1998, and 1997, respectively. The decrease from 1998 to 1999 was primarily a result of a decrease in net income, partially offset by a decrease in accounts receivable. The increase from 1997 to 1998 was primarily a result of increases in net income, which was reduced by management's estimate of the services to be performed related to completing SPR's projects, partially offset by an increase in accounts receivable and deferred taxes. Net cash used in SPR's investing activities, primarily to fund capital expenditures and to purchase investment grade securities totaled $3.7 million, $28.2 million, and $20.1 million for the years ended 1999, 1998, and 1997, respectively. Net cash provided (used in) financing activities totaled ($4.6 million), $25.4 million, and $16.0 million in 1999, 1998, and 1997, respectively. Net cash used in financing activities consisted primarily of payments for the acquisition of treasury stock in 1999. In 1998 and 1997 net cash was provided by the net proceeds from the issuance of common stock offset by the payments on a note payable to Eugene Figliulo and dividend distributions to stockholders in 1997, offset by the net proceeds from the issuance of common stock in 1998 and 1997.

   SPR, subsequent to the SPR IPO has no outstanding debt. SPR believes the net proceeds from such offerings, together with existing sources of liquidity and funds generated from operations, will provide adequate cash to fund its anticipated cash needs, including funding SPR's growth strategy.

Year 2000

   SPR established a Year 2000 project team that completed its review and corrected any Year 2000 related issues in 1999. As an additional safeguard, information technology staff were available over the January 1, 2000, weekend to address any issues which may have arisen at that time. The cost of the Year 2000 remediation effort amounted to less than $200,000.

                        QUARTERLY RESULTS OF OPERATIONS

   The following table sets forth certain unaudited quarterly operating information for each of the periods shown. This data has been prepared on the same basis as the audited financial statements, and in management's opinion, including all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                    1999                        1998                    1997
                          ---------------------------- ----------------------- -----------------------
                           1st     2nd    3rd     4th   1st   2nd   3rd   4th   1st   2nd   3rd   4th
                           Qtr.   Qtr.    Qtr.   Qtr.  Qtr.  Qtr.  Qtr.  Qtr.  Qtr.  Qtr.  Qtr.  Qtr.
                          ------  -----  ------  ----- ----- ----- ----- ----- ----- ----- ----- -----
Revenues................  $ 16.5  $16.7  $ 14.3  $10.6 $19.0 $21.4 $22.4 $22.5 $10.5 $12.2 $14.2 $16.5
Gross profit............     3.3    4.0     2.7    4.9   7.7   8.8   9.3   9.0   3.8   4.9   5.9   6.4
Operating income (loss).    (1.4)  (0.4)   (1.7)   0.3   3.1   3.7   4.2   4.4   1.0   0.9   2.1   2.1
Net income (loss).......    (0.5)   0.1    (0.3)   1.1   2.0   2.5   3.0   3.0   0.9   0.8   2.0   0.9
Net income per share--
 assuming dilution......  $(0.04) $0.01  $(0.03) $0.08 $0.16 $0.19 $0.21 $0.21 $0.08 $0.08 $0.20 $0.07

   Operating results fluctuate based upon the timing of service offering expansion activities, the hiring and training of consultants, the initiation and completion of engagements, the timing of corporate expenditures, and the number of billing days in the respective quarter.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   SPR maintains investments in marketable securities. As of December 31, 1999, the aggregate fair value of SPR's marketable securities was $45.9 million. SPR currently does not invest excess funds in derivative financial instruments.

                               MANAGEMENT OF SPR

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16 of the Securities Exchange Act of 1934 requires SPR's executive officers, directors, and greater than 10% stockholders, to file reports of ownership and changes in ownership with the Securities and Exchange

Commission. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, SPR believes that, during 1999, all Section 16 filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with by such persons.

Executive Compensation

   The following table sets forth information with respect to the annual and all other compensation earned for the years ended December 31, 1999, 1998 and 1997 for SPR's Chief Executive Officer and SPR's three executive officers other than the Chief Executive Officer (collectively, the "SPR Named Executive Officers").

                                                                   Long Term Compensation
                                                              --------------------------------
                                    Annual Compensation             Awards
                               ------------------------------ -------------------
Name and Principal                               Other Annual Restricted Options/  All Other
Position                  Year  Salary   Bonus   Compensation  Stock(#)  SARS (#) Compensation
------------------        ---- -------- -------- ------------ ---------- -------- ------------
Robert M. Figliulo......  1999 $275,000 $227,700                          30,000    $23,900(1)
 Chief Executive Officer  1998  270,000  276,450       --          --         --     14,768(1)
 and Chairman of the      1997  180,000  218,180       --          --         --     11,742(1)
 Board of Directors

Stephen J. Tober (2)....  1999  200,000  162,800                           20,000    16,656(2)
 Executive Vice
 President                1998  200,000  190,900                              --     10,500(2)
 and Chief Operating      1997   86,538   27,084       --          --     493,409
 Officer and Director

David A. Figliulo (3)...  1999  200,000  162,800                           20,000    17,995(3)
 Executive Vice
 President                1998  200,000  191,733                              --     15,404(3)
 and Director             1997  135,000  142,782       --          --         --      9,499(3)

Stephen T. Gambill (4)..  1999  160,000   31,790                           10,000    11,996(4)
 Vice President and       1998  150,000   38,450                              --      8,000(4)
 Chief Financial Officer  1997  150,000    6,667       --          --      46,992     5,498(4)

--------
(1) Includes: (i) $14,700, $14,268 and $11,242 of automobile lease payments made by SPR, in 1999, 1998 and 1997, respectively, (ii) $2,000, $500, and $500 in matching payments under SPR's 401(k) plan in 1999, 1998 and 1997, respectively, and (iii) $7,200 of country club dues in 1999.
(2) Joined SPR in June 1997. Represents amounts paid in 1998 and from June 1997 through December 31, 1997. Includes: (i) $10,406 and $10,000 of automobile lease payments in 1999 and 1998, respectively, (ii) $2,000 and $500 in matching payments under the SPR's 401(k) plan in 1999 and 1998, respectively, and (iii) $4,250 of country club dues in 1999.
(3) Includes: (i) $13,805, $14,904 and $8,999 of automobile lease payments made by SPR in 1999, 1998 and 1997, respectively, (ii) $2,000, $500, and $500 in matching payments under SPR's 401(k) plan in 1999, 1998 and 1997, respectively, and (iii) $2,190 of country club dues in 1999.
(4) Includes $9,996, $7,500 and $4,998 of automobile lease payments made by SPR in 1999, 1998 and 1997 and $2,000, $500, and $500 in matching payments under SPR's 401(k) plan in each of 1999,1998 and 1997, respectively.

Option Grants in Last Fiscal Year

   Options Granted during the Year Ended December 31, 1999:


                                                                   Potential Realizable
                                                                     Value at Assumed
                                                                      Annual Rate of
                                                                           Stock
                                  Percent of                        Price Appreciation
                         Options Total Options Exercise Expiration --------------------
Name                     Granted    Granted     Price      Date       5%        10%
----                     ------- ------------- -------- ---------- --------- ----------
Robert M. Figliulo...... 30,000      12.1%      $4.125  04/08/2004 $  59,501 $  168,046
Stephen J. Tober........ 20,000       8.1%       3.750  04/08/2009    47,167    119,531
David A. Figliulo....... 20,000       8.1%       4.125  04/08/2004    39,667    112,031
Stephen T. Gambill...... 10,000       4.0%       3.750  04/08/2009    23,584     59,765

   The following table sets forth information concerning the number and value realized or to options exercised during 1999 and options held at December 31, 1999 by the SPR Named Executive Officers and the value of those options held at such date.

Option Exercises in Last Fiscal Year and Year-End Option Values

                                             Number of Securities
                          Shares            Underlying Unexercised     Value of Unexercised
                         Acquired                 Options at          In-The-Money Options at
                            on     Value       December 31, 1999       December 31, 1999 (2)
                         Exercise Realized ------------------------- -------------------------
Name                       (#)      (1)    Exercisable Unexercisable Exercisable Unexercisable
----                     -------- -------- ----------- ------------- ----------- -------------
Robert M. Figliulo......   --       --           --          --       $    --      $    --
Stephen J. Tober........   --       --       270,755      82,654       275,710      111,301
David A. Figliulo.......   --       --           --          --            --           --
Stephen T. Gambill......   --       --        18,796      38,196        19,140       52,462

--------
(1) Based upon the difference between the closing price on the date of exercise and the option exercise price.
(2) The closing price for the SPR common stock as reported on the Nasdaq National Market on December 31, 1999 (the last day of trading in 1999) was $6.125. Value is calculated on the basis of the difference between the option exercise price and $6.125, multiplied by the number of shares of SPR common stock underlying the option.

Employment Agreements

   SPR has entered into substantially identical employment agreements with Robert Figliulo, Stephen Tober, David Figliulo, and Stephen Gambill. The agreements provide that upon termination of employment by SPR, other than for Cause (as defined in the agreements), death or retirement, SPR shall pay the executive an amount equal to no more than the executive's annual base compensation in effect at the time of termination. The agreements also generally provide that in the event of a change in control (as defined in the agreements) and the occurrence of certain events, and to the extent deductible under then applicable tax laws, SPR shall pay the executive a payment equal to the sum of: (i) the executive's most recent base annual compensation and annual bonus for the fiscal year prior to the date of the change in control; plus (ii) the cash value of the insurance protection (including dependent coverage) then in effect with respect to SPR's health insurance plan, based upon the cost of such insurance to SPR for a 12-month period following the change in control date. The agreements also contain noncompetition, nonsolicitation and nondisclosure covenants.

   On October 20, 1999, the employment agreements were amended to, among other things, implement a bonus program based on the trading price of SPR common stock.

   The management employment agreements for Messrs. Robert Figliulo, David Figliulo and Stephen Tober were amended on January 27, 2000 to preserve their target bonus program after the merger by substituting Leapnet stock for SPR stock.

Stock Plans

   Employee Stock Purchase Plan. SPR has reserved an aggregate of 750,000 shares of common stock for issuance under SPR's Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and will permit eligible employees of SPR to purchase common stock through payroll deductions of up to 20% of their total cash compensation; provided that employees may be prohibited from purchasing more than $25,000 worth of stock in any calendar year. The Purchase Plan has two six-month offering periods, beginning on January 1 and

July 1 of each year, with the first offering period commencing on October 2, 1997, the date of SPR's initial public offering. The purchase price of SPR common stock purchased under the Purchase Plan shall be the lesser of: (i) 85% of the fair market value of the common stock (as calculated pursuant to the Purchase Plan) on the first day of an offering period or (ii) 85% of the fair market value of the common stock on the last day of an offering period. The Purchase Plan is administered by the compensation committee of the SPR board of directors. The SPR's board of directors is authorized to amend or terminate the Purchase Plan at any time. However, SPR's board of directors may not, without stockholder approval, modify the Purchase Plan if stockholder approval of the amendment is required for the Purchase Plan to continue to comply with the requirements of Rule 16b-3 under the Exchange Act or Section 423 of the Code.

   Combined Incentive and Non-statutory Stock Option Plans. SPR has reserved an aggregate of 1,250,000 and 1,566,378 shares of its common stock for issuance under its existing 1999 and 1996 Stock Option Plans, respectively, which may be granted to employees, officers and directors of SPR.

   The 1999 Combined Incentive and Non-statutory Stock Option Plan provides that awards may be granted to employees, officers, and directors of the Company. Awards may consist of non-statutory stock options and incentive stock options to purchase shares of common stock and restricted stock purchase rights. Options granted under the plan generally vest over a five-year period at the rate of 20% per year. The exercise price per share of common stock may not be less than 85% (100% in the case of an ISO) of the fair market value of the common stock on the date the option is granted. Options and restricted stock purchase rights granted under the option plan must generally be exercised within ten years from the date of grant. In the case of any eligible employee who owns stock possessing more than 10% of the voting power of stock, the exercise price of any options granted may not be less than 110% of the fair market value of the common stock on the date of grant and the exercise period may not exceed five years from the date of grant. If the Company is acquired by another entity, outstanding awards may be assumed or substituted by the successor corporation, if any. If a successor corporation does not assume or substitute the awards, the vesting of the awards will be accelerated.

   On April 8, 1999, options to purchase 247,000 shares of common stock at an exercise price of $3.83 per share were granted to certain employees and outside directors of which 15,000 are presently exercisable.

   The 1996 Combined Incentive and Non-statutory Stock Option Plan provides that awards may be granted to employees, officers, and directors of the Company. Awards may consist of non-statutory stock options and incentive stock options to purchase shares of common stock and stock appreciation rights
(SARs). Incentive stock options (ISOs) generally vest over a five-year period at the rate of 20% per year. The exercise price per share of common stock may not be less than 85% (100% in the case of an ISO) of the fair market value of the common stock on the date the option is granted. Options and SARs granted under the option plan must generally be exercised within ten years from the date of grant. In the case of any eligible employee who owns stock possessing more than 10% of the voting power of stock, the exercise price of any ISOs granted may not be less than 110% of the fair market value of the common stock on the date of grant and the exercise period may not exceed five years from the date of grant. In the event of a change in control, as defined, options vest immediately.

   On June 2, 1997 options to purchase 1,228,849 shares of common stock at an exercise price of $5.11 per share were granted to certain employees and outside directors under the Option Plan, of which options to purchase 443,897 shares of common stock are presently exercisable. On January 5, 1998 options to purchase 52,800 shares of common stock at an exercise price of $10.75 per share were granted to certain employees other than SPR Named Executive Officers, of which 7,710 are presently exercisable. On July 6, 1998, options to purchase 168,375 shares of common stock at an exercise price of $21.00 per share were granted to certain employees other than SPR Named Executive Officers, of which 18,900 are presently exercisable.

                          CERTAIN TRANSACTIONS OF SPR

   Prior to the closing date of the initial public offering in October 1997, SPR entered into a tax indemnity agreement with each of its then current stockholders which provides, among other things, that SPR will indemnify such stockholders against additional income taxes resulting from adjustments made (as a result of a final determination made by a competent tax authority) to the taxable income reported by SPR as an S corporation for periods prior to the initial public offering, but only to the extent those adjustments result in a decrease in income taxes otherwise payable by SPR as a C corporation for periods after the initial public offering.

   SPR paid approximately $324,000, $340,000, and $480,000 during 1999, 1998, and 1997 respectively, in fees to a law firm having a partner whom is a stockholder of SPR and who is a brother of certain executive officers of SPR. A portion of the fees paid in 1998 and 1997 related to services performed by such firm in connection with the 1996 mergers and the 1997 and 1998 offerings. In 1999, $159,000 of the $324,000 was attributed to a failed merger. In addition, fees of $128,000 were paid to another law firm having a partner whom is a stockholder of SPR and a brother of certain executive officers of SPR in 1999.

   During 1999 and 1998, SPR paid approximately $196,000 and $314,000, respectively, for SPR's consulting professionals to attend training classes at a higher education company having a president and chief operating officer who is a director of SPR.

Security Ownership of Management and Certain Beneficial Owners

   The following table sets forth information regarding the pre and post merger beneficial ownership of common stock as of March 21, 2000 by each of the following:

  . each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by SPR to own beneficially 5% or more of the common stock;

  . each of SPR's directors and named executive officers; and

  . all directors and executive officers of SPR as a group.

   As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is considered the beneficial owner of securities that can be acquired within 60 days of the date of this joint proxy statement/prospectus through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 12,825,284 shares of common stock outstanding as of March 21, 2000, and 28,723,316 shares of Leapnet common stock outstanding immediately following the closing of the merger.

                       PRINCIPAL STOCKHOLDERS OF SPR

                                 Number of               Number of
                                 shares of               shares of   Percentage
                                    SPR                   Leapnet    ownership
                                beneficially Percentage beneficially of Leapnet
      Name and address of       owned prior  ownership  owned after  after the
      beneficial owners(1)       to merger     of SPR    the merger    merger
      --------------------      ------------ ---------- ------------ ----------
      Robert M. Figliulo(2)...   2,085,871      16.3%    2,263,170       7.9%

      David A. Figliulo(3)....   1,813,871      14.1%    1,968,050       6.9%

      T. Rowe Price &
       Associates, Inc.(4)....   1,450,500      10.4%    1,573,793       5.5%

      State of Wisconsin(5)...   1,010,400       7.3%    1,096,284       3.8%

      Stephen J. Tober(6).....     275,518       2.1%      366,917       1.3%

      Stephen T. Gambill(7)...      33,314         *        66,738         *

      Ronald L. Taylor(8).....      28,163         *        30,557         *

      Sydnor W. Thrift,
       Jr.(8).................      27,788         *        30,150         *

      David P. Yeager(8)......      25,163         *        27,302         *

      All Directors and
       Executive Officers as a
       Group (7
       persons)(6)(7)(8)......   4,289,688      32.5%    4,752,884      16.3%

--------
*Less than 1%.

(1) Unless otherwise noted, the address of each of the persons listed is 2015 Spring Road, Suite 750, Oak Brook, IL 60523.

(2) Includes 559,420 shares owned by the Robert M. Figliulo 1997 Grantor Retained Annuity Trust, for which Robert M. Figliulo serves as sole trustee and has sole investment and voting discretion. Includes 6,000 options exercisable within 60 days of the date of this joint proxy statement/prospectus, and 6,510 options exercisable after the merger.

(3) Includes 559,420 shares owned by the David A. Figliulo 1997 Grantor Retained Annuity Trust, for which David A. Figliulo serves as the sole trustee and has sole investment and voting discretion. Does not include an aggregate of 55,989 shares held by Figliulo Family Associates, L.P., a Delaware limited partnership, of which partnership Mr. Figliulo is a General Partner. Mr. Figliulo disclaims beneficial ownership of such shares. Includes 4,000 options exercisable within 60 days of the date of this joint proxy statement/prospectus, and 4,340 options exercisable after the merger.

(4) Based on Schedule 13G dated February 14, 2000, jointly filed by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. The address for these companies is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price has sole voting power over 1,450,500 shares.
(5) Based on a Schedule 13G dated February 2, 2000, filed by the State of Wisconsin Investment Board. The address of this company is P.O. Box 7842, Madison, Wisconsin 53707. State of Wisconsin Investment Board has sole dispositive power and sole voting power over 1,010,400 shares.

(6) Includes 274,755 options exercisable within 60 days of the date of this joint proxy statement/prospectus, and 366,089 options exercisable after the merger.

(7) Includes 20,796 options exercisable within 60 days of the date of this joint proxy statement/prospectus, and 53,156 options exercisable after the merger.

(8) Includes 20,663 options exercisable within 60 days of the date of this joint proxy statement/prospectus, and 22,419 options exercisable after the merger.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

Financial Statements

   The following unaudited pro forma financial statements have been prepared to give effect to the merger, using the purchase method of accounting.

   The unaudited pro forma financial statements reflect assumptions deemed probable by management regarding the merger. For example, the share information used in the unaudited pro forma information reflects the weighted average number of shares outstanding as of the periods presented adjusted to give effect for the shares to be issued in connection with the merger as if the shares were issued at the beginning of the periods presented. No adjustments to the unaudited pro forma financial information have been made to account for different possible results in connection with the foregoing, as management believes that the impact on such information by the varying outcomes, individually or in the aggregate, would not be material.

   For purposes of the unaudited pro forma statements of operations for the periods presented, SPR's statement of operations for the fiscal year ended December 31, 1999 has been combined with Leapnet's consolidated statement of operations for the fiscal year ended January 31, 2000.

   Leapnet and SPR estimate they will incur combined aggregate direct transaction costs of approximately $2.22 million associated with the merger, consisting of transaction fees for investment bankers, attorneys, accountants, and other related costs. For SPR, their nonrecurring transaction costs of $1.21 million will be charged to operations upon consummation of the merger. Leapnet's nonrecurring transaction cost of $1.01 million are included within the purchase price and will be capitalized as goodwill in accordance with purchase accounting rules. There can be no assurance that the combined company will not incur additional charges in excess of $2.22 million to reflect costs associated with the merger, or that management will be successful in its efforts to integrate the operations of the two companies.

   The unaudited pro forma financial information is presented in this joint proxy statement/prospectus for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, or as of January 31, 2000, as the case may be, nor is it necessarily indicative of the financial position or results of operations of the merged company in the future. Such unaudited pro forma financial statements are based upon the respective historical consolidated financial statements of Leapnet and SPR included elsewhere in this joint proxy statement/prospectus or incorporated in it by reference, and do not incorporate, nor do they assume, any benefits from cost savings or synergies that the combined company may realize after the merger.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                            As of the Periods Ended
                                 (in thousands)

                                                                          Pro
                              Leapnet     SPR        Pro Forma           Forma
                              1/31/00   12/31/99  Adjustments (1)       Combined
                              --------  --------  ---------------       --------
Assets:
  Cash & cash equivalents.... $ 15,652  $ 4,322                         $ 19,974
  Accounts receivable........    6,151    6,068                           12,219
  Accounts receivable--other.        0    2,427                            2,427
  Work in process............      567        0                              567
  Short-term investments.....      386   46,227                           46,613
  Building held for sale.....      580        0                              580
  Other current assets.......      736    1,270                            2,006
                              --------  -------                         --------
    Total current assets.....   24,072   60,314                           84,386
Property & equipment, net....    5,584    3,742                            9,326
Goodwill.....................        0        0      $ 31,700 (A)         31,700
Other non-current assets.....      680      104                              784
                              --------  -------      --------           --------
    Total Assets............. $ 30,336  $64,160      $ 31,700           $126,196
                              ========  =======      ========           ========
Liabilities:
  Accounts payable and other. $  3,447  $ 2,005      $  2,220 (A)       $  7,672
  Payroll and accrued
   expenses..................    1,235    3,094                            4,329
  Deferred income............      378      300                              678
  Notes payable..............        0        0                                0
  Current portion of debt....      722        0                              722
                              --------  -------      --------           --------
    Total current
     liabilities.............    5,782    5,399         2,220             13,401
Long term mortgage payable...    1,402        0                            1,402
Notes payable................    7,313        0                            7,313
Long term capital lease
 obligations.................        0        0                                0
                              --------  -------      --------           --------
    Total liabilities........   14,497    5,399         2,220             22,116

Stockholders' equity:
  Preferred stock............        0        0                                0
  Common stock...............      148      139           (11)(A), (B)       276
  Accumulated other
   comprehensive income .....       59        0                               59
  Additional paid in capital.   39,162   52,073        36,040 (A), (B)   127,275
  Retained earnings..........  (23,379)  11,754       (11,754)(A), (B)   (23,379)
  Treasury stock, at cost....     (151)  (5,205)        5,205 (B)           (151)
                              --------  -------      --------           --------
    Total stockholders'
     equity..................   15,839   58,761        29,480            104,080
                              --------  -------      --------           --------
    Total Liabilities and
     Stockholders' Equity.... $ 30,336  $64,160      $ 31,700           $126,196
                              ========  =======      ========           ========

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                              For the Years Ended
                     (in thousands, except per share data)

                                  Leapnet     SPR       Pro Forma     Pro Forma
                                  01/31/00  12/31/99  Adjustments(1)  Combined
                                  --------  --------  --------------  ---------
Revenues........................  $36,309   $58,104                   $ 94,413
Cost of services................   22,944    43,242                     66,186
                                  -------   -------                   --------
  Gross profit..................   13,365    14,862                     28,227
Cost and expenses: (a)
  Selling.......................      779     4,966                      5,745
  Recruiting....................      649     1,205                      1,854
  General and administrative....   12,706    11,893        10,567 (C)   35,166
                                  -------   -------      --------     --------
    Total costs and expenses....   14,134    18,064        10,567       42,765
Operating income (loss).........     (769)   (3,202)      (10,567)     (14,538)
  Interest income (expense).....      321     2,645                      2,966
                                  -------   -------      --------     --------
Income (loss) before income
 taxes..........................     (448)     (557)      (10,567)     (11,572)
(Provision) benefit for income
 taxes..........................      137       911        (4,041)(E)   (2,993)
                                  -------   -------      --------     --------
Net income (loss)...............  $  (311)  $   354      $(14,608)    $(14,565)
                                  =======   =======      ========     ========
Net income (loss) per share: (4)
  Basic.........................  $ (0.02)  $  0.03                   $  (0.51)
  Diluted.......................  $ (0.02)  $  0.03                   $  (0.51)
Weighted average number of
 shares outstanding:
  Basic.........................   14,256    13,376         1,137       28,769
  Diluted.......................   14,256    13,513           --        28,769

--------

(a) Leapnet general and administrative expenses, as reported elsewhere in this filing, have been broken out in more detail in the Unaudited Pro Forma Combined Statements of Operations above for combination with SPR's costs and expenses.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
(1) The pro forma financial information reflects the pending acquisition of SPR for consideration preliminarily valued at $89.3 million. Since the acquisition has not yet been completed, the actual consideration for the acquisition of SPR cannot yet be determined. For the purpose of the pro forma financial information, the number of incremental shares of Leapnet common stock assumed issued in the acquisition of SPR is approximately 1.1 million. This amount is based on the number of shares of SPR common stock outstanding as of January 27, 2000, the date the parties entered into the merger agreement. Additionally, the estimated value of the options to purchase Leapnet common stock to be issued in the acquisition of SPR is based on the outstanding options to purchase SPR common stock as of January 27, 2000. The actual number of Leapnet common stock and stock options to be issued will be based on the actual outstanding SPR common stock and stock options as of the completion of the merger. The estimated acquisition related costs consist primarily of investment banker, legal and accounting fees to be incurred directly related to the acquisition of SPR.

  The following represents the allocation of the purchase price for Leapnet's pending acquisition of SPR over the historical net book values of the acquired assets and assumed liabilities of SPR as of the date of the pro forma balance sheet, and is for illustrative purposes only. The actual purchase price allocations will be based on fair values of the acquired assets and assumed liabilities as of the actual acquisition dates. Assuming the transactions occurred on January 31, 2000, the allocations for the acquisition of SPR would have been as follows:

                                                                  (in thousands)
                                                                  --------------
     Working capital, including cash acquired....................    $53,705
     Non-current assets..........................................      3,846
     Non-current liabilities.....................................        --
     Goodwill and other intangible assets........................     31,700
                                                                     -------
     Purchase price..............................................    $89,251
                                                                     =======

  The pro forma adjustments reconcile the historical balance sheet of SPR to the allocated purchase price above which includes approximately $1.01 million of estimated acquisition costs incurred by Leapnet related to the acquisition of SPR. SPR working capital, including cash acquired, of $53.7 million is equal to the historical balance sheet amount less a pro forma accrual of $1.2 million, representing the acquisition costs incurred directly by SPR.
(2) The pro forma adjustments represent amortization of goodwill and other intangible assets (per the allocation in "(1)" above) that would have been recorded during the periods covered by the pro forma statements of operations related to the acquisition of SPR. The pro forma adjustments are based on the assumption that the entire amounts identified as goodwill and other intangible assets in Leapnet's acquisition of SPR will be amortized on a straight-line basis over a three-year period. The valuation of the actual intangible assets will not be completed until the acquisition of SPR is complete.
(3) The pro forma adjustments reflect the income taxes that would have been recorded by Leapnet in its consolidated statements of operations related to Leapnet's and SPR's historical results for the comparable periods presented and the income tax effect. The pro forma adjustments assume that Leapnet would not recognize a federal tax benefit for the amortization of goodwill and other intangible assets related to the acquisition of SPR. Additionally, Leapnet's valuation allowance was recorded as a permanent tax difference. Actual effective tax rates may differ from pro forma rates reflected in this pro forma financial information.
(4) Since the pro forma statements of operations each result in a loss from continuing operations, the pro forma basic and diluted loss from continuing operations per common share are computed by dividing the loss from continuing operations available to common stockholders by the weighted average number of common shares outstanding. The calculation of the weighted average number of common shares outstanding assume that the 1.1 million incremental shares of Leapnet's common stock issued in the acquisition of SPR, were outstanding for the entire period.

                             SHAREHOLDER PROPOSALS

   Any stockholder of Leapnet who wishes to have a proposal considered for inclusion in Leapnet's proxy statement for its 2000 annual meeting must deliver proper written notice of such proposal directed to the attention of the Secretary of Leapnet at 420 West Huron Street, Chicago, Illinois 60610. Such notice must be received by the Secretary of Leapnet not less than 60 nor more than 90 days prior to May 14, 2000. However, if the date of the 2000 annual meeting does not fall between May 16, 2000 and July 15, 2000 such written notice will be deemed to be timely received by Leapnet if it is received by the Secretary not later than the close of business on the tenth day following the day on which Leapnet publicly discloses the meeting date.

   SPR will hold an annual meeting in the year 2000 only if the merger has not already been completed. Any stockholder of SPR who wishes to have a proposal considered for inclusion in SPR's proxy statement for its 2000 annual meeting must deliver proper written notice of such proposal directed to the attention of the Secretary of SPR Inc., 2015 Spring Road, Oak Brook, Illinois 60523-1874. Such notice must be received by the Secretary of SPR not less than 60 nor more than 90 days prior to June 1, 2000. However, if the date of the 2000 annual meeting does not fall between June 1, 2000 and July 15, 2000 such written notice will be deemed to be timely received by SPR if it is received by the Secretary not later than the close of business on the tenth day following the day on which SPR publicly discloses the meeting date.

                                    EXPERTS

   The audited consolidated financial statements of Leapnet included in this joint proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The financial statements of SPR included in this joint proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

   Legal matters with respect to the validity of the securities offered hereby will be passed upon for Leapnet by Morrison & Foerster LLP, New York, New York. Legal matters with respect to the federal income tax consequences of the merger will be passed upon for SPR by Winston & Strawn, Chicago, Illinois and for Leapnet by Morrison & Foerster LLP, New York, New York.

                         INDEX TO FINANCIAL STATEMENTS

Leapnet, Inc. Consolidated Financial Statements
Report of Arthur Andersen LLP, Independent Public Accountants ............   F-2
Consolidated Balance Sheets as of January 31, 2000 and 1999...............   F-3
Consolidated Statements of Operations for the Fiscal Years Ended January
 31, 2000, 1999, and 1998.................................................   F-4
Consolidated Statements of Stockholders' Equity for the Fiscal Years Ended
 January 31, 2000, 1999, and 1998.........................................   F-5
Consolidated Statements of Cash Flows for the Fiscal Years Ended January
 31, 2000, 1999, and 1998.................................................   F-6
Notes to Consolidated Financial Statements................................   F-7
SPR Inc. Financial Statements
Report of Arthur Andersen LLP, Independent Public Accountants.............  F-27
Balance Sheets as of December 31, 1999 and 1998...........................  F-28
Statements of Operations for the Fiscal Years Ended December 31, 1999,
 1998, and 1997...........................................................  F-29
Statements of Stockholders' Equity for the Years Ended December 31, 1999,
 1998 and 1997............................................................  F-30
Statements of Cash Flows for the Years Ended December 31, 1999, 1998 and
 1997.....................................................................  F-31
Notes to Financial Statements.............................................  F-32

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Leapnet, Inc.:

   We have audited the accompanying consolidated balance sheets of Leapnet, Inc. (a Delaware corporation) and subsidiaries as of January 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 31, 2000. These financial statements are the responsibility of Leapnet's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Leapnet, Inc. and subsidiaries as of January 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Chicago, Illinois

March 13, 2000

                      LEAPNET, INC. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS

                                                           January 31,
                                                    --------------------------
                                                        2000          1999
                                                    ------------  ------------
                                     ASSETS
Current assets
 Cash and cash equivalents......................... $ 15,651,826  $ 14,076,379
 Short-term investment.............................      385,816           --
 Accounts receivable (net of allowance of $636,672
  and $470,750, respectively)......................    6,150,568     6,433,214
 Costs in excess of billings (net of allowance of
  $46,731 and $10,374, respectively)...............      566,922       339,907
 Building held for sale............................      579,799           --
 Prepaid expenses..................................      310,644       262,970
 Other current assets..............................      425,890           --
                                                    ------------  ------------
   Total current assets............................   24,071,465    21,112,470
Property and equipment
 Land..............................................      720,000       158,921
 Building and building improvements................    2,671,153       493,473
 Leasehold improvements............................      745,161       716,656
 Computer equipment................................    1,914,476     1,172,305
 Furniture and equipment...........................    1,490,250       853,517
                                                    ------------  ------------
                                                       7,541,040     3,394,872
 Less accumulated depreciation.....................   (1,957,144)     (910,811)
                                                    ------------  ------------
   Net property and equipment......................    5,583,896     2,484,061
Other assets
 Other assets......................................      680,439       136,839
                                                    ------------  ------------
   Total other assets..............................      680,439       136,839
Total assets....................................... $ 30,335,800  $ 23,733,370
                                                    ============  ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable.................................. $  3,447,266  $  2,652,819
 Accrued expenses..................................    1,234,708       886,346
 Accrued restructuring costs.......................          --        234,378
 Billings in excess of costs.......................      377,514     1,331,279
 Notes payable.....................................          --      4,073,000
 Current portion of long-term debt.................      722,291       360,776
                                                    ------------  ------------
   Total current liabilities.......................    5,781,779     9,538,598
 Long-term liabilities
 Notes payable.....................................    7,312,892           --
 Mortgage payable..................................    1,401,811       653,280
 Capital lease obligations.........................          --         52,908
                                                    ------------  ------------
   Total long-term liabilities.....................    8,714,703       706,188
   Total liabilities............................... $ 14,496,482  $ 10,244,786
                                                    ------------  ------------
Commitments and contingencies (Note 12)
Stockholders' equity
 Preferred stock, $.01 par value; 20,000,000
  shares authorized, no shares issued or
  outstanding......................................          --            --
 Common stock, $.01 par value; 100,000,000 shares
  authorized, 14,807,883 and 14,131,785 shares
  issued and outstanding as of January 31, 2000
  and 1999, respectively...........................      148,079       141,318
 Accumulated other comprehensive income (Note 4)...       59,736           --
 Additional paid in capital........................   39,162,025    36,566,638
 Retained earnings (accumulated deficit)...........  (23,379,392)  (23,068,242)
 Less cost of common stock held in treasury
  (50,000 shares as of January 31, 2000 and 1999)..     (151,130)     (151,130)
                                                    ------------  ------------
   Total stockholders' equity...................... $ 15,839,318  $ 13,488,584
                                                    ------------  ------------
Total liabilities and stockholders' equity......... $ 30,335,800  $ 23,733,370
                                                    ============  ============

The accompanying notes to the consolidated financial statements are an integral part of these balance sheets.

                      LEAPNET, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                            Fiscal Year Ended January 31,
                                         --------------------------------------
                                            2000          1999         1998
                                         -----------  ------------  -----------
Revenues................................ $36,308,951  $ 35,919,554  $30,660,039
Cost of services........................  22,944,383    24,685,527   22,228,528
                                         -----------  ------------  -----------
  Gross profit..........................  13,364,568    11,234,027    8,431,511
Other expenses:
  General and administrative expenses...  14,133,630    15,308,093   17,054,409
  Impairment of long-lived assets.......         --      9,311,556          --
  Restructuring expenses................         --        738,494      767,323
                                         -----------  ------------  -----------
    Total other expenses................  14,133,630    25,358,143   17,821,732
Operating loss..........................    (769,062)  (14,124,116)  (9,390,221)
  Loss on divestitures..................         --     (1,802,306)         --
  Gain on sale of building..............         --      1,154,588          --
  Net interest income/(expense).........     321,380      (165,863)     269,024
                                         -----------  ------------  -----------
Loss before income taxes................    (447,682)  (14,937,697)  (9,121,197)
  Income tax benefit/(expense)..........     136,532    (3,385,056)   3,510,365
                                         -----------  ------------  -----------
Net loss................................ $  (311,150) $(18,322,753) $(5,610,832)
                                         ===========  ============  ===========
Net loss per share
  Basic................................. $     (0.02) $      (1.34) $     (0.41)
  Diluted............................... $     (0.02) $      (1.34) $     (0.41)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                      LEAPNET, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                              Retained                Accumulated      Total
                              Common Stock     Additional    Earnings/                   Other     Shareholders'
                          --------------------   Paid-In    (Accumulated  Treasury   Comprehensive    Equity/
                            Shares     Amount    Capital      Deficit)     Shares       Income       (Deficit)
----------------------------------------------------------------------------------------------------------------
Balance as of January
 31, 1997...............   13,600,000 $136,000 $35,581,344  $    865,343        --          --     $ 36,582,687
----------------------------------------------------------------------------------------------------------------
 Direct offering
  expenses..............                           (45,545)                                             (45,545)
 Issuance of additional
  shares:
 Stock option exercises.       14,667      147      43,854                                               44,001
 Stock purchase plan
  purchase..............       22,199      222      21,311                                               21,533
Repurchase of shares....                                                   (151,130)                   (151,130)
Net loss................                                      (5,610,832)                            (5,610,832)
----------------------------------------------------------------------------------------------------------------
Balance as of January
 31, 1998...............   13,636,866 $136,369 $35,600,964  $ (4,745,489) $(151,130)        --     $ 30,840,714
----------------------------------------------------------------------------------------------------------------
Issuance of additional
 shares:
 Stock option exercises.      433,920    4,340     901,890                                              906,230
 Stock purchase plan
  purchase..............       60,999      609      63,784                                               64,393
Net loss................                                     (18,322,753)                           (18,322,753)
----------------------------------------------------------------------------------------------------------------
Balance as of January
 31, 1999...............   14,131,785 $141,318 $36,566,638  $(23,068,242) $(151,130)        --     $ 13,488,584
----------------------------------------------------------------------------------------------------------------
Issuance of additional
 shares:................
 Stock option exercises.      647,583    6,476   2,538,927                                            2,545,403
 Stock purchase plan
  purchase..............       28,515      285      56,460                                               56,745
Other Comprehensive
 Income:
 Unrealized gain on
  investment............                                                                 59,736          59,736
Net loss................                                        (311,150)                              (311,150)
                                                                                                   ------------
Total comprehensive
 income.................                                                                           $   (251,414)
----------------------------------------------------------------------------------------------------------------
Balance as of January
 31, 2000...............   14,807,883 $148,079 $39,162,025  $(23,379,392) $(151,130)    $59,736    $ 15,839,318
----------------------------------------------------------------------------------------------------------------

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                         LEAPNET, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             Fiscal Year Ended January 31,
                                         ---------------------------------------
                                            2000          1999          1998
                                         -----------  ------------  ------------
Cash flows from operating activities:
  Net loss.............................  $  (311,150) $(18,322,753) $ (5,610,832)
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization......    1,211,676     2,774,680     2,173,733
    Deferred income taxes..............          --      2,960,061    (3,189,765)
    Loss on divestitures...............          --      1,802,306           --
    Gain on sale of building...........          --     (1,154,588)          --
    Impairments of long-term assets....          --      9,239,814           --
    Changes in operating assets and li-
     abilities:
      Accounts receivable..............      (43,434)   (2,064,014)    1,895,750
      Costs in excess of billings......     (227,015)      141,196       181,158
      Prepaid expenses.................      (47,674)      (13,767)      (40,367)
      Other current assets.............     (425,890)      320,000      (320,000)
      Other assets.....................     (162,605)        6,600        93,092
      Accounts payable.................      794,447      (247,165)    2,592,916
      Accrued expenses.................      348,362     1,088,773      (502,702)
      Accrued restructuring expenses...     (234,378)     (395,622)      630,000
      Billings in excess of costs......     (953,765)      936,519      (129,504)
                                         -----------  ------------  ------------
        Net cash provided by (used in)
         operating activities..........      (51,426)   (2,927,960)   (2,226,521)
Cash flows from investing activities:
  Acquisitions, net of cash............          --            --    (24,057,470)
  Proceeds from business divestitures..          --      5,300,000           --
  Receipt of escrow monies in connec-
   tion with YAR.......................          --      2,725,186           --
  Proceeds from sale of LA building....          --      3,476,277           --
  Capital expenditures.................   (4,725,967)   (1,028,182)   (1,891,636)
  Capitalized software development
   costs...............................     (546,338)     (211,485)     (531,569)
  Repayment/(issuance) of notes receiv-
   able................................          --      1,819,770    (1,819,770)
                                         -----------  ------------  ------------
        Net cash (used in)/provided by
         investing activities..........   (5,272,305)   12,081,566   (28,300,445)
Cash flows from financing activities:
  Net proceeds from issuance of common
   stock...............................    2,602,148       970,623        19,989
  Payments for treasury stock..........          --            --       (151,130)
  Net borrowings/(repayments) on:
    Notes payable......................    3,239,892    (2,140,478)    5,648,000
    Mortgage payable...................    1,427,166      (746,720)          --
    Capital lease obligations..........     (370,028)     (374,913)      (88,381)
                                         -----------  ------------  ------------
        Net cash provided by/(used in)
         financing activities..........    6,899,178    (2,291,488)    5,428,478
Net increase/(decrease) in cash and
 cash equivalents......................    1,575,447     6,862,118   (25,098,488)
Cash and cash equivalents, beginning of
 period................................   14,076,379     7,214,261    32,312,749
                                         -----------  ------------  ------------
Cash and cash equivalents, end of peri-
 od....................................  $15,651,826  $ 14,076,379  $  7,214,261
                                         ===========  ============  ============
Supplementary disclosure of cash paid
 during the period:
  Interest paid........................  $   457,480  $    543,224  $    999,316
  Income taxes paid....................          --        305,829        15,063
Supplementary disclosure of noncash in-
 vesting and financing
 activities:
  Property purchased and financed with
   notes payable.......................          --            --      1,965,478
  Securities received from client for
   services rendered, stated at fair
   market value........................      385,816           --            --

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                      LEAPNET, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF BUSINESS

   Leapnet, Inc. ("Leapnet" and formerly The Leap Group, Inc.) develops creative solutions for the wired world. Its main area of business is corporate communication services which includes Internet consulting and development, globalization services and advertising. On April 9, 1999, Leapnet changed its name from The Leap Group, Inc. to Leapnet, Inc. to reflect its stronger emphasis on corporate communication services using the Internet as reflected by Leapnet's increased work using this medium and due to the growing demand for Internet related services from existing and new clients.

   In December 1996, Leapnet formed a new wholly owned subsidiary, Quantum Leap Communications, Inc. ("QLC"or "Quantum Leap"), a Delaware corporation. QLC is focused on the development of large-scale Internet-based business solutions and the creation of strategic brand advertising and marketing executed primarily on the Internet.

   In April 1997, Leapnet acquired YAR Communications, Inc. ("YAR") and in November 1997, Leapnet formed One World Communications, Inc. and acquired various assets of Kang & Lee Advertising, Inc. and K&L West Advertising, Inc. (jointly referred to as "One World" or "Kang & Lee"). Both business combinations were accounted for using the purchase accounting method. In accordance with the purchase accounting method, YAR's and One World's results have been included within Leapnet's results since their respective acquisition dates of April 1, 1997 and November 1, 1997. In October 1998, Leapnet sold various assets of One World and transferred the AT&T account of YAR to another agency, as further described in Note 3. Due to the sale of the various assets of One World, One World's results have only been included through the effective closing date of September 30, 1998.

   On April 9, 1999, the former parent company, The Leap Group, Inc., merged with and into Leapnet, Inc., which was a newly created, wholly owned subsidiary of The Leap Group, Inc. The Leap Group, Inc. had been incorporated in Delaware in March 1996 to act as the parent company for The Leap Partnership, Inc. ("Leap Partnership"), an Illinois corporation established in September 1993.

   In November 1999, Leapnet established Eagle Technology Partners, Inc. ("Eagle"), a Delaware corporation. Eagle is an e-business consulting services company.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

   The accompanying Consolidated Financial Statements present all the entities, which now comprise Leapnet, from their inception dates or from the time of their acquisition pursuant to the purchase method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

   Cash and cash equivalents generally consist of cash, certificates of deposit and other money market instruments with short-term maturities. These investments are stated at cost, which approximates fair value, and are also considered cash equivalents for the purposes of reporting cash flows.

                      LEAPNET, INC. AND SUBSIDIARIES

 Short-Term Investment

   Leapnet accounts for equity investments using SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, management determines the proper classifications of investments at the time of receipt and reevaluates such designations as of each balance sheet date.

 Disclosures About Fair Value of Financial Instruments

   The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by Leapnet:

  . Cash and cash equivalents, trade receivables and trade payables: the carrying amounts approximate fair value because of the short-term maturity of these items.

  . Notes payable and capital lease obligations: due to the floating interest rate on these obligations, the carrying amounts approximate fair value.

 Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation. Company policy provides for capitalization of all major expenditures for renewal and improvements and for current charges to income for repairs and maintenance.

   The provision for depreciation has been calculated using straight-line and accelerated methods over the estimated economic lives of the related assets as follows:

      Building and building improvements..............................  39 years
      Computer equipment..............................................   3 years
      Furniture and equipment......................................... 5-7 years

   Leasehold improvements are amortized over the lesser of their useful lives or the remaining term of the related lease.

 Purchased Software Costs

   Software that is purchased for use by Leapnet and has an expected life greater than one year is capitalized and classified within Other Assets. Leapnet has adopted a policy to depreciate these costs over a two-year period using the straight-line method.

 Research and Development Costs

   Research and development costs are charged to expense as incurred. However, the costs incurred for the development of computer software that will be licensed, sold, leased or otherwise marketed are capitalized until technological feasibility has been established. These capitalized costs are subject to an ongoing assessment of recoverability based upon anticipated future revenues and changes in hardware and software technologies. Costs that may be capitalized include contracted outside labor, direct labor and related overhead.

   Amortization of capitalized software development costs begins when the product is ready for use. Amortization is provided on a product-by-product basis using the straight-line method over periods not exceeding three years. Unamortized capitalized software development costs determined to be in excess of net realizable value of the product are expensed immediately.

                      LEAPNET, INC. AND SUBSIDIARIES

 Revenue Recognition

   Revenue from retainers is recognized over the period in which services are rendered. Revenue from time and materials based billings is recognized as services are performed based on actual hours incurred at a markup. Revenue from fixed fee arrangements is recognized as services are performed using the percentage-of-completion method. Provisions for estimated losses on uncompleted contracts are assessed on a contract by contract basis and are recognized in the period in which such losses are determined. Revenues from production services are recognized as the services are completed. Commissions earned from fees based upon third-party media placements are recognized as revenues when Leapnet-created materials appear on various media in accordance with industry practice. Costs in excess of billings include unbilled costs which are expensed as cost of services as services are rendered and billed. Billings in excess of costs, or deferred revenue, include billings made in advance of services performed.

 Concentration of Credit and Other Risk

   SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance sheet and credit risk concentrations. Leapnet has no significant off-balance sheet items. Leapnet attempts to limit its concentration of credit risk by securing clients who are well-established and credit-worthy advertisers of consumer and industrial goods and services.

   While Leapnet typically enters into written agreements with its clients, at times it performs services prior to the execution of such agreements, and written contracts are typically terminable by either party on short notice, often 90 days or less. Management considers the relationships with existing clients to be good; however, the loss of any one or more of Leapnet's significant clients could have a materially adverse effect on Leapnet's business, financial condition and results of operations.

   For the year ended January 31, 2000, one client accounted for 31.7% of consolidated revenues. For the year ended January 31, 1999, two clients accounted for 24.2% and 13.1% of consolidated revenues. For the year ended January 31, 1998, one client accounted for 36.3% of consolidated revenues.

 Income Taxes

   Leapnet accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future effects of all deductible temporary differences, loss carryforwards, and tax credit carryforwards. In the event that it is more likely than not that the tax benefit may not be realized, the deferred tax assets are reduced by a valuation allowance.

 Per Share Data

   In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share. SFAS No. 128 changed the methodology of calculating earnings per share and requires the disclosure of basic earnings per share and diluted earnings per share. The calculation of basic earnings per share excludes dilutive common stock equivalents and convertible securities (such as stock options, warrants and convertible preferred stock) which are included in the diluted earnings per share calculation under the treasury method. Leapnet adopted SFAS No. 128 in fiscal 1998 and has retroactively restated all periods presented. The weighted average number of common shares used in determining basic and diluted Earnings Per Share ("EPS") attributable to common stockholders for the years ended January 31, 2000, 1999 and 1998 is as follows (in thousands):

                                                            For the years ended
                                                                January 31,
                                                            --------------------
                                                             2000   1999   1998
                                                            ------ ------ ------
Shares used in Basic EPS calculation....................... 14,256 13,688 13,615
Common Stock Equivalents...................................    --     --     --
                                                            ------ ------ ------
Shares used for Diluted EPS calculation.................... 14,256 13,688 13,615
                                                            ====== ====== ======

                      LEAPNET, INC. AND SUBSIDIARIES

 Management's Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

 Comprehensive Income

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, which established standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. In fiscal 2000, in addition to a net loss, Leapnet recorded other comprehensive income resulting from an unrealized gain on investment of $59,736.

 Segment Reporting

   Leapnet has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 established standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. Leapnet's primarily U.S. based businesses operate within the corporate communication services segment. The businesses exhibit similar economic characteristics and are focused to create effective brand communications to build clients' businesses.

 Recently Issued Accounting Standards

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 31, 1998. The adoption of SOP 98-1 did not have a material effect on Leapnet's unaudited consolidated financial statements.

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Leapnet anticipates that the adoption of SFAS No. 133 will not have a significant effect on the results of operations or financial condition of Leapnet. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB statement No. 133", which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This statement is effective for the Company beginning February 1, 2001.

 Reclassifications

   The historical statement of operations information of Leapnet for the three years ended January 31, 2000 has been reclassified to conform with the financial presentation of companies within the Internet services industry. Such classifications primarily included allocating Leapnet's salaries and related expenses into either cost of services for billable employees or to general & administrative expenses for non-billable employees.

                      LEAPNET, INC. AND SUBSIDIARIES

Additionally, certain amounts as previously reported have been reclassified to conform with current year classifications.

NOTE 3--ACQUISITIONS AND DIVESTITURES

 Acquisition of SPR Inc.

   On January 27, 2000, Leapnet executed a definitive agreement to whereby Brassie Corporation, a wholly owned subsidiary of Leapnet would be merged with and into SPR Inc. ("SPR"), a company that provides IT consulting and project-based services focused on maximizing the value of existing systems. Pursuant to this merger, each share of SPR stock will be converted into approximately 1.085 shares of Leapnet stock. The merger is planned to be effected on a tax-free basis to stockholders. This transaction, contingent upon shareholder approval, is expected to be completed in mid-year 2000.

   The acquisition will be accounted for using the purchase method of accounting, and accordingly, the purchase price will be allocated to the assets acquired and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired will be recorded as goodwill and amortized over a 3 year period.

   The following summary, prepared on a pro forma basis, combines Leapnet's results for the fiscal year ended January 31, 2000 with SPR's results for their fiscal year ended December 31, 1999. The shares used in the per share computation reflect the weighted average number of shares outstanding as of year-end adjusted to give effect for the shares to be issued in connection with the merger as if the shares were issued at the beginning of the periods presented.

                                                                    Fiscal Year
                                                                       Ended
                                                                    January 31,
      Pro Forma Summary                                                2000
      -----------------                                             -----------
      Revenues..................................................... $94,413,234
      Net Income................................................... $    42,779
      Net Income per Share......................................... $      0.00
      Shares used in per share computation.........................  28,769,000

   The pro forma results are not necessarily indicative of what would have occurred if the acquisition had been in effect for the period presented. In addition, they are not intended to be a projection of future results or do they incorporate or assume any benefits from cost savings or synergies that the combined company may realize after the merger.

 Divestiture of One World Communications, Inc. and AT&T account of YAR Communications, Inc.

   On October 22, 1998, Leapnet closed on the sale of various assets of its One World subsidiary and the transfer of the AT&T account of YAR Communications, Inc. to Young & Rubicam, Inc. This transaction resulted in a combined pretax loss of $1.8 million, which reflects the sale of various assets of the One World subsidiary and approximately $6.5 million of YAR goodwill related to the AT&T account. As consideration for the sale, Leapnet received $5.3 million on October 22, 1998, and received $1.1 million on April 13, 1999.

NOTE 4--SHORT TERM INVESTMENTS

   As of January 31, 2000, all securities covered by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, were designated as available for sale. Accordingly, these equity securities are stated at fair value of $385,816 on the balance sheet with comprehensive income resulting from an unrealized gain of $59,736 which is reported as a separate component of stockholders' equity.

                      LEAPNET, INC. AND SUBSIDIARIES

NOTE 5--BUILDING HELD FOR SALE

   As of January 31, 2000, Leapnet was in the process of selling its building located at 22 West Hubbard Street, Chicago, Illinois. As such, the net book value of the building, approximately $580,000, has been classified as a current asset as "Building Held for Sale." On March 3, 2000, Leapnet sold the building for $1.2 million. The outstanding mortgage payable to Alliance Bank was paid off with the proceeds from the sale of the building.

   During the prior year, on July 17, 1998, Leapnet sold its office building located in the Los Angeles area for $3.5 million, which resulted in a $1.2 million pre-tax gain, as reported. The sale also generated approximately $2.0 million in net cash after retiring $1.4 million of mortgage debt on the building and after payment of all closing costs.

NOTE 6--OTHER ASSETS

   As of January 31, 2000 and 1999, respectively, Other Assets includes approximately $1,824,000 and $163,000 of purchased software costs. It is Leapnet's policy to amortize purchased software costs over a two-year period. Accumulated amortization as of January 31, 2000 and 1999, was approximately $1,727,000 and $122,000, respectively. As such, the remaining unamortized values of the purchased software costs were approximately $97,000 and $41,000 as of January 31, 2000 and 1999, respectively.

   Additionally, Other Assets includes approximately $495,000 and $1,609,000 of capitalized software development costs as of January 31, 2000 and 1999, respectively. These costs are being amortized over a three-year period commencing when the product was available for general release. Accumulated amortization as of January 31, 2000 and 1999, was approximately $107,000 and $1,547,000, respectively. The remaining unamortized capitalized software development costs were approximately $388,000 and $62,000 as of January 31, 2000 and 1999, respectively.

   Other Assets also includes long term security deposits on leased office space and earnest money associated with the purchase of the new building as described further in Note 12. As of January 31, 2000 and January 31, 1999, these balances were approximately $195,000 and $34,000, respectively.

NOTE 7--NOTES AND MORTGAGE PAYABLE

   On November 10, 1999, Leapnet obtained a new $15 million secured two-year revolving line of credit from American National Bank, which replaced an existing $10 million secured one-year revolving line of credit. The new line of credit matures on November 10, 2001, and bears interest at a variable rate of 1.5% above the bank's highest CD rate. In addition, there is an unused facility fee of ten basis points per year on the average amount of the unused facility. As of January 31, 2000, Leapnet has met all the debt covenants in effect which require certain minimum levels of working capital, net worth and liquidity. Borrowings are collateralized by substantially all the assets of Leapnet. As of January 31, 2000, the interest rate was 6.9% and the outstanding balance on this line of credit was $7.3 million.

   On June 29, 1999, Leapnet obtained a $2.2 million multi-draw mortgage which is secured by substantially all the assets of Leapnet as the mortgage is cross-collateralized with the line of credit described above. The five-year balloon note bears interest at a fixed rate of 8.5%. The loan payments had been interest only until the completion of the second phase of the building purchase. As of January 31, 2000, the second phase of the building has been purchased so that the loan converts to a 20-year amortization schedule. As of January 31, 2000, the outstanding balance on this loan was $1.4 million resulting in monthly principal and interest payments of $12,497 through October 2000. The final phase of the purchase is scheduled to occur no later than

                      LEAPNET, INC. AND SUBSIDIARIES

October 2000 and Leapnet plans to finance an additional $800,000 under this loan. The monthly principal and interest payment will increase to $19,440 at that time and will be payable monthly through the maturity date of May 31, 2004.

   On February 2, 1998, Leapnet received proceeds from a loan for $665,000 from a bank. The three-year balloon note bears interest at the rate of 9.0%, payable in monthly principal and interest installments of $5,992 through January 27, 2001, with a balloon payment of approximately $626,563 due in January 2001. The loan is secured by a mortgage on the building and is personally guaranteed by an officer of Leapnet. As of January 31, 2000 and 1999, the outstanding balance on this note was $640,446 and $653,280, respectively. Also, as of January 31, 2000, Leapnet was in the process of selling its building located at 22 West Hubbard Street, Chicago, Illinois. As such, the mortgage payable has been classified as a current liability. On March 3, 2000, Leapnet sold the building secured by this mortgage and paid off the mortgage debt with the proceeds from the sale.

NOTE 8--RESTRUCTURING PLAN

   During fiscal 1999, Leapnet recorded pretax restructuring charges of approximately $738,000. The cost of the plan has been accounted for in accordance with the guidance set forth in Emerging Issues Task Force issue 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring) ("EITF 94-3"). Leapnet implemented the plan to restructure the YAR operations as a result of losses and due to the transfer of the account of its largest client to another agency (see Note 3 and below). As a result of the plan, a layer of executive management was replaced with officers from the holding company and other senior management. Under the new management, new sales personnel have been hired, office space was consolidated, property and other long-lived assets were reviewed for future utility, and additional cost saving opportunities have been identified and are currently being pursued. The employee termination costs, lease termination costs, asset write-downs, and other costs related to the restructuring have been paid in full.

   During fiscal 1999, Leapnet continued to review its strategies related to YAR. Leapnet evaluated the recoverability of certain long-lived assets pursuant to the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. A non-cash pre-tax charge of $7.0 million was recognized for the impairment of the remaining YAR business and goodwill due to the transfer of its AT&T account to another agency. AT&T, a major client of both YAR and One World, reduced its spending among its agencies and indicated to Leapnet that it was looking to consolidate its business among its other agencies. As a result, Leapnet executed a definitive agreement to sell various assets of One World and the AT&T account of YAR (the "Sale") to another AT&T agency, Young & Rubicam (See Note 3).

   In addition, in accordance with SFAS No. 121, Leapnet recorded an impairment loss of approximately $1.5 million in order to adjust the book value of property and equipment associated with the YAR business to its fair value based on an appraisal. Leapnet also recorded an impairment loss of $742,000 of unamortized capitalized software costs as events occurred which led management to determine that such costs were likely not to be realizable.

   During fiscal 1998, Leapnet implemented a plan to restructure the operations at the Los Angeles office of Leapnet's Leap Partnership subsidiary, due to losses at the office. The cost of the plan was accounted for with the guidance set forth in EITF 94-3. A pretax charge of approximately $767,000 was recorded representing employee termination, severance costs and other related costs that are anticipated to be incurred as a direct result of the plan. As of January 31, 1999, all costs have been paid out related to this restructuring plan.

                      LEAPNET, INC. AND SUBSIDIARIES

NOTE 9--CAPITAL STOCK

 Incorporation

   On September 20, 1993, The Leap Partnership, Inc. was incorporated in Illinois. Subsequently, on March 11, 1996, Leapnet was formed and became the parent to the wholly-owned subsidiaries, The Leap Partnership Inc., Lilypad Services, Inc. and Tadpole Productions, Inc. In connection with the formation of Leapnet, each of the four founding stockholders of Leap Partnership exchanged their 25 shares of Leap Partnership common stock for 2,400,000 shares of Leapnet's common stock. The combined entities have been under common control since inception and have been included in the consolidated financial statements at historical cost since their respective dates of inception in a manner similar to a pooling of interests.

   The initial certificate of incorporation of Leapnet authorized 40,000,000 shares of common stock with $.01 par value and 10,000,000 shares of preferred stock with $.01 par value. On May 29, 1996, the Board of Directors and Stockholders of Leapnet approved an amendment to the certificate of incorporation that increased the total number of authorized shares of common stock to 100,000,000 and preferred stock to 20,000,000.

NOTE 10--STOCK COMPENSATION PLANS

 1996 Stock Option Plan

   On January 3, 1996, the Board of Directors and Stockholders of The Leap Partnership, Inc. adopted the 1996 Stock Option Plan, which was subsequently amended and restated on March 12, 1996, by the Board of Directors and Stockholders of Leapnet, whereby certain eligible employees may be granted options. The 1996 Stock Option Plan allows issuance of incentive stock options and nonqualified options. The 1996 Stock Option Plan is administered by the Stock Option Committee of the Board of Directors. The exercise price of incentive stock options shall not be less than the stock's intrinsic fair market value on the date of grant. No more shares were available for grant under this plan as of January 31, 1997. However, due to cancellations, 8,333 became available for grant as of January 31, 2000.

 Employee Incentive Compensation Plan

   Effective May 29, 1996, Leapnet adopted the Employee Incentive Compensation Plan (the "Incentive Plan"), which permits grants of incentive stock options, nonqualified stock options, stock appreciation rights, performance shares, restricted stock, deferred stock and other stock-based awards. The Incentive Plan authorized the issuance of up to 2,000,000 shares of Common Stock in connection with such awards. During fiscal years 1998 and 2000, a total of 3,000,000 additional shares were authorized by shareholders for grant and were reserved under this plan, so that a total of 5,000,000 shares are reserved under this plan. Directors, officers, employees and consultants of Leapnet are eligible to receive grants under the Incentive Plan. At January 31, 2000, 750,614 shares were available for grant under this plan.

 Employee Stock Purchase Plan

   Effective May 29, 1996, Leapnet's Board of Directors adopted the Employee Stock Purchase Plan, which provides for the issuance of a maximum of 500,000 shares of Common Stock. Under Section 423 of the Internal Revenue Code (the "Code"), eligible employees can have earnings withheld to be used to purchase shares of the Common Stock on specified dates determined by the Board of Directors up to a maximum of $25,000 per year. The price of the Common Stock purchased under the Employee Stock Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the specified purchase date (in each case, averaged over the prior ten trading days). On December 31, 1999, 1998 and 1997, respectively, participating employees purchased 28,515, 60,999 and 22,199 shares of Company stock. At January 31, 2000, 388,287 shares were available for purchase under the plan.

                      LEAPNET, INC. AND SUBSIDIARIES

 Non-Employee Directors' Stock Option Plan

   On May 29, 1996, the Board of Directors adopted the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for the issuance of up to 200,000 nonstatutory stock options to non-employee directors of Leapnet. On the effective date of the Offering, each of the three non-employee directors were granted immediately exercisable options to purchase 20,000 shares of Common Stock at an exercise price equal to the Initial Public Offering price. Each person who becomes a non-employee director of Leapnet after the date of the Offering will automatically be granted nonstatutory options to purchase 5,000 shares of Common Stock on the date of such directors' initial election or appointment to the Board of Directors and on each anniversary of the initial grant date. Such options shall become exercisable one year after the date of grant, or earlier if so provided in the agreement granting the option to the non-employee director, at an exercise price equal to the intrinsic fair market value of the Common Stock on the date of grant. All options granted under the Directors' Plan would have a five-year term. At January 31, 2000, 108,000 shares were available for grant under this plan.

 Pro Forma Stock-Based Compensation Disclosures

   Under various plans, Leapnet may grant stock options and other awards to key executives, directors, management and creative personnel. Transactions under the various stock option plans for the periods indicated were as follows:

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                               Shares    Price
                                                              --------- --------
      Stock Options Outstanding at:
        January 31, 1997..................................... 2,590,000  $5.96
          Granted............................................ 1,741,199  $3.53
          Exercised..........................................    36,866  $1.78
          Canceled...........................................   226,333  $7.56
                                                              ---------

        January 31, 1998..................................... 4,068,000  $5.24
          Granted............................................   575,669  $2.49
          Exercised..........................................   494,919  $1.98
          Canceled...........................................   393,334  $3.53
                                                              ---------

        January 31, 1999..................................... 3,755,416  $5.43
          Granted............................................ 2,641,065  $4.61
          Exercised..........................................   676,098  $3.85
          Canceled...........................................   179,500  $2.93
                                                              ---------

        January 31, 2000..................................... 5,540,883  $5.31

   The following table summarizes information about stock options outstanding at January 31, 2000:

                          Outstanding Options           Exercisable Options
                     ---------------------------------  ---------------------
                                 Weighted   Weighted
                                 Average     Average                Weighted
        Exercise                 Exercise   Remaining               Average
         Price        Shares      Price       Term       Shares      Price
        --------     ---------   --------   ---------   ---------   --------
      $1.50-$2.94    1,199,100    $2.43       4.20        552,400    $2.33
      $3.00-$4.94    1,017,033    $3.63       5.86        946,867    $3.61
      $5.00-$6.44    1,451,750    $6.27       4.98        522,417    $6.23
      $7.00-$10.00   1,873,000    $7.32       6.07      1,766,333    $7.33
                     ---------    -----       ----      ---------    -----
                     5,540,883    $5.31       5.34      3,788,017    $5.52

                      LEAPNET, INC. AND SUBSIDIARIES

   Leapnet applies APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans.

   If the compensation expense for Leapnet's stock-based compensation plans had been determined based on the fair value at the grant date consistent with the requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, Leapnet's pro forma net income (loss) and pro forma net income (loss) per share would have been as indicated below:

                                        Fiscal 2000  Fiscal 1999   Fiscal 1998
                                        -----------  ------------  -----------
      Net income (loss)
        As reported.................... $  (311,150) $(18,322,753) $(5,610,832)
        Pro forma...................... $(4,823,459) $(19,146,244) $(6,395,506)

      Net income (loss) per share
        As reported.................... $     (0.02) $      (1.34) $     (0.41)
        Pro forma...................... $     (0.34) $      (1.40) $     (0.47)

   The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                               Fiscal      Fiscal
                                                2000        1999     Fiscal 199
                                             ----------  ----------  ----------
      Risk-free interest rate............... 4.90%-6.49% 4.18%-5.61% 5.34%-5.55%
      Expected life.........................  1-3 years   1-3 years   1-5 years
      Expected volatility...................    68%         72%         57%
      Expected dividend yield...............     0%          0%          0%

NOTE 11--EMPLOYEE RETIREMENT PLANS

   Effective January 1, 1997, Leapnet adopted a defined contribution plan established pursuant to Section 401(k) of the Internal Revenue Code. Employees contribute a percentage of their salaries to the plan, subject to the maximum IRS prescribed deferral percentage and dollar limitation. The terms of the plan call for discretionary profit sharing contributions by Leapnet as determined annually by the Board of Directors. There were no Company contributions made to the plan through January 31, 2000.

   Leapnet has no other obligations for post-retirement benefits.

                      LEAPNET, INC. AND SUBSIDIARIES

NOTE 12--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

   Leapnet leases office space, telephones, copiers and other equipment under operating leases and computer equipment under capital leases. Minimum future lease payments under these leases are as follows:

                                                Operating  Capital
                                                  leases    leases     Total
                                                ---------- --------  ----------
      Fiscal Year ending January 31,
        2001................................... $1,140,455 $ 43,803  $1,184,258
        2002...................................    824,309      --      824,309
        2003...................................    745,117      --      745,117
        2004...................................    166,259      --      166,259
        2005...................................        --       --          --
        Thereafter.............................        --       --          --
                                                ---------- --------  ----------
          Total future minimum lease payments.. $2,876,140 $ 43,803  $2,919,943
            Less amount representing interest..                (147)
                                                           --------
          Obligations under capital leases.....            $ 43,656
            Less current portion of capital
             lease obligation..................             (43,656)
                                                           --------
      Non-current portion of capital lease
       obligation..............................            $      0
                                                           ========

 New Building Costs

   On July 2, 1999, Leapnet entered into contracts to purchase a 35,000 square foot building in Chicago for $2.8 million. The purchase of the building is scheduled to occur in three phases. As of January 31, 2000, the first and second portions of the building were purchased for $1.8 million. This final phase of the purchase is scheduled to occur no later than October 2000, when the remaining portion of the building is expected to be purchased for $1.0 million. Leapnet leases the portion of the building that it does not presently own.

   On September 28, 1999, Quantum Leap entered into a contract to remodel the building. The remodeling is scheduled to be completed during April 2000 and the cost is approximately $2 million. As of January 31, 2000, there is approximately $600,000 of costs remaining on this contract to be incurred through April 2000.

 Litigation

   In November 1999, POW, Inc., doing business as "Tomandandy," filed a lawsuit against The Leap Partnership, Inc. in the United States District Court, Southern District of New York seeking damages in the amount of $285,228 plus interest for failure to pay for work performed by POW, Inc. In March 2000, Leap Partnership paid $285,228 to POW, Inc. and the lawsuit was dismissed with prejudice.

   In October 1999, The Crystal Lake Juke Box, Inc., Wixen Music Publishing, Inc., Charles McCormick, Charles Love, Willis Draffen, Jr., Harry Williams, individually and doing business as a group "Bloodstone," a recording and performing group filed a lawsuit against Leap Partnership, Anheuser-Busch Corporation, and Andy Milburn, an individual and doing business as "Tomandandy," in the United States District Court, for the Central District of California. The complaint alleges copyright infringement, statutory and common law violation of the right of publicity, violation of section 43 of the Lanham Act, unfair competition, and misappropriation stemming from the airing of a television commercial created by Leap Partnership for a client.

                      LEAPNET, INC. AND SUBSIDIARIES

Leap Partnership has filed cross-claims against Andy Milburn doing business as "Tomandandy" and POW, Inc. doing business as "Tomandandy" for negligence, indemnity, contribution and breach of contract. The parties are currently undergoing discovery. The suit has been referred to Leap Partnership's insurance carrier and legal counsel. Leap Partnership is vigorously defending its position and pursuing all remedies available to it. It is difficult to ascertain the ultimate outcome of this litigation. An adverse determination and an award of damages not covered by insurance or recoverable in Leap Partnership's cross-claim could have a material adverse effect on Leap Partnership's results of operations and financial condition.

   In November 1998, Leapnet filed a complaint in the Supreme Court of the State of New York against Finkle, Ross & Rost, L.L.P., the former accountants for Yurianna, Inc., Leapnet from which Leapnet acquired various assets of YAR, alleging breach of contract and accountant malpractice. The action seeks damages believed to exceed $13.5 million and such other relief as the court deems just and equitable. Discovery is being conducted. In December 1998, Finkle, Ross & Rost, LLP filed a complaint in the Supreme Court of the State of New York against Leapnet for $28,750 for accounting services rendered. The amount was reduced to $11,250 by Finkle, Ross & Rost, L.L.P. Although Finkle, Ross & Rost LLP has performed services for Leapnet, Leapnet intends to vigorously oppose this claim due to the quality of services provided.

   There are no other active claims or lawsuits against Leapnet that Management believes are material.

NOTE 13--OTHER INCOME AND EXPENSE

   Included in other income and expense for the years ended January 31, 2000, 1999 and 1998, is interest income of $790,330, $377,830 and $1,313,365 and interest expense of $468,950, $543,693 and $1,044,341 respectively.

NOTE 14--INCOME TAXES

   Income tax expense is calculated according to the provisions of SFAS No. 109, Accounting for Income Taxes, which requires the liability method as described in Note 2. The income tax provisions (benefits) charged to net income are summarized as follows:

                                              Fiscal Year Ended January 31,
                                             ----------------------------------
                                               2000        1999        1998
                                             ---------  ----------  -----------
      Federal:
        Current............................. $       0  $  451,995  $  (290,000)
        Deferred............................         0   2,327,839   (2,516,314)
                                             ---------  ----------  -----------
                                             $       0  $2,779,834  $(2,806,314)
                                             =========  ==========  ===========
      State:
        Current............................. $(136,532) $  (27,000) $   (30,000)
        Deferred............................         0     632,222     (674,051)
                                             ---------  ----------  -----------
                                             $(136,532) $  605,222  $  (704,051)
                                             ---------  ----------  -----------
          Total tax provision (benefit)..... $(136,532) $3,385,056  $(3,510,365)
                                             =========  ==========  ===========

   The statutory federal income tax rate is reconciled to Leapnet's effective income tax rate below:

                               Fiscal Year Ended
                                  January 31,
                               ---------------------
                               2000    1999    1998
                               -----   -----   -----
      Statutory rate.......... (34.0)% (34.0)% (34.0)%
      State, net of Federal
       tax benefit............  (4.8)   (2.3)   (3.9)
      Interest income, exempt
       from State income
       taxes..................   --      --     (0.8)
      Valuation allowance.....   8.3    57.8
      Other...................   --      1.2     0.2
                               -----   -----   -----
      Effective rate.......... (30.5)%  22.7%  (38.5)%
                               =====   =====   =====

                      LEAPNET, INC. AND SUBSIDIARIES

   Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

   The components of the net current deferred income tax asset are as follows:

                                                            Fiscal Year Ended
                                                               January 31,
                                                           --------------------
                                                             2000       1999
                                                           ---------  ---------
      Compensation accruals............................... $  40,850  $  40,850
      Bad debt reserves...................................   259,693    182,827
      Accrued restructuring costs.........................       --      89,064
      Other...............................................    25,903     19,701
      Valuation reserve...................................  (326,446)  (332,442)
                                                           ---------  ---------
      Net current deferred income tax asset............... $     --   $     --
                                                           =========  =========

   The components of the net long-term deferred income tax asset are as follows:

                                                          Fiscal Year Ended
                                                             January 31,
                                                       ------------------------
                                                          2000         1999
                                                       -----------  -----------
      Net operating loss carryforward................. $ 4,863,276  $ 4,487,077
      Property and equipment..........................     593,869      518,049
      Capitalized software costs......................    (154,113)      23,585
      Goodwill........................................   2,787,943    3,272,106
      Valuation reserve...............................  (8,090,975)  (8,300,817)
                                                       -----------  -----------
      Net long-term deferred income tax asset......... $       --   $       --
                                                       ===========  ===========

   As of January 31, 2000, Leapnet has a deferred tax asset of approximately $8.4 million. Approximately $4.9 million of the deferred tax asset relates to operating loss carryforwards for federal and state income tax purposes which begin to expire in fiscal year 2011. The net operating loss carryforward at January 31, 2000, is approximately $12.8 million. The most significant of the other deferred tax assets is approximately $2.8 million related to YAR's goodwill which was written off for financial reporting purposes during the quarter ended October 31, 1998. This goodwill continues to have tax basis and Leapnet will continue to amortize the goodwill for tax purposes.

   Leapnet has provided a full valuation reserve against the net deferred tax asset due to its limited operating history, recent operating losses, and the uncertainty regarding future operating results.

                    Report of Independent Public Accountants

To the Stockholders of SPR Inc.:

   We have audited the accompanying balance sheets of SPR Inc. (a Delaware corporation) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SPR Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
February 18, 2000

                                    SPR INC.

                                 BALANCE SHEETS

                                                       Years Ended December
                                                                31,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Assets
Current assets:
  Cash and cash equivalents.......................... $ 4,322,192  $ 7,207,273
  Accounts receivable, net:
    Trade............................................   6,068,025   12,779,270
    Income taxes and other...........................   2,427,111      893,752
  Marketable securities..............................  46,226,804   43,905,707
  Prepaid expenses and other.........................     474,085      523,041
  Deferred taxes.....................................     795,500    1,971,394
                                                      -----------  -----------
  Total current assets...............................  60,313,717   67,280,437
                                                      -----------  -----------
Property and equipment, at cost:
  Leasehold improvements.............................     686,631      403,025
  Computer equipment and software....................   3,730,819    3,086,179
  Office furniture and equipment.....................   2,922,975    2,502,443
                                                      -----------  -----------
                                                        7,340,425    5,991,647
    Less--accumulated depreciation and amortization..  (3,598,480)  (2,005,065)
                                                      -----------  -----------
      Property and equipment, net....................   3,741,945    3,986,582
Deferred taxes.......................................     104,637      171,225
                                                      -----------  -----------
        Total assets................................. $64,160,299  $71,438,244
                                                      ===========  ===========
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable................................... $ 2,004,660  $ 1,466,669
  Accrued expenses:
    Payroll and payroll related......................   2,773,086    3,700,970
    Other............................................     321,349      488,033
  Deferred income....................................     300,000    2,975,000
                                                      -----------  -----------
    Total current liabilities........................   5,399,095    8,630,672
                                                      -----------  -----------
Commitments and contingencies
Stockholders' equity
  Common stock $.01 par, 25,000,000 shares
   authorized, 13,975,976 and 13,843,442 shares
   issued and outstanding at December 31, 1999 and
   1998, respectively ...............................     139,760      138,434
  Preferred stock, $.01 par, 3,000,000 shares
   authorized, no shares issued and outstanding......         --           --
  Treasury stock, 1,150,692 shares, at cost..........  (5,205,273)         --
  Additional paid in capital.........................  52,073,090   51,269,440
  Retained earnings..................................  11,753,627   11,399,698
                                                      -----------  -----------
    Total stockholders' equity.......................  58,761,204   62,807,572
                                                      -----------  -----------
      Total liabilities and stockholders' equity..... $64,160,299  $71,438,244
                                                      ===========  ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                                    SPR INC.

                            STATEMENTS OF OPERATIONS

                                              Years Ended December 31,
                                         -------------------------------------
                                            1999         1998         1997
                                         -----------  -----------  -----------
Revenues................................ $58,104,283  $85,343,514  $53,421,924
Cost of services........................  43,242,570   50,507,854   32,376,687
                                         -----------  -----------  -----------
  Gross profit..........................  14,861,713   34,835,660   21,045,237
Costs and expenses:
  Selling...............................   4,965,754    5,275,048    4,855,567
  Recruiting............................   1,205,092    1,827,376    1,608,059
  General and administrative expenses...  11,893,035   12,319,835    8,437,804
                                         -----------  -----------  -----------
    Total costs and expenses............  18,063,881   19,422,259   14,901,430
                                         -----------  -----------  -----------
Operating income (loss).................  (3,202,168)  15,413,401    6,143,807
Other income (expense):
  Interest expense......................        (379)      (4,203)    (178,783)
  Interest income.......................   2,642,197    2,080,420      266,851
  Other, net............................       3,017        6,938      (41,257)
                                         -----------  -----------  -----------
    Total other income..................   2,644,835    2,083,155       46,811
                                         -----------  -----------  -----------
Income (loss) before income taxes.......    (557,333)  17,496,556    6,190,618
Provision (benefit) for income taxes....    (911,262)   6,998,623    1,552,422
                                         -----------  -----------  -----------
Net income.............................. $   353,929  $10,497,933  $ 4,638,196
                                         ===========  ===========  ===========
Historical net income per share:
  Basic................................. $      0.03  $      0.80  $      0.45
                                         ===========  ===========  ===========
  Diluted............................... $      0.03  $      0.77  $      0.43
                                         ===========  ===========  ===========
Pro forma income data:
  Net income as reported................                           $ 4,638,196
  Pro forma adjustment to recognize C
   corporation provision for income
   taxes................................                             1,469,071
                                                                   -----------
  Pro forma net income..................                           $ 3,169,125
                                                                   ===========
Pro forma net income per share:
  Basic.................................                           $      0.31
                                                                   ===========
  Diluted...............................                           $      0.30
                                                                   ===========
Weighted average number of shares
 outstanding:
  Basic.................................  13,375,569   13,144,412   10,306,032
  Diluted...............................  13,512,759   13,641,558   10,669,072

  The accompanying notes to financial statements are an integral part of these statements.

                                    SPR INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                             Common Stock           Treasury Stock       Additional     Retained        Total
                          --------------------  -----------------------    Paid-in      Earnings    Stockholders'
                            Shares     Amount     Shares      Amount       Capital     (Deficit)       Equity
                          ----------  --------  ----------  -----------  -----------  ------------  -------------
Balance at December 31,
 1996...................   9,701,100  $ 97,011         --   $       --   $46,702,525  $(44,292,188)  $ 2,507,348
 Net income.............         --        --          --           --           --      4,638,196     4,638,196
 Employee stock purchase
  plan..................      35,957       360         --           --       324,222           --        324,582
 Capitalization of
  undistributed S
  Corporation earnings
  in conjunction with
  termination of S
  Corporation election
  on October 1, 1997....         --        --          --           --   (45,444,263)   45,444,263           --
 S Corporation
  distributions.........         --        --          --           --           --     (4,885,771)   (4,885,771)
 Employee stock option
  plan and related tax
  benefits..............         --        --          --           --       458,886           --        458,886
 Sale of stock in
  initial public
  offering, net of
  issuance costs........   2,400,000    24,000         --           --    22,462,431           --     22,486,431
                          ----------  --------  ----------  -----------  -----------  ------------   -----------
Balance at December 31,
 1997...................  12,137,057   121,371         --           --    24,503,801       904,500    25,529,672
 Net income.............                                                                10,497,933    10,497,933
 Employee stock purchase
  plan..................      94,646       946         --           --     1,141,285                   1,142,231
 Treasury stock retired.      (2,250)      (23)        --           --       (21,243)       (2,735)      (24,001)
 Employee stock option
  plan and related tax
  benefits..............     232,499     2,325         --           --     2,557,795           --      2,560,120
 Sale of stock in
  secondary public
  offering, net of
  issuance costs........   1,350,000    13,500         --           --    23,087,750           --     23,101,250
 Other..................      31,490       315         --           --            52           --            367
                          ----------  --------  ----------  -----------  -----------  ------------   -----------
Balance at December 31,
 1998...................  13,843,442   138,434         --           --    51,269,440    11,399,698    62,807,572
 Net income.............                                                                   353,929       353,929
 Employee stock purchase
  plan..................     128,654     1,287         --           --       583,978                     585,265
 Treasury stock
  acquired..............                        (1,150,692)  (5,205,273)                              (5,205,273)
 Employee stock option
  plan and related tax
  benefits..............       3,880        39         --           --       219,672           --        219,711
                          ----------  --------  ----------  -----------  -----------  ------------   -----------
Balance at December 31,
 1999...................  13,975,976  $139,760  (1,150,692) $(5,205,273) $52,073,090  $ 11,753,627   $58,761,204
                          ==========  ========  ==========  ===========  ===========  ============   ===========


  The accompanying notes to financial statements are an integral part of these statements.

                                    SPR INC.

                            STATEMENTS OF CASH FLOWS

                                             Years Ended December 31,
                                      -----------------------------------------
                                          1999          1998          1997
                                      ------------  ------------  -------------
Cash flows from operating
 activities:
  Net income for the period.........  $    353,929  $ 10,497,933  $   4,638,196
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
    Depreciation and amortization...     1,593,415     1,364,784        435,151
    Deferred taxes..................     1,242,482    (2,331,465)       188,846
    Expense related to employee
     stock option plan..............       150,984       150,984        458,886
    Loss on sale of property and
     equipment......................           --        239,977         41,257
    (Increase) decrease in accounts
     receivable, net................     5,222,567    (4,378,855)    (3,712,391)
    (Increase) decrease in prepaid
     expenses and other.............        48,956      (286,320)       466,784
    Increase in accounts payable....       537,991       174,718        332,459
    Increase (decrease) in accrued
     expenses.......................    (1,094,568)     (559,953)     2,991,658
    Increase (decrease) in deferred
     income.........................    (2,675,000)    2,975,000            --
                                      ------------  ------------  -------------
      Net cash provided by operating
       activities...................     5,380,756     7,846,803      5,840,846
                                      ------------  ------------  -------------
Cash flows from investing
 activities:
  Purchases of property and
   equipment, net of sales..........    (1,348,778)   (3,317,508)    (1,231,084)
  Purchases of marketable
   securities.......................   (36,267,097)  (72,880,518)  (182,122,189)
  Sales/maturity of marketable
   securities.......................    33,946,000    48,018,000    163,079,000
  Decrease in notes receivable--
   other............................           --            --          10,879
  Decrease in notes receivable--
   related parties..................           --            --         181,245
                                      ------------  ------------  -------------
      Net cash used in investing
       activities...................    (3,669,875)  (28,180,026)   (20,082,149)
                                      ------------  ------------  -------------
Cash flows from financing
 activities:
  Proceeds from the sale of common
   stock, net of issuance costs of
   approximately $3,114,000 in 1997
   and $1,705,000 in 1998,
   respectively.....................           --     23,101,250     22,486,431
  Treasury stock acquired...........    (5,205,273)
  Payments on note payable--related
   party............................           --            --        (641,266)
  Proceeds from employee stock
   purchase plan....................       585,265     1,142,231        324,582
  Proceeds from employee stock
   option plan......................        24,046     1,187,292            --
  Distributions.....................           --            --      (4,635,261)
  Payments on term note payable.....           --            --        (216,005)
  Net borrowings on line of credit
   and term note....................           --            --      (1,300,000)
  Other cash flows from financing
   activities.......................           --        (23,634)           --
                                      ------------  ------------  -------------
      Net cash provided by (used in)
       financing activities.........    (4,595,962)   25,407,139     16,018,481
                                      ------------  ------------  -------------
Net increase (decrease) in cash.....    (2,885,081)    5,073,916      1,777,178
Cash and cash equivalents, beginning
 of period..........................     7,207,273     2,133,357        356,179
                                      ------------  ------------  -------------
Cash and cash equivalents, end of
 period.............................  $  4,322,192  $  7,207,273  $   2,133,357
                                      ============  ============  =============
Supplemental disclosure of cash
 payments made for:
  Interest..........................  $        379  $      4,203  $     178,783
  Income taxes......................       589,852     9,526,096         40,550
                                      ============  ============  =============

  The accompanying notes to financial statements are an integral part of these statements.

                                    SPR INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

   (a) Business--Founded in 1973 and headquartered in the Chicago area, SPR Inc. (the "Company") provides information technology services to Fortune 1000 companies in a variety of industry groups including transportation, manufacturing, insurance, retail, financial services, healthcare, and energy. These services include general consulting as well as five outsourcing services: software modernization, mass change, application management, information delivery, and software quality services. The outsourcing services help clients with comprehensive solutions for maintaining, improving and transitioning legacy systems. SPR has offices in Oak Brook, IL, Dallas, Milwaukee, and Tulsa.

   (b) Basis of Presentation--SPR Inc. was formed on October 29, 1996. During October 1996, Systems and Programming Resources, Inc., Systems & Programming Resources of Tulsa, Inc., SPR Wisconsin, Inc., SPR Chicago Inc., and Consulting Acquisition, Inc. (d.b.a. DataFlex) merged into SPR Inc. at which time the stockholders of such companies received an aggregate of 9,700,786 shares of common stock of SPR Inc. Systems and Programming Resources, Inc., SPR Wisconsin, Inc., SPR Chicago Inc., Consulting Acquisition, Inc. and SPR Inc. are under common ownership and control and were accounted for at historical cost as a reorganization of entities under common control (similar to the pooling of interests method of accounting). The merger of Systems & Programming Resources of Tulsa, Inc. into SPR Inc. was accounted for using the pooling of interests method of accounting. The accompanying financial statements of the Company have been prepared to give retroactive effect to the merger.

   (c) Cash and Cash Equivalents--Cash equivalents are comprised of certain highly liquid investments with maturities of three months or less.

   (d) Accounts Receivable--Accounts receivable include fees and expenses for services rendered prior to year end which were billed subsequent to year end. Amounts relating to such fees and expenses included in accounts receivable are $1,990,675 and $2,320,189 at December 31, 1999 and 1998, respectively. A summary of the activity in allowance for doubtful accounts for the years ended December 31, 1999, 1998, and 1997 is as follows:

                                         Balance   Charged
                                           at     to Costs              Balance
                                        Beginning    and                 at End
                                         of Year  Expenses   Write-Offs of Year
                                        --------- ---------  ---------- --------
1999 Allowance for Doubtful Accounts... $843,695  $(400,000)  $96,984   $346,711
1998 Allowance for Doubtful Accounts... $843,695  $     --    $   --    $843,695
1997 Allowance for Doubtful Accounts... $ 74,399  $ 852,747   $83,451   $843,695

   (e) Marketable securities--The Company invests in investment-grade marketable securities with varying maturities. These securities include municipal bonds and corporate bonds. The Company accounts for its investments using Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). Management determines the classification of investments under SFAS No. 115 at the time of purchase and reevaluates such classifications as of each balance sheet date.

                                    SPR INC.

   The carrying amounts and fair values of the Company's marketable securities are as follows:

                                            Year Ended December 31,
                                -----------------------------------------------
                                         1999                    1998
                                ----------------------- -----------------------
                                 Amortized   Aggregate   Amortized   Aggregate
                                Cost Basis  Fair Value  Cost Basis  Fair Value
                                ----------- ----------- ----------- -----------
Held-to-maturity:
  U.S. corporate notes maturing
   within 10 years............. $21,842,680 $21,519,123 $17,655,707 $17,640,942
                                ----------- ----------- ----------- -----------
Available-for-sale:
  U.S. corporate notes maturing
   after 10 years..............  10,084,124  10,084,124  12,700,000  12,700,000
  Municipal obligations
   maturing after 10 years.....  14,300,000  14,300,000  13,550,000  13,550,000
                                ----------- ----------- ----------- -----------
    Total available-for-sale...  24,384,124  24,384,124  26,250,000  26,250,000
                                ----------- ----------- ----------- -----------
Total short-term investments... $46,226,804 $45,903,247 $43,905,707 $43,890,942
                                =========== =========== =========== ===========

   The following schedule shows the components of investment income at December 31, 1999, 1998 and 1997:

                                                          December 31,
                                                 ------------------------------
                                                    1999       1998      1997
                                                 ---------- ---------- --------
      Interest Income........................... $2,453,747 $1,918,893 $244,506
      Dividend Income...........................     10,967     13,696    8,997
                                                 ---------- ---------- --------
      Total Investment Income................... $2,464,714 $1,932,589 $253,503
                                                 ========== ========== ========

   (f) Revenue Recognition--Revenues are recognized as the related services are performed. Clients are generally billed on a time and materials basis. The Company accounts for its fixed fee engagements under the percentage-of-completion method, using costs incurred to date in relation to estimated total costs of the contract to measure the stage of completion. The cumulative effects of revisions of estimated total contract costs and revenues are recorded in the period in which the facts requiring the revision become known. Less than 1% and approximately 4% of revenues were generated from fixed-price engagements during 1999 and 1998, respectively.

   (g) Property and Equipment--Property and equipment are stated at cost. Expenditures for repair and maintenance are charged to expense as incurred. Depreciation and amortization are computed using the straight-line method. The estimated useful lives used in computing depreciation and amortization are as follows:

                Asset Description                       Asset Life
                -----------------                       ----------
      Leasehold improvements...............  Shorter of lease term or estimated useful life of the asset
      Computer equipment and software......  3 years
      Office furniture and equipment.......  5 years

   (h) Deferred Income--The determination of deferred income is based on management's estimate of the services to be performed related to completing the Company's century date compliance projects, and is adjusted as additional or new information becomes available.

   (i) Distributions--Distributions are recorded when declared by the Board of Directors.

                                    SPR INC.

   (j) Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (k) Income Taxes--Prior to the consummation of the initial public offering on October 1, 1997, the Company elected to be taxed as an S Corporation. As a result, income of the Company was taxable to the shareholders. On October 1, 1997, the Company's S Corporation status was terminated and the Company became a C Corporation. At this time, the retained deficit of the Company was reclassified and netted against additional paid-in capital.

   (l) Pro forma net income and net income per share--The pro forma net income and net income per share include a provision for federal and state income taxes as if the Company had been a C Corporation for all periods presented.

   (m) Reclassifications--Certain prior year amounts have been reclassified to conform to the current year's presentation.

NOTE 2--BUSINESS SEGMENTS

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"). The Company has no separately reportable segments in accordance with this standard. Under the enterprise-wide disclosure requirements of SFAS No. 131, the Company reports net revenues by service offering. Amounts for the years ended December 31, 1999, 1998, and 1997 are shown in the table below.


                                              December 31,
                          -----------------------------------------------------
                                1999              1998              1997
                          ----------------- ----------------- -----------------
                           Revenues     %    Revenues     %    Revenues     %
                          ----------- ----- ----------- ----- ----------- -----
General consulting....... $21,821,105 37.6% $30,443,400 35.7% $27,630,770 51.7%
Century date compliance..  13,463,779 23.2%  33,824,961 39.6%  17,215,227 32.2%
Application management...   9,412,643 16.2%   6,033,476  7.1%   5,318,936 10.0%
Software quality.........   8,482,777 14.6%   4,221,395  4.9%         --    --
All other service
 offerings...............   4,923,979  8.4%  10,820,282 12.7%   3,256,991  6.1%
                          -----------       -----------       -----------
Total revenues........... $58,104,283       $85,343,514       $53,421,924
                          ===========       ===========       ===========


NOTE 3--CONCENTRATION OF CREDIT RISK

   The Company's financial instruments that are exposed to concentrations of credit risk consist of accounts receivable and investments. The Company places its investments with high quality financial institutions. The Company reviews a customer's credit history before extending credit. In addition, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk is limited.

   During 1997, the Company began performing services for a client that filed for Chapter 11 bankruptcy protection during the third quarter of 1997. The Company has received payments for all amounts related to the bankruptcy period, and in 1999, the customer emerged from bankruptcy. This customer accounted for approximately 1%, 7%, and 8% of revenues for the years ended December 31, 1999, 1998, and 1997, respectively. The Company is continuing to perform services for this customer.

                                    SPR INC.

   The Company's customers are predominantly in the Midwest, with the majority of customers located in Chicago, Tulsa, Milwaukee, and Dallas. One customer in the telecommunication and energy industries accounted for approximately 11%, 4%, and 1% of revenues for the years ended December 31, 1999, 1998, and 1997, respectively. A customer in the insurance industry accounted for 6%, 7%, and 12% of revenues for the years ended December 31, 1999, 1998, and 1997, respectively. A transportation industry customer accounted for 6%, 11%, and 5% of revenues for the years ended December 31, 1999, 1998, and 1997, respectively. The Company has no off balance sheet credit risk.

NOTE 4--INCOME TAXES

   Prior to the initial public offering of the Company's Common Stock completed on October 1, 1997, "the Offering", the Company included its income and expenses with those of its stockholders for Federal and certain state income tax purposes (an S Corporation election). By this election, income of the Company is taxable to the stockholders. In connection with the Offering, the Company terminated its S Corporation election and converted to a C Corporation. The Company recorded a deferred income tax liability and corresponding income tax expense of $712,000, arising from the change in the Company's tax status and a change from the cash basis to the accrual basis of accounting for tax purposes. Beginning October 1, 1997, the Company provides for deferred income taxes under the asset and liability method of accounting for income taxes. This method requires the recognition of deferred income taxes based upon the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

   Prior to consummation of the Offering, the Company made a distribution to its existing stockholders of part of the Company's undistributed S Corporation earnings.

   The unaudited pro forma provision for income taxes presented on the statement of operations for 1997 represents the estimated taxes that would have been recorded had the Company been a C Corporation for income tax purposes for the entirety of this period. The pro forma provision for income taxes is as follows:

                                                                    December 31,
                                                                        1997
                                                                    ------------
      Federal......................................................  $2,736,725
      State........................................................     284,768
                                                                     ----------
        Total income tax expense...................................  $3,021,493
                                                                     ==========

                                    SPR INC.

   During 1999, 1998, and the fourth quarter of 1997, the Company was a C Corporation for income tax purposes. The provision for income taxes for 1999, 1998, and the portion of 1997 that the Company was a C Corporation includes federal and state income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. The provision for income taxes consists of the following:

                                                      December 31,
                                           ------------------------------------
                                              1999         1998         1997
                                           -----------  -----------  ----------
   Current:
     Federal.............................  $(1,767,739) $ 7,627,347  $1,202,361
     State...............................     (386,005)   1,702,741     161,215
                                           -----------  -----------  ----------
       Total current provision (benefit).   (2,153,744)   9,330,088   1,363,576
   Deferred:
     Federal.............................    1,019,798   (1,905,973)   (445,264)
     State...............................      222,684     (425,492)    (77,890)
                                           -----------  -----------  ----------
       Total deferred provision
        (benefit)........................    1,242,482   (2,331,465)   (523,154)
   Initial recognition of deferred income
    taxes resulting from change in tax
    status...............................          --           --      712,000
       Total income tax provision
        (benefit)........................  $  (911,262) $ 6,998,623  $1,552,422
                                           ===========  ===========  ==========

   Reconciliations of the statutory federal tax rates to the pro forma and actual effective income tax rates are as follows:

                                                         December 31,
                                                -------------------------------
                                                                     1997
                                                 1999    1998  ----------------
                                                Actual  Actual Pro forma Actual
                                                ------  ------ --------- ------
   Statutory rate..............................   (34)%   34%      34%     34%
   State taxes, net of federal benefit.........    (5)%    5%       5%      1%
   Amortization of intangibles.................    -- %   --%      --%     --%
   S corporation income taxed to its
    shareholders...............................    -- %   --%      --%    (24)%
   Income taxes recognized (benefited) as a
    result of a change in tax status...........   (18)%   --%      --%     11%
   Increase in valuation allowance.............    -- %   --%       6%      2%
   S corporation liability associated with
    indemnification............................  (107)%   --%      --%     --%
   Other.......................................    -- %    1%       4%      1%
                                                 ----    ---      ---     ---
     Effective rate............................  (164)%   40%      49%     25%
                                                 ====    ===      ===     ===

                                    SPR INC.

   The significant components of the Company's deferred income tax assets and liabilities as of December 31, 1999, 1998 and 1997, are as follows:

                                                      December 31,
                                            -----------------------------------
                                               1999        1998        1997
                                            ----------  ----------  -----------
   Deferred income tax assets:
     Payroll and related..................  $  395,459  $  443,916  $   311,196
     Allowance for doubtful accounts......     138,685     337,478       75,501
     Deferred income......................     120,000   1,190,000          --
     Stock options........................     220,733     161,458      153,360
     Intangibles..........................     672,464     852,998      965,064
     Depreciation.........................      25,260       9,767          --
                                            ----------  ----------  -----------
       Total deferred income tax assets...   1,572,601   2,995,617    1,505,121
       Valuation allowance................    (672,464)   (852,998)  (1,321,567)
                                            ----------  ----------  -----------
   Net deferred tax income assets.........  $  900,137  $2,142,619  $   183,554
                                            ==========  ==========  ===========
   Deferred income tax liabilities:
     Change in tax accounting method (cash
      to accrual).........................  $      --   $      --   $   356,400
     Depreciation.........................         --          --        16,000
                                            ----------  ----------  -----------
   Total deferred income tax liabilities..  $      --   $      --   $   372,400
                                            ==========  ==========  ===========

   The Company establishes valuation allowances in accordance with the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"). The Company continually reviews the adequacy of the valuation allowance and is recognizing these benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.

   In connection with the Offering, the Company entered into a tax indemnity agreement with each of its current stockholders which provides, among other things, that the Company will indemnify such stockholders against additional income taxes resulting from adjustments made (as a result of a final determination made by a competent tax authority) to the taxable income reported by the Company as an S Corporation for periods prior to the Offering, but only to the extent those adjustments result in a decrease in income taxes otherwise payable by the Company as a C Corporation for periods after the Offering.

NOTE 5--CHANGE IN DEFERRED INCOME

   In the fourth quarter of 1999, the Company changed its estimate of the services to be performed related to completing the Company's century date compliance projects. This non-cash change in estimate decreased 1999 cost of services by approximately $2.7 million ($1.6 million net of tax) or approximately $0.12 per diluted common share.

NOTE 6--STOCK REPURCHASE PROGRAM

   On March 17, 1999 the Company announced a plan to purchase up to 1.5 million of its shares of common stock under a stock repurchase program. The quantity to be purchased and the targeted price was determined daily, based upon management's discretion. As of December 31, 1999, the Company has purchased 1,150,692 shares at an average price per share of $4.52.

                                    SPR INC.

NOTE 7--LINES OF CREDIT AND LONG-TERM DEBT

   In June 1997, the Company entered into a loan agreement that provided for a revolving loan facility and a term loan facility. The revolving loan facility allowed for maximum borrowings of the lesser of (a) $2,000,000 less the undrawn face amount of letters of credit or (b) the borrowing base, as defined, less the undrawn face amount of letters of credit. Interest on revolving loans was at the bank's prime rate (8.5% at December 31, 1997). The revolving loan facility matured in March 1998. The term loan facility provided for maximum borrowings of $2,000,000 for use for certain purposes and was cancelled upon consummation of the initial public offering in October 1997. Interest was payable quarterly at the prime rate plus 1% (9.5% at December 31, 1997). The Company paid off borrowings under these facilities using proceeds from the offering. As of December 31, 1999, 1998 and 1997, there were no loans outstanding.

   Substantially all assets of the Company were collateral for borrowings under the loan agreement. The agreement contained certain restrictions, prohibiting, among other things, additional indebtedness without the lender's consent. The term loan agreement contained certain covenants including, among others, a requirement of a cash flow coverage ratio of not less than 1.1 to 1.0. The Company was in compliance with all loan covenants at the date the borrowings were repaid.

NOTE 8--LEASE AGREEMENTS

   The Company leases its office facilities under operating lease agreements that expire at various times through 2004. In addition, the Company leases certain equipment under operating lease agreements.

   In addition to the minimum future rental payments, the Company is obligated to pay certain operating expenses relating to its leased properties and equipment. Total expense under operating leases was approximately $1,591,000, $990,000, and $684,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The following is a schedule of minimum future rental payments required under the operating leases:

      Year Ended December 31,
      -----------------------
      2000..........................................................  1,318,141
      2001..........................................................  1,213,913
      2002..........................................................  1,080,212
      2003..........................................................    818,527
      2004..........................................................    493,259
                                                                     ----------
      Total minimum payments required............................... $4,924,052
                                                                     ==========

NOTE 9--401(K) PROFIT-SHARING PLAN

   The Company has a contributory 401(k) profit-sharing plan (the Plan) covering substantially all full-time employees. The Plan allows participants to contribute up to 22% of their total compensation on a pretax basis, up to a specified amount. Beginning in 1999, the Company is required to contribute annually one-half of the first 6% of the participants' contributions, up to a maximum of $2,000 per participant. The total Company contribution for the year ended December 31, 1999 was approximately $640,000. Through 1998, the Company was required to contribute annually one-fourth of the first $2,000 of the participants' contributions, up to a maximum of $500 per participant. The total Company contribution was approximately $224,000 and $126,000 for the years ended December 31, 1998 and 1997, respectively.

                                    SPR INC.

NOTE 10--COMMITMENTS AND CONTINGENCIES

   Letter of Credit--The Company had letters of credit of $55,000 and $78,700 at December 31, 1999 and 1998 as security for a lease agreement. The letter of credit is renewable each year.

   Litigation--In the ordinary course of conducting its business the Company becomes involved in various lawsuits related to its business. The Company does not believe that the ultimate resolution of these matters will be material to its business, financial position or results of operations.

   Employment Contracts--During 1998, the Company entered into employment contracts with certain employees. The employment contracts provide that in the event of a change in control the employee is entitled to a sum equal to (i) one year of the employee's effective annual base compensation immediately prior to the termination date, plus (ii) an amount equal to the prior year's cash bonus, plus (iii) cash value in the health plan. If a change in control occurred, as defined, at December 31, 1999, the Company's total commitment under the employment contracts would be approximately $2.1 million.

NOTE 11--STOCK PLANS

Description

   In June 1999, the Company's shareholders approved the 1999 Combined Incentive and Non-statutory Stock Option Plan. The 1999 plan provides for the granting of options to purchase a maximum of 1,250,000 shares of common stock. In November 1996, the Company adopted a Combined Incentive and Non-statutory Stock Option Plan and an Employee Stock Purchase Plan. 1,566,378 shares of common stock are reserved for issuance under the 1996 Combined Incentive and Non-statutory Stock Option Plan and 750,000 shares of common stock are reserved for issuance under the Employee Stock Purchase Plan.

   The 1999 Combined Incentive and Non-statutory Stock Option Plan provides that awards may be granted to employees, officers, and directors of the Company. Awards may consist of non-statutory stock options and incentive stock options to purchase shares of common stock and restricted stock purchase rights. Options granted under the plan generally vest over a five-year period at the rate of 20% per year. The exercise price per share of common stock may not be less than 85% (100% in the case of an ISO) of the fair market value of the common stock on the date the option is granted. Options and restricted stock purchase rights granted under the option plan must generally be exercised within ten years from the date of grant. In the case of any eligible employee who owns stock possessing more than 10% of the voting power of stock, the exercise price of any options granted may not be less than 110% of the fair market value of the common stock on the date of grant and the exercise period may not exceed five years from the date of grant. If the Company is acquired by another entity, outstanding awards may be assumed or substituted by the successor corporation, if any. If a successor corporation does not assume or substitute the awards, the vesting of the awards will be accelerated.

   The 1996 Combined Incentive and Non-statutory Stock Option Plan provides that awards may be granted to employees, officers, and directors of the Company. Awards may consist of non-statutory stock options and incentive stock options to purchase shares of common stock and stock appreciation rights
(SARs). Incentive stock options (ISOs) generally vest over a five-year period at the rate of 20% per year. The exercise price per share of common stock may not be less than 85% (100% in the case of an ISO) of the fair market value of the common stock on the date the option is granted. Options and SARs granted under the option plan must generally be exercised within ten years from the date of grant. In the case of any eligible employee who owns stock possessing more than 10% of the voting power of stock, the exercise price of any ISOs granted may not be less than 110% of the fair market value of the common stock on the date of grant and the exercise period may not exceed five years from the date of grant. In the event of a change in control, as defined, options vest immediately.

                                    SPR INC.

   The Employee Stock Purchase Plan permits eligible employees, who customarily work more than 20 hours per week and more than five months in any calendar year, to purchase common stock through payroll deductions of up to 20% of their total cash compensation, provided that no employee may purchase more than $25,000 worth of stock in any calendar year. The purchase price is the lesser of 85% of the market value of the common stock on the first or last day of the offering period, as defined.

Activity

   Stock option activity for the Company's Combined Incentive and Non-statutory Stock Option Plan for the years ended December 31, 1997, 1998, and 1999 is as follows:



                                             Incentive         Non-statutory
                                           Stock Options       Stock Options
                                        -------------------- ------------------
                                                    Weighted           Weighted
                                                    Average            Average
                                                    Exercise           Exercise
                                          Shares     Price    Shares    Price
                                        ----------  -------- --------  --------
   Outstanding @ 12/31/96..............    645,348   $ 8.94    46,991   $8.94
   Granted.............................  1,431,709   $ 6.26   489,479   $5.35
   Exercised...........................        --       --        --      --
   Cancelled/Expired................... (1,297,745)  $ 8.28   (93,982)  $8.28
                                        ----------   ------  --------   -----
   Outstanding @12/31/97...............    779,312   $ 5.11   442,488   $5.11
   Granted.............................    221,175   $18.55       --      --
   Exercised...........................   (111,663)  $ 5.11  (120,836)  $5.11
   Cancelled/Expired...................    (68,501)  $ 9.36       --      --
                                        ----------   ------  --------   -----
   Outstanding @12/31/98...............    820,323   $ 8.38   321,652   $5.11
   Granted.............................    221,000   $ 3.83    26,000   $3.75
   Exercised...........................     (3,880)  $ 6.20       --      --
   Cancelled/Expired...................   (279,157)  $ 8.37       --      --
                                        ----------   ------  --------   -----
   Outstanding @12/31/99...............    758,286   $ 7.06   347,652   $5.01
                                        ==========   ======  ========   =====

   The number of options exercisable and the number of options available for grant at December 31, 1999, 1998, and 1997 are shown below:

                                                           December 31, 1999
                                                       -------------------------
                                                         1999     1998    1997
                                                       --------- ------- -------
      Options exercisable at year-end.................   487,607 342,655 415,088
      Options available for grant at year-end......... 1,474,061 191,904 344,578

                                    SPR INC.

   The following table summarizes information about stock options outstanding at December 31, 1999:

                             Options Outstanding                Options Exercisable
                 ------------------------------------------- --------------------------
                           Weighted Average
                              Remaining
      Exercise   Number of Contractual Life Weighted Average Number of Weighted Average
       Price      Options     (in Years)     Exercise Price   Options   Exercise Price
      --------   --------- ---------------- ---------------- --------- ----------------
       $ 3.75      186,500       9.3             $ 3.75        15,000       $ 3.75
       $ 4.13       50,000       9.3             $ 4.13           --           --
       $ 5.11      733,088       7.4             $ 5.11       443,897       $ 5.11
       $10.75       40,350       8.0             $10.75         8,310       $10.75
       $21.00       96,000       8.5             $21.00        20,400       $21.00
                 ---------                                    -------
      $3.75-
       $21.00    1,105,938       7.9             $ 6.42       487,607       $ 5.83
                 ---------                                    -------

Accounting

   The Company currently utilizes Accounting Principles Board Opinion No. 25 in its accounting for stock plans. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("SFAS No. 123"). The accounting method as provided in the pronouncement is not required to be adopted; however, it is encouraged. The Company is not adopting the accounting provisions of SFAS No. 123. Had the Company accounted for its stock plans in accordance with SFAS No. 123, the Company's net income (loss) and earnings (loss) per share for the years ended December 31, 1999, 1998, and 1997, would have been shown as the pro forma amounts indicated below:

                                            1999         1998         1997
                                         -----------  -----------  -----------
      Net income (a).................... $   353,929  $10,497,933  $ 3,169,125
      SFAS No. 123 adjustment (net of
       tax)............................. $  (597,420) $  (593,100) $  (721,168)
                                         -----------  -----------  -----------
      Proforma net income (loss)........ $  (243,491) $ 9,904,833  $ 2,447,957
      Basic Shares......................  13,375,569   13,144,412   10,306,032
      Diluted Shares....................  13,375,564   13,641,558   10,669,071
      Pro forma basic EPS............... $     (0.02) $      0.75  $      0.24
      Pro forma diluted EPS............. $     (0.02) $      0.73  $      0.23

--------
(a) The amounts shown in 1997 are pro forma net income amounts adjusted to recognize the tax impacts of the Company's conversion to a C Corporation.

   The pro forma disclosure is not likely to be indicative of pro forma results, which may be expected in future years because of the fact that options vest over several years. Compensation expense is recognized as the options vest and additional awards may also be granted.

   For purposes of determining the pro forma effect of stock options, the fair value of each option is estimated on the date of grant based on the Black-Scholes option pricing model, assuming:

                                                                Options Granted
                                                                    During:
                                                               -----------------
                                                               1999  1998  1997
                                                               ----- ----- -----
      Volatility.............................................. 70.0% 55.0% 41.0%
      Dividend Yield..........................................  0.0%  0.0%  0.0%
      Risk-free interest rate.................................  4.9%  5.4%  6.5%
      Expected life in years..................................     5     5     5

                                    SPR INC.

   The weighted average fair values of options granted under the Company's Combined Incentive and Non-Statutory Stock Option Plan for the years ended December 31, 1999, 1998, and 1997, were $2.30, $9.87, and $3.06, respectively.

   For purposes of determining the pro forma effect of the Employee Stock Purchase Plan purchase rights, the fair value of each purchase right is estimated on the date of grant based on the Black-Scholes option pricing model, assuming:

                                                        Employee Stock Purchase
                                                                 Plan
                                                        Purchase Rights Issued
                                                                During
                                                       -------------------------
                                                         1999      1998    1997
                                                       --------- --------- -----
      Volatility......................................    70%      55.0%   41.0%
      Dividend yield..................................   0.0%      0.0%    0.0%
      Risk-free interest rate......................... 4.6%-5.0% 5.2%-5.4% 5.3%
      Expected life in months.........................     6         6       3

   The weighted average fair values of purchase rights issued under the Company's Employee Stock Purchase Plan for the years ended December 31, 1999, 1998, and 1997 were $3.59, $4.71, and $2.50, respectively.

NOTE 12--EARNINGS PER SHARE
   In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 changed the methodology of calculating earnings per share and renamed the two calculations to basic earnings per share and diluted earnings per share. The Company adopted SFAS No. 128 in December 1997, and has retroactively restated all periods presented. Basic earnings per common share are based on the average quarterly weighted average number of shares of common stock outstanding. Diluted earnings per common share are adjusted for the assumed exercise of dilutive stock options.

   Under the requirements of SFAS No. 128, the Company's basic and diluted per share amounts for the years ending December 31, 1999, 1998, and 1997 would be as follows:

                                                   Year Ended December 31,
                          --------------------------------------------------------------------------
                                    1999                      1998                     1997
                          ------------------------- ------------------------- ----------------------
                                                                                               Per
                          Income  Shares  Per Share Income  Shares  Per Share Income  Shares  Share
                          (000's) (000's)  Amount   (000's) (000's)  Amount   (000's) (000's) Amount
                          ------- ------- --------- ------- ------- --------- ------- ------- ------
Basic EPS (a):
 Income available to
  Common Stockholders...   $354   13,376    $0.03   $10,498 13,144   $ 0.80   $3,169  10,306  $ 0.31
Effect of Dilutive
 Securities:
 Employee Compensation
  Plans.................    --       137      --        --     497    (0.03)     --      363   (0.01)
                           ----   ------    -----   ------- ------   ------   ------  ------  ------
Dilutive EPS:
 Income available to
  Common Stockholders
  plus assumed
  exercises.............   $354   13,513    $0.03   $10,498 13,641   $ 0.77   $3,169  10,669  $ 0.30
                           ====   ======    =====   ======= ======   ======   ======  ======  ======

--------
(a) The amounts shown in 1997 are pro forma net income amounts adjusted to recognize the tax impacts of the Company's conversion to a "C" Corporation.

                                    SPR INC.

NOTE 13--RELATED PARTY TRANSACTIONS

   The Company paid approximately $324,000, $340,000, and $480,000 during 1999, 1998, and 1997 respectively, in fees to a law firm having a partner whom is a stockholder of the Company and who is a brother of certain executive officers of the Company. A portion of the fees paid in 1998 and 1997 related to services performed by such firm in connection with the 1996 mergers and the 1997 and 1998 offerings. In 1999, $159,000 of the $324,000 was attributed to a failed merger. In addition, fees of $128,000 were paid to another law firm having a partner whom is a stockholder of the Company and a brother of certain executive officers of the Company in 1999.

   During 1999 and 1998, the Company paid approximately $196,000 and $314,000, respectively, for SPR's consulting professionals to attend training classes at a higher education company having a president and chief operating officer who is a director of the Company.

NOTE 14--FOLLOW-ON PUBLIC OFFERING

   On May 5, 1998, the Company completed a follow-on public offering of 3,719,250 shares of the Company's Common Stock. The company sold 1,350,000 shares in the follow-on public offering and received $23.1 million in net proceeds from the sales of such shares.

NOTE 15--STOCK SPLITS

   On September 26, 1997, the Company's Board of Directors approved a 1.044-to-1 split of the Company's common stock in the form of a stock dividend. All common stock and per share amounts have been adjusted retroactively to give effect to this stock split.

   On August 3, 1998, the Company's Board of Directors approved a three-for-two share common stock split. Shareholders received one additional share for every two shares held on the record date of August 14, 1998. Distribution of the additional shares began on August 28, 1998. Cash was paid in lieu of fractional shares. All shares and per share amounts reported in this filing have been restated to reflect the three-for-two share common stock split.

NOTE 16--SUBSEQUENT EVENT

   On January 28, 2000, SPR Inc. and Leapnet, Inc. announced a merger of Brassie Corporation, a wholly owned subsidiary of Leapnet, Inc., with and into SPR Inc., under a definitive merger agreement. The Board of Directors of each company has approved the merger and has recommended that their shareholders vote in favor of the merger. The transaction will be structured as a tax-free purchase by Leapnet. Each of SPR's common shares will be exchanged for 1.085 shares of Leapnet's common stock.

                                                                      Appendix A


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                    SPR INC.

                              BRASSIE CORPORATION

                                      AND

                                 LEAPNET, INC.

                          DATED AS OF JANUARY 27, 2000

                               TABLE OF CONTENTS

                                                                                                 Page
                                                                                                ----
 ARTICLE I
 THE MERGER; EFFECTIVE TIME; CLOSING...........................................................    1
    1.1 The Merger.............................................................................    1
    1.2 Closing................................................................................    2
    1.3 Effective Time.........................................................................    2
    1.4 Effect of the Merger...................................................................    2

 ARTICLE II
 CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.........................    2
    2.1 Certificate of Incorporation; Name.....................................................    2
    2.2 Bylaws.................................................................................    2

 ARTICLE III
 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION AND PARENT................................    2
    3.1 Directors of the Surviving Corporation.................................................    2
    3.2 Officers of the Surviving Corporation..................................................    2
    3.3 Directors of Parent....................................................................    2
    3.4 Officers of Parent.....................................................................    2

 ARTICLE IV
 MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER......................    3
    4.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.    3
    4.2 Payment for Shares in the Merger.......................................................    4
    4.3 Cash For Fractional Parent Shares......................................................    5
    4.4 Transfer of Shares after the Effective Time............................................    5
    4.5 Investment of the Stock Merger Exchange Fund and Fractional Securities Fund............    5
    4.6 Lost Certificates......................................................................    5
    4.7 Further Assurances.....................................................................    6

 ARTICLE V
 REPRESENTATIONS AND WARRANTIES................................................................    6
    5.1 Representations and Warranties of Parent and Merger Sub................................    6
    5.2 Representations and Warranties of the Company..........................................   18

 ARTICLE VI
 ADDITIONAL COVENANTS AND AGREEMENTS...........................................................   30
    6.1 Conduct of Business....................................................................   30
    6.2 No Solicitation by the Company.........................................................   34
    6.3 No Solicitation by Parent..............................................................   34
    6.4 Meeting of Stockholders................................................................   34
    6.5 Registration Statement.................................................................   36
    6.6 Reasonable Best Efforts................................................................   36
    6.7 Access to Information..................................................................   36
    6.8 Publicity..............................................................................   36
    6.9 Indemnification of Directors and Officers..............................................   37
    6.10 Affiliates of the Company and Parent..................................................   38
    6.11 Maintenance of Insurance..............................................................   38
    6.12 Representations and Warranties........................................................   38
    6.13 Filings; Other Action.................................................................   39
    6.14 Tax-Free Reorganization Treatment.....................................................   39

                                                                                 Page
                                                                                ----

    6.15 Company Options; Company ESPPs........................................   39
    6.16 Board Composition.....................................................   39
    6.17 Officers of Parent and the Surviving Corporation......................   40
    6.18 Contemplated Termination of 401(k) Plan(s)............................   40
    6.19 Crediting Service and Providing Other Benefits........................   40
    6.20 Exemption from Liability Under Section 16(b)..........................   41
    6.21 Accountant's Letters..................................................   41

 ARTICLE VII
 CONDITIONS....................................................................   41
    7.1 Conditions to Each Party's Obligations.................................   41
    7.2 Conditions to the Obligations of the Company...........................   42
    7.3 Conditions to the Obligations of Parent................................   42

 ARTICLE VIII
 TERMINATION...................................................................   43
    8.1 Termination by Mutual Consent..........................................   43
    8.2 Termination by either the Company or Parent............................   43
    8.3 Termination by the Company.............................................   44
    8.4 Termination by Parent..................................................   44
    8.5 Effect of Termination; Termination Fee.................................   44

 ARTICLE IX
 MISCELLANEOUS AND GENERAL.....................................................   46
    9.1 Payment of Expenses....................................................   46
    9.2 Non-Survival of Representations and Warranties.........................   47
    9.3 Modification or Amendment..............................................   47
    9.4 Waiver of Conditions...................................................   47
    9.5 Counterparts...........................................................   47
    9.6 Governing Law..........................................................   47
    9.7 Notices................................................................   47
    9.8 Entire Agreement; Assignment...........................................   48
    9.9 Parties in Interest....................................................   48
    9.10 Certain Definitions...................................................   48
    9.11 Obligation of the Company.............................................   49
    9.12 Severability..........................................................   49
    9.13 Specific Performance..................................................   49
    9.14 Recovery of Attorney's Fees...........................................   49
    9.15 Captions..............................................................   49

                           GLOSSARY OF DEFINED TERMS

Agreement......................................................... Introduction
Applicable Number of Shares of Common Stock of the Remitting Party..... Section
 8.5(e)
Authorized Representatives......................................... Section 6.7
Certificate of Merger.............................................. Section 1.3
Certificates.................................................... Section 4.2(b)
Closing............................................................ Section 1.2
Closing Date....................................................... Section 1.2
COBRA................................................... Section 5.1(m)(iii)(6)
Code.................................................................. Recitals
Company........................................................... Introduction
Company Acquisition Agreement................................... Section 6.2(b)
Company Acquisition Proposal.................................... Section 6.2(a)
Company Amended Option Plan..................................... Section 5.2(b)
Company Affiliate................................................. Section 6.10
Company Affiliate Letter.......................................... Section 6.10
Company Contract................................................ Section 5.2(o)
Company Directors................................................. Section 6.16
Company Disclosure Schedule........................................ Section 5.2
Company Employee Stock Purchase Plan............................ Section 5.2(b)
Company Financial Statements................................ Section 5.2(h)(ii)
Company Insiders............................................... Section 6.20(c)
Company Intellectual Property Rights......................... Section 5.2(n)(i)
Company Key Employees....................................... Section 5.2(o)(ii)
Company Material Contract...................................... Section 5.02(o)
Company 1999 Option Plan........................................ Section 5.2(b)
Company Option.................................................. Section 4.1(c)
Company Option Plans............................................ Section 5.2(b)
Company SEC Reports.......................................... Section 5.2(h)(i)
Company Scheduled Plans...................................... Section 5.2(m)(i)
Company Shares.................................................. Section 4.1(a)
Company Superior Proposal....................................... Section 6.2(a)
Company Termination Fee......................................... Section 8.5(c)
Confidentiality Agreement.......................................... Section 6.7
DGCL............................................................... Section 1.1
Effective Time..................................................... Section 1.3
Environmental Costs and Liabilities............................. Section 5.1(q)
Environmental Laws.............................................. Section 5.1(q)
ERISA.......................................................... Section 9.10(a)
Exchange Act.................................................... Section 5.1(f)
Exchange Agent.................................................. Section 4.2(a)
Exchange Ratio.................................................. Section 4.1(a)
Fractional Securities Fund......................................... Section 4.3
GAAP........................................................ Section 5.1(h)(ii)
Governmental Entity............................................ Section 9.10(b)
Hazardous Material.............................................. Section 5.1(q)
HSR Act......................................................... Section 5.1(f)
Indemnified Parties............................................. Section 6.9(a)
Joint Proxy Statement.............................................. Section 6.5
Knowledge...................................................... Section 9.10(c)
Malfunction.................................................... Section 9.10(d)

Material Adverse Effect........................................ Section 9.10(e)
Material Adverse Effect Exception.............................. Section 9.10(f)
Merger................................................................ Recitals
Merger Sub........................................................ Introduction
NNM................................................................ Section 4.3
Outside Date.................................................... Section 8.2(a)
Parent............................................................ Introduction
Parent Acquisition Agreement.................................... Section 6.3(b)
Parent Acquisition Proposal..................................... Section 6.3(a)
Parent Contract................................................. Section 5.1(o)
Parent Directors.................................................. Section 6.16
Parent Directors' Stock Option Plan............................. Section 5.1(b)
Parent Disclosure Schedule......................................... Section 5.1
Parent Employee Stock Purchase Plan............................. Section 5.1(b)
Parent Financial Statements................................. Section 5.1(h)(ii)
Parent Incentive Plan........................................... Section 5.1(b)
Parent Intellectual Property Rights.......................... Section 5.1(n)(i)
Parent Key Employees........................................ Section 5.1(o)(ii)
Parent Material Contract....................................... Section 5.01(o)
Parent 1996 Stock Option Plan................................... Section 5.1(b)
Parent Option Plans............................................. Section 5.1(b)
Parent SEC Reports........................................... Section 5.1(h)(i)
Parent Scheduled Plans....................................... Section 5.1(m)(i)
Parent Shares................................................... Section 4.1(a)
Parent Superior Proposal........................................ Section 6.3(a)
Parent Termination Fee.......................................... Section 8.5(b)
Parties........................................................... Introduction
PBGC.................................................... Section 5.1(m)(iii)(7)
Person......................................................... Section 9.10(g)
Plan Affiliate............................................... Section 5.1(m)(v)
Remitting Party................................................. Section 8.5(e)
Requisite Stockholder Approval..................................... Section 6.4
Restraints...................................................... Section 7.1(c)
Returns...................................................... Section 5.1(l)(i)
S-4 Registration Statement......................................... Section 6.5
Scheduled Welfare Plans........................................... Section 6.19
SEC.......................................................... Section 5.1(h)(i)
Section 16 Information......................................... Section 6.20(b)
Securities Act.................................................. Section 5.1(f)
Share Consideration ............................................ Section 4.2(a)
Share Reference Price........................................... Section 8.5(e)
Significant Tax Agreement...................................... Section 9.10(h)
Software....................................................... Section 9.10(i)
Stock Merger Exchange Fund...................................... Section 4.2(a)
Stockholder Meetings............................................... Section 6.4
Stockholders Agreement................................................ Recitals
Subsidiary..................................................... Section 9.10(j)
Substitute Option............................................... Section 4.1(c)
Successor Welfare Plan............................................ Section 6.19
Surviving Corporation.............................................. Section 1.1
Tax............................................................ Section 9.10(k)
Taxes.......................................................... Section 9.10(k)

Termination Fee................................................. Section 8.5(d)
Voting Stockholder.................................................... Recitals
Voting Stockholders................................................... Recitals

                                    EXHIBITS

Stockholders Agreements....................... Exhibits A-1 through Exhibit A-6
Certificate of Merger................................................ Exhibit B
Company Affiliate Letter............................................. Exhibit C

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 27, 2000, by and among LEAPNET, INC., a Delaware corporation ("Parent"), BRASSIE CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and SPR INC., a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are referred to collectively herein as the "Parties".

                                    RECITALS

   WHEREAS, the Board of Directors of each of Parent and the Company have determined that it is in the best interests of each corporation and their respective stockholders that the Company and Parent enter into a strategic "merger of equals" business combination by means of the merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved this Agreement, the Merger and the transactions contemplated by this Agreement and declared the Merger advisable;

   WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the Delaware General Corporation Law and the bylaws of Merger Sub;

   WHEREAS, pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into shares of common stock of Parent at the rate determined herein;

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

   WHEREAS, it is intended that the Merger shall be treated for accounting purposes as a purchase;

   WHEREAS, concurrently with the execution hereof, certain holders (each a "Voting Stockholder" and collectively the "Voting Stockholders") of Company Shares and of Parent Shares are entering into a stockholder voting agreement, attached as Exhibits A-1 through A-6 hereto (each, a "Stockholders Agreement").

   NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

                                   ARTICLE I

                      THE MERGER; EFFECTIVE TIME; CLOSING

   1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

   1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of counsel for the Company, on the first business day after all of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived (subject to applicable law), or such other date, time or place as is agreed to in writing by the Parties (the actual time and date of the Closing being referred to herein as the "Closing Date").

   1.3 Effective Time. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the certificate of merger of Merger Sub and the Company (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or before the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such subsequent date or time as the Parties shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being hereinafter referred to as the "Effective Time").

   1.4 Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                   ARTICLE II

     CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

   2.1 Certificate of Incorporation; Name. At and after the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, except that Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:
"The name of this Corporation is Leap Technologies, Inc."

   2.2 Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

                                  ARTICLE III

         DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION AND PARENT

   3.1 Directors of the Surviving Corporation. The directors of the Surviving Corporation, as of the Effective Time, will be as provided in the first, second and sixth sentences of Section 6.16.

   3.2 Officers of the Surviving Corporation. The officers of the Surviving Corporation, as of the Effective Time, will be as provided in Section 6.17.

   3.3 Directors of Parent. The directors of Parent, as of the Effective Time, will be as provided in Section 6.16.

   3.4 Officers of Parent. The officers of Parent, as of the Effective Time, will be as provided in Section 6.17.

                                   ARTICLE IV

    MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

   4.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, the manner of converting or canceling shares of the Company and Parent shall be as follows:

     (a) Conversion of Company Stock. Each share of common stock, $0.01 par value ("Company Shares"), of the Company issued and outstanding immediately prior to the Effective Time (excluding any Company Shares described in Section 4.1(e)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive 1.085 (the "Exchange Ratio") validly issued, fully paid and non-assessable shares of common stock, $0.01 par value, of Parent (collectively, "Parent Shares"); provided, that fractional Parent Shares share be paid for in accordance with this Section 4.1(a) and Section 4.3. All Company Shares to be converted into Parent Shares pursuant to this
  Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such certificate in accordance with Section 4.2, the number of Parent Shares specified above and cash in lieu of fractional shares in accordance with the further provisions contained in Section 4.3.

     (b) Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub shall continue to represent ownership of such shares of capital stock of the Surviving Corporation.

     (c) Outstanding Options. Each outstanding option to purchase Company Shares (each, a "Company Option") that was granted pursuant to the Company Option Plans (as defined in Section 5.2(b)) prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire Company Shares and shall be converted automatically, at the Effective Time (in accordance with the further provisions contained in Section 6.15), into and represent an option to purchase, on the same terms and conditions as were applicable under the Company Option (taking into account any changes thereto), Parent Shares ("Substitute Options"), and Parent shall assume each such Substitute Option subject to the terms of the Company Option Plans, and the agreements evidencing grants thereunder, including, but not limited to the accelerated vesting of such Substitute Options which shall occur in connection with and by virtue of this Agreement as and to the extent required by such Company Option Plans and agreements, provided, however, that from and after the Effective Time: (i) the number of Parent Shares purchasable upon exercise of the Substitute Option shall be equal to the number of Company Shares that were purchasable under the Substitute Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (ii) the per share exercise price under each Substitute Option shall be adjusted by dividing the per share exercise price of each Substitute Option by the Exchange Ratio, and rounding to the nearest cent. The terms of each Substitute Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Parent Shares on or subsequent to the Effective Time.

     (d) Reservation of Parent Shares. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon exercise of Company Options in accordance with this Section 4.1.

     (e) Cancellation of Parent Owned and Treasury Stock. All of the Company Shares that are owned by Parent, any direct or indirect wholly-owned subsidiary of Parent or by the Company as treasury stock shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no Parent Shares or other consideration shall be delivered in exchange therefor.

   4.2 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

     (a) Exchange Agent. On or prior to the Closing Date, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company having net capital of not less than $300,000,000 or a wholly-owned subsidiary thereof to act as exchange agent hereunder for the purposes of exchanging Certificates for Company Shares (the "Exchange Agent"). At or prior to the Effective Date, Parent shall deposit with the Exchange Agent in trust for the benefit of the holders of Company Shares, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares and cash for the fractional Parent Shares required to be delivered pursuant to Sections
  4.1 and 4.3 (collectively, the "Share Consideration" and the certificates representing the Parent Shares comprising the Share Consideration being referred to hereinafter as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Share Consideration out of the Stock Merger Exchange Fund and the Fractional Securities Fund. The Stock Merger Exchange Fund and the Fractional Securities Fund shall not be used for any other purpose than as set forth herein.

     (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of outstanding Company Shares (i) a form of letter of transmittal, in a form reasonably satisfactory to the Parties and (ii) instructions for use in effecting the surrender of the certificates representing Company Shares ("Certificates") for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents as may reasonably be required by the Exchange Act, the holder of such Certificate shall be entitled to receive in exchange for each of the Company Shares represented by the Certificates held of record by such holder (1) one or more Parent Shares (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 4.1(a) and (2) a check in the amount equal to the cash that such holder has the right to receive in lieu of any fractional Parent Shares pursuant to Sections 4.1 and 4.3. No interest will be paid or will accrue on any cash payable pursuant to Sections 4.1 and 4.3. The Certificates so surrendered pursuant to this
  Section 4.2(b) shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Share Consideration allocable to such Certificates.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions that are declared or made with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares that such holder would be entitled to receive by reason of the Merger upon surrender of such Certificate and no cash payment in lieu of fractional Parent Shares shall be paid to any such holder pursuant to Sections 4.1 and 4.3 until such holder shall surrender such Certificate. Subject to the effect of applicable law, following surrender of any such Certificate, there shall be paid to such holder of Parent Shares issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional Parent Shares to which such holder is entitled pursuant to Sections 4.1 and 4.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid prior to the time of such surrender with respect to such whole Parent Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Shares. Any dividends or other distributions that are payable with respect to Parent Shares deliverable upon surrender of unexchanged Certificates shall be deposited by Parent in the Stock Merger Exchange Fund.

     (d) Transfers of Ownership. If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (e) No Liability. Neither the Exchange Agent nor any of the Parties shall be liable to a holder of Company Shares for any Parent Shares or dividends thereon, or, in accordance with Sections 4.1 and 4.3, cash in lieu of fractional Parent Shares, delivered to a public official pursuant to applicable abandoned property, escheat or similar law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the Persons entitled thereto.

     (f) Termination of Funds. Subject to applicable law, any portion of the Stock Merger Exchange Fund and the Fractional Securities Fund which remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholder of the Company shall thereafter look only to Parent for payment of their applicable claim for the Share Consideration for their Company Shares. Any such portion of the Stock Merger Exchange Fund and the Fractional Securities Fund remaining unclaimed by holders of Company Shares five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity having jurisdiction thereover) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

     (g) No Further Ownership Rights in Company Shares. All Parent Shares issued and cash paid upon conversion of Company Shares in accordance with the terms of this Article IV (including any cash paid pursuant to Sections
  4.1 and 4.3) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Company Shares.

   4.3 Cash For Fractional Parent Shares. No certificates or scrip or shares of Parent Shares representing fractional Parent Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of Parent Shares. Notwithstanding any other provision of this Agreement, each holder of Company Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional Parent Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) in an amount equal to the product of (i) the fractional interest of a Parent Share to which such holder otherwise would have been entitled multiplied by (ii) the closing price of a Parent Share on the NASDAQ National Market ("NNM") on the trading day immediately prior to the Effective Time (the cash comprising such aggregate payments in lieu of fractional Parent Shares being hereinafter referred to as the "Fractional Securities Fund").

   4.4 Transfer of Shares after the Effective Time. No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

   4.5 Investment of the Stock Merger Exchange Fund and Fractional Securities Fund. The Exchange Agent shall invest any cash included in the Stock Merger Exchange Fund and the Fractional Securities Fund in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services or Standard & Poor's Corporation, respectively, in each case with maturities not exceeding seven days; provided, that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to Article IV and the other provisions of this Agreement. Any interest and other income resulting from such investments shall promptly be paid to Parent.

   4.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation (or Parent, as applicable), the posting by such Person of a bond in such reasonable amount as the Surviving Corporation (or Parent, as applicable) may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Share Consideration with respect to the Company Shares formerly represented thereby and unpaid dividends and distributions on Parent Shares deliverable in respect thereof, pursuant to and in accordance with the terms of this Agreement.

   4.7 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

   5.1 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.1 are true and correct, except to the extent specifically set forth (i) in the Parent SEC Reports filed with the SEC and publicly available prior to the date hereof or (ii) on the disclosure schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this Section 5.1, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section 5.1 or other paragraphs or sections to which it is clearly apparent (from a plain reading of the disclosure) that such disclosure relates.

     (a) Corporate Organization and Qualification. Each of Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation would not have a Material Adverse Effect on Parent. Each of Parent and each of its subsidiaries has all requisite power and authority (corporate or otherwise) to own, lease and operate its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Material Adverse Effective on Parent. Section 5.1(a) of the Parent Disclosure Schedule sets forth a complete and correct list of all of the subsidiaries of Parent which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). The copies of the certificate of incorporation and bylaws of Parent and the charter documents of each of its subsidiaries which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     (b) Capitalization. As of January 27, 2000, the authorized capital stock of Parent consists of (i) 100,000,000 shares of common stock, $0.01 par value per share, of which 14,489,753 shares were issued and outstanding and
  (ii) 20,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued or outstanding. Since January 1, 2000 to the date of this Agreement, there have been no issuances of Parent Shares or any other securities of Parent other than issuances of Parent Shares pursuant to options or rights outstanding as of January 27, 2000 under the Parent Option Plans. All of the outstanding shares of capital stock of Parent and its subsidiaries are, and when Parent Shares are issued in the Merger or upon exercise of stock options converted in the Merger pursuant to Section 4.1 such shares will be, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. Parent has no outstanding stock appreciation rights, phantom stock or similar rights. No Parent Shares are owned by any subsidiary of Parent. All outstanding shares of capital stock or other equity interests of the subsidiaries of Parent are owned by Parent or a direct or indirect wholly-owned subsidiary of Parent, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. As of January 27, 2000, except for options to purchase 5,586,550 Parent Shares issued pursuant to (i) Parent Amended and Restated 1996 Stock Option Plan (the "Parent 1996 Stock Option Plan"), (ii) Parent Employee Incentive Compensation Plan, as amended by that First Amendment dated June 3, 1997 and that Second Amendment dated June 15, 1999 (the "Parent Incentive Plan"), and (iii) Parent Non-Employee Directors' Stock Option Plan (the "Parent Directors' Stock Option Plan" and together with the 1996 Stock Option Plan and the Parent Incentive Plan, the "Parent Option Plans"), and rights under the Parent Employee Stock Purchase Plan (the "Parent Employee Stock Purchase Plan"), there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which Parent or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Parent or any of its subsidiaries. Section 5.1(b) of the Parent Disclosure Schedule sets forth a complete and correct list, as of January 27, 2000, of the number of Parent Shares subject to Parent stock options or other rights to purchase or receive Parent Shares granted under the Parent Option Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from Parent have been issued or granted or accelerated or had their terms modified since January 27, 2000 to the date of this Agreement. No bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which holders of capital stock of Parent may vote are issued or outstanding. Except as otherwise set forth in this Section 5.1(b) and as contemplated by Section 4.1, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party or by which any of them is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its subsidiaries. Except for the Stockholders Agreement, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of the capital stock of Parent.

     (c) Fairness Opinion. The Board of Directors of Parent has received a written opinion from Legg Mason Wood Walker, Incorporated to the effect that as of the date hereof and based upon and subject to the matters stated therein, the Exchange Ratio is fair from a financial point of view to Parent and its stockholders, a copy of which opinion has been made available to the Company.

     (d) Authority Relative to this Agreement. The Board of Directors of Merger Sub has declared the Merger advisable and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Parent has declared the issuance of Parent Shares advisable and Parent has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and, subject to the approval of the issuance of Parent Shares by the stockholders of Parent, to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub (including, in the case of Merger Sub, all stockholder action by Parent as its sole stockholder) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the issuance of Parent Shares by the stockholders of Parent). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (e) Present Compliance with Obligations and Laws. Neither Parent nor any of its subsidiaries is: (i) in violation of its certificate of incorporation or bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or
  (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     (f) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation (or other similar documents) or bylaws (or other similar documents) of Parent or any of its subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Merger Sub is authorized to do business, (D) as may be required by any applicable state securities or "blue sky" laws, or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on Parent or adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect on Parent or adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a Material Adverse Effect on Parent; or (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.1(f) are duly and timely obtained or made and the approval of the issuance of the Parent Shares by the stockholders of Parent has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect on Parent or adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

     (g) Litigation. There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that, alone or in the aggregate would be reasonably likely to result in obligations or liabilities of Parent or any of its subsidiaries that, alone or in the aggregate, would have a Material Adverse Effect on Parent or adversely effect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of Parent or any of its subsidiaries, any acquisition of property (tangible or intangible) by Parent or any of its subsidiaries, the conduct of the business by Parent or any of its subsidiaries, or Parent's or Merger Sub's ability to perform its obligations under this Agreement or (ii) insofar as can be reasonably foreseen, individually or in the aggregate, would have a Material Adverse Effect on Parent.

     (h) SEC Reports; Financial Statements.

       (i) Since January 31, 1999, Parent has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

       (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of Parent and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments). Since January 31, 1999, there has not been any material change, by Parent or any of its subsidiaries, in accounting principles, methods or policies for financial accounting purposes except as required by concurrent changes in GAAP.

     (i) No Liabilities; Absence of Certain Changes or Events. Neither Parent nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to knowledge of Parent, there is no reasonable basis for the assertion of any material claim or liability of any nature against Parent or any of its subsidiaries, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Parent Financial Statements for the period ending January 31, 1999, (ii) which have been incurred after January 31, 1999 in the ordinary course of business, consistent with past practice, or (iii) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Since January 31, 1999, the business of Parent and its subsidiaries has been carried on only in the ordinary and usual course, and there has not been any Material Adverse Effect on Parent (excluding any Material Adverse Effect Exception). Since October 31, 1999, to the knowledge of Parent, no material customer or supplier of Parent or its subsidiaries has threatened, in writing, to alter materially its relationship with Parent or its subsidiaries.

     (j) Brokers and Finders. Except for the fees and expenses payable to Legg Mason Wood Walker, Incorporated, which fees and expenses are reflected in their agreements with Parent, a true and complete copy of which (including all amendments) has been furnished to the Company, neither Parent nor any of its subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     (k) S-4 Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the time of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, Merger Sub or any of their respective affiliates, officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the S-4 Registration Statement, Parent should promptly inform the Company, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent and the Company. The S-4 Registration Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Joint Proxy Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.1(k), no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the S-4 Registration Statement or the Joint Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein.

     (l) Taxes.

       (i) Parent and each of its subsidiaries has timely filed all federal, state, local and foreign returns, information statements and reports relating to Taxes ("Returns") required by applicable Tax law to be filed by Parent and each of its subsidiaries, except for any such failures to file that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All Taxes owed by Parent or any of its subsidiaries to a taxing authority, or for which Parent or any of its subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has made accruals for Taxes on the Parent Financial Statements which are adequate to cover any Tax liability of Parent and each of its subsidiaries determined in accordance with generally accepted accounting principles through the date of the Parent Financial Statements, except where failures to make such accruals or provisions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

       (ii) Except to the extent that any such failure to withhold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

       (iii) There is no Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, except any such deficiency that, if paid, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries has executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect.

       (iv) No federal or state Tax audit or other examination of Parent or any of its subsidiaries is presently in progress, nor has Parent or any of its subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

       (v) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

       (vi) Neither Parent nor any of its subsidiaries is a party to (A) any agreement with a party other than Parent or any of its subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included Parent or any subsidiary or
    (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

       (vii) Except for the group of which Parent and its subsidiaries are now presently members, neither Parent nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

       (viii) Neither Parent nor any of its subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which have not yet been taken into account.

       (ix) Parent is not, and has not at any time been, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

     (m) Employee Benefits.

       (i) Section 5.1(m)(i) of the Parent Disclosure Schedule lists each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, stock option, stock purchase, or other incentive plan (including any equity or equity-based plan), top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, collective bargaining agreement, indemnification agreement, or retainer agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, whether or not written, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof maintained, sponsored, adopted or administered by Parent or any Subsidiary, or to which Parent or any Subsidiary has made contributions to, obligated itself or had any liability with respect to, or any defined benefit plan or plan subject to Code Section 412 that was adopted or administered, or to which contributions were made, by any current or former Plan Affiliate, or any defined benefit plan, plan subject to Code Section 412, or plan with any remaining liability or benefit obligation that has been terminated by Parent or any Subsidiary (all such plans, policies, programs, arrangements, agreements and contracts, whether or not set forth in Section 5.1(m) of the Parent Disclosure Schedule or on the Parent Financial Statements, are referred to in this Agreement as "Parent Scheduled Plans").

       (ii) Parent has delivered or made available to the Company a complete and accurate copy of each written Parent Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the most recent plan year, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description and summary of material modifications thereto with respect to each such plan, Form 5310 and any related filings with the PBGC and with respect to the last three (3) Plan years, for each Plan subject to Title IV of ERISA, general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Parent Scheduled Plan that is a "group health plan" as defined in Code Section 4980(B)(g)(2), and a copy or description of each other general explanation or written or oral communication which describes a material term of each Parent Scheduled Plan that has not previously been disclosed to the Company pursuant to this Section. Section 5.1(m) of the Parent Disclosure Schedule contains a description of the material terms of any unwritten Parent Scheduled Plan. Except as set forth in Section 5.1(m) of the Parent Disclosure Schedule, there are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of unwritten Plans.

       (iii) Except as disclosed in Section 5.1(m) of the Parent Disclosure
    Schedule:

         (1) Each Parent Scheduled Plan (A) has been and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, and any other legal requirements; (B) has been and is operated and administered in material compliance with its terms (except as otherwise required by law); (C) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (D) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

         (2) With respect to each Parent Scheduled Plan, there are no claims or other proceedings pending or, to the knowledge of Parent, threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts known to Parent which could reasonably give rise to any material liability, claim or other proceeding against any Parent Scheduled Plan, any fiduciary or plan administrator or other Person dealing with any Parent Scheduled Plan or the assets of any such Parent Scheduled Plan.

         (3) With respect to each Parent Scheduled Plan, to the knowledge of Parent, no Person: (A) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (B) has materially breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C) has any material liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (D) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject the Company, or any fiduciary or plan administrator or any other Person dealing with any such plan, to material liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

         (4) Each Parent Scheduled Plan (other than any stock option plan) may be amended, terminated, modified or otherwise revised by Parent, as provided in the Parent Schedule Plan as so amended, other than benefits protected under Section 411(d) of the Code, on and after the Closing, without further material liability to Parent (excluding ordinary administrative expenses and routine claims for benefit plans), including, but not limited to, any withdrawal liability under ERISA for any multiemployer plan or any liability under any Parent Scheduled Plan subject to Title IV of ERISA.

         (5) None of Parent or any current or former Parent Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Parent Scheduled Plan which is a "multiemployer plan" as defined in Section 4001 of ERISA, a "multiemployer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

         (6) No Parent Scheduled Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Parent nor any Plan Affiliate has ever represented, promised or contracted (whether in oral or written form) to any current or former employee, consultant or director (either individually or as a group) or any other person that such current or former employee(s) or other person would be provided with retiree health, except to the extent required by any applicable continuation coverage statute.

         (7) No Parent Scheduled Plan has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or
      Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or
      Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (except for payment of premiums) been incurred or reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan.

         (8) The requirements of COBRA and the Health Insurance Portability and Accountability Act, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its employees, have, in all material respects, been satisfied with respect to each Parent Scheduled Plan.

         (9) All contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Parent Scheduled Plan (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on Parent financial statements (in accordance with generally applied accounting principles, including FAS 87, 88, 106 and 112) and each such plan otherwise does not have nor could have any unfunded liability (including benefit liabilities as defined in Section 4001(a)(16) of ERISA) which is not reflected on Parent financial statements. The same shall be true for all periods ending as of the Closing for each Parent Scheduled Plan.

         (10) Neither Parent nor a Plan Affiliate has any material liability (A) for the termination of any single employer plan under
      Section 4062 of ERISA or any multiple employer plan under Section 4063 of ERISA, (B) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (C) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (D) for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979, or (E) for any minimum funding contributions under
      Section 302(c)(11) of ERISA or Code Section 412(c)(11).

         (11) All Parent Scheduled Plans to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither Parent nor any Plan Affiliate has any liability for any excise tax imposed by Code Section 5000.

         (12) With respect to any Parent Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA; (A) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code materially meets such requirements; and (B) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject Parent or any Plan Affiliate to a tax under Code Section 4976(a).

       (iv) Other than by reason of actions taken by Parent following the Closing and other than pursuant to the terms of any Parent Scheduled Plan, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of Parent to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting of any payment or benefit (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee, or (C) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

       (v) As used in this Agreement, with respect to any Person the term "Plan Affiliate" shall mean each other Person with whom such Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with such Person as under common control or whose employees would be treated or have been treated as employed by such Person, under Section 414 of the Code and any regulations, administrative rulings and case law interpreting the foregoing.

     (n) Parent Intangible Property.

       (i) Parent and its subsidiaries own, or possess a valid and enforceable license or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, internet domain names, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, Software and tangible or intangible proprietary information or material that are necessary to conduct the business of Parent and its subsidiaries as currently conducted or planned to be conducted (the "Parent Intellectual Property Rights").

       (ii) Neither Parent nor any of its subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach in any material respect of any material license, sublicense or other agreement relating to the Parent Intellectual Property Rights or any license, sublicense or other agreement pursuant to which Parent or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including Software, which are used in the manufacture of, incorporated in, or form a part of any product of Parent or any of its subsidiaries. All such agreements that are material to the business of Parent or any of its subsidiaries are listed in Section 5.1(n)(ii) of the Parent Disclosure Schedule.

       (iii) All patents, registered trademarks, service marks and copyrights held by Parent or any of its subsidiaries which are material to its business are valid and enforceable. Neither Parent nor any of its subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary rights of any third party. To the knowledge of Parent, the conduct of the business of Parent and its subsidiaries does not violate or infringe any intellectual property rights owned or controlled by any third party, and there are no claims, proceedings or actions pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries (i) alleging that Parent's or any of its subsidiaries' activities infringe upon, violate or otherwise constitute the unauthorized use of any intellectual property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Parent Intellectual Property Rights, nor is there a valid basis for any such claim.

       (iv) Parent and its subsidiaries have taken reasonable measures to safeguard and maintain their proprietary rights in all Parent Intellectual Property Rights owned by Parent or its subsidiaries. There has been no material disclosure of any trade secret of Parent or any of its subsidiaries to any third party, other than pursuant to valid, enforceable, written non-disclosure agreements.

       (v) The completion of the transactions contemplated by this Agreement will not materially alter or impair the right of Parent or its subsidiaries to use any of the Parent Intellectual Property Rights.

       (vi) All Parent Intellectual Property Rights owned by Parent have been (i) acquired from a person or entity having full, effective and exclusive ownership thereof, (ii) developed or created internally by employees of Parent or its subsidiaries within the scope of their employment or (iii) developed or created by independent contractors that either (x) have been party to a "work-for-hire" arrangement or agreement with Parent or one of its subsidiaries or (y) have executed appropriate instruments of assignment in favor of Parent or the subsidiary conveying to Parent or the subsidiary full, effective and exclusive ownership of all tangible and intangible rights therein except where the failure to satisfy any of the preceding clauses (i), (ii) or (iii) would not have a Material Adverse Effect on Parent.

     (o) Agreements, Contracts and Commitments; Material Contracts. Except as set forth in Section 5.1(m) or Section 5.1(o) of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its subsidiaries is a party to or is bound by:

       (i) any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Parent or any of its subsidiaries and with outstanding obligations in excess of $500,000;

       (ii) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Parent's Board of Directors or any other employee who is one of the ten (10) most highly compensated employees, including base salary and bonuses, (the "Parent Key Employees"), other than those that are terminable by Parent or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation or benefits generally available to employees of Parent, except to the extent general principles of wrongful termination law may limit Parent's or any of its subsidiaries' ability to terminate employees at will, and attached hereto as Section 5.1(o) of the Parent Disclosure Schedule is a list of the top four compensated officers as of the calendar year 1999 ended and their current salary;

       (iii) any agreement of indemnification or guaranty by Parent or any of its subsidiaries not entered into in the ordinary course of business other than indemnification agreements between Parent or any of its subsidiaries and any of its officers or directors in standard forms as filed by Parent with the SEC;

       (iv) any agreement, contract or commitment containing any covenant limiting the freedom of Parent or any of its subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights;

       (v) any joint venture, partnership, and other contract (however named) involving a sharing of profits or losses by the Parent or any subsidiary with any other Person;

       (vi) any contract for capital expenditures in excess of $500,000;

       (vii) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;

       (viii) any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $500,000, in any case which includes all escrow and earn-out agreements with outstanding obligations; or

       (ix) any material joint marketing, distribution or development agreement or any other material contract of the Parent or any of its subsidiaries not previously filed with the SEC and not otherwise listed in any other section of the Parent Disclosure Schedule.

     A true and complete copy (including all amendments) of each Parent Contract (or if standard forms are used, copies of the applicable forms with an indication of any material differences from the actual listed Parent Contract), or a summary of each oral contract, has been made available to the Company, excluding those Parent Contracts referenced in clause (vii). Each contract set forth in Section 5.1(o) of the Parent Disclosure Schedule (a "Parent Contract") and each Parent Material Contract is in full force and effect, and is a legal, valid and binding obligation of Parent or a subsidiary of Parent and, to the knowledge of Parent, each of the other parties thereto, enforceable in accordance with its terms against Parent or one of its subsidiaries, as applicable, except (a) that the enforcement thereof may be limited by

  (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and
  (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (b) as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Parent. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by Parent or a subsidiary of Parent or, to the knowledge of Parent, any other party thereto under, or result in a right in termination of, any Parent Contract or Parent Material Contract, except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Parent. The term "Parent Material Contract" shall mean any contract that is material to Parent and its subsidiaries, taken as a whole. Except as provided for herein, at the Effective Time, no Person will have the right, by contract or otherwise, to become, nor does any entity have the right to designate or cause Parent to appoint a Person as, a director of Parent or any subsidiary of Parent.

     (p) Listings. Parent's securities are not listed, or quoted, for trading on any U. S. domestic or foreign securities exchange, other than the NNM.

     (q) Environmental Matters. Except as disclosed in Section 5.1(q) of the Parent Disclosure Schedule, (i) Parent and its subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent alleging the violation of any Environmental Law and neither Parent nor any subsidiary of Parent has received notice from any governmental body or Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; (iii) to the knowledge of Parent, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to Parent or its subsidiaries or any real property currently or previously owned, operated or leased by Parent or its subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) to the knowledge of Parent, neither Parent nor any of its subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material (as hereinafter defined) at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law, and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by Parent or any of its subsidiaries in a manner that could create any material Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank). For the purpose of Sections 5.1(q) and 5.2(q), the following terms have the following definitions: (X) "Environmental Costs and Liabilities", with respect to any Person, means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under or relate to matters covered by any Environmental Law; (Y) "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect and includes the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C.
  Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., Occupational Safety and Health Act 29 U.S.C. Section 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C.
  Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes; and (Z) "Hazardous

  Material" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products including crude oil and any fraction thereof, natural gas and synthetic gas and mixtures thereof, radioactive substances, asbestos and polychlorinated biphenyls.

     (r) Title to Properties; Liens; Condition of Properties.

       (i) Parent and its subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, located on their premises or shown on the Parent's balance sheet included in the Parent's Form 10-Q for the quarter ended October 31, 1999 or acquired after the date thereof. None of the property owned or used by Parent or any of its subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. Since October 31, 1999, there has not been any sale, lease, or any other disposition or distribution by Parent or any of its subsidiaries of any of its assets or properties, material to Parent and its subsidiaries, taken as a whole, except transactions in the ordinary and regular course of business.

       (ii) Parent and each of its subsidiaries owns or leases all equipment, furniture, fixtures, improvements and other tangible assets necessary and sufficient for the conduct of its business as presently conducted.

       (iii) Neither Parent nor its subsidiaries owns any real property or any interest in real property, except for the real property and leaseholds created under the real property leases, if any, identified in Section 5.1(r) of the Parent Disclosure Schedule. Section 5.1(r) of the Parent Disclosure Schedule lists the real property and the premise covered by such leases, as applicable. Parent and each of its subsidiaries enjoys peaceful and undisturbed possession of such premises.

       (iv) All material leases pursuant to which Parent and each of its subsidiaries leases real or personal property are in good standing and are valid and effective in accordance with their respective terms and there exists no default thereunder.

     (s) Labor and Employee Relations.

       (i) (A) None of the employees of Parent or any of its subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither Parent nor any of its subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has Parent or any of its subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the knowledge of Parent there is no active or current union organization activity involving the employees of Parent or any of its subsidiaries, nor has there ever been union representation involving employees of Parent or any of its subsidiaries.

       (ii) Except for complaints which, in the aggregate, do not represent claims which could reasonably involve liabilities in excess of $500,000, there are no complaints against Parent or any of its subsidiaries pending or, to the knowledge of Parent, overtly threatened before the National Labor Relations Board or any similar foreign, state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar foreign, state or local agency, or before any other governmental agency or entity by or on behalf of any employee or former employee of Parent or any of its subsidiaries.

       (iii) Parent has provided to the Company a description of all written employment policies under which Parent and each subsidiary is currently operating.

     (t) Permits. Parent and each of its subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not, individually or in the aggregate, have a Material Adverse Effect on Parent. All such material licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Parent shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failures would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     (u) Transactions with Affiliates. Since the date of Parent's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Parent as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     (v) Year 2000. Parent has implemented a program directed at ensuring that its and its subsidiaries' products (including prior and current products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of (i) operating in the same manner on dates in both the Twentieth and Twenty-First centuries and (ii) accurately processing, providing and receiving date data from, into and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and making leap-year calculations, provided that all non-Parent products (e.g., hardware, software and firmware) material to the conduct of the business of Parent and used in or in combination with Parent's products, exchange data with Parent's products in the same manner on dated in both the Twentieth and Twenty-First centuries. Parent has taken commercially reasonable steps to assure that the year 2000 date change will not adversely affect, and such date change has not adversely affected, the systems and facilities that support the operations of Parent and its subsidiaries, except as is not reasonably likely to have a Material Adverse Effect on Parent.

     (w) State Takeover Laws. The Board of Directors of Parent has taken all necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements. No other state takeover statute or similar statute or regulation is applicable to this Agreement or the Stockholder Agreements.

   5.2 Representations and Warranties of the Company. The Company hereby. represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.2 are true and correct, except to the extent specifically set forth (i) in the Company SEC Reports filed with the SEC and publicly available prior to the date hereof or (ii) on the disclosure schedule previously delivered by the Company to Parent and Merger Sub (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this Section 5.2, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section 5.2 or other paragraphs or sections to which it is clearly apparent (from a plain reading of the disclosure) that such disclosure relates.

     (a) Corporate Organization and Qualification. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation would not have a Material Adverse Effect on the Company. Each of the Company and each of its subsidiaries has all requisite power and authority (corporate or otherwise) to own, lease and operate its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Material Adverse Effect on the Company. Section 5.2(a) of the Company Disclosure Schedule sets forth a complete and correct list of all of the subsidiaries of the Company which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). The copies of certificate of incorporation and bylaws of the Company and the charter documents of each of its subsidiaries which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

     (b) Capitalization. As of January 27, 2000, the authorized capital stock of the Company consists of (i) 25,000,000 shares of common stock, $0.01 par value per share, of which 12,825,284 shares were issued and outstanding, and (ii) 3,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued or outstanding. Since January 1, 2000 to the date of this Agreement, there have been no issuances of Company Shares or any other securities of the Company other than issuances of Company Shares pursuant to options or rights outstanding as of January 27, 2000 under Company Option Plans. All of the outstanding shares of capital stock of the Company and its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. The Company has no outstanding stock appreciation rights, phantom stock or similar rights. All outstanding shares of capital stock or other equity interests of the subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. As of January 27, 2000, except for options to purchase 1,094,344 Company Shares issued pursuant to (i) the Amended and Restated Combined Incentive and Non-Statutory Stock Option Plan (the "Company Amended Option Plan") and
  (ii) the Company 1999 Combined Incentive and Non-Statutory Stock Option Plan (the "Company 1999 Option Plan", and together with the Company Amended Option Plan, the "Company Option Plans"), and rights under the Company Employee Stock Purchase Plan (the "Company Employee Stock Purchase Plan"), there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries. Section 5.2(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of January 27, 2000, of the number of Company Shares subject to Company Options or other rights to purchase or receive Company Shares granted under the Company Option Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from the Company have been issued or granted or accelerated or had their terms modified since January 3, 2000 to the date of this Agreement. No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued or outstanding. Except as otherwise set forth in this Section 5.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. Except for the Stockholders Agreements, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. No existing rights with respect to the registration of Company Shares under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights, shall apply with respect to any Parent Shares issuable in connection with the Merger.

     (c) Fairness Opinion. The Board of Directors of the Company has received a written opinion from SG Cowen Securities Corporation to the effect that as of the date hereof and based upon and subject to the matters stated therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Shares, a copy of which opinion has been made available to Parent.

     (d) Authority Relative to this Agreement. The Board of Directors of the Company has declared the Merger advisable and the Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and, subject to the approval of the Merger by the stockholders of the Company in accordance with the DGCL, to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger by the stockholders of the Company in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (e) Present Compliance with Obligations and Laws. Neither the Company nor any of its subsidiaries is: (i) in violation of its certificate of incorporation or bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or
  (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (f) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (D) as may be required by any applicable state securities or "blue sky" laws, or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby;
  (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby;
  (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a Material Adverse Effect on the Company; or (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
  Section 5.2(f) are duly and timely obtained or made and the approval of the Merger by the stockholders of the Company in accordance with DGCL has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

     (g) Litigation. There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, alone or in the aggregate, would be reasonably likely to result in obligations or liabilities of the Company or any of its subsidiaries that would have a Material Adverse Effect on the Company or adversely effect the ability of the Company to consummate the transactions contemplated hereby. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its subsidiaries, the conduct of the business by the Company or any of its subsidiaries, or Company's ability to perform its obligations under this Agreement or (ii), insofar as can be reasonably foreseen, individually or in the aggregate, would have a Material Adverse Effect on the Company.

     (h) SEC Reports; Financial Statements.

       (i) Since December 31, 1998 the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

       (ii) The consolidated balance sheets and the related statements of income, stockholders' equity and cash flow (including the related notes thereto) of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the results of their operations and their cash flow for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments). Since December 31, 1998, there has not been any material change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting purposes except as required by concurrent changes in GAAP.

     (i) No Liabilities; Absence of Certain Changes or Events. Neither the Company nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the knowledge of the Company, there is no reasonable basis for the assertion of any material claim or liability of any nature against the Company or any of its subsidiaries, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Company Financial Statements for the period ending December 31, 1998,
  (ii) which have been incurred after December 31, 1998 in the ordinary course of business, consistent with past practice, or (iii) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Since December 31, 1998, the business of the Company and its subsidiaries has been carried on only in the ordinary and usual course, and there has not been any Material Adverse Effect on the Company (excluding any Material Adverse Effect Exception). Since September 30, 1999, to the knowledge of the Company, no material customer or supplier of the Company or its subsidiaries has threatened, in writing, to alter materially its relationship with the Company or its subsidiaries.

     (j) Brokers and Finders. Except for the fees and expenses payable to SG Cowen Securities Corporation, which fees and expenses are reflected in its agreement with the Company, a true and complete copy of which (including all amendments) has been furnished to Parent, neither the Company nor any of its subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     (k) S-4 Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the time of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the S-4 Registration Statement, the Company shall promptly inform Parent, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. The S-4 Registration Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Joint Proxy Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this
  Section 5.2(k), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the S-4 Registration Statement or the Joint Proxy Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

     (l) Taxes.

       (i) The Company and each of its subsidiaries has timely filed all Returns required by applicable Tax law to be filed by the Company and each of its subsidiaries, except for any such failures to file that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes owed by the Company or any of its subsidiaries to a taxing authority, or for which the Company or any of its subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made accruals for Taxes on the Company Financial Statements which are adequate to cover any Tax liability of the Company and each of its subsidiaries determined in accordance with generally accepted accounting principles through the date of the Company Financial Statements, except where failures to make such accruals or provisions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

       (ii) Except to the extent that any such failure to withhold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

       (iii) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, except any such deficiency that, if paid, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect.

       (iv) No federal or state Tax audit or other examination of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

       (v) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
    Section 341(f)(2) of the Code apply to any disposition of a subsection
    (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

       (vi) Neither the Company nor any of its subsidiaries is a party to
    (A) any agreement with a party other than the Company or any of its subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

       (vii) Except for the group of which the Company and its subsidiaries are now presently members, neither the Company nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

       (viii) Neither the Company nor any of its subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which have not yet been taken into account.

       (ix) The Company is not, and has not at any time been, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

     (m) Employee Benefits.

       (i) Section 5.2(m)(i) of the Company Disclosure Schedule lists each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan (including any equity or equity-based plan), top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or collective bargaining agreement, indemnification agreement, retainer agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof maintained, sponsored, adopted or administered by the Company or any current or former Subsidiary or to which the Company or any current or former Subsidiary has made contributions to, obligated itself or had any liability with respect to, or any defined benefit plan or plan subject to Code Section 412 that was adopted or administered, or to which contributions were made, by any current or former Plan Affiliate, or any defined benefit plan, plan subject to Code Section 412, or plan with any remaining liability or benefit obligation that has been terminated by Company or any Subsidiary (all such plans, policies, programs, arrangements, agreements and contracts, whether or not set forth in Section 5.2(m) of the Company Disclosure Schedule on the Company Financial Statements, are referred to in this Agreement as "Company Scheduled Plans").

       (ii) The Company has delivered or made available to Parent a complete and accurate copy, of each written Company Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the most recent plan year, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description and summary of material modifications thereto with respect to each such plan, Form 5310 and any related filings with the PBGC and with respect to the last three (3) Plan years, for each Plan subject to Title IV of ERISA, general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Company Scheduled Plan that is a "group health plan" as defined in Code Section 4980B(g)(2), and a copy or description of each other general explanation or written or oral communication which describes a material term of each Company Scheduled Plan that has not previously been disclosed to Parent pursuant to this Section. Section 5.2(m) of the Company Disclosure Schedule contains a description of the material terms of any unwritten Company Scheduled Plan. Except as set forth in
    Section 5.2(m) of the Company Disclosure Schedule, there are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of unwritten Plans.

       (iii) Except as disclosed on Schedule 5.2(m) of the Company Disclosure Schedule:

         (1) Each Company Scheduled Plan (A) has been and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, and any other legal requirements; (B) has been and is operated and administered in material compliance with its terms (except as otherwise required by law); (C) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (D) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

         (2) With respect to each Company Scheduled Plan, there are no claims or other proceedings pending or, to the knowledge of the Company, threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts known to the Company which could reasonably give rise to any material liability, claim or other proceeding against any Company Scheduled Plan, any fiduciary or plan administrator or other Person dealing with any Company Scheduled Plan or the assets of any such Company Scheduled Plan.

         (3) With respect to each Company Scheduled Plan, to the knowledge of the Company, no Person: (A) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (B) has materially breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C) has any material liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (D) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Parent, or any fiduciary or plan administrator or any other Person dealing with any such plan, to material liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

         (4) Each Company Scheduled Plan (other than any stock option plan) may be amended, terminated, modified or otherwise revised by the Company or Parent, as provided in the Company Schedule Plan as so amended, other than benefits protected under Section 411(d) of the Code, on and after the Closing, without further material liability to the Company or Parent

      (excluding ordinary administrative expenses and routine claims for benefit plans), including, but not limited to, any withdrawal liability under ERISA for any multiemployer plan or any liability under any Company Scheduled Plan subject to Title IV of ERISA.

         (5) None of the Company or any current or former Company Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Company Scheduled Plan which is a "multiemployer plan" as defined in Section 4001 of ERISA, a "multiemployer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

         (6) No Company Scheduled Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Plan Affiliate has ever represented, promised or contracted (whether in oral or written form) to any current or former employee, consultant or director (either individually or as a group) or any other person that such current or former employee(s) or other person would be provided with retiree health, except to the extent required by any applicable continuation coverage statute.

         (7) No Company Scheduled Plan has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or
      Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the PBGC (except for payment of premiums) been incurred or reportable event within the meaning of
      Section 4043 of ERISA occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan.

         (8) The requirements of COBRA and the Health Insurance Portability and Accountability Act, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its employees, have, in all material respects, been satisfied with respect to each Company Scheduled Plan.

         (9) All contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to the Closing for each Company Scheduled Plan (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on the Company financial statements (in accordance with generally applied accounting principles, including FAS 87, 88, 106 and 112) and each such plan otherwise does not have nor could have any unfunded liability (including benefit liabilities as defined in Section 4001(a)(16) of ERISA) which is not reflected on the Company financial statements. The same shall be true for all periods ending as of the Closing for each Company Scheduled Plan.

         (10) Neither the Company nor a Plan Affiliate has any material liability (A) for the termination of any single employer plan under
      Section 4062 of ERISA or any multiple employer plan under Section 4063 of ERISA, (B) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (C) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (D) for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979, or (E) for any minimum funding contributions under
      Section 302(c)(11) of ERISA or Code Section 412(c)(11).

         (11) All the Company Scheduled Plans to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither the Company nor any Plan Affiliate has any liability for any excise tax imposed by Code Section 5000.

         (12) With respect to any Company Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA; (A) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code materially meets such requirements; and (B) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company or any Plan Affiliate to a tax under Code
      Section 4976(a).

       (iv) Other than by reason of actions taken by Parent following the Closing and other than pursuant to the terms of any Company Scheduled Plan, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment or benefit, (B) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee, or (C) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

     (n) Company Intangible Property.

       (i) Company and its subsidiaries own, or possess a valid and enforceable license or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, internet domain names, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, Software and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its subsidiaries as currently conducted or planned to be conducted (the "Company Intellectual Property Rights").

       (ii) Neither the Company nor any of its subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach in any material respect of any material license, sublicense or other agreement relating to the Company Intellectual Property Rights or any license, sublicense or other agreement pursuant to which the Company or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including Software, which are used in the manufacture of, incorporated in, or form a part of any product of the Company or any of its subsidiaries. All such agreements that are material to the business of the Company or any of its subsidiaries are listed in Section 5.2(n)(ii) of the Company Disclosure Schedule.

       (iii) All patents, registered trademarks, service marks and copyrights held by the Company or any of its subsidiaries which are material to its business are valid and enforceable. Neither the Company nor any of its subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary rights of any third party. To the knowledge of the Company, the conduct of the business of the Company and its subsidiaries does not violate or infringe any intellectual property rights owned or controlled by any third party, and there are no claims, proceedings or actions pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries (i) alleging that the Company's or any of its subsidiaries' activities infringe upon, violate or otherwise constitute the unauthorized use of any intellectual property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property Rights, nor is there a valid basis for any such claim.

       (iv) The Company and its subsidiaries have taken reasonable measures to safeguard and maintain their proprietary rights in all Company Intellectual Property Rights owned by the Company or its subsidiaries. There has been no material disclosure of any trade secret of the Company or any of its subsidiaries to any third party, other than pursuant to valid, enforceable, written non-disclosure agreements.

       (v) The completion of the transactions contemplated by this Agreements will not materially alter or impair the right of the Company or its subsidiaries to use any of the Company Intellectual Property Rights.

       (vi) All Company Intellectual Property Rights owned by the Company have been (i) acquired from a person or entity having full, effective and exclusive ownership thereof, (ii) developed or created internally by employees of the Company or its subsidiaries within the scope of their employment or (iii) developed or created by independent contractors that either (x) have been party to a "work-for-hire" arrangement or agreements with the Company or one of its subsidiaries or (y) have executed appropriate instruments of assignment in favor of the Company or the subsidiary conveying to the Company or the subsidiary full, effective and exclusive ownership of all tangible and intangible rights therein, except where the failure to satisfy any of the preceding clauses (i), (ii) or (iii) would not have a Material Adverse Effect on the Company.

     (o) Agreements, Contracts and Commitments; Material Contracts. Except as set forth in the Section 5.1(m) or Section 5.2(o) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is a party to or is bound by:

       (i) any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Company or any of its subsidiaries and with outstanding obligations in excess of $500,000;

       (ii) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors or any other employee who is one of the ten (10) most highly compensated employees, including base salary and bonuses (the "Company Key Employees"), other than those that are terminable by the Company or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation or benefits generally available to employees of the Company, except to the extent general principles of wrongful termination law may limit the Company's or any of its subsidiaries' ability to terminate employees at will, and attached hereto as Section 5.2(o) of the Company Disclosure Schedule is a list of the top four compensated officers as of the last fiscal year ended and their current salary;

       (iii) any agreement of indemnification or guaranty by the Company or any of its subsidiaries not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its subsidiaries and any of its officers or directors in standard forms as filed by the Company with the SEC;

       (iv) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights;

       (v) any joint venture, partnership, and other contract (however named) involving a sharing of profits or losses by the Company or any subsidiary with any other Person;

       (vi) any contract for capital expenditures in excess of $500,000;

       (vii) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;

       (viii) any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $500,000, in any case, which includes all escrow and earn-out agreements with outstanding obligations; or

       (ix) any material joint marketing, distribution or development agreement or other material contract of the Company or any of its subsidiaries not previously filed with the SEC and not otherwise listed in any other section of the Company Disclosure Schedule.

     A true and complete copy (including all amendments) of each Company Contract (or if standard forms are used, copies of the applicable forms with an indication of any material differences from the actual listed Company Contract), or a summary of each oral contract, has been made available to Parent, excluding those Company Contracts referenced in clauses (vii). Each contract set forth in Section 5.2(o) of the Company Disclosure Schedule (a "Company Contract") and each Company Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or a subsidiary of the Company and, to the knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms against the Company or one of its subsidiaries, as applicable, except (a) that the enforcement thereof may be limited by
  (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and
  (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (b) as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a subsidiary of the Company or, to the knowledge of the Company, any other party thereto under, or result in a right in termination of, any Company Contract or Company Material Contract, except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company. The term "Company Material Contract" shall mean any contract that is material to the Company and its subsidiaries, taken as a whole. Except as provided for herein, at the Effective Time, no Person will have the right, by contract or otherwise, to become, nor does any entity have the right to designate or cause the Company to appoint a Person as, a director of the Company or any subsidiary of the Company.

     (p) Listings. The Company's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

     (q) Environmental Matters. Except as disclosed in Section 5.2(q) of the Company Disclosure Schedule, (i) the Company and its subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company alleging the violation of any Environmental Law and neither the Company nor any subsidiary of the Company has received notice from any governmental body or Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; (iii) to the knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its subsidiaries or any real property currently or previously owned, operated or leased by the Company or its subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and
  (iv) to the knowledge of the Company, neither the Company nor any of its subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law, and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by the Company or any of its subsidiaries in a manner that could create any material Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank).

     (r) Title to Properties; Liens; Condition of Properties.

       (i) The Company and its subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, located on their premises or shown on the Company's balance sheet included in the Company's Form 10-Q for the quarter ended September 30, 1999 or acquired after the date thereof. None of the property owned or used by the Company or any of its subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. Since September 30, 1999, there has not been any sale, lease, or any other disposition or distribution by the Company or any of its subsidiaries of any of its assets or properties material to the Company and its subsidiaries, taken as a whole, except transactions in the ordinary and regular course of business.

       (ii) The Company and each of its subsidiaries owns or leases all equipment, furniture, fixtures, improvements and other tangible assets necessary and sufficient for the conduct of its business as presently conducted.

       (iii) Neither the Company nor any of its subsidiaries owns any real property or any interest in real property, except for the real property and leaseholds created under the real property leases, if any, identified in Section 5.2(r) of the Company Disclosure Schedule.
    Section 5.2(r) of the Company Disclosure Schedule lists such real property and the premise covered by such leases, as applicable. The Company and each of its subsidiaries enjoys peaceful and undisturbed possession of such premises.

       (iv) All material leases pursuant to which the Company and each of its subsidiaries leases real or personal property are in good standing and are valid and effective in accordance with their respective terms and there exists no default thereunder.

     (s) Labor and Employee Relations.

       (i) (A) None of the employees of the Company or any of its subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor any of its subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its subsidiaries, nor has there ever been union representation involving employees of the Company or any of its subsidiaries.

       (ii) Except for complaints which, in the aggregate, do not represent claims which could reasonably involve liabilities in excess of $500,000, there are no complaints against the Company or any of its subsidiaries pending or, to the knowledge of the Company, overtly threatened before the National Labor Relations Board or any similar foreign, state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar foreign, state or local agency, or before any other governmental agency or entity by or on behalf of any employee or former employee of the Company or any of its subsidiaries.

       (iii) The Company has provided to Parent a description of all written employment policies under which the Company and each subsidiary is currently operating.

     (t) Permits. The Company and each of its subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All such material licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and the Surviving Corporation shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Corporation. Neither the Company nor any of its subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failures would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (u) Transactions with Affiliates. Since the date of Company's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     (v) Year 2000. The Company has implemented a program directed at ensuring that its and its subsidiaries' products (including prior and current products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of (i) operating in the same manner on dates in both the Twentieth and Twenty-First centuries and (ii) accurately processing, providing and receiving date data from, into and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and making leap-year calculations, provided that all non-Company products (e.g., hardware, software and firmware) material to the conduct of the business of the Company and used in or in combination with the Company's products, exchange data with the Company's products in the same manner on dated in both the Twentieth and Twenty-First centuries. The Company has taken commercially reasonable steps to assure that the year 2000 date change will not adversely affect, and such date change has not adversely affected, the systems and facilities that support the operations of the Company and its subsidiaries, except as is not reasonably likely to have a Material Adverse Effect on the Company.

     (w) State Takeover Laws. The Board of Directors of the Company has taken all necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements. No other state takeover statute or similar statute or regulation is applicable to this Agreement or the Stockholder Agreements.

                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

   6.1 Conduct of Business.

     (a) Parent and the Company each covenant and agree that, during the period from the date of this Agreement to the Effective Time (unless the Parties shall otherwise agree in writing and except as otherwise contemplated by this Agreement or disclosed in the Disclosure Schedules to this Article VI or elsewhere in this Agreement), Parent and the Company each will, and will cause each of their subsidiaries to, conduct their operations according to their ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their current business organizations, use their reasonable best efforts to keep available the service of its current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time.

     (b) Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, Parent and the Company shall not, and each shall cause each of their subsidiaries not to, without the prior written consent of the other Parties:

       (i) Except as contemplated by this Agreement, accelerate, amend or change the period of exercisability of any outstanding options or restricted stock, reprice options granted under the Company Option Plans or Parent Option Plans or authorize cash payments in exchange for any options granted under any of such plans, as the case may be, or authorize cash payments in exchange for any options granted under any of such plans, except to the extent required under any Company Option Plans or Parent Option Plan, as the case may be, or any individual agreement as in effect on the date hereof (or, if entered into after the date hereof in compliance with this Section 6.1(b), such agreement which shall be in the standard form thereof as in effect on the date hereof);

       (ii) except (v) for issuances of shares of common stock of Merger Sub to Parent, (w) as set forth in Section 6.1(b) of the Parent Disclosure Schedule or the Company Disclosure Schedule, as the case may be, (x) for shares to be issued upon exercise of outstanding options or options granted in compliance with clauses (w) or (y) hereof, and (y) for grants of stock options at the closing price on

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    the business day immediately preceding the date of grant in the ordinary course consistent with past practice pursuant to the Parent Option Plans or Company Option Plans, as the case may be, in connection with new hires or in accordance with regularly scheduled periodic grants, not to exceed 60,000 shares, in all cases, for each of Parent and the Company, respectively, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

       (iii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Parent Shares or the Company Shares, as the case may be);

       (iv) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

       (v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger as provided for herein);

       (vi) adopt any amendments to its certificate of incorporation or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries, except to increase the authorized capital stock or reduce the par value of the capital stock of Merger Sub;

       (vii) other than as set forth in Section 6.1(b) of the Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, make any acquisition, by means of merger, consolidation or otherwise, or dispositions, of assets or securities (except for acquisitions or dispositions in the ordinary course of business, none of which are acquisitions of businesses);

       (viii) other than in the ordinary course of business consistent with past practice, except as set forth in Section 6.1(b) of the Parent Disclosure Schedule or the Company Disclosure Schedule, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person;

       (ix) make or revoke any material Tax election, settle or compromise any material federal, state, local or foreign Tax liability or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes (except for Tax elections which are consistent with prior such elections (in past years);

       (x) incur any material liability for Taxes other than in the ordinary course of business;

       (xi) incur or commit to incur any capital expenditures in excess of current budgets for capital expenditures which were provided by the Company or Parent to the other party prior to the date hereof;

       (xii) enter into any contract not consistent with past practices of either the Parent or the Company as the case may be, and its subsidiaries, taken as a whole;

       (xiii) enter into any strategic alliance or joint marketing arrangement or agreement other than routine alliances, arrangements or agreements;

       (xiv) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced

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    prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice;

       (xv) except as required by this Agreement or as required to be held in accordance with a valid stockholder request, call or hold any meeting of stockholders of the Company or Parent other than an annual meeting of shareholders which considers routine matters in the ordinary course of business consistent with past practices;

       (xvi) transfer or license to any Person or entity or otherwise extend, amend or modify any material rights to the Parent Intellectual Property Rights or the Company Intellectual Property Rights, as applicable, other than in the ordinary course of business consistent with past practices or on a non-exclusive basis not materially different from past practices;

       (xvii) make any change to accounting policies or procedures, except as may be required by generally accepted accounting principles or applicable law; or

       (xviii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     (c) Between the date hereof and the Effective Time, except as contemplated herein or in the Disclosure Schedules, Parent, the Company and their subsidiaries shall not (without the prior written consent of the Parties hereto) (A) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of Parent and its subsidiaries, or the Company and its subsidiaries, or as contemplated by the terms of any contract disclosed pursuant to this Agreement, increase the compensation, bonus or other benefits of any director, officer or other employee; (B) except as required to comply with applicable law, pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director, officer or employee, whether past or present; (C) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee; (D) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend, terminate or change any funding policies or assumptions for any such plan or arrangement in existence on the date hereof if such amendment, termination or change would have the effect of enhancing any benefits thereunder or increasing the cost thereof to Parent or the Company or (E) increase the total head count of Parent and its subsidiaries, or the Company and its subsidiaries, in an amount greater than an increase in the ordinary course of business consistent with past practice.

   6.2 No Solicitation by the Company.

     (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and its subsidiaries will not, will not permit their respective directors, officers and affiliates to, and will use its reasonable best efforts to cause their respective investment bankers, representatives and agents not to, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action to intentionally facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Company Acquisition Proposal, or (ii) engage in, or enter into, any negotiations or discussions concerning any Company Acquisition Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, the Company receives a Company Acquisition Proposal that it determines in good faith may be a Company Superior Proposal, the Company may, to the extent that the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that such action would be required by its fiduciary duties, (i) participate in discussions of the terms of such Company Acquisition Proposal to determine whether such proposal constitutes a Company Superior Proposal and (ii) if the Board of Directors determines in good faith that such Company Acquisition

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  Proposal is a Company Superior Proposal, participate in discussions regarding, or provide information to any Person in response to, any Company Superior Proposal. In such event, the Company shall, (i) promptly inform Parent of the material terms and conditions of such Company Superior Proposal, including the identity of the Person making such Company Superior Proposal and (ii) promptly keep Parent informed of the status including any material change to the terms of any such Company Superior Proposal. As used herein, the term "Company Acquisition Proposal" shall mean any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company or any subsidiary of the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any subsidiary of the Company in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company or any subsidiary of the Company, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company or any subsidiary of the Company, (v) tender offer or exchange offer for Company securities; in the case of (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party (or its shareholders) acquiring more than fifteen percent (15%) of the voting power of the Company or the assets representing more than fifteen percent (15%) of the net income, net revenue or assets of the Company on a consolidated basis, (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions or (vii) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, provided, however, that the term "Company Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby. For purposes of this Agreement, "Company Superior Proposal" means any written offer not solicited by the Company, or by other persons in violation of the first sentence of this Section 6.2(a), and made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than fifty percent (50%) of the Company Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Company and its subsidiaries, taken together, and otherwise on terms which the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and review of other such matters that it deems relevant) would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger and, in the reasonable good faith judgment of the Board of Directors of the Company after consultation with its financial advisor, the persons or entity making such Company Superior Proposal has the financial means to conclude such transaction. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i), except as required by their fiduciary duties as determined in good faith after consultation with outside legal counsel, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger,
  (ii) approve, recommend, or otherwise support or endorse any Company Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a "Company Acquisition Agreement") with respect to any Company Acquisition Proposal. Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law; provided, however, that, subject to Section 6.2(b)(i), neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend or propose publicly to approve or recommend, a Company Acquisition Proposal.

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     (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.2, the Company will promptly (and in any event within one (1) business day) advise Parent, orally and in writing, if any Company Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of the Company is requested in connection with a Company Acquisition Proposal, the principal terms and conditions of any such Company Acquisition Proposal or potential Company Acquisition Proposal or inquiry (and will disclose any written materials received by the Company in connection with such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry) and the identity of the party making such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry. The Company will keep Parent advised of the status and substantive terms (including amendments and proposed amendments) of any such request or Company Acquisition Proposal.

   6.3 No Solicitation by Parent.

     (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, Parent and its subsidiaries will not, will not permit their respective directors, officers and affiliates to, and will use its reasonable best efforts to cause their respective investment bankers, representatives and agents not to, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action to intentionally facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Parent Acquisition Proposal, or (ii) engage in, or enter into, any negotiations or discussions concerning any Parent Acquisition Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, Parent receives a Parent Acquisition Proposal that it determines in good faith may be a Parent Superior Proposal, Parent may, to the extent that the Board of Directors of Parent determines in good faith (after consultation with outside counsel) that such action would be required by its fiduciary duties, (i) participate in discussions of the terms of such Parent Acquisition Proposal to determine whether such proposal constitutes a Parent Superior Proposal and (ii) if the Board of Directors determines in good faith that such Parent Acquisition Proposal is a Parent Superior Proposal, participate in discussions regarding, or provide information to any Person in response to, any Parent Superior Proposal. In such event, Parent shall, (i) promptly inform the Company of the material terms and conditions of such Parent Superior Proposal, including the identity of the Person making such Parent Superior Proposal and (ii) promptly keep the Company informed of the status including any material change to the terms of any such Parent Superior Proposal. As used herein, the term "Parent Acquisition Proposal" shall mean any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving Parent or any subsidiary of Parent, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Parent or any subsidiary of Parent in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of Parent or any subsidiary of Parent, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to Parent or any subsidiary of Parent, (v) tender offer or exchange offer for Parent securities; in the case of (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party (or its shareholders) acquiring more than fifteen percent (15%) of the voting power of Parent or the assets representing more than fifteen percent (15%) of the net income, net revenue or assets of Parent on a consolidated basis, (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions or (vii) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, provided, however, that the term "Parent Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby. For purposes of this Agreement, "Parent Superior Proposal" means any written offer not solicited by Parent, or by other persons in violation of the first sentence of this Section 6.3(a), and made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than fifty percent (50%) of Parent Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Parent and its subsidiaries, taken together, and otherwise on terms which

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  the Board of Directors of Parent determines in good faith (after consultation with a financial advisor of nationally recognized reputation and review of other such matters that it deems relevant) would, if consummated, result in a transaction more favorable to Parent's stockholders from a financial point of view than the Merger and, in the reasonable good faith judgment of the Board of Directors of Parent after consultation with its financial advisor, the persons or entity making such Parent Superior Proposal has the financial means to conclude such transaction. Parent will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     (b) Neither the Board of Directors of Parent nor any committee thereof shall (i), except as required by their fiduciary duties as determined in good faith after consultation with outside legal counsel, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Board of Directors of Parent or such committee of the issuance of Parent Shares, (ii) approve, recommend, or otherwise support or endorse any Parent Acquisition Proposal, or (iii) cause Parent to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a "Parent Acquisition Agreement") with respect to any Parent Acquisition Proposal. Nothing contained in this Section 6.3 shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to Parent's stockholders if, in the good faith judgment of the Board of Directors of Parent, after consultation with outside counsel, such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law; provided, however, that, subject to
  Section 6.3(b)(i), neither Parent nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend or propose publicly to approve or recommend, a Parent Acquisition Proposal.

     (c) In addition to the obligations of Parent set forth in paragraphs (a) and (b) of this Section 6.3, Parent will promptly (and in any event within one (1) business day) advise the Company, orally and in writing, if any Parent Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of Parent is requested in connection with a Parent Acquisition Proposal, the principal terms and conditions of any such Parent Acquisition Proposal or potential Parent Acquisition Proposal or inquiry (and will disclose any written materials received by Parent in connection with such Parent Acquisition Proposal, potential Parent Acquisition Proposal or inquiry) and the identity of the party making such Parent Acquisition Proposal, potential Parent Acquisition Proposal or inquiry. Parent will keep the Company advised of the status and substantive terms (including amendments and proposed amendments) of any such request or Parent Acquisition Proposal.

   6.4 Meeting of Stockholders. Parent, on the one hand, and the Company on the other, shall each take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders (the "Stockholder Meetings") as promptly as practicable to consider and vote upon the approval of the Merger, the issuance of the Parent Shares and the increase of the number of shares authorized under the Parent Option Plans, as the case may be. Subject to the fiduciary duties of each Party's Board of Directors under applicable law and after consultation with outside legal counsel, the Board of Directors of Parent, on the one hand, and the Company, on the other, shall recommend and each shall declare advisable such approval (the requisite approval by stockholders of the Company as well as by stockholders of Parent is hereinafter referred to collectively as the "Requisite Stockholder Approval"); provided, however, that the Board of Directors of Parent and the Board of Directors of the Company shall submit this Agreement to the stockholders of Parent and the Company, as the case may be, whether or not the Board of Directors of Parent or the Board of Directors of the Company, as the case may be, at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of Parent or the Company, as the case may be, reject it. Unless the Board of Directors of Parent or the Board of Directors of the Company, as the case may be, has withdrawn its recommendation of this Agreement in compliance herewith, each of Parent and the Company shall use their reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the DGCL and its respective certificate of incorporation and bylaws to approve and

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adopt this Agreement and the Merger, the issuance of Parent Shares and the increase of the number of shares authorized under the Parent Option Plans, as the case may be.

   6.5 Registration Statement. Parent will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus and a form of proxy, in connection with the registration under the Securities Act of the Parent Shares issuable upon conversion of the Shares and the other transactions contemplated hereby. The Company and Parent will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of the Company's and Parent's stockholders with respect to the Merger and the issuance of the Parent Shares (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's and Parent's stockholders, is herein called the "Joint Proxy Statement"). The Company and Parent will, and will cause their accountants and lawyers to, use their reasonable best efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process, it being understood and agreed that Morrison & Foerster LLP, counsel to Parent, and Winston & Strawn, counsel to the Company, will each render the tax opinions referred to in Section 7.1(g) and 7.1(h), respectively, on (i) the date the preliminary Joint Proxy Statement is filed with the SEC and (ii) the date the S-4 Registration Statement is filed with the SEC. The Company and Parent will each use their reasonable best efforts to cause the Joint Proxy Statement to be mailed to their respective stockholders at the earliest practicable date and will coordinate and cooperate with one another with respect to the timing of the Stockholder Meetings. The Company and Parent shall each use their commercially reasonable best efforts to hold such Stockholder Meetings as soon as practicable after the date hereof. Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Parent Shares in the Merger.

   6.6 Reasonable Best Efforts. The Parties shall: (i) promptly make their respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (ii) use their reasonable best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

   6.7 Access to Information. Upon reasonable notice, Parent, on the one hand, and the Company, on the other, shall (and shall cause each of their subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other such Party (the "Authorized Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to their properties, assets, books and records and, during such period, shall (and shall cause each of their subsidiaries to) furnish promptly to such Authorized Representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any of the representations or warranties made by the Parties. The Parties each agree to treat (and cause their Authorized Representatives to treat) any and all information provided pursuant to this
Section 6.7 in strict compliance with the terms of that certain Confidentiality Agreement, entered by and between the Company and Parent, dated January 17, 2000 (the "Confidentiality Agreement").

   6.8 Publicity. The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld, except as may be required by applicable law or by obligations pursuant to any listing agreement with an national securities exchange or national automated quotation system, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good

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faith with Parent or the Company, as applicable, before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, in the event the Board of Directors of Parent or the Company withdraws its recommendation of this Agreement in compliance herewith, neither Party will be required to consult with or obtain the agreement of the other in connection with any press release or public announcement.

   6.9 Indemnification of Directors and Officers.

     (a) From and after the Effective Time, Parent shall, and in addition shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company and any of their subsidiaries against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement in accordance with the terms of this Section 6.9 arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law, including as provided for in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification agreements of the Company, the existence of which does not constitute a breach of this Agreement, as in effect as of the Effective Time (and shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that, if required under applicable law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). The indemnification rights hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation and bylaws of the Surviving Corporation, under the DGCL or otherwise. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the Surviving Corporation to fulfill and honor, provisions with respect to indemnification and exculpation that are at least as favorable to the Indemnified Parties as those set forth in the certificate of incorporation and bylaws of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties. Parent agrees that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company, Parent or any of their subsidiaries (collectively, the "Indemnified Parties") as provided in, as the case may be, the Company's certificate of incorporation or bylaws or pursuant to other agreements, or articles or certificates of incorporation or bylaws or similar documents of any of the Company's or Parent's subsidiaries, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any action pending or asserted or claim made within such period shall continue until the disposition of such claim or resolution of such claim.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.9 shall promptly notify Parent and the Surviving Corporation, upon learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify shall not relieve Parent and the Surviving Corporation of any liability they may have to such Indemnified Party if such failure does not materially prejudice Parent and the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
  Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof (unless the Indemnified Parties (or any of them) determine in good faith (after consultation with legal counsel) that there are issues which raise conflicts of interest between an Indemnified Party, on the one hand, and Parent and the Surviving Corporation, on the other hand), and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of the counsel or any the expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (except that if Parent and the Surviving Corporation elect not to assume such defense or if there are issues which raise conflicts of interest between Parent and the Surviving Corporation, on the one hand, and one or more of the Indemnified Parties, on the other, the

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

  Indemnified Parties may retain counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received); provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and
  (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent, which consent shall not be unreasonably withheld if such settlement is only for money damages and provides a full release of Parent or the Surviving Corporation, as applicable.

     (c) Parent shall cause the Surviving Corporation to maintain in effect for not less than six (6) years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company, Parent and their subsidiaries with respect to matters occurring prior to the Effective Time; provided, however, that Parent may substitute therefor policies covering the Indemnified Parties with coverage in amount and scope substantially similar to such existing policies; provided further, that in no event shall Parent be required to pay aggregate premiums for insurance under this Section 6.9(b) in excess of 200% of amount of aggregate premiums paid by the Company in 1999 on the annualized basis for such purpose.

     (d) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use their respective commercially reasonable best efforts to vigorously defend against and respond thereto.

     (e) The provisions of this Section 6.9 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise, and (iii) shall be binding on all successors and assigns of the Parties.

     (f) If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.9. Parent shall, and Parent shall cause the Surviving Corporation, to pay all expenses, including reasonable attorneys' fees, that may be incurred by the Indemnified Parties in successfully enforcing the indemnity and other rights in this Section 6.9.

   6.10 Affiliates of the Company and Parent. The Company has identified to Parent each "affiliate" of the Company for purposes of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate") and the Company will use its reasonable best efforts to obtain as promptly as practicable from each Company Affiliate written agreements in the form attached hereto as Exhibit C (the "Company Affiliate Letter") that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any Parent Shares issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act.

   6.11 Maintenance of Insurance. Between the date hereof and through the Effective Time each of the Company and Parent will use commercially reasonable best efforts to maintain in full force and effect all of their and their subsidiaries presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

   6.12 Representations and Warranties. Each of the Company and Parent shall give prompt notice to the other of any circumstances that would cause any of their respective representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time; provided, that delivery of such notice shall not cure or be deemed to cure any breach of a representation or warranty.

   6.13 Filings; Other Action. Subject to the terms and conditions herein provided, the Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, the Securities Act and the Exchange Act with respect to the Merger; (b) cooperate in the preparation of such filings or submissions under the HSR Act; and (c) use their reasonable best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, in each case as applicable.

   6.14 Tax-Free Reorganization Treatment. Prior to the Effective Time, the Parties shall use their reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code and to obtain the opinion of their respective counsels contemplated by Section 7.1 and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within Section 368 of the Code.

   6.15 Company Options; Company ESPPs.

      (a) After the Effective Time, except as provided above, each Substitute Option shall be subject to the same terms and conditions as were applicable under the related Company Option immediately prior to the Effective Time. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Options in lieu of the substitution therefor of Substitute Options, as described herein. As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Option an appropriate notice setting forth such holder's rights pursuant to the Company Option Plans (including whether, in connection with the Merger and pursuant to the terms of the Company Option Plans, the Company Options have become fully vested and exercisable) and such holder's rights to acquire Parent Shares and the agreement of such holder evidencing the grants of such Company Options shall be deemed to be appropriately amended so that such Company Options shall represent rights to acquire Parent Shares on substantially the same terms and conditions as contained in the outstanding Company Options (subject to the adjustments required by Section 4.1 after giving effect to the Merger and the terms of the Company Option Plans). To the extent permitted by law, Parent shall comply with the terms and conditions of the Company Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, the Company Option Plans, to have the Company Options which qualified as incentive stock options prior to the Effective Time as defined in Section 422 of the Code continue to qualify as incentive stock options of Parent after the Effective Time; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

     (b) From and after the date hereof, neither Parent nor the Company shall commence any "offering periods" or "purchase periods" under the Parent Employee Stock Purchase Plan or the Company Employee Stock Purchase Plan and shall apply all amounts deducted and withheld thereunder to purchase shares of the Company in accordance with the provisions thereof. At the Effective Time the Company shall terminate the Company Employee Stock Purchase Plan and Parent shall take any necessary actions to allow employees of the Company who were eligible to participate in such employee stock purchase plan to participate in the Parent Employee Stock Purchase Plan.

     (c) Parent shall file and use reasonable best efforts to cause there to be effective as soon as practicable a registration statement on Form S-8 (or any successor form) or other appropriate forms, with respect to Parent Shares subject to the Substitute Options and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Substitute Options remain outstanding.

   6.16 Board Composition. The Board of Directors of Parent will take all actions within its power to cause the Board of Directors of Parent and the Surviving Corporation, effective upon the Effective Time, to consist of

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

nine (9) Persons, five (5) of whom shall be designated by Parent (including their successors "Parent Directors"), one (1) of Parent Directors shall be the Chief Executive Officer of Parent as of the date of this Agreement, and four
(4) of whom shall be designated by the Company (including their successors "Company Directors"), one (1) of Company Directors shall be the Chief Executive Officer of the Company as of the date of this Agreement. The first class of directors, with a term expiring at Parent's 2000 annual meeting of stockholders, (and such persons shall be nominated for election at such meeting for a term expiring at Parent's 2003 annual meeting) shall include two (2) Parent Directors and one (1) Company Director. The second class of directors, with a term expiring at Parent's 2001 annual meeting of stockholders, shall include two (2) Parent Directors and one (1) Company Director. The third class of directors, with a term expiring at Parent's 2002 annual meeting of stockholders, shall include one (1) Parent Director and two (2) Company Directors. If, prior to the Effective Time, any of the Parent or the Company designees shall decline or be unable to serve as a director of Parent or the Surviving Corporation, the Company (if such Person was designated by the Company) or Parent (if such Person was designated by Parent) shall designate another Person to serve in such Person's stead, which Person shall be reasonably acceptable to the other party.

   6.17 Officers of Parent and the Surviving Corporation. Frederick Smith shall be elected Chairman of Parent and the Surviving Corporation, Robert M. Figliulo shall be elected Vice Chairman and Chief Executive Officer of Parent and the Surviving Corporation, Robert C. Bramlette shall be elected Chief Legal Officer and Secretary of Parent and the Surviving Corporation, and Stephen J. Tober shall be elected President and Chief Operating Officer of Parent and the Surviving Corporation and, in each case, effective as of the Effective Time.

   6.18 Contemplated Termination of 401(k) Plan(s). Parent and its Plan Affiliates and Company and its Plan Affiliates each agree to evaluate whether the termination of any of their 401(k) plans is reasonable in light of the Merger contemplated herein. To the extent that Parent and Company agree to terminate one (1) or more 401(k) plans prior to the Effective Time, the sponsor of such plan will take any and all actions required under the circumstances to effectuate such termination prior to the Effective Time including, without limitation, resolutions of that entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval by the other entity). Participants in any such terminated 401(k) plan shall be entitled to participate in a surviving 401(k) plan.

   6.19 Crediting Service and Providing Other Benefits. Parent shall either (i) adopt and maintain any or all employee welfare benefit plan, as defined in
Section 3(1) of ERISA and as specified in Section 5.2(m) of the Company Disclosure Schedule (the "Scheduled Welfare Plans"), and, accordingly, shall thereby continue in full force and effect each Scheduled Welfare Plan subject to the terms and conditions thereof, to the extent such Scheduled Welfare Plan is offered as of the Effective Time to each eligible employee of the Company and its participating Affiliates, his or her dependents and each Qualified Beneficiary (as such term is defined in COBRA); or (ii) provide all eligible employees of the Company and their dependents and all Qualified Beneficiaries (as such term is defined in COBRA) with coverage under one or more of Parent's employee welfare benefit plans (as defined in Section 3(1) of ERISA) that corresponds to a Scheduled Welfare Plan which meets all of the following requirements as of the Effective Time (the "Successor Welfare Plan"): (A) the coverage is as favorable as that provided to Parent employees in similar circumstances, (B) service with the Company or its Affiliates prior to the Effective Time shall be credited against all service and waiting period requirements under the Successor Welfare Plan(s), (C) Parent shall make its commercially reasonable best efforts to have the Successor Welfare Plan(s) not provide any pre-existing condition exclusion(s) to persons who were not excluded under the Company Scheduled Plans, and (D) the deductibles and co-payments in effect under the Successor Welfare Plan(s) shall be reduced by any deductibles and/or co-payments, respectively, paid by such individuals under the corresponding Scheduled Welfare Plan for the plan year in which the Effective Time occurs. In addition, service with the Company shall be recognized for all purposes under Parent's compensation and benefit plans, programs, policies and arrangements, except where crediting such service would result in a duplication of benefits or is not legally permissible. Without limiting the generality of the foregoing, Parent shall honor all vacation, personal and sick days accrued by employees continuing employment with the Surviving Corporation after the Merger under the Company's plans, policies, programs

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

and arrangements immediately prior to the Effective Time to the same extent required to be honored under the Company's plan, programs, policies and arrangements in effect on the date hereof.

   6.20 Exemption from Liability Under Section 16(b).

     (a) Provided that the Company delivers to Parent the Section 16 Information with respect to the Company prior to the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Shares in exchange for Company Shares, and of options to purchase Parent Shares in exchange for shares of Company Shares, and of options to purchase Parent Shares upon assumption and conversion by Parent of options to purchase Company Shares, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

     (b) "Section 16 Information" shall mean information accurate in all respects regarding the Company Insiders, the number of Company Shares or other Company equity securities deemed to be beneficially owned by each Company Insider and expected to be exchanged for Parent Shares in connection with the Merger.

     (c) "Company Insiders" shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in Section 16 Information.

   6.21 Accountant's Letters.

     (a) Parent shall use reasonable best efforts to cause to be delivered to the Company two letters from Parent's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements on Form S-4.

     (b) The Company shall use reasonable best efforts to cause to be delivered to Parent two letters from the Company's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements on Form S-4.

                                  ARTICLE VII

                                   CONDITIONS

   7.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

     (a) this Agreement and the Merger shall have received the Requisite Stockholder Approvals;

     (b) the S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued by the SEC and remain in effect;

     (c) no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or making the Merger illegal (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity preventing the consummation of the Merger; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

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

     (d) the waiting period(s) under the HSR Act, if applicable, shall have expired;

     (e) each of Parent and the Company shall have received a written opinion from its respective tax counsel (Morrison & Foerster LLP and Winston & Strawn, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from Parent, the Company and Merger Sub in form and substance reasonably satisfactory to such tax counsel.

   7.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

     (a) the representations and warranties of Parent set forth in Section
  5.1 that are qualified as to materiality or Material Adverse Effect shall be true and correct, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement; provided, however, that (i) for purposes of determining the accuracy of such representations and warranties any inaccuracy that results from a Material Adverse Effect Exception shall be disregarded, and (ii) with respect to representations and warranties as if made as of the Effective Time, (x) all qualifications as to materiality or Material Adverse Effect shall be disregarded, and (y) any failure of such representations and warranties (as so modified) to be true and correct shall be disregarded, if the failure to be true and correct (considered collectively) does not (A) constitute and is not reasonably expected to result in a Material Adverse Effect on Parent or (B) result in the reduction in any material respect of the percentage of the Parent Shares to be held by the Company's stockholders upon consummation of the Merger;

     (b) Parent and its subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

     (c) Parent shall have delivered to the Company a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 (as it relates to Parent) and clauses (a), (b) and (d) of this Section 7.2 is satisfied in all respects;

     (d) from the date of this Agreement to the Effective Time, there shall not have been any event or development which has resulted in a Material Adverse Effect on Parent (other then any Material Adverse Effect Exception);

     (e) the Parent Shares to be issued in the Merger to the stockholders of the Company shall have been approved for listing on the NNM; and

      (f) as of the Effective Time Parent shall provide written evidence satisfactory to the Company that it shall have at least $6,000,000 in cash, cash equivalents or marketable securities.

   7.3 Conditions to the Obligations of Parent. The obligation of Parent to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable law:

      (a) the representations and warranties of the Company set forth in
  Section 5.2 that are qualified as to materiality or Material Adverse Effect shall be true and correct, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement; provided, however, that (i) for purposes of determining the accuracy of such representations or warranties any inaccuracy that results from a Material Adverse Effect Exception shall be disregarded and (ii) with respect to representations and warranties as if made as of the Effective Time, (x) all qualifications as to materiality or Material Adverse Effect shall be disregarded, and (y) any failure of such representations and warranties (as so modified) to be true and correct shall be disregarded, if the failure to be true and correct (considered collectively) does not (A) constitute and is not reasonably expected to result in a Material Adverse Effect on the Company or (B) result in the reduction in any material respect of the percentage of the Parent Shares to be held by Parent's stockholders upon consummation of the Merger;

     (b) the Company and its subsidiaries shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

     (c) the Company shall have delivered to Parent a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 (as it relates to the Company) and clauses (a), (b) and (d) of this Section 7.3 is satisfied in all respects;

     (d) from the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect on the Company (other than any Material Adverse Effect Exception); and

     (e) as of the Effective Time the Company shall provide written evidence satisfactory to the Parent that it has at least $40,000,000 in cash, cash equivalents or marketable securities.

                                  ARTICLE VIII

                                  TERMINATION

   8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after gaining Requisite Stockholder Approval, by the mutual written consent of the Company and Parent.

   8.2 Termination by either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after gaining Requisite Stockholder Approval, by action of the Board of Directors of either the Company or Parent if:

     (a) the Merger shall not have been consummated by August 31, 2000 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

     (b) if any Restraint shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.2(b) shall not be available to any Party who fails to use reasonable best efforts to remove such Restraint before it becomes final and nonappealable; or

     (c) (i) at the Company's duly held Stockholders Meeting (including any adjournments thereof), the Requisite Stockholder Approval of the Company's stockholders shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.2(c)(i) shall not be available to any Party which has not complied with its obligations under Sections 6.2 or 6.3, as applicable, and 6.4, or

       (ii) at Parent's duly held Stockholders Meeting (including any adjournments thereof), the Requisite Stockholder Approval of Parent's stockholders shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.2(c)(ii) shall not be available to any Party which has not complied with its obligations under Sections 6.2 or 6.3, as applicable, and 6.4.

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

   8.3 Termination by the Company. This Agreement may be terminated upon written notice to Parent and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the Company Shares, by action of the Board of Directors of the Company, if:

     (a) Parent shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the condition set forth in Section 7.2(a) or (b), would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by Parent of notice of such failure to comply; or

     (b) (i) the Board of Directors of Parent or any committee thereof shall have withdrawn or modified in a manner adverse to the Company its recommendation of approval of this Agreement and the issuance of Parent Shares pursuant to the Merger, (ii) Parent shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Parent in favor of approval of this Agreement and the issuance of Parent Shares pursuant to the Merger, (iii) the Board of Directors of Parent or any committee thereof shall have recommended any Parent Acquisition Proposal,
  (iv) Parent or any of its officers or directors shall have entered into discussions or negotiations in violation of Section 6.3, (v) Parent shall enter into a Parent Acquisition Agreement, (vi) the Board of Directors of Parent or any committee thereof shall have resolved to do any of the foregoing or (vii) any Parent Acquisition Proposal is consummated.

   8.4 Termination by Parent. This Agreement may be terminated upon written notice to the Company and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Parent Shares, by action of the Board of Directors of Parent, if:

     (a) the Company shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the condition set forth in Section 7.3(a) or (b), would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by the breaching Party of notice of such failure to comply; or

     (b) (i) the Board of Directors of the Company or any committee thereof, shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval to the Merger and this Agreement, (iii) the Board of Directors of the Company or any committee thereof shall have recommended any Company Acquisition Proposal,
  (iv) the Company or any of its officers or directors shall have entered into discussions or negotiations in violation of Section 6.2, (v) the Company shall enter into a Company Acquisition Agreement, (vi) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing or (vii) any Company Acquisition Proposal is consummated.

   8.5 Effect of Termination; Termination Fee.

     (a) Except as set forth in this Section 8.5, in the event of termination of this Agreement by either Parent or the Company as provided in this
  Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the treatment of confidential information pursuant to Section 6.7, the payment of expenses pursuant to Section 9.1, and Article IX generally, (y) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements or (z) intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby.

     (b) In the event that (i) a Company Acquisition Proposal or the intention to make a Company Acquisition Proposal shall have been made directly to the stockholders of the Company generally or otherwise publicly announced by the Company or the Person making such Company Acquisition Proposal, and such Company Acquisition Proposal or intention is not irrevocably and publicly withdrawn prior to the vote of the Company stockholders at the Company's duly held Stockholders Meeting, and thereafter this Agreement is terminated by either the Company or Parent (A) pursuant to Section 8.2(a) or (B) pursuant to Section 8.2(c)(i), or (ii) this Agreement is terminated by Parent pursuant to Section 8.4(b), then the Company shall pay Parent a fee equal to $3,500,000 (the "Parent Termination Fee"); provided, however, that no Parent Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless (X) within twelve (12) months of such termination the Company or any of its subsidiaries enters into any Company Acquisition Agreement with respect to, or consummates, any Company Acquisition Proposal (for the purposes of the foregoing proviso the term "Company Acquisition Proposal" shall have the meaning assigned to such term in Section 6.2 except that references to 15% in the definition of "Company Acquisition Proposal" in Section 6.2 as they relate to net revenues, net income, voting power or assets of Company shall be deemed to be references to "50%") and (Y) in the case of clause (b)(i)(A) of this paragraph the Company shall have breached its obligation to call a Stockholders Meeting pursuant to Section 6.4 or breached any of its other covenants or agreements contained in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the Outside Date. In addition, if the Company consummates a Company Acquisition Proposal during the twelve (12) month period subsequent to such termination contemplated by clause (i) of this paragraph (b) with the same Person or an affiliate of the Person that made and withdrew a Company Acquisition Proposal prior to such termination, the Company shall pay Parent the Parent Termination Fee. The Parent Termination Fee shall be payable by wire transfer of immediately available funds (i) in the case of clause (ii) of this paragraph (b), upon such termination, or (ii) in the case of each of clause (i) of this paragraph (b) and the sentence immediately preceding this sentence, upon the earlier of the execution of a Company Acquisition Agreement or the consummation of a Company Acquisition Proposal. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails to pay the Parent Termination Fee when due pursuant to this Section 8.5(b), such amount shall be payable with interest at the prime rate announced by Citibank, N.A. in effect from the date such payment was required to be made to the date of payment, and if in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Parent Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit.

     (c) In the event that (i) a Parent Acquisition Proposal or the intention to make a Parent Acquisition Proposal shall have been made directly to the stockholders of Parent generally or otherwise publicly announced by Parent or the Person making such Parent Acquisition Proposal, and such Parent Acquisition Proposal or intention is not irrevocably and publicly withdrawn prior to the vote of Parent stockholders at the Parent's duly held Stockholders Meeting, and thereafter this Agreement is terminated by either Parent or the Company (A) pursuant to Section 8.2(a) or (B) pursuant to
  Section 8.2(c)(ii), or (ii) this Agreement is terminated by the Company pursuant to Section 8.3(b), then Parent shall pay the Company a fee equal to $3,500,000 (the "Company Termination Fee"); provided, however, that no Company Termination Fee shall be payable to the Company pursuant to clause
  (i) of this paragraph (c) unless (X) within twelve (12) months of such termination Parent or any of its subsidiaries enters into any Parent Acquisition Agreement with respect to, or consummates, any Parent Acquisition Proposal (for the purposes of the foregoing proviso the term "Parent Acquisition Proposal" shall have the meaning assigned to such term in Section 6.3 except that references to 15% in the definition of "Parent Acquisition Proposal" in Section 6.3 as they relate to net revenues, net income, voting power or assets of Parent, shall be deemed to be references to "50%") and (Y) in the case of clause (c)(i)(A) of this paragraph Parent shall have breached its obligation to call a Stockholders Meeting pursuant to Section 6.4 or breached any of its other covenants or agreements contained in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the Outside Date. In addition, if the Parent consummates a Parent Acquisition Proposal during the twelve (12) month period subsequent to such termination contemplated by clause (i) of this paragraph (c), with the same Person or an affiliate of such Person that made and withdrew a Parent Acquisition Proposal prior to such termination, Parent shall pay the Company the Company Termination Fee. The Company Termination Fee shall be payable by wire transfer of immediately available funds (i) in the case of clause (ii) of this paragraph (c), upon such termination, or
  (ii) in the case of each of clause (i) of this paragraph (c) and the sentence immediately preceding this sentence, upon the earlier of the execution of a Company Acquisition Agreement or the consummation of a Company Acquisition Proposal. Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to pay the Company Termination Fee when due pursuant to this Section 8.5(c), such amount shall be payable with interest at the prime rate announced by Citibank, N.A. in effect from the date such payment was required to be made to the date of payment and, if in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the Company Termination Fee, Parent shall pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit.

     (d) If this Agreement is terminated under circumstances in which a Party is entitled to receive the Parent Termination Fee or the Company Termination Fee (either such fee a "Termination Fee"), the payment of such Termination Fee shall be the sole and exclusive remedy available to such Party, except in the event of (x) a willful breach by the other Party of any provision of this Agreement in any material respect, or (y) the intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby, in which event the non-breaching Party shall have all rights, powers and remedies against the breaching Party which may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

     (e) If this Agreement is terminated under circumstances in which a Party (the "Remitting Party") is required to pay a Termination Fee, the Remitting Party may elect, in lieu of a cash payment, to pay the Termination Fee when due by issuing to the Party owed the Termination Fee the Applicable Number of Shares of Common Stock of the Remitting Party. For purposes of this
  Section 8.5(e), the "Applicable Number of Shares of Common Stock of the Remitting Party" shall mean the number of shares of common stock of the Remitting Party equal to the quotient obtained by dividing the Termination Fee by the Share Reference Price (rounded up to the nearest whole number). For purposes of this Section 8.5(e), the "Share Reference Price" shall mean the average of the closing prices of a share of common stock of the Remitting Party as reported on the NNM (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) during the five trading day period ending on the last trading day prior to the date that the Termination Fee is due. If the Remitting Party elects to pay the Termination Fee by issuing shares of its common stock, the Remitting Party shall also grant the Party owed the Termination Fee registration rights for such shares under a customary registration rights agreement pursuant to which the Remitting Party shall (i) agree to register such shares under the Securities Act upon receipt of a demand from the other Party, (ii) pay all fees and expenses of such registration, and (iii) provide customary indemnification.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

   9.1 Payment of Expenses. Whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay any and all property or transfer taxes imposed on the Surviving Corporation. The filing fee and the cost of printing the S-4 Registration Statement and the Joint Proxy Statement and the filing fee for the required filing under the HSR Act shall be borne equally by the Company and Parent.

   9.2 Non-Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement, except to the extent a willful breach of such representation or intentional or knowing misrepresentation formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

   9.3 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto, by resolution of their respective Board of Directors, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the Requisite Stockholder Approval is obtained, no amendment which requires further stockholder approval shall be made without such approval of stockholders.

   9.4 Waiver of Conditions. The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable law.

   9.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

   9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

   9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:

    (a)if to Parent or Merger Sub, to:

      Leapnet, Inc.
      Chicago, Illinois 60610
      Attention: Chief Executive Officer
      Facsimile: (312) 475-1267

      with a copy to:

      Morrison & Foerster LLP
      1290 Avenue of the Americas
      New York, New York 10104
      Attention: John R. Hempill
      Facsimile: (212) 468-7900

    (b)if to the Company, to:

      SPR Inc.
      2015 Spring Road
      Suite 750
      Oak Brook, Illinois 60523-1874
      Attention: Chief Executive Officer
      Facsimile: (630) 575-6299

      with a copy to:

      Winston & Strawn
      35 West Wacker Drive
      Chicago, Illinois 60601
      Attention: John L. MacCarthy, Esq.
      Facsimile: (312) 558-5700

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice.

   9.8 Entire Agreement; Assignment. This Agreement, including the Disclosure Schedules and the Exhibits attached hereto and the Confidentiality Agreement,
(i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise.

   9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that (a) the provisions of Section 6.9 shall inure to the benefit of and be enforceable by the Indemnified Parties; and (b) the provisions of Sections 6.16 and 6.17 shall inure to the benefit of and be enforceable by the officers and directors of the Company and Parent referenced herein.

   9.10 Certain Definitions. As used herein the following terms shall have the following meanings and, unless the context otherwise requires, use of the singular form shall include the plural and any gender shall be deemed to include both genders:

      (a) "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

     (b) "Governmental Entity" means the United States or any supranational, national, state, municipal, local or foreign government, or any instrumentality, division, subdivision, court, agency, department or authority of any thereof or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

     (c) "knowledge" with respect to a Party hereto shall mean the actual knowledge of any of the executive officers of such Party.

     (d) "Malfunction" means the failure to: (i) accurately recognize dates falling before, on or after the year 2000; (ii) accurately record, store, retrieve and process data input and date information; (iii) function in a manner which does not create any ambiguity as to century; and (iv) accurately manage and manipulate single century and multi-century formulae, including leap year calculations.

     (e) "Material Adverse Effect" shall mean, with respect to any Person, any adverse change, circumstance, event or effect that individually or in the aggregate with all other adverse changes, circumstances, events or effects is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of such Person and its subsidiaries taken as a whole.

     (f) "Material Adverse Effect Exception" means (i) a change in the market price or trading volume of either the Parent Shares or the Company Shares between the date hereof and the Effective Time, in and of itself, and not otherwise attributable to or resulting from any other change, circumstance, event or effect which by itself would constitute a Material Adverse Effect,
  (ii) any change, circumstance, event or effect generally affecting the industry in which either Parent and its subsidiaries or the Company and its subsidiaries operate or from changes in general business or economic conditions in the region, nation or world, or (iii) any change, circumstance, event or effect resulting from (A) compliance by Parent or the Company with the terms of, or the taking of any action expressly required by, this Agreement, or (B) the pendency or announcement of this Agreement, or the transactions contemplated hereby.

     (g) "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or Governmental Entity.

     (h) "Significant Tax Agreement" is any agreement to which any Party or any subsidiary of any Party is a party under which such Party or such subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $25,000 in respect of Taxes payable by such other party to any taxing authority.

     (i) "Software" means all computer software and subsequent versions thereof, including but not limited to, source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials manuals, design notes and other items and documentation related thereto or associated therewith.

     (j) "subsidiary" shall mean, when used with reference to any entity, any entity fifty percent (50%) or more of the outstanding voting securities or interests of which are owned directly or indirectly by such former entity.

     (k) "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity.

   9.11 Obligation of the Company. Whenever this Agreement requires the Surviving Corporation or Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Party to take such action.

   9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

   9.13 Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

   9.14 Recovery of Attorney's Fees. In the event of any litigation between the parties relating to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing Party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

   9.15 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
                            [Signature Page Follows]

   IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first hereinabove written.

                                          LEAPNET, INC.

                                              /s/ Fred Smith
                                          By: _________________________________

                                             Name:Fred Smith

                                             Title:CEO

                                          BRASSIE CORPORATION

                                              /s/ Robert C. Bramlette
                                          By: _________________________________

                                             Name:Robert C. Bramlette

                                             Title:President

                                          SPR INC.

                                              /s/ R. Figliulo
                                          By: _________________________________

                                             Name:Rob Figliulo

                                             Title:CEO

                                                                     Appendix B

                               January 27, 2000

Board of Directors
Leapnet, Inc.
22 West Hubbard Street
Chicago, Illinois 60610

Members of the Board:

   We have been advised that Leapnet, Inc. Brassie Corporation, a wholly owned subsidiary of Leapnet, Inc. (together with Leapnet, Inc., "Leapnet" or the "Company") and SPR, Inc. ("SPR") have entered into an Agreement and Plan of Merger dated as of January 27, 2000 (the "Agreement") pursuant to which Brassie Corporation will be merged with and into SPR (the "Merger") with shareholders of SPR receiving 1.085 shares of Leapnet Common Stock for each share of SPR Common Stock held (the "Exchange Ratio") on terms and conditions more fully set out in the Agreement (the transaction is referred to herein as the "Transaction").

   You have requested our opinion (the "Opinion"), as investment bankers, as to the fairness to Leapnet and its stockholders, from a financial point of view, of the Exchange Ratio.

   In rendering our Opinion we have, among other things:

     (i) reviewed and analyzed draft copies of the Agreement;

     (ii) reviewed and analyzed audited consolidated financial statements of Leapnet contained on Form 10-K for the fiscal year ended January 31, 1999 and unaudited consolidated financial statements contained on Form 10-Q for the quarters ended July 31, 1999, and October 31, 1999;

     (iii) reviewed and analyzed audited consolidated financial statements of SPR contained on Form 10-K for the fiscal year ended December 31, 1998 and unaudited condensed statements contained on Form 10-Q for the quarters ended June 30, 1999, and September 30, 1999;

     (iv) reviewed and analyzed certain internal information, primarily financial in nature, concerning the business and operations of the Company prepared by the management of the Company, including five-year financial projections;

     (v) reviewed and analyzed certain internal information, primarily financial in nature, concerning the business and operations of SPR prepared by the management of SPR, including five-year financial projections;

     (vi) reviewed and analyzed certain publicly available information concerning the Company and SPR;

     (vii) reviewed the reported stock prices and trading values for Leapnet Common Stock and the SPR Common Stock;

     (viii) reviewed and analyzed financial and market data and operating statistics relating to the Company and SPR and compared them with similar information of the Company and publicly available selected public companies that we deemed relevant to our inquiry;

     (ix) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving companies we deemed to be comparable to the Company and SPR;

     (x) held meetings and discussions with certain officers and employees of the Company and SPR concerning the past and current operations, financial condition and prospects of SPR and the Company; and

     (xi) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate for the purposes of our Opinion.

   In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by the Company and SPR or publicly available, and we have not independently verified such information. We have further relied upon the assurances of the managements of the Company and SPR that they are unaware of any facts that would make the information provided to us incomplete or misleading. We also have relied upon the managements of the Company and SPR, as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) provided to us for the Company and SPR, respectively, and we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgements of management as to the future operating performance of each respective entity. Neither the Company nor SPR publicly discloses internal management projections of the type provided to Legg Mason in connection with Legg Mason's review of the Transaction. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for their accuracy or completeness.

   We have not been requested to make, and have not made, an independent appraisal or evaluation of the assets, properties or liabilities of SPR and we have not been furnished with any such appraisal or evaluation. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy.

   We have not reviewed any of the books and records of SPR or assumed any responsibility for conducting a physical inspection of the properties or facilities of SPR. Also, our Opinion is based upon prevailing market conditions and other circumstances and conditions existing and disclosed to us on the date hereof. Furthermore, Legg Mason has expressed no opinion as to the value of or the price or trading range at which shares of the Company will trade in the future. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in SPR or its assets. We have assumed that the final Agreement will not differ in any material respect from the draft Agreement we reviewed. We have also assumed the Transaction will be consummated on the terms and conditions described in the Agreement, without any waiver of material terms or conditions by the Company or SPR, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Transaction will not have an adverse effect on the Company or SPR.

   We have acted as financial advisor to the board of directors (the "Board") of Leapnet and will receive a fee for our services. It is understood that this letter is for the information of, and directed to, the Board in their evaluation of the Transaction and our Opinion does not constitute a recommendation to the Board as to how such Board should vote on the Transaction. Additionally, our Opinion does not compare the relative merits of the Transaction with those of any other transaction or business strategy which were or might have been considered by the Board as alternatives to the Transaction and does not address the underlying business decision by the Board to proceed with or effect the Transaction. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or in any other document used in connection with the offering or sales of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason; provided that this letter may be included in its entirety in any joint proxy statement/prospectus of Leapnet and SPR filed with the Securities and Exchange Commission in connection with the Transaction.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to Leapnet and its stockholders from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                           Incorporated

                                          Legg Mason Wood Walker, Incorporated

                                                                      Appendix C

                                January 27, 2000

Board of Directors
SPR Inc.
2015 Spring Road
Suite 750
Oak Brook, IL 60523

Gentlemen:

   You have requested our opinion ("Opinion") as to the fairness, from a financial point of view, to the stockholders of SPR Inc. (the "Company") of the Exchange Ratio (as defined below) to be received by the stockholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 27, 2000 (the "Agreement"), by and among the Company, Merger Sub ("Merger Sub") and Leapnet, Inc. ("Acquiror").

   As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, the Company and Acquiror will enter into a "merger of equals" business combination whereby Merger Sub will merge with and into the Company (the "Transaction"). Each share of outstanding common stock of the Company will be exchanged into the right to receive 1.085 (the "Exchange Ratio") shares of common stock of Acquiror.

   SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may trade the securities of the Company and Acquiror for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   We have been engaged primarily to provide this Opinion to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of January 17, 2000 (the "Engagement Letter"). A significant portion of the fee is contingent upon the consummation of the Transaction.


   In connection with our Opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

  . a draft of the Agreement dated January 21, 2000;

  . certain publicly available information for the Company, including its annual reports filed on Form 10-K for each of the years ended December 31, 1997 and 1998, and its quarterly reports filed on Form 10-Q in 1999 for each of the quarters ended March 31, June 30 and September 30 and certain other relevant financial and operating data furnished to SG Cowen by the Company management;

  . certain publicly available information for Acquiror, including its annual reports filed on Form 10-K for each of the years ended January 31, 1996, 1997 and 1998, and its quarterly reports filed on Form 10-Q in 1999 for each of the quarters ended April 30, July 31 and October 31 and certain other relevant financial and operating data furnished to SG Cowen by Acquiror management;

  . certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the "Company Forecasts") and the Acquiror (the "Acquiror Forecasts"), prepared by the management of the Company and Acquiror, respectively, and the amounts and timing of revenue benefits and cost savings expected to result from the Transaction, furnished to us by the management of the Company and Acquiror (the "Expected Synergies");

  . discussions we have had with certain members of the managements of each of the Company and Acquiror concerning the historical and current business operations, financial conditions and prospects of the Company and Acquiror, the Expected Synergies and such other matters we deemed relevant;

  . certain operating results and the reported price and trading histories of the shares of the common stock of the Company and Acquiror as compared to operating results and the reported price and trading histories of certain publicly traded companies we deemed relevant;

  . certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

  . based on the Company Forecasts and the Acquiror Forecasts, the cash flows generated by the Company and Acquiror on a stand-alone basis to determine the present value of the discounted cash flows;

  . certain pro forma financial effects of the Transaction including on an earnings accretion/dilution basis; and

  . such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

   In conducting our review and arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Acquiror, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently verified, such information. In addition, we have not conducted any physical inspection of the properties or facilities of the Company or the Acquiror. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the respective managements of the Company and Acquiror on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of the Company and Acquiror, and that such projections and synergies, provide a reasonable basis for our Opinion.

   We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Acquiror, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and Acquiror, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Transaction have been comprised primarily of rendering an opinion from a financial point of view with respect to the Exchange Ratio. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion, and we expressly disclaim any responsibility to do so. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions that may be available to the Company.

   For purposes of rendering our Opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. You have informed us, and we have assumed, that the Transaction will be treated as a tax-free reorganization.

   It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, which consent shall not be unreasonably withheld. Notwithstanding, this letter may be reproduced in its entirety in any proxy statement relating to the Transaction filed by the Company under the Securities Exchange Act of 1934, as amended, and distributed to stockholders, provided it will be reproduced in such proxy statement in full, and any description of or reference to SG Cowen or summary thereof in such proxy statement will be in a form acceptable to SG Cowen and its counsel. If the proxy statement is incorporated or becomes part of a registration statement filed under the Securities Act of 1933, as amended (the "33 Act"), SG Cowen's consent to the reproduction of this letter as an exhibit or otherwise shall not be deemed or constitute an admission or acknowledgment that SG Cowen or any of its affiliates is within the class of persons whose consent is required under Section 7 of the 33 Act or the rules and regulations promulgated thereunder. The Company agrees that to the extent a consent will be filed with such registration statement, it shall be in form and substance acceptable to SG Cowen.

   This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We are not expressing any opinion as to what the value of the common stock of Acquiror actually will be when issued to the Company's stockholders pursuant to the Transaction. We have not been requested to opine as to, and our Opinion does not in any manner address, the Company's underlying business decision to effect the Transaction. Furthermore, we express no view as to the price or trading range for shares of the common stock of Acquiror following the consummation of the Transaction.

   Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio to be received in the Transaction is fair, from a financial point of view, to the stockholders of the Company.

                                          Very truly yours,

                                          /s/ SG Cowen Securities Corporation

                                          SG Cowen Securities Corporation

                                                                Appendix D1

                             STOCKHOLDER AGREEMENT

   THIS STOCKHOLDER AGREEMENT (this "Stockholder Agreement"), dated January 27, 2000, is by and between SPR Inc., a Delaware corporation (the "Company"), and the undersigned stockholder ("Stockholder") of Leapnet, Inc., a Delaware corporation ("Parent").

                                    RECITALS

   A. WHEREAS, concurrent with the execution of this Stockholder Agreement, Parent, the Company and Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger, dated of even date herewith (as amended from time to time, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly owned subsidiary of Parent (the "Merger").

   B. WHEREAS, the Stockholder owns shares, par value $0.01 per share, of common stock of Parent (the "Shares") in the amounts set forth opposite the Stockholder's name and signature on the signature page hereof.

   C. WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Company desires that the Stockholder agree, and the Stockholder is willing to agree, to enter into this Stockholder Agreement.

   NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

   1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Stockholder
Agreement:

     (a) "Affiliate" means, as to any specified Person, (i) any stockholder, equity holder, officer, or director of such Person and their family members or (ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

     (c) "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.


                                     D-1-1

   2. Disclosure. The Stockholder hereby agrees to permit the Company and Parent to publish and disclose in the S-4 Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Parent and the Company reasonably determine to be necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholder's identity and ownership of the Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Stockholder Agreement.

   3. Voting of Parent Stock. The Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of
(a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms (the "Termination Date"), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of the issuance of Shares in the Merger and any actions required in furtherance of the Merger and hereof,
(ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of Parent under the Merger Agreement or the Stockholder under this Stockholder Agreement (after giving effect to any materiality or similar qualifications contained therein) and (iii) except as otherwise agreed to in writing in advance by the Company, against the following actions (other than the Merger and the transactions contemplated by this Stockholder Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Parent, (B) a sale, lease or transfer of a material amount of assets of Parent, or a reorganization, recapitalization, dissolution or liquidation of Parent; (C)(1) any change in a majority of the individuals who constitute Parent's Board of Directors; (2) any change in the present capitalization of Parent or any amendment of Parent's Certificate of Incorporation or By-Laws; (3) any material change in Parent's corporation structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or
(3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Stockholder Agreement and the Merger Agreement. The Stockholder agrees that he will not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of any provision contained in this Section 3. Notwithstanding the foregoing, nothing in this Section 3 shall require the Stockholder to exercise any options with respect to the Shares.

   4. Grant of Proxy; Appointment of Proxy.

     (a) The Stockholder hereby irrevocably grants to, and appoints, the Board of Directors of the Company, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares, or grant a consent or approval in respect of such Shares as set forth in Section 3 hereof. The Stockholder shall have no claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact in accordance with this Stockholder Agreement.

     (b) The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such irrevocable proxy. The Stockholder hereby affirms that the irrevocable proxy set forth in this
  Section 4 is given to secure the performance of the duties of the Stockholder under this Stockholder Agreement. The Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

   5. Covenants, Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to, and agrees with, the Company as follows:

     (a) Ownership of Shares. The Stockholder is the sole record and Beneficial Owner of the number of Shares opposite the Stockholder's name on the signature page hereof. On the date hereof, the Shares set forth opposite the Stockholder's name on the signature page hereof constitute all of the Shares owned of record or Beneficially Owned by the Stockholder or to which the Stockholder has voting power by proxy,

                                     D-1-2
  voting agreement, voting trust or other similar instrument. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Stockholder Agreement, in each case with respect to all of the Shares set forth opposite the Stockholder's name on the signature page hereof, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Stockholder Agreement.

     (b) Authorization. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Stockholder Agreement. The execution, delivery and performance of this Stockholder Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Stockholder Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Stockholder Agreement or the consummation by the Stockholder of the transactions contemplated hereby. If the Stockholder is married and the Stockholder's Shares constitute community property, this Stockholder Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person is accordance with its terms.

     (c) No Conflicts. (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Stockholder Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Stockholder Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of its properties or assets.

     (d) No Encumbrances. Except as applicable in connection with the transactions contemplated by Sections 3 and 4 hereof, the Stockholder's Shares at all times during the term hereof will be Beneficially Owned by the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

     (e) No Solicitation. The Stockholder agrees not to take any action inconsistent with or in violation of Section 6.2 of the Merger Agreement.

     (f) Restriction on Transfer, Proxies and Non-Interference. The Stockholder shall not, directly or indirectly (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder's Shares or any interest therein, (ii) except as contemplated by this Stockholder Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares, or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Stockholder Agreement.


                                     D-1-3

     (g) Reliance by the Company. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Stockholder Agreement.

   6. Stop Transfer Legend.

     (a) The Stockholder agrees and covenants to the Company that the Stockholder shall not request that Parent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Stockholder Agreement.

     (b) Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger, the term "Shares" shall be deemed to refer to and include the Shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Stockholder Agreement.

   7. Further Assurances. From time to time, at the Company's request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Stockholder Agreement.

   8. Stockholder Capacity. If the Stockholder is or becomes during the term hereof a director or an officer of Parent, the Stockholder makes no agreement or understanding herein in his capacity as such director or officer. The Stockholder signs solely in his capacity as the record and Beneficial Owner of the Stockholder's Shares.

   9. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) the Termination Date or (b) the Effective Time.

   10. Miscellaneous.

     (a) Entire Agreement. This Stockholder Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (b) Certain Events. Subject to Section 5(f) hereof, the Stockholder agrees that this Stockholder Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, the Stockholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Stockholder Agreement.

     (c) Assignment. This Stockholder Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto, provided that the Company may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of the Company, but no such assignment shall relieve the Company of its obligations hereunder if such assignee does not perform such obligations.

     (d) Amendment and Modification. This Stockholder Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.


                                     D-1-4

     (e) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or (ii) two days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

   If to the Stockholder to the address set forth for the Stockholder on the signature page to this Stockholder Agreement.

     If to the Company:

      SPR Inc.
      2015 Spring Road
      Suite 750
      Oak Brook, Illinois 60523-1874
      Attn: Chief Executive Officer

     (f) Severability. Whenever possible, each provision or portion of any provision of this Stockholder Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Stockholder Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Stockholder Agreement in such jurisdiction, and this Stockholder Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (g) Specific Performance. The parties hereto agree recognize and acknowledge that a breach by it of any covenants or agreements contained in this Stockholder Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (h) Remedies Cumulative. All rights, powers and remedies provided under this Stockholder Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Stockholder Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) No Third Party Beneficiaries. This Stockholder Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     (k) Governing Law. This Stockholder Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

     (l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS STOCKHOLDER AGREEMENT.

     (m) Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Stockholder Agreement.


                                     D-1-5

     (n) Counterparts. This Stockholder Agreement may be executed in counterparts, each of which will be considered one and the same Stockholder Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     (o) Recovery of Attorney's Fees. In the event of any litigation between the parties relating to this Stockholder Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such a manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

                            [signature page follows]

                                     D-1-6

   IN WITNESS WHEREOF, the Company and the Stockholder have caused this Stockholder Agreement to be duly executed as of the day and year first above written.

                                          SPR INC.

                                          By:__________________________________
                                            Name:______________________________
                                            Title:_____________________________

STOCKHOLDER

By:__________________________________                  Number of shares:
 Name:______________________________

STOCKHOLDER'S SPOUSE

By:__________________________________
 Name:______________________________

                                     D-1-7

                                                                     APPENDIX D2

                             STOCKHOLDER AGREEMENT

   THIS STOCKHOLDER AGREEMENT (this "Stockholder Agreement"), dated January 27, 2000, is by and between SPR Inc., a Delaware corporation (the "Company"), and the undersigned stockholder ("Stockholder") of Leapnet, Inc., a Delaware corporation ("Parent").

                                    RECITALS

   A. WHEREAS, concurrent with the execution of this Stockholder Agreement, Parent, the Company and Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger, dated of even date herewith (as amended from time to time, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly owned subsidiary of Parent (the "Merger").

   B. WHEREAS, the Stockholder owns shares, par value $0.01 per share, of common stock of Parent (the "Shares") in the amounts set forth opposite the Stockholder's name and signature on the signature page hereof.

   C. WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Company desires that the Stockholder agree, and the Stockholder is willing to agree, to enter into this Stockholder Agreement.

   NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

   1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Stockholder
Agreement:

     (a) "Affiliate" means, as to any specified Person, (i) any stockholder, equity holder, officer, or director of such Person and their family members or (ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

     (c) "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

   2. Disclosure. The Stockholder hereby agrees to permit the Company and Parent to publish and disclose in the S-4 Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Parent and the Company reasonably determine to be necessary or desirable in connection with the Merger and any transactions related

                                     D-2-1
thereto, the Stockholder's identity and ownership of the Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Stockholder Agreement.

   3. Voting of Parent Stock. The Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of
(a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms or the events described in Section 5(f) (the "Termination Date"), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of the issuance of Shares in the Merger and any actions required in furtherance of the Merger and hereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of Parent under the Merger Agreement or the Stockholder under this Stockholder Agreement (after giving effect to any materiality or similar qualifications contained therein) and
(iii) except as otherwise agreed to in writing in advance by the Company, against the following actions (other than the Merger and the transactions contemplated by this Stockholder Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Parent, (B) a sale, lease or transfer of a material amount of assets of Parent, or a reorganization, recapitalization, dissolution or liquidation of Parent; (C)(1) any change in a majority of the individuals who constitute Parent's Board of Directors; (2) any change in the present capitalization of Parent or any amendment of Parent's Certificate of Incorporation or By-Laws; (3) any material change in Parent's corporation structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Stockholder Agreement and the Merger Agreement. The Stockholder agrees that he will not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of any provision contained in this Section 3. Notwithstanding the foregoing, nothing in this
Section 3 shall require the Stockholder to exercise any options with respect to the Shares.

   4. Grant of Proxy; Appointment of Proxy.

      (a) The Stockholder hereby irrevocably grants to, and appoints, the Board of Directors of the Company, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares, or grant a consent or approval in respect of such Shares as set forth in Section 3 hereof. The Stockholder shall have no claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact in accordance with this Stockholder Agreement.

      (b) The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such irrevocable proxy. The Stockholder hereby affirms that the irrevocable proxy set forth in this
  Section 4 is given to secure the performance of the duties of the Stockholder under this Stockholder Agreement. The Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

   5. Covenants, Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to, and agrees with, the Company as follows:

      (a) Ownership of Shares. The Stockholder is the sole record and Beneficial Owner of the number of Shares opposite the Stockholder's name on the signature page hereof. On the date hereof, the Shares set forth opposite the Stockholder's name on the signature page hereof constitute all of the Shares owned of record or Beneficially Owned by the Stockholder or to which the Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Stockholder Agreement, in each case with respect to all of the Shares set

                                     D-2-2
  forth opposite the Stockholder's name on the signature page hereof, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Stockholder Agreement.

      (b) Authorization. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Stockholder Agreement. The execution, delivery and performance of this Stockholder Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Stockholder Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Stockholder Agreement or the consummation by the Stockholder of the transactions contemplated hereby. If the Stockholder is married and the Stockholder's Shares constitute community property, this Stockholder Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person is accordance with its terms.

      (c) No Conflicts. (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Stockholder Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Stockholder Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of its properties or assets.

      (d) No Encumbrances. Except as applicable in connection with the transactions contemplated by Sections 3 and 4 hereof, the Stockholder's Shares at all times during the term hereof will be Beneficially Owned by the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

      (e) No Solicitation. The Stockholder agrees not to take any action inconsistent with or in violation of Section 6.2 of the Merger Agreement.

      (f) Restriction on Transfer, Proxies and Non-Interference. The Stockholder shall not, directly or indirectly (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder's Shares or any interest therein, (ii) except as contemplated by this Stockholder Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares, or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Stockholder Agreement. Notwithstanding the foregoing, (i) the Stockholder and his spouse will be allowed to sell up to 200,000 Shares in the aggregate after the close of business on Tuesday 4, 2000 (ii) if the Merger is not completed by June 30, 2000, the Stockholder and his spouse will be allowed to sell up to an additional 200,000 Shares in the aggregate, and (iii) if the Merger is not completed by October 31, 2000, this Stockholder Agreement will terminate and be of no further effect.


                                     D-2-3

     (g) Reliance by the Company. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Stockholder Agreement.

   6. Stop Transfer Legend.

     (a) The Stockholder agrees and covenants to the Company that the Stockholder shall not request that Parent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Stockholder Agreement.

     (b) Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger, the term "Shares" shall be deemed to refer to and include the Shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Stockholder Agreement.

   7. Further Assurances. From time to time, at the Company's request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Stockholder Agreement.

   8. Stockholder Capacity. If the Stockholder is or becomes during the term hereof a director or an officer of Parent, the Stockholder makes no agreement or understanding herein in his capacity as such director or officer. The Stockholder signs solely in his capacity as the record and Beneficial Owner of the Stockholder's Shares.

   9. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) the Termination Date or (b) the Effective Time.

   10. Miscellaneous.

     (a) Entire Agreement. This Stockholder Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (b) Certain Events. Subject to Section 5(f) hereof, the Stockholder agrees that this Stockholder Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, the Stockholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Stockholder Agreement.

     (c) Assignment. This Stockholder Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto, provided that the Company may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of the Company, but no such assignment shall relieve the Company of its obligations hereunder if such assignee does not perform such obligations.

     (d) Amendment and Modification. This Stockholder Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (e) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to

                                     D-2-4
  be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or (ii) two days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

   If to the Stockholder to the address set forth for the Stockholder on the signature page to this Stockholder Agreement.

     If to the Company:

      SPR Inc.
      2015 Spring Road
      Suite 750
      Oak Brook, Illinois 60523-1874
      Attn: Chief Executive Officer

     (f) Severability. Whenever possible, each provision or portion of any provision of this Stockholder Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Stockholder Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Stockholder Agreement in such jurisdiction, and this Stockholder Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (g) Specific Performance. The parties hereto agree recognize and acknowledge that a breach by it of any covenants or agreements contained in this Stockholder Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (h) Remedies Cumulative. All rights, powers and remedies provided under this Stockholder Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Stockholder Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) No Third Party Beneficiaries. This Stockholder Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     (k) Governing Law. This Stockholder Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

     (l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS STOCKHOLDER AGREEMENT.

     (m) Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Stockholder Agreement.

     (n) Counterparts. This Stockholder Agreement may be executed in counterparts, each of which will be considered one and the same Stockholder Agreement and will become effective when such counterparts

                                     D-2-5
  have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     (o) Recovery of Attorney's Fees. In the event of any litigation between the parties relating to this Stockholder Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such a manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

                            [signature page follows]

                                     D-2-6

   IN WITNESS WHEREOF, the Company and the Stockholder have caused this Stockholder Agreement to be duly executed as of the day and year first above written.

                                          SPR INC.

                                          By:__________________________________
                                            Name:______________________________
                                            Title:_____________________________

STOCKHOLDER                                          Number of shares:


By:_____________________________________
Name:___________________________________

STOCKHOLDER'S SPOUSE

By:_____________________________________
Name:___________________________________

                                     D-2-7

                                                                 Appendix E


                             STOCKHOLDER AGREEMENT

   THIS STOCKHOLDER AGREEMENT (this "Stockholder Agreement"), dated January 27, 2000, is by and between Leapnet, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of SPR Inc., a Delaware corporation (the "Company").

                                    RECITALS

   A. WHEREAS, concurrent with the execution of this Stockholder Agreement, Parent, the Company and Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger, dated of even date herewith (as amended from time to time, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly owned subsidiary of Parent (the "Merger").

   B. WHEREAS, the Stockholder owns shares, par value $0.01 per share, of common stock of the Company (the "Shares") in the amounts set forth opposite the Stockholder's name and signature on the signature page hereof.

   C. WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent desires that the Stockholder agree, and the Stockholder is willing to agree, to enter into this Stockholder Agreement.

   NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

   1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Stockholder
Agreement:

      (a) "Affiliate" means, as to any specified Person, (i) any stockholder, equity holder, officer, or director of such Person and their family members or (ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

      (c) "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

   2. Disclosure. The Stockholder hereby agrees to permit the Company and Parent to publish and disclose in the S-4 Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Parent and the Company reasonably determine to be necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholder's identity and ownership of the Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Stockholder Agreement.

   3. Voting of Company Stock. The Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of
(a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms (the "Termination Date"), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of the Company under the Merger Agreement or the Stockholder under this Stockholder Agreement (after giving effect to any materiality or similar qualifications contained therein) and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by this Stockholder Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company, (B) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company;
(C)(1) any change in a majority of the individuals who constitute the Company's Board of Directors; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (3) any material change in the Company's corporation structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Stockholder Agreement and the Merger Agreement. The Stockholder agrees that he will not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of any provision contained in this Section 3. Notwithstanding the foregoing, nothing in this Section 3 shall require the Stockholder to exercise any options with respect to the Shares.

   4. Grant of Proxy; Appointment of Proxy.

     (a) The Stockholder hereby irrevocably grants to, and appoints, the Board of Directors of Parent, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares, or grant a consent or approval in respect of such Shares as set forth in Section 3 hereof. The Stockholder shall have no claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact in accordance with this Stockholder Agreement.

     (b) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such irrevocable proxy. The Stockholder hereby affirms that the irrevocable proxy set forth in this
  Section 4 is given to secure the performance of the duties of the Stockholder under this Stockholder Agreement. The Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

   5. Covenants, Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to, and agrees with, Parent as follows:

     (a) Ownership of Shares. The Stockholder is the sole record and Beneficial Owner of the number of Shares opposite the Stockholder's name on the signature page hereof. On the date hereof, the Shares set forth opposite the Stockholder's name on the signature page hereof constitute all of the Shares owned of record or Beneficially Owned by the Stockholder or to which the Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Stockholder Agreement, in each case with respect to all of the Shares set forth opposite the Stockholder's name on the signature page hereof, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Stockholder Agreement.

     (b) Authorization. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Stockholder Agreement. The execution, delivery and performance of this Stockholder Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Stockholder Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Stockholder Agreement or the consummation by the Stockholder of the transactions contemplated hereby. If the Stockholder is married and the Stockholder's Shares constitute community property, this Stockholder Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person is accordance with its terms.

     (c) No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Stockholder Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Stockholder Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of its properties or assets.

     (d) No Encumbrances. Except as applicable in connection with the transactions contemplated by Sections 3 and 4 hereof, the Stockholder's Shares at all times during the term hereof will be Beneficially Owned by the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

     (e) No Solicitation. The Stockholder agrees not to take any action inconsistent with or in violation of Section 6.2 of the Merger Agreement.

     (f) Restriction on Transfer, Proxies and Non-Interference. The Stockholder shall not, directly or indirectly (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder's Shares or any interest therein, (ii) except as contemplated by this Stockholder Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares, or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Stockholder Agreement.

     (g) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Stockholder Agreement.

   6. Stop Transfer Legend.

      (a) The Stockholder agrees and covenants to Parent that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Stockholder Agreement.

      (b) Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger, the term "Shares" shall be deemed to refer to and include the Shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Stockholder Agreement.

   7. Further Assurances. From time to time, at Parent's request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Stockholder Agreement.

   8. Stockholder Capacity. If the Stockholder is or becomes during the term hereof a director or an officer of the Company, the Stockholder makes no agreement or understanding herein in his capacity as such director or officer. The Stockholder signs solely in his capacity as the record and Beneficial Owner of the Stockholder's Shares.

   9. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) the Termination Date or (b) the Effective Time.

   10. Miscellaneous.

      (a) Entire Agreement. This Stockholder Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      (b) Certain Events. Subject to Section 5(f) hereof, the Stockholder agrees that this Stockholder Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, the Stockholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Stockholder Agreement.

      (c) Assignment. This Stockholder Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

      (d) Amendment and Modification. This Stockholder Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

      (e) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or (ii) two days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

   If to the Stockholder to the address set forth for the Stockholder on the signature page to this Stockholder Agreement.

     If to Parent:

      Leapnet, Inc.
      420 West Huron Street
      Chicago, Illinois 60610
      Attn: Chief Executive Officer

      (f) Severability. Whenever possible, each provision or portion of any provision of this Stockholder Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Stockholder Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Stockholder Agreement in such jurisdiction, and this Stockholder Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

      (g) Specific Performance. The parties hereto agree recognize and acknowledge that a breach by it of any covenants or agreements contained in this Stockholder Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

      (h) Remedies Cumulative. All rights, powers and remedies provided under this Stockholder Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

      (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Stockholder Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

      (j) No Third Party Beneficiaries. This Stockholder Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      (k) Governing Law. This Stockholder Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

      (l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS STOCKHOLDER AGREEMENT.

      (m) Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Stockholder Agreement.

      (n) Counterparts. This Stockholder Agreement may be executed in counterparts, each of which will be considered one and the same Stockholder Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      (o) Recovery of Attorney's Fees. In the event of any litigation between the parties relating to this Stockholder Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such a manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

                            [signature page follows]

   IN WITNESS WHEREOF, Parent and the Stockholder have caused this Stockholder Agreement to be duly executed as of the day and year first above written.

                                          LEAPNET, INC.


                                          By: _________________________________
                                            Name:
                                            Title:

STOCKHOLDER
                                                Number of shares:


Name: _______________________________

STOCKHOLDER'S SPOUSE


Name: _______________________________

                                                                    Appendix F-1

                              THE LEAP GROUP, INC.

                      EMPLOYEE INCENTIVE COMPENSATION PLAN

                             Effective May 29, 1996

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 ARTICLE I
 ESTABLISHMENT.............................................................   1
    1.1  Purpose..........................................................    1

 ARTICLE II
 DEFINITIONS...............................................................   1
    2.1  "Affiliate"......................................................    1
    2.2  "Agreement" or "Award Agreement".................................    1
    2.3  "Award"..........................................................    1
    2.4  "Beneficiary"....................................................    1
    2.5  "Board of Directors" or "Board"..................................    2
    2.6  "Cash Incentive Award"...........................................    2
    2.7  "Cause"..........................................................    2
    2.8  "Change in Control" and "Change in Control Price"................    2
    2.9  "Code" or "Internal Revenue Code"................................    2
    2.10 "Commission".....................................................    2
    2.11 "Committee"......................................................    2
    2.12 "Common Stock"...................................................    3
    2.13 "Company"........................................................    3
    2.14 "Covered Employee"...............................................    3
    2.15 "Deferred Stock".................................................    3
    2.16 "Disability".....................................................    3
    2.17 "Disinterested Person"...........................................    3
    2.18 "Dividend Equivalent"............................................    3
    2.19 "Effective Date".................................................    3
    2.20 "Exchange Act"...................................................    3
    2.21 "Fair Market Value"..............................................    4
    2.22 "Grant Date".....................................................    4
    2.23 "Incentive Stock Option".........................................    4
    2.24 "NASDAQ".........................................................    4
    2.25 "Non-Qualified Stock Option".....................................    4
    2.26 "Option".........................................................    4
    2.27 "Option Period"..................................................    4
    2.28 "Option Price"...................................................    4
    2.30 "Participant"....................................................    4
    2.31 "Performance Award"..............................................    5
    2.32 "Plan"...........................................................    5
    2.33 "Representative".................................................    5
    2.34 "Restricted Stock"...............................................    5
    2.35 "Retirement".....................................................    5
    2.36 "Rule 16b-3" and "Rule 16a-1(c)(3)"..............................    5
    2.37 "Securities Act".................................................    5
    2.38 "Stock Appreciation Right".......................................    5
    2.39 "Termination of Employment"......................................    6

 ARTICLE III
 ADMINISTRATION............................................................   6
    3.1  Committee Structure and Authority................................    6


                                     F-1-i

                                                                            Page
                                                                            ----
 ARTICLE IV
 STOCK SUBJECT TO PLAN.....................................................   9
    4.1  Number of Shares.................................................    9
    4.2  Release of Shares................................................    9
    4.3  Restrictions on Shares...........................................    9
    4.4  Stockholder Rights...............................................   10
    4.5  Best Efforts To Register.........................................   10
    4.6  Anti-Dilution....................................................   10

 ARTICLE V
 ELIGIBILITY...............................................................  11
    5.1  Eligibility......................................................   11

 ARTICLE VI
 STOCK OPTIONS.............................................................  12
    6.1  General..........................................................   12
    6.2  Grant and Exercise...............................................   12
    6.3  Terms and Conditions.............................................   12
    6.4  Termination by Reason of Death...................................   15
    6.5  Termination by Reason of Disability..............................   15
    6.6  Other Termination................................................   15
    6.7  Cashing Out of Option............................................   16

 ARTICLE VII
 STOCK APPRECIATION RIGHTS.................................................  16
    7.1  General..........................................................   16
    7.2  Grant............................................................   16
    7.3  Terms and Conditions.............................................   17

 ARTICLE VIII
 RESTRICTED STOCK..........................................................  18
    8.1  General..........................................................   18
    8.2  Awards and Certificates..........................................   18
    8.3  Terms and Conditions.............................................   19

 ARTICLE IX
 DEFERRED STOCK............................................................  20
    9.1  General..........................................................   20
    9.2  Terms and Conditions.............................................   20

 ARTICLE X
 OTHER AWARDS..............................................................  21
    10.1 Bonus Stock and Awards in Lieu of Obligations....................   21
    10.2 Dividend Equivalents.............................................   22
    10.3 Other Stock-Based Awards.........................................   22
    10.4 Performance Awards...............................................   22

 ARTICLE XI
 PROVISIONS APPLICABLE TO STOCK ACQUIRED UNDER THE PLAN....................  26
    11.1 Limited Transfer During Offering.................................   26
    11.2 Committee Discretion.............................................   26
    11.3 No Company Obligation............................................   26


                                     F-1-ii

                                                                           Page
                                                                           ----
 ARTICLE XII
 CHANGE IN CONTROL PROVISIONS.............................................  26
    12.1  Impact of Event................................................   26
    12.3  Change in Control Price........................................   28

 ARTICLE XIII
 MISCELLANEOUS............................................................  29
    13.1  Amendments and Termination.....................................   29
    13.2  Stand-Alone, Additional, Tandem, and Substitute Awards.........   29
    13.3  Form and Timing of Payment Under Awards; Deferrals.............   30
    13.4  Status of Awards Under Code Section 162(m).....................   30
    13.5  Unfunded Status of Plan; Limits on Transferability.............   30
    13.6  General Provisions.............................................   31
    13.7  Mitigation of Excise Tax.......................................   33
    13.8  Rights with Respect to Continuance of Employment...............   33
                       Awards in Substitution for Awards Granted by Other
    13.9  Corporations...................................................   33
    13.10 Procedure for Adoption.........................................   33
    13.11 Procedure for Withdrawal.......................................   34
    13.12 Delay..........................................................   34
    13.13 Headings.......................................................   34
    13.14 Severability...................................................   34
    13.15 Successors and Assigns.........................................   34
    13.16 Entire Agreement...............................................   34

                                    F-1-iii

                              THE LEAP GROUP, INC.
                      EMPLOYEE INCENTIVE COMPENSATION PLAN

                                   ARTICLE I

                                 ESTABLISHMENT

   1.1 Purpose.

   The Leap Group, Inc. Employee Incentive Compensation Plan ("Plan") is hereby established by The Leap Group, Inc. ("Company"), effective May 29, 1996. The purpose of the Plan is to promote the overall financial objectives of the Company and its stockholders by motivating those persons selected to participate in the Plan to achieve long-term growth in stockholder equity in the Company and by retaining the association of those individuals who are instrumental in achieving this growth. The Plan and the grant of awards thereunder are expressly conditioned upon the Plan's approval by the stockholders of the Company. If such approval is not obtained, then this Plan and all Awards (as defined herein) shall be null and void ab initio.

                                   ARTICLE II

                                  DEFINITIONS

   For purposes of the Plan, the following terms are defined as set forth below:

   2.1 "Affiliate" means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Code.

   2.2 "Agreement" or "Award Agreement" means, individually or collectively, any agreement entered into pursuant to the Plan pursuant to which an Award is granted to a Participant.

   2.3 "Award" means any Option, SAR, Restricted Stock, Deferred Stock, Stock, Dividend Equivalent, Other Stock-Based Award, Performance Award or Cash Incentive Award, together with any other right or interest granted to a Participant under the Plan.

   2.4 "Beneficiary" means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant's death or to which Awards or other rights are transferred if and to the extent permitted hereunder. If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

   2.5 "Board of Directors" or "Board" means the Board of Directors of the Company.

   2.6 "Cash Incentive Award" means a conditional right granted to a Participant under Section 10.4(c) hereof to receive a cash payment, unless otherwise determined by the Committee, after the end of a specified period.

   2.7 "Cause" shall mean, for purposes of whether and when a Participant has incurred a Termination of Employment for Cause, any act or omission which permits the Company to terminate the employment of the Participant between the Company or an Affiliate for "cause" as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term "cause" or a substantially equivalent term, then Cause shall consist of the following: Participant's

                                     F-1-1
conviction on a felony charge or Participant's commission of any crime involving moral turpitude; Participant's dishonesty or fraud resulting in damage to the business of the Company or an Affiliate; Participant's embezzlement or theft of assets of the Company or an Affiliate; in the sole discretion of the Company, Participant's grossly negligent conduct, Participant's course of personal conduct of an illegal or unethical nature which tends to place the Company or an Affiliate in disrepute, or otherwise negatively affects the ability of the Company or an Affiliate to conduct its business; Participant's competition with the Company or aid to a competitor of the Company to the detriment of the Company; or failure to perform duties and services to the Company or an Affiliate. In the event Participant is arrested for any of the types of matters above, the Company may place Participant on suspension without pay until such matter is dismissed or Participant is convicted.

   2.8 "Change in Control" and "Change in Control Price" have the meanings set forth in Sections 12.2 and 12.3, respectively.

   2.9 "Code" or "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed regulations) thereunder and any subsequent Internal Revenue Code.

   2.10 "Commission" means the Securities and Exchange Commission or any successor agency.

   2.11 "Committee" means the person or persons appointed to administer this Plan, as further described herein.

   2.12 "Common Stock" means the shares of the regular voting Common Stock, $.01 par value, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter or the common stock of any successor to the Company which is designated for the purpose of the Plan.

   2.13 "Company" means The Leap Group, Inc., a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities all or substantially all of the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

   2.14 "Covered Employee" means a Participant who is a "covered employee" within the meaning of Section 162(m) of the Code.

   2.15 "Deferred Stock" means a right, granted to a Participant under Section
9.1 hereof, to receive Common Stock at the end of a specified deferral period.

   2.16 "Disability" means a mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company or an Affiliate, or if the Participant is not covered by such a plan the Participant is not an employee of the Company or an Affiliate or a long-term disability plan has not been adopted by the Company or an Affiliate, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant's duties for the Company or an Affiliate. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a criminal offense. The determination of Disability shall be made by the Committee. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

   2.17 "Disinterested Person" shall have the meaning set forth in Rule 16b-3, or any successor definition adopted by the Commission, and shall mean a person who is also an "outside director" under Section 162(m) of the Code.


                                     F-1-2

   2.18 "Dividend Equivalent" means a right, granted to a Participant under
Section 10.2, to receive cash, Common Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock.

   2.19 "Effective Date" means May 29, 1996.

   2.20 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

   2.21 "Fair Market Value" means the fair market value of Common Stock, Awards, or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value per share of Common Stock as of any given date shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

   2.22 "Grant Date" means the date as of which an Award is granted pursuant to the Plan.

   2.23 "Incentive Stock Option" means any Stock Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

   2.24 "NASDAQ" means The Nasdaq Stock Market, including the Nasdaq National Market.

   2.25 "Non-Qualified Stock Option" means an Option to purchase Common Stock in the Company granted under the Plan, the taxation of which is pursuant to
Section 83 of the Code.

   2.26 "Option" or "Stock Option" means a right, granted to a Participant under Section 6.1 hereof, to purchase Common Stock or other Awards at a specified price during specified time periods.

   2.27 "Option Period" means the period during which an Option shall be exercisable in accordance with the related Agreement and Article VI.

   2.28 "Option Price" means the price at which the Common Stock may be purchased under an Option as provided in Section 6.3(b).

   2.29 "Other Stock Based Awards" means Awards granted to a Participant under
Section 10.3 hereof.

   2.30 "Participant" means a person who satisfies the eligibility conditions of Article V and to whom an Award has been granted by the Committee under the Plan, and in the event a Representative is appointed for a Participant or another person becomes a Representative, then the term "Participant" shall mean such Representative. The term shall also include a trust for the benefit of the Participant, a partnership the interest of which is held by or for the benefit of the Participant, the Participant's parents, spouse or descendants, or a custodian under a uniform gifts to minors act or similar statute for the benefit of the Participant's descendants, to the extent permitted by the Committee and not inconsistent with Rule 16b-3 or the status of the Option as an Incentive Stock Option, to the extent intended. Notwithstanding the foregoing, the term "Termination of Employment" shall mean the Termination of Employment of the person to whom the Award was originally granted.

   2.31 "Performance Award" means a right, granted to a Participant under
Section 10.4 hereof, to receive Awards based upon performance criteria specified by the Committee.

   2.32 "Plan" means The Leap Group Inc. Employee Incentive Compensation Plan, as herein set forth and as amended from time to time.


                                     F-1-3

   2.33 "Representative" means (a) the person or entity acting as the executor or administrator of a Participant's estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant's primary residence at the date of the Participant's death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; (c) the person or entity which is the Beneficiary of the Participant upon or following the Participant's death; or
(d) any person to whom an Option has been transferred with the permission of the Committee or by operation of law; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.

   2.34 "Restricted Stock" means Common Stock granted to a Participant under
Section 8.1 hereof, that is subject to certain restrictions and to a risk of forfeiture.

   2.35 "Retirement" means the Participant's Termination of Employment after attaining either the normal retirement age or the early retirement age as defined in the principal (as determined by the Committee) tax-qualified plan of the Company or an Affiliate, if the Participant is covered by such a plan, or if the Participant is not covered by such a plan, then age 65, or age 55 with the accrual of 10 years of service.

   2.36 "Rule 16b-3" and "Rule 16a-1(c)(3)" mean Rule 16b-3 and Rule 16a-1(c)(3), as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under
Section 16 of the Exchange Act.

   2.37 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

   2.38 "Stock Appreciation Right" means a right granted under Article VII.

   2.39 "Termination of Employment" means the occurrence of any act or event, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in the person's ceasing, for whatever reason, to be an officer, independent contractor, director or employee of the Company or of any Affiliate of the Company, or ceasing to be an officer, independent contractor, director or employee of any entity that provides services to the Company or a Affiliate of the Company, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, Retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of all businesses owned or operated by the Company or its Affiliates. With respect to any person who is not an employee with respect to the Company or a Affiliate of the Company, the Agreement shall establish what act or event shall constitute a Termination of Employment for purposes of the Plan. A transfer of employment from the Company to a Affiliate, or from a Affiliate to the Company, will not be a Termination of Employment, unless expressly determined by the Committee. A Termination of Employment shall occur for an employee who is employed by a Affiliate of the company if the Affiliate shall cease to be a Affiliate and the Participant shall not immediately thereafter become an employee of the Company or a Affiliate of the Company.

   In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

                                  ARTICLE III

                                 ADMINISTRATION

   3.1 Committee Structure and Authority. Prior to the date of the first registration of an equity security of the Company under the Exchange Act (the "Registration Date"), the Plan shall be administered by one or more members of the Board of Directors (which shall constitute the Committee for purposes of the Plan). From and after the Registration Date, the Plan shall be administered by the Committee which shall be comprised of one or more persons. The Committee shall be the Compensation Committee of the Board of Directors, unless such

                                     F-1-4
committee does not exist or the Board establishes or identifies another committee whose purpose is the administration of this Plan; provided that only those members of the Compensation Committee who participate in the decision relative to Awards under this Plan shall be deemed to be the "Committee" for purposes of this Plan. The Committee shall be comprised of such number of Disinterested Persons as is required for application of Rule 16b-3 and the deduction of compensation under Section 162(m) of the Code, if applicable. In the absence of an appointment, the Board or the portion thereof that is a Disinterested Person shall be the Committee. A majority of the Committee shall constitute a quorum at any meeting thereof (including by telephone conference) and the acts of a majority of the members present, or acts approved in writing by a majority of the entire Committee without a meeting, shall be the acts of the Committee for purposes of this Plan. The Committee may authorize any one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee. A member of the Committee shall not exercise any discretion respecting himself or herself under the Plan. The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member. Any member of the Committee may resign upon notice to the Board. The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines.

   Among other things, the Committee shall have the authority, subject to the terms of the Plan and the limitation of section (c)(2)(ii) of Rule 16b-3 so that the Plan is described in that section:

     (a) to select those persons to whom Awards may be granted from time to time;

     (b) to determine whether and to what extent Awards or any combination thereof are to be granted hereunder;

     (c) to determine the number of shares of Common Stock to be covered by each stock-based Award granted hereunder;

     (d) to determine the terms and conditions of any Award granted hereunder (including, but not limited to, the Option Price, the Option Period, any exercise restriction or limitation and any exercise acceleration, forfeiture or waiver regarding any Award, any shares of Common Stock relating thereto, any performance criteria and the satisfaction of each criteria);

     (e) to adjust the terms and conditions, at any time or from time to time, of any Award, subject to the limitations of Section 13.1;

     (f) to determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred;

     (g) to determine under what circumstances an Award may be settled in cash or Common Stock;

     (h) to provide for the forms of Agreements to be utilized in connection with the Plan;

     (i) to determine whether a Participant has a Disability or a Retirement;

     (j) to determine what securities law requirements are applicable to the Plan, Awards and the issuance of shares of Common Stock under the Plan and to require of a Participant that appropriate action be taken with respect to such requirements;

     (k) to cancel, with the consent of the Participant or as otherwise provided in the Plan or an Agreement, outstanding Awards;

     (l) to interpret and make final determinations with respect to the remaining number of shares of Common Stock available under this Plan;

     (m) to require, as a condition of the exercise of an Award or the issuance or transfer of a certificate of Common Stock, the withholding from a Participant of the amount of any Federal, state or local taxes as may be necessary in order for the Company or any other employer to obtain a deduction or as may be otherwise required by law;

     (n) to determine whether and with what effect a Participant has incurred a Termination of Employment;

                                     F-1-5

     (o) to determine whether the Company or any other person has a right or obligation to purchase Common Stock from a Participant and, if so, the terms and conditions on which such Common Stock is to be purchased;

     (p) to determine the restrictions or limitations on the transfer of Common Stock;

     (q) to determine whether an Award is to be adjusted, modified or purchased, or is to become fully exercisable, under the Plan or the terms of an Agreement;

     (r) to determine the permissible methods of Award exercise and payment, including cashless exercise arrangements;

     (s) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and

     (t) to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

   The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Agreement) and to otherwise supervise the administration of the Plan. The Committee's policies and procedures may differ with respect to Awards granted at different times or to different Participants.

   Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award, may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. No determination shall be subject to de novo review if challenged in court.

                                   ARTICLE IV

                             STOCK SUBJECT TO PLAN

   4.1 Number of Shares. Subject to the adjustment under Section 4.6, the total number of shares of Common Stock reserved and available for distribution pursuant to Awards under the Plan shall be 2,000,000 shares of Common Stock authorized for issuance on the Effective Date. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

   4.2 Release of Shares. The Committee shall have full authority to determine the number of shares of Common Stock available for Award, and in its discretion may include (without limitation) as available for distribution any shares of Common Stock that have ceased to be subject to an Award, any shares of Common Stock subject to any Award that are forfeited, any Award that otherwise terminates without issuance of shares of Common Stock being made to the Participant, or any shares (whether or not restricted) of Common Stock that are received by the Company in connection with the exercise of an Award, including the satisfaction of any tax liability or the satisfaction of a tax withholding obligation. If any shares could not again be available for Options to a particular Participant under applicable law, such shares shall be available exclusively for Options to Participants who are not subject to such limitations.

   4.3 Restrictions on Shares. Shares of Common Stock issued as or in conjunction with an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine or provide in an Award Agreement. The Company shall not be required to issue or deliver any certificates for shares of Common Stock, cash or other property prior to (i) the listing of such shares on any stock exchange or NASDAQ (or other public market) on which the Common Stock may then be listed (or regularly traded), (ii) the completion of any registration or qualification of such

                                     F-1-6
shares under Federal or state law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable, and (iii) the satisfaction of any applicable withholding obligation in order for the Company or an Affiliate to obtain a deduction with respect to the exercise of an Award. The Company may cause any certificate for any share of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Stock as provided in this Plan or as the Committee may otherwise require. The Committee may require any person exercising an Award to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares of Common Stock in compliance with applicable law or otherwise. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.

   4.4 Stockholder Rights. No person shall have any rights of a stockholder as to shares of Common Stock subject to an Award until, after proper exercise of the Award or other action required, such shares shall have been recorded on the Company's official stockholder records as having been issued and transferred. Upon exercise of the Award or any portion thereof, the Company will have a reasonable time in which to issue the shares, and the Participant will not be treated as a stockholder for any purpose whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the Company's official stockholder records, except as provided herein or in an Agreement.

   4.5 Best Efforts To Register. After the initial public offering of shares of Common Stock under the Securities Act, the Company will register under the Securities Act the Common Stock delivered or deliverable pursuant to Awards on Commission Form S-8 if available to the Company for this purpose (or any successor or alternate form that is substantially similar to that form to the extent available to effect such registration), in accordance with the rules and regulations governing such forms, as soon after stockholder approval of the Plan as the Committee, in its sole discretion, shall deem such registration appropriate. The Company will use its best efforts to cause the registration statement to become effective and will file such supplements and amendments to the registration statement as may be necessary to keep the registration statement in effect until the earliest of (a) one year following the expiration of the Option Period of the last Option outstanding, (b) the date the Company is no longer a reporting company under the Exchange Act and (c) the date all Participants have disposed of all shares delivered pursuant to any Award.

   4.6 Anti-Dilution. In the event of any Company stock dividend, stock split, reverse stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, a partial or complete liquidation, or any other corporate transaction, Company stock offering or event involving the Company and having an effect similar to any of the foregoing, then the Committee may adjust or substitute, as the case may be, the number of shares of Common Stock available for Awards under the Plan, the number of shares of Common Stock covered by outstanding Awards, the maximum number of Awards available for grant to any Participant for a stated period of time (including the maximum number of Stock Appreciation Rights), the exercise price per share of outstanding Awards, and performance conditions and any other characteristics or terms of the Awards as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes to the Participants; provided, however, that the Committee may limit any such adjustment so as to maintain the deductibility of the Awards under Section 162(m) of the Code, if applicable, and that any fractional shares resulting from such adjustment shall be eliminated by rounding to the next lower whole number of shares with appropriate payment for such fractional shares as shall reasonably be determined by the Committee.


                                     F-1-7

                                   ARTICLE V

                                  ELIGIBILITY

   5.1 Eligibility. Except as herein provided, the persons who shall be eligible to participate in the Plan and be granted Awards shall be those persons who are directors, officers, employees and consultants of the Company or any subsidiary of the Company, who shall be in a position, in the opinion of the Committee, to make contributions to the growth, management, protection and success of the Company and its subsidiaries. Of those persons described in the preceding sentence, the Committee may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award with respect to Participants, the Committee may give consideration to the person's functions and responsibilities, the person's contributions to the Company and its subsidiaries, the value of the individual's service to the Company and its subsidiaries and such other factors deemed relevant by the Committee. The Committee may designate in writing any person who is not eligible to participate in the Plan if such person would otherwise be eligible to participate in this Plan (and members of the Committee are expressly excluded to the extent such persons are intended to be Disinterested Persons).

                                   ARTICLE VI

                                 STOCK OPTIONS

   6.1 General. The Committee shall have authority to grant Stock Options under the Plan at any time or from time to time. Stock Options may be granted alone or in addition to other Awards and may be either Incentive Stock Options or Non-Qualified Stock Options. An Option shall entitle the Participant to receive shares of Common Stock upon exercise of such Option, subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement (the terms and provisions of which may differ from other Agreements), including, without limitation, payment of the Option Price. During any calendar year, Options to purchase no more than 500,000 shares of Common Stock shall be granted to any Participant.

   6.2 Grant and Exercise. The grant of a Stock Option shall occur as of the date the Committee determines. Each Option granted under this Plan shall be evidenced by an Agreement, in a form approved by the Committee, which shall embody the terms and condition of such Option and which shall be subject to the express terms and conditions set forth in the Plan. Such Agreement shall become effective upon execution by the Participant. Only a person who is a common-law employee of the Company, any parent corporation of the Company or a subsidiary (as such terms are defined in Section 424 of the Code) on the date of grant shall be eligible to be granted an Option which is intended to be and is an Incentive Stock Option. To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

   6.3 Terms and Conditions. Stock Options shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

     (a) Option Period. The Option Period of each Stock Option shall be fixed by the Committee; provided that no Stock Option shall be exercisable more than ten (10) years after the date the Stock Option is granted. In the case of an Incentive Stock Option granted to an individual who owns more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a parent corporation of the Company or any subsidiary of the Company (each as defined in Section 424 of the Code), the Option Period shall not exceed five (5) years from the date of grant. No Option which is intended to be an Incentive Stock Option shall be granted more than ten (10) years from the date the Plan is adopted by the Company or the date the Plan is approved by the stockholders of the Company, whichever is earlier.


                                     F-1-8

     (b) Option Price. The Option Price per share of the Common Stock purchasable under an Option shall be determined by the Committee; provided, however, that the Option Price of an Incentive Stock Option shall be not less than the Fair Market Value per share on the date the Option is granted. If such Option is intended to qualify as an Incentive Stock Option and is granted to an individual who owns or who is deemed to own stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a parent corporation of the Company or any subsidiary of the Company (each as defined in Section 424 of the Code), the Option Price per share shall not be less than one hundred ten percent (110%) of such Fair Market Value per share.

     (c) Exercisability. Subject to Section 12.1, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part. In addition, the Committee may at any time accelerate the exercisability of any Stock Option. If the Committee intends that an Option be an Incentive Stock Option, the Committee may, in its discretion, provide that the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock as to which such Incentive Stock Option is exercisable for the first time during any calendar year shall not exceed $100,000.

     (d) Method of Exercise. Subject to the provisions of this Article VI, a Participant may exercise Stock Options, in whole or in part, at any time during the Option Period by the Participant's giving written notice of exercise on a form provided by the Committee (if available) to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Except when waived by the Committee, such notice shall be accompanied by payment in full of the purchase price by cash or check or such other form of payment as the Company may accept. If approved by the Committee (including approval at the time of exercise), payment in full or in part may also be made (i) by delivering Common Stock already owned by the Participant having a total Fair Market Value on the date of such delivery equal to the Option Price; (ii) by the execution and delivery of a note or other evidence of indebtedness (and any security agreement thereunder) satisfactory to the Committee and permitted in accordance with
  Section 6.3(e); (iii) by authorizing the Company to retain shares of Common Stock which would otherwise be issuable upon exercise of the Option having a total Fair Market Value on the date of delivery equal to the Option Price; (iv) by the delivery of cash or the extension of credit by a broker-dealer to whom the Participant has submitted a notice of exercise or otherwise indicated an intent to exercise an Option (in accordance with Part 220, Chapter II, Title 12 of the Code of Federal Regulations, so-called "cashless" exercise); or (v) by certifying ownership of shares of Common Stock by the Participant to the satisfaction of the Committee for later delivery to the Company as specified by the Committee; or by any combination of the foregoing or by any other method permitted by the Committee. If payment of the Option Price of a Stock Option is made in whole or in part in the form of Restricted Stock or Deferred Stock, the number of shares of Common Stock to be received upon such exercise that is equal to the number of shares of Restricted Stock or Deferred Stock used for payment of the Option Price shall be subject to the same forfeiture restrictions or deferral limitations to which such Restricted Stock or Deferred Stock was subject, unless otherwise determined by the Committee. In the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted. No shares of Common Stock shall be issued until full payment therefor, as determined by the Committee, has been made. Subject to any forfeiture restrictions or deferral limitations that may apply if a Stock Option is exercised using Restricted Stock or Deferred Stock, a Participant shall have all of the rights of a stockholder of the Company holding the class of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the Participant has given written notice of exercise, has paid in full for such shares and such shares have been recorded on the Company's official stockholder records as having been issued or transferred.

     (e) Company Loan or Guarantee. Upon the exercise of any Option and subject to the pertinent Agreement and the discretion of the Committee, the Company may at the request of the Participant:


                                     F-1-9

       (i) lend to the Participant an amount equal to such portion of the Option Price as the Committee may determine; or

       (ii) guarantee a loan obtained by the Participant from a third-party for the purpose of tendering the Option Price.

  The terms and conditions of any loan or guarantee, including the term, interest rate and any security interest thereunder and whether the loan shall be with recourse, shall be determined by the Committee, except that no extension of credit or guarantee shall obligate the Company for an amount to exceed the lesser of the aggregate Fair Market Value per share of the Common Stock on applicable laws or the regulations and rules of the Federal Reserve Board and any other governmental agency having jurisdiction.

     (f) Non-transferability of Options. Except as provided herein or in an Agreement and then only consistent with the intent that the Option be an Incentive Stock Option, no Stock Option or interest therein shall be transferable by the Participant other than by will or by the laws of descent and distribution or by a designation of beneficiary effective upon the death of the Participant, and all Stock Options shall be exercisable during the Participant's lifetime only by the Participant. If and to the extent transferability is permitted by Rule 16b-3 or does not result in liability to any Participant and except as otherwise provided herein or by an Agreement, every Option granted hereunder shall be freely transferable, but only if such transfer does not result in liability under Section 16 of the Exchange Act to the Participant or other Participants and is consistent with registration of the Option and sale of Common Stock on Form S-8 (or a successor form) or is consistent with the use of Form S-8 (or the Committee's waiver of such condition) and consistent with an Award's intended status as an Incentive Stock Option (as applicable).

   6.4 Termination by Reason of Death. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment due to death, any unexpired and unexercised Stock Option held by such Participant shall thereafter be fully exercisable for a period of one (1) year following the date of the appointment of a Representative (or such other period or no period as the Committee may specify) or until the expiration of the Option Period, whichever period is the shorter.

   6.5 Termination by Reason of Disability. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment due to a Disability, any unexpired and unexercised Stock Option held by such Participant shall thereafter be fully exercisable by the Participant for the period of one (1) year (or such other period or no period as the Committee may specify) immediately following the date of such Termination of Employment or until the expiration of the Option Period, whichever period is shorter, and the Participant's death at any time following such Termination of Employment due to Disability shall not affect the foregoing. In the event of Termination of Employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

   6.6 Other Termination. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment due to Retirement, or the Termination of Employment is involuntary on the part of the Participant (but is not due to death or Disability or with Cause), any Stock Option held by such Participant shall thereupon terminate, except that such Stock Option, to the extent then exercisable, may be exercised for the lesser of the ninety (90) day period commencing with the date of such Termination of Employment or until the expiration of the Option Period. Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment which is either (a) voluntary on the part of the Participant (and is not due to Retirement) or (b) with Cause, the Option shall terminate immediately. Unless otherwise provided in an Agreement or determined by the Committee, the death or Disability of a Participant after a Termination of Employment otherwise provided herein shall not extend the time permitted to exercise an Option.

   6.7 Cashing Out of Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of any Stock Option to be exercised by paying the Participant an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock that is subject to the

                                     F-1-10

Option over the Option Price times the number of shares of Common Stock subject to the Option on the effective date of such cash-out. Cash-outs relating to Options held by Participants who are actually or potentially subject to Section 16(b) of the Exchange Act shall comply with the provisions of Rule 16b-3, to the extent applicable.

                                  ARTICLE VII

                           STOCK APPRECIATION RIGHTS

   7.1 General. The Committee shall have authority to grant Stock Appreciation Rights under the Plan at any time or from time to time. Subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement, a Stock Appreciation Right shall entitle the Participant to surrender to the Company the Stock Appreciation Right and to be paid therefor in shares of the Common Stock, cash or a combination thereof as herein provided, the amount described in Section 7.3(b).

   7.2 Grant. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan, in which case the exercise of the Stock Appreciation Right shall require the cancellation of a corresponding portion of the Stock Option, and the exercise of a Stock Option shall result in the cancellation of a corresponding portion of the Stock Appreciation Right. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right may also be granted on a stand-alone basis. The grant of a Stock Appreciation Right shall occur as of the date the Committee determines. Each Stock Appreciation Right granted under this Plan shall be evidenced by an Agreement, which shall embody the terms and conditions of such Stock Appreciation Right and which shall be subject to the terms and conditions set forth in this Plan. During any calendar year, Stock Appreciation Rights covering no more than 500,000 shares of Common Stock shall be granted to any Participant.

   7.3 Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

     (a) Period and Exercise. The term of a Stock Appreciation Right shall be established by the Committee. If granted in conjunction with a Stock Option, the Stock Appreciation Right shall have a term which is the same as the Option Period and shall be exercisable only at such time or times and to the extent the related Stock Options would be exercisable in accordance with the provisions of Article VI. A Stock Appreciation Right which is granted on a stand-alone basis shall be for such period and shall be exercisable at such times and to the extent provided in an Agreement. Stock Appreciation Rights shall be exercised by the Participant's giving written notice of exercise on a form provided by the Committee (if available) to the Company specifying the portion of the Stock Appreciation Right to be exercised.

     (b) Amount. Upon the exercise of a Stock Appreciation Right granted in conjunction with a Stock Option, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or both as determined by the Committee or as otherwise permitted in an Agreement equal in value to the excess of the Fair Market Value per share of Common Stock over the Option Price per share of Common Stock specified in the related Agreement multiplied by the number of shares in respect of which the Stock Appreciation Right is exercised. In the case of a Stock Appreciation Right granted on a stand-alone basis, the Agreement shall specify the value to be used in lieu of the Option Price per share of Common Stock. The aggregate Fair Market Value per share of the Common Stock shall be determined as of the date of exercise of such Stock Appreciation Right.

     (c) Special Rules. In the case of Stock Appreciation Rights held by Participants who are actually or potentially subject to Section 16(b) of the Exchange Act the Committee may require that such Stock Appreciation Rights be exercised only in accordance with the provisions of Rule 16b-3.


                                     F-1-11

     (d) Non-transferability of Stock Appreciation Rights. Stock Appreciation Rights shall be transferable only when and to the extent that a Stock Option would be transferable under the Plan unless otherwise provided in an Agreement.

     (e) Termination. A Stock Appreciation Right shall terminate at such time as a Stock Option would terminate under the Plan, unless otherwise provided in an Agreement.

     (f) Effect on Shares Under the Plan. Upon the exercise of a Stock Appreciation Right, the Committee will equitably determine for the purpose of the limitation set forth in Section 4.2 the number of shares of Common Stock covered by the Stock Appreciation Right at the time of exercise.

     (g) Incentive Stock Option. A Stock Appreciation Right granted in tandem with an Incentive Stock Option shall not be exercisable unless the Fair Market Value of the Common Stock on the date of exercise exceeds the Option Price. In no event shall any amount paid pursuant to the Stock Appreciation Right exceed the difference between the Fair Market Value on the date of exercise and the Option Price.

                                  ARTICLE VIII

                                RESTRICTED STOCK

   8.1 General. The Committee shall have authority to grant Restricted Stock under the Plan at any time or from time to time. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the persons to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares of Restricted Stock to be awarded to any Participant, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. Each Award shall be confirmed by, and be subject to the terms of, an Agreement. The Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals by the Participant or by the Company or an Affiliate (including a division or department of the Company or an Affiliate) for or within which the Participant is primarily employed or upon such other factors or criteria as the Committee shall determine. The provisions of Restricted Stock Awards need not be the same with respect to any Participant.

   8.2 Awards and Certificates. Notwithstanding the limitations on issuance of shares of Common Stock otherwise provided in the Plan, each Participant receiving an Award of Restricted Stock shall be issued a certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award as determined by the Committee. The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

   8.3 Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

     (a) Limitations on Transferability. Subject to the provisions of the Plan and the Agreement, during a period set by the Committee commencing with the date of such Award (the "Restriction Period"), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any interest in shares of Restricted Stock.

     (b) Rights. Except as provided in Section 8.3(a), the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends. Unless otherwise determined by the Committee and subject to the Plan, cash dividends on the class of Common Stock that is the subject of the Restricted Stock shall be automatically deferred and reinvested in additional Restricted Stock, and dividends on the class of Common Stock that is

                                     F-1-12
  the subject of the Restricted Stock payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock on which such dividend was paid.

     (c) Acceleration. Based on service, performance by the Participant or by the Company or an Affiliate, including any division or department for which the Participant is employed, or such other factors or criteria as the Committee may determine, the Committee may provide for the lapse of restrictions in installments and may accelerate the vesting of all or any part of any Award and waive the restrictions for all or any part of such Award.

     (d) Forfeiture. Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment during the Restriction Period due to death or Disability, the restrictions shall lapse and the Participant shall be fully vested in the Restricted Stock. Except to the extent otherwise provided in the applicable Agreement and the Plan, upon a Participant's Termination of Employment for any reason during the Restriction Period other than death or Disability, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such Participant's shares of Restricted Stock.

     (e) Delivery. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unlegended certificates for such shares shall be delivered to the Participant.

     (f) Election. A Participant may elect to further defer receipt of the Restricted Stock for a specified period or until a specified event, subject in each case to the Committee's approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must be made one (1) year prior to completion of the Restriction Period.

                                  ARTICLE IX

                                DEFERRED STOCK

   9.1 General. The Committee shall have authority to grant Deferred Stock under the Plan at any time or from time to time. Shares of Deferred Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the persons to whom and the time or times at which Deferred Stock will be awarded, the number of shares of Deferred Stock to be awarded to any Participant, the duration of the period (the "Deferral Period") prior to which the Common Stock will be delivered, and the conditions under which receipt of the Common Stock will be deferred and any other terms and conditions of the Awards. Each Award shall be confirmed by, and be subject to the terms of, an Agreement. The Committee may condition the grant of Deferred Stock upon the attainment of specified performance goals by the Participant or by the Company or an Affiliate, including a division or department of the Company or an Affiliate for or within which the Participant is primarily employed, or upon such other factors or criteria as the Committee shall determine. The provisions of Deferred Stock Awards need not be the same with respect to any Participant.

   9.2 Terms and Conditions. Deferred Stock Awards shall be subject to the following terms and conditions:

     (a) Limitations on Transferability. Subject to the provisions of the Plan and the Agreement, Deferred Stock Awards, or any interest therein, may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or Elective Deferral Period as defined in Section 9.2(e), where applicable), the Committee may elect to deliver Common Stock, cash equal to the Fair Market Value of such Common Stock or a combination of cash and Common Stock to the Participant for the shares covered by the Deferred Stock Award.

     (b) Rights. Unless otherwise determined by the Committee and subject to the Plan, cash dividends on the Common Stock that is the subject of the Deferred Stock Award shall be automatically deferred and

                                    F-1-13
  reinvested in additional Deferred Stock, and dividends on the Common Stock that is the subject of the Deferred Stock Award payable in Common Stock shall be paid in the form of Deferred Stock of the same class as the Common Stock on which such dividend was paid.

     (c) Acceleration. Based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed, or such other factors or criteria as the Committee may determine, the Committee may provide for the lapse of deferral limitations in installments and may accelerate the vesting of all or any part of any Award and waive the deferral limitations for all or any part of such Award.

     (d) Forfeiture. Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment during the Deferral Period due to death or Disability, the restrictions shall lapse and the Participant shall be fully vested in the Deferred Stock. Unless otherwise provided in an Agreement or determined by the Committee, upon a Participant's Termination of Employment for any reason during the Deferral Period other than death or Disability, the rights to the shares still covered by the Award shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining deferral limitations with respect to any or all of such Participant's Deferred Stock.

     (e) Election. A Participant may elect further to defer receipt of the Deferred Stock payable under an Award (or an installment of an Award) for a specified period or until a specified event (an "Elective Deferral Period"), subject in each case to the Committee's approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must be made at least one (1) year prior to completion of the Deferral Period for the Award (or of the applicable installment thereof).

                                   ARTICLE X

                                  OTHER AWARDS

   10.1 Bonus Stock and Awards In Lieu of Obligations. The Committee is authorized to grant Common Stock as a bonus, or to grant Common Stock or other Awards in lieu of Company obligations to pay cash or deliver other property under other plans or compensatory arrangements. Common Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

   10.2 Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Common Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents will be paid or distributed when accrued or will be deemed to have been reinvested in additional Common Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

   10.3 Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Common Stock or the value of securities of or the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such Awards. Common Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 10.3 shall be purchased for such consideration, paid for at such times, by such

                                     F-1-14
methods, and in such forms, including, without limitation, cash, Common Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 10.3.

   10.4 Performance Awards.

     (a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and its timing, may be subject to performance conditions specified by the Committee. The Committee may use business criteria and other measures of performance it deems appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 10.4(b) and 10.4(c) hereof in the case of a Performance Award intended to qualify under Code Section 162(m).

     (b) Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to a person the Committee regards as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 10.4(b).

       (i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee consistent with this Section 10.4(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the performance goals being "substantially uncertain." The Committee may determine that more than one performance goal must be achieved as a condition to settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

       (ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Affiliates or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 or the Nasdaq-U.S. Index; (3) net income; (4) pre-tax earnings; (5) EBITDA; (6) pre-tax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating income, before payment of executive bonuses; and (13) working capital. The foregoing business criteria shall also be exclusively used in establishing performance goals for Cash Incentive Awards granted under Section 10.4(c) hereof.

       (iii) Performance Period: Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over such periods as may be specified by the Committee. Performance goals shall be established on or before the dates that are required or permitted for "performance-based compensation" under Code Section 162(m).

       (iv) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards may be in cash or Common Stock, or other Awards, or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable in respect of a Performance Award subject to this Section 10.4(b). The Committee shall specify the circumstances in which such Performance Awards shall be forfeited or paid in the event of a Termination of Employment or a Change in Control prior to the end of a performance period or settlement of Performance Awards, and other terms relating to such Performance Awards.

                                     F-1-15

     (c) Cash Incentive Awards Granted to Designated Covered Employees. The Committee may grant Cash Incentive Awards to Participants including those designated by the Committee as likely to be Covered Employees, which Awards shall represent a conditional right to receive a payment in cash, unless otherwise determined by the Committee, after the end of a specified calendar year or calendar quarter or other period specified by the Committee, in accordance with this Section 10.6(c). With respect to any calendar year, the maximum Cash Incentive Award payable to any Participant shall not exceed 10% of the Company's operating income, before payment of executive bonuses, for such year.

       (i) Cash Incentive Award. The Cash Incentive Award for Participants the Committee regards as likely to be regarded as Covered Employees shall be based on achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 10.4(b), and may be based on such criteria for any other Participant. The Committee may specify the amount of the individual Cash Incentive Award as a percentage of any such business criteria, a percentage thereof in excess of a threshold amount, or another amount which need not bear a strictly mathematical relationship to such relationship criteria. The Committee may establish an Cash Incentive Award pool that includes Participants the Committee regards likely to be regarded as Covered Employees, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Cash Incentive Awards. The amount of the Cash Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 10.4(b) hereof in the given performance period, as specified by the Committee. The Committee may specify the amount of the Cash Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

       (ii) Potential Cash Incentive Awards. Not later than the date required or permitted for "qualified performance-based compensation" under Code Section 162(m), the Committee shall determine the Participants who will potentially receive Cash Incentive Awards for the specified year, quarter or other period, either as individual Cash Incentive Awards or out of an Cash Incentive Award pool established by such date and the amount or method for determining the amount of the individual Cash Incentive Award or the amount of such Participant's portion of the Cash Incentive Award pool or the individual Cash Incentive Award.

       (iii) Payout of Cash Incentive Awards. After the end of the specified year, quarter or other period, as the case may be, the Committee shall determine the amount, if any, of potential individual Cash Incentive Award otherwise payable to a Participant, the Cash Incentive Award pool and the maximum amount of potential Cash Incentive Award payable to each Participant in the Cash Incentive Award pool. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Cash Incentive Award shall be increased or reduced from the amount of his or her potential Cash Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Cash Incentive Award intended to qualify under Code Section 162(m). The Committee shall specify the circumstances in which an Cash Incentive Award shall be paid or forfeited in the event of Termination of Employment by the Participant or a Change in Control prior to the end of the period for measuring performance or the payout of such Cash Incentive Award, and other terms relating to such Cash Incentive Award in accordance with the Plan. Upon the completion of the measuring period and the determination of the right to payment and the amount, the Committee shall direct the Committee to make payment.

     (d) Written Determinations. All determinations by the Committee as to the establishment of performance goals and the potential Performance Awards or Cash Incentive Awards related to such performance goals and as to the achievement of performance goals relating to such Awards, the amount of any Cash Incentive Award pool and the amount of final Cash Incentive Awards, shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards or Cash Incentive Awards.


                                     F-1-16

                                   ARTICLE XI

             PROVISIONS APPLICABLE TO STOCK ACQUIRED UNDER THE PLAN

   11.1 Limited Transfer During Offering. In the event there is an effective registration statement under the Securities Act pursuant to which shares of Common Stock shall be offered for sale in an underwritten offering, a Participant shall not, during the period requested by the underwriters managing the registered public offering, effect any public sale or distribution of shares received directly or indirectly pursuant to an exercise of an Award.

   11.2 Committee Discretion. The Committee may in its sole discretion include in any Agreement an obligation that the Company purchase a Participant's shares of Common Stock received upon the exercise of an Award (including the purchase of any unexercised Awards which have not expired), or may obligate a Participant to sell shares of Common Stock to the Company, upon such terms and conditions as the Committee may determine and set forth in an Agreement. The provisions of this Article XI shall be construed by the Committee in its sole discretion, and shall be subject to such other terms and conditions as the Committee may from time to time determine. Notwithstanding any provision herein to the contrary, the Company may upon determination by the Committee assign its right to purchase shares of Common Stock under this Article XI, whereupon the assignee of such right shall have all the rights, duties and obligations of the Company with respect to purchase of the shares of Common Stock.

   11.3 No Company Obligation. None of the Company, an Affiliate or the Committee shall have any duty or obligation to disclose affirmatively to a record or beneficial holder of Common Stock or an Award, and such holder shall have no right to be advised of, any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise of an Award or the Company's purchase of Common Stock or an Award from such holder in accordance with the terms hereof.

                                  ARTICLE XII

                          CHANGE IN CONTROL PROVISIONS

   12.1 Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in an Agreement, in the event of a Change in Control (as defined in Section 12.2):

     (a) Any Stock Appreciation Rights and Stock Options outstanding as of the date of such Change in Control and not then exercisable shall become fully exercisable to the full extent of the original grant;

     (b) The restrictions and deferral limitations applicable to any Restricted Stock, Deferred Stock or other Award shall lapse, and such Restricted Stock, Deferred Stock or other Award shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

     (c) The performance goals and other conditions with respect to any outstanding Performance Award or Cash Incentive Award shall be deemed to have been satisfied in full, and such Award shall be fully distributable, if and to the extent provided by the Committee in the Agreement relating to such Award or otherwise, notwithstanding that the Award may not be fully deductible to the Company under Section 162(m) of the Code.

     (d) The Committee shall have full discretion, notwithstanding anything herein or in an Award Agreement to the contrary, to do any or all of the following with respect to an outstanding Award:

       (1) To cause any Award to be cancelled, provided notice of at least 15 days thereof is provided before the date of cancellation;

       (2) To provide that the securities of another entity be substituted hereunder for the Common Stock and to make equitable adjustment with respect thereto;

                                     F-1-17

       (3) To grant the Participant by giving notice during a pre-set period to surrender all or part of a stock-based Award to the Company and to receive cash in an amount equal to the amount by which the "Change in Control Price" (as defined in Section 12.3) per share of Common Stock on the date of such election shall exceed the amount which the Participant must pay to exercise the Award per share of Common Stock under the Award (the "Spread") multiplied by the number of shares of Common Stock granted under the Award;

       (4) To require the assumption of the obligation of the Company under the Plan subject to appropriate adjustment; and

       (5) To take any other action the Committee determines to take.

   12.2 Definition of Change in Control. For purposes of this Plan, a "Change in Control" shall be deemed to have occurred if (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than the greater of (i) fifty percent (50%) of the combined voting power of the Company's then outstanding securities or (ii) the percentage of the combined voting power of the Company's then outstanding securities which equals (A) ten percent (10%) plus (B) the percentage of the combined voting power of the Company's outstanding securities held by such corporation, person or entity on the Effective Date; (b)(i) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation other than a majority-owned subsidiary of the Company, or to sell or otherwise dispose of all or substantially all of the Company's assets, and (ii) the persons who were the members of the Board of Directors of the Company prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof; (c) the stockholders of the Company approve a plan of liquidation of the Company; or (d) within any period of 24 consecutive months, persons who were members of the Board of Directors of the Company immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board of Directors of the Company immediately prior to such 24-month period and who constituted a majority of the Board of Directors of the Company at the time of such election, cease to constitute a majority of the Board.

   12.3 Change in Control Price. For purposes of the Plan, "Change in Control Price" means the higher of (a) the highest reported sales price of a share of Common Stock in any transaction reported on the principal exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (b) if the Change in Control is the result of a tender or exchange offer, merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company (in each case a "Corporate Transaction"), the highest price per share of Common Stock paid in such Corporate Transaction, except that, in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, such price shall be based only on the Fair Market Value of the Common Stock on the date any such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such Corporate Transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Committee.

                                  ARTICLE XIII

                                 MISCELLANEOUS

   13.1 Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would (a) impair the rights of a Participant under a Stock Option, Stock Appreciation Right, Restricted Stock Award or Deferred Stock Award theretofore granted without the Participant's consent, excep t such an amendment (a) made to avoid an expense charge to

                                     F-1-18
the Company or an Affiliate, (b) made to cause the Plan to qualify for the exemption provided by Rule 16b-3, (c) to prevent the Plan from being disqualified from the exemption provided by Rule 16b-3, or (d) made to permit the Company or an Affiliate a deduction under the Code. In addition, no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by law or agreement.

   The Committee may amend the Plan at any time subject to the same limitations (and exceptions to limitations) as applied to the Board and further subject to any approval or limitations the Board may impose.

   The Committee may amend the terms of any Award or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without the Participant's consent or reduce an Option Price, except such an amendment made to cause the Plan or Award to qualify for the exemption provided by Rule 16b-3, avoid an expense charge to the Company or an Affiliate or qualify for a deduction.

   Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval. Notwithstanding anything in the Plan to the contrary, if any right under this Plan would cause a transaction to be ineligible for pooling of interest accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Committee may modify or adjust the right so that pooling of interest accounting is available.

   13.2 Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any subsidiary, in which the Fair Market Value of Common Stock subject to the Award is equivalent in value to the cash compensation, or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Common Stock minus the value of the cash compensation surrendered.

   13.3 Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Agreement, payments to be made by the Company or an Affiliate upon the exercise of an Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Common Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Common Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 13.1 of the Plan) or permitted at the election of the Participant. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the granting or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Common Stock.

   13.4 Status of Awards Under Code Section 162(m). On and after the date
Section 162(m) of the Code applies to Awards, it is the intent of the Company that Awards granted to persons who are Covered Employees within the meaning of Code Section 162(m) shall constitute "qualified performance-based compensation" satisfying the requirements of Code Section 162(m). Accordingly, the provisions of the Plan shall be interpreted in a manner consistent with Code Section 162(m) after the date Section 162(m) is applicable. If any provision

                                     F-1-19
of the Plan or any agreement relating to such an Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

   13.5 Unfunded Status of Plan; Limits on Transferability. It is intended that the Plan be an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan. Unless otherwise provided in this Plan or in an Agreement, no Award shall be subject to the claims of Participant's creditors and no Award may be transferred, assigned, alienated or encumbered in any way other than by will or the laws of descent and distribution or to a Representative upon the death of the Participant.

   13.6 General Provisions.

     (a) Representation. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

     (b) No Additional Obligation. Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting other or additional compensation arrangements for its employees.

     (c) Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount required in order for the Company or an Affiliate to obtain a current deduction. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement provided that any applicable requirements under Section 16 of the Exchange Act are satisfied. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. If the Participant disposes of shares of Common Stock acquired pursuant to an Incentive Stock Option in any transaction considered to be a disqualifying transaction under the Code, the Participant must give written notice of such transfer and the Company shall have the right to deduct any taxes required by law to be withheld from any amounts otherwise payable to the Participant. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, provided that any applicable requirements under Section 16 of the Exchange Act are satisfied. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

     (d) Reinvestment. The reinvestment of dividends in additional Deferred or Restricted Stock at the time of any dividend payment shall be permissible only if sufficient shares of Common Stock are available under the Plan for such reinvestment (taking into account then outstanding Options and other Awards).

     (e) Representation. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a Representative to whom any amounts payable in the event of the Participant's death are to be paid.

     (f) Controlling Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Illinois (other than its law respecting choice

                                     F-1-20
  of law) except to the extent the General Corporation Law of the State of Delaware would be mandatorily applicable. The Plan shall be construed to comply with all applicable law and to avoid liability to the Company, an Affiliate or a Participant, including, without limitation, liability under
  Section 16(b) of the Exchange Act.

     (g) Offset. Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any shares of Common Stock, cash or other thing of value under this Plan or an Agreement to be transferred to the Participant, and no shares of Common Stock, cash or other thing of value under this Plan or an Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

     (h) Fail Safe. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or Rule 16a-1(c)(3), as applicable. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 or Rule 16a-1(c)(3) to be stated herein, such provision (other than one relating to eligibility requirements or the price and amount of Awards) shall be deemed to be incorporated by reference into the Plan with respect to Participants subject to Section 16.

     (i) Capitalization. The grant of an Award shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidation, dissolve, liquidate or sell or transfer all or any part of its business or assets.

   13.7 Mitigation of Excise Tax. Subject to any agreement with the Participant, if any payment or right accruing to a Participant under this Plan (without the application of this Section 13.7), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate ("Total Payments"), would constitute a "parachute payment" (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Committee in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 13.7 shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only Federal income taxes.

   13.8 Rights with Respect to Continuance of Employment. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract. The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant's employment or service as existed prior to the individual's becoming a Participant in this Plan.

   13.9 Awards in Substitution for Awards Granted by Other Corporations. Awards may be granted under the Plan from time to time in substitution for awards in respect of other plans of other entities. The terms and

                                     F-1-21
conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

   13.10 Procedure for Adoption. Any Affiliate of the Company may by resolution of such Affiliate's board of directors, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, adopt the Plan for the benefit of its employees as of the date specified in the board resolution.

   13.11 Procedure for Withdrawal. Any Affiliate, which has adopted the Plan may, by resolution of the board of directors of such Affiliate, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, terminate its adoption of the Plan.

   13.12 Delay. If at the time a Participant accrues a right under the Plan, the Participant is subject to "short-swing" liability under Section 16 of the Exchange Act, any time period provided for under the Plan or an Agreement to the extent necessary to avoid the imposition of liability shall be suspended and delayed during the period the Participant would be subject to such liability, but not more than six (6) months and one (1) day and not to exceed the Option Period, or the period for exercise of a Stock Appreciation Right as provided in the Agreement, whichever is shorter. The Company shall have the right to suspend or delay any time period described in the Plan or an Agreement if the Committee shall determine that the action may constitute a violation of any law or result in liability under any law to the Company, an Affiliate or a stockholder of the Company until such time as the action required or permitted shall not constitute a violation of law or result in liability to the Company, an Affiliate or a stockholder of the Company. The Committee shall have the discretion to suspend the application of the provisions of the Plan required solely to comply with Rule 16b-3 if the Committee shall determine that Rule 16b- 3 does not apply to the Plan or any Participant.

   13.13 Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

   13.14 Severability. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

   13.15 Successors and Assigns. This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant's heirs, legal representatives and successors.

   13.16 Entire Agreement. This Plan and the Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and the Agreement, the terms and conditions of this Plan shall control.

   Executed effective May 29, 1996.

                                             THE LEAP GROUP, INC.

                                                   /s/ R. Steven Lutterbach
                                             By: ______________________________
                                                Name: R. Steven Lutterbach

                                                Title:Chief Executive Officer

                                     F-1-22

                                FIRST AMENDMENT

   This First Amendment (the "Amendment") to The Leap Group, Inc. Employee Incentive Compensation Plan (the "Plan") is hereby established by The Leap Group, Inc. (the "Company"), effective as of June 3, 1997.

   Whereas, the Board of Directors and stockholders of the Company have approved an amendment to the Plan which would increase the number of shares of Common Stock available for issuance thereunder from 2,000,000 to 3,500,000;

   The first sentence of Section 4.1 of the Plan is hereby amended to delete the number "2,000,000" therein and replace it with the number "3,500,000".

   Following this Amendment, the Plan shall remain in full force and effect as amended hereby.

   IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer on this third day of June, 1997.

                                             THE LEAP GROUP, INC.

                                                  /s/ Frederick Smith
                                             By: ______________________________
                                                Name: Frederick Smith

                                                Title:Chief Operating Officer

                                     F-1-23

                                SECOND AMENDMENT

   This Second Amendment (the "Amendment") to The Leap Group, Inc. Employee Incentive Compensation Plan (the "Plan") is hereby established by Leapnet, Inc. (the "Company"), effective as of June 15, 1999.

   Whereas, the Board of Directors and stockholders of the Company have approved an amendment to the Plan which would increase the number of shares of Common Stock available for issuance thereunder from 3,500,000 to 5,000,000;

   The first sentence of Section 4.1 of the Plan is hereby amended to delete the number "3,500,000" therein and replace it with the number "5,000,000".

   Following this Amendment, the Plan shall remain in full force and effect as amended hereby.

   IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer on this fifteenth day of June, 1999.

                                             LEAPNET, INC.

                                                  /s/ Frederick Smith
                                             By: ______________________________
                                                Name: Frederick Smith

                                                Title:Chief Executive Officer

                                     F-1-24

                                                                    Appendix F-2

                                AMENDMENT NO. 3
                                       TO
                               THE LEAPNET, INC.
                      EMPLOYEE INCENTIVE COMPENSATION PLAN

   This Third Amendment (the "Amendment") to The Leap Group, Inc. Employee Incentive Compensation Plan (the "Plan") is hereby established by Leapnet, Inc.
(the "Company"), effective as of       , 2000.

   Whereas, the Board of Directors and stockholders of the Company have approved an amendment to the Plan which would increase the number of shares of Common Stock available for issuance thereunder from 5,000,000 to 10,000,000;

   The first sentence of Section 4.1 of the Plan is hereby amended to delete the number "5,000,000" therein and replace it with the number "10,000,000".

   Following this Amendment, the Plan shall remain in full force and effect as amended hereby.

   IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by
its duly authorized officer on this         day of      , 2000.

                                          LEAPNET, INC.

                                          By: _________________________________
                                          Frederick A. Smith
                                          Chief Executive Officer

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification Of Directors And Officers

   Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(4) for any transaction from which the director derived an improper personal benefit. Leapnet's Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

   Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

   Leapnet's Certificate of Incorporation, which is incorporated by reference into this Registration Statement, provides indemnification of directors and officers of Leapnet to the fullest extent permitted by the DGCL.

Item 21. Exhibits And Financial Statement Schedules

   (a) Exhibits

       Exhibit No.                          Exhibit
       -----------                          -------
              2.1    Agreement and Plan of Merger, dated as of January
                     27, 2000, by and between Leapnet, Brassie
                     Corporation and SPR (included as Appendix A to the
                     joint proxy statement/prospectus filed as part of
                     this registration statement)./1/
             *3.1    Amended and Restated Certificate of Incorporation of
                     Leapnet.
             *3.2    Amended and Restated Bylaws of Leapnet.
             *4.1    Specimen Stock Certificate Representing Common
                     Stock.
              4.2    Form of Leapnet Stockholder Agreement (included as
                     Appendix D1 to the joint proxy statement/prospectus
                     filed as part of this registration statement)./1/
              4.3    Form of Leapnet Stockholder Agreement (included as
                     Appendix D2 to the joint proxy statement/prospectus
                     filed as part of this registration statement)./1/
              4.4    Form of SPR Stockholder Agreement (included as
                     Appendix E to the joint proxy statement/prospectus
                     filed as part of this registration statement)./1/

       Exhibit No.                          Exhibit
       -----------                          -------
              5.1    Opinion of Morrison & Foerster LLP.
              8.1    Opinion of Winston & Strawn.
         ****10.1    Line of Credit Agreement, dated November 5, 1997,
                     between YAR Communications, Inc. and The Chase
                     Manhattan Bank (a.k.a. The Chemical Bank).
        *****10.2    Mortgage Agreement, dated January 27, 1998, between
                     The Leap Partnership, Inc. and Alliance Banking
                     Company.
          ***10.3    Revolving Credit Agreement, dated January 30, 1998,
                     by and between the Company and Manufacturers Bank,
                     for a line of credit up to $8,000,000, and related
                     documentation.
        *****10.3a   Second Loan Modification Agreement, dated January
                     30, 1998, between The Leap Group, Inc. and
                     Manufacturer's Bank.
           **10.4    The Leap Group, Inc. Employee Incentive Compensation
                     Plan (included as Appendix F-1 to the joint proxy
                     statement/prospectus filed as a part of this
                     Registration Statement).
             10.4a   Form of Amendment to Employee Incentive Compensation
                     Plan (included as Appendix F2 to the joint proxy
                     statement/prospectus filed as a part of this
                     registration statement).
           **10.5    The Leap Group, Inc. Non-employee Directors' Stock
                     Option Plan.
           **10.6    The Leap Group, Inc. Employee Stock Purchase Plan.
           **10.7    The Leap Group, Inc. Amended and Restated 1996 Stock
                     Option Plan.
       ******10.8    Employment Agreement dated March 12, 1999 by and
                     between Leapnet and Frederick Smith.
            *10.9    Form of Indemnification Agreement.
       ******10.10   Promissory Note, dated February 24, 1999, issued by
                     Leapnet (formerly known as The Leap Group, Inc.) to
                     American National Bank and Trust Company of Chicago
                     ("ANB").
       ******10.11   Agreement Containing Financial Covenants, dated
                     February 24, 1999, between Leapnet and ANB.
       ******10.12   Continuing Pledge Agreement, dated February 24,
                     1999, between Leapnet and ANB.
      *******10.13   Installment Note, dated June 29, 1999, issued by
                     Quantum Leap Communications, Inc. ("QLC"), a wholly
                     owned subsidiary of Leapnet, to American National
                     Bank and Trust Company of Chicago ("ANB").
      *******10.14   Mortgage Agreement, dated June 29, 1999, between QLC
                     and ANB.
      *******10.15   Security Agreement, dated June 29, 1999, between QLC
                     and ANB.
      *******10.16   Guaranty Agreement, dated June 29, 1999, between QLC
                     and ANB.
      *******10.17   Second Amendment, dated June 15, 1999, to Leapnet's
                     (formerly "The Leap Group, Inc.") Employee Incentive
                     Compensation Plan.

       Exhibit No.                          Exhibit
       -----------                          -------
      *******10.18   Real Estate Sale Contract, Unit 1, dated May 27,
                     1999, between QLC and FTI, Inc.
      *******10.19   Real Estate Sale Contract, Unit 2, dated May 27,
                     1999, between QLC and FTI, Inc.
      *******10.20   Real Estate Sale Contract, Unit 3, dated May 27,
                     1999, between QLC and NanoFast, Inc.
      *******10.21   Real Estate Sale Contract, Unit 4, dated May 27,
                     1999, between QLC and FTI, Inc.
     ********10.22   Promissory Note, dated November 10, 1999, issued by
                     QLC, a wholly owned subsidiary of Leapnet to
                     American National Bank and Trust Company of Chicago
                     ("ANB").
     ********10.23   Cross-Collateralization and Cross-Default Agreement,
                     dated November 10, 1999, between QLC and ANB.
       ******21.     Subsidiaries of Leapnet.
             23.1    Consent of Arthur Andersen LLP, independent public
                     accountants./1/
             23.2    Consent of Arthur Andersen LLP, independent public
                     accountants./1/
             23.3    Consent of Morrison & Foerster LLP (included in
                     their opinion filed as Exhibit 5).
             23.4    Consent of Winston & Strawn (included in their
                     opinion filed as Exhibit 8).
             23.5    Consent of SG Cowen Securities Corporation./1/
             23.6    Consent of Legg Mason Wood Walker, Incorporated./1/
             23.7    Consent of Arthur Andersen LLP, independent public
                     accountants.
             23.8    Consent of Arthur Andersen LLP, independent public
                     accountants.
             99.1    Form of proxy of Leapnet, Inc.
             99.2    Form of proxy of SPR Inc.

--------

/1/Previously filed with the Securities and Exchange Commission (the "SEC") as an Exhibit to Leapnet's Registration Statement on Form S-4 (File No. 333-31470) and incorporated herein by reference.

        *Previously filed with the SEC as an Exhibit to Leapnet's Registration Statement on Form S-1 (File No. 333-050501) as amended, and incorporated herein by reference.
       **Previously filed with the SEC as an Exhibit to Leapnet's Registration Statement on Form S-8 (File No. 333-24389), and incorporated herein by reference.
      ***Previously filed on May 1, 1997 as an Exhibit to the Annual Report on
       Form 10-K and incorporated herein by reference.
     ****Previously filed on December 15, 1997 as an Exhibit to the Quarterly
       Report on Form 10-Q for the Quarter ended October 31, 1997 and incorporated herein by reference.
    *****Previously filed on May 1, 1998 as an Exhibit to the Annual Report on
       Form 10-K and incorporated herein by reference.
   ******Previously filed on April 30, 1999 as an Exhibit to the Annual Report on Form 10-K and incorporated herein by reference.
  *******Previously filed on June 10, 1999 as an Exhibit to the Quarterly
       Report on Form 10-Q for the Quarter ended April 30, 1999 and incorporated herein by reference.
 ********Previously filed on September 14, 1999 as an Exhibit to the Quarterly
       Report on Form 10-Q for the Quarter ended July 31, 1999 and incorporated herein by reference.
*********Previously filed on December 14, 1999 as an Exhibit to the Quarterly
       Report on Form 10-Q for the Quarter ended October 31, 1999 and incorporated herein by reference.

ITEM 22. Undertakings.

   (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (3) The undersigned Registrant undertakes that every prospectus: (a) that is filed pursuant to paragraph (2) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

   (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (7) The undersigned Registrant hereby undertakes: To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 23, 2000.

                                          LEAPNET INC.

                                                 /s/ Frederick A. Smith
                                          By: _________________________________
                                                     Frederick A. Smith
                                              Chairman of the Board and Chief
                                                     Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities on March 23, 2000.

                 Signature                                     Title
                 ---------                                     -----


        /s/ Frederick A. Smith              Chairman of the Board,
___________________________________________   Chief Executive Officer and Director
            Frederick A. Smith                (Principal Financial and Accounting
                                              Officer)

                    *                       Director
___________________________________________
            Gregory J. Garville

                   *                        Director
___________________________________________
               John G. Keane

                   *                        Director
___________________________________________
             Charles J. Ruder

                   *                        President and Director
___________________________________________
            Thomas R. Sharbaugh

                   *                        Director
___________________________________________
                George Gier

   *pursuant to power of attorney